 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-293217
3,673,638 Common Shares
Pre-Funded Warrants to Purchase 770,807 Common Shares
LIBERTY DEFENSE HOLDINGS, LTD.

This is the initial public offering in the United States of 3,673,638 common shares, no par value (each, a “Common Share” and collectively, “Common Shares”) of Liberty Defense Holdings, Ltd., a British Columbia corporation (the “Company”), in a firm commitment underwritten offering. The initial public offering price is US$4.50 per Common Share.
We also offered to certain purchasers whose purchase of Common Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding Common Shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants (each, a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) to purchase 770,807 Common Shares, in lieu of Common Shares. The initial public offering price of each Pre-Funded Warrant will be equal to the price at which one Common Share is sold to the public in this offering, minus US$0.0001, and the initial exercise price of each Pre-Funded Warrant will be US$0.0001 per Common Share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sold, the number of Common Shares we offered was decreased on a one-for-one basis.
We are also registering the Common Shares issuable from time to time upon exercise of the Pre-Funded Warrants. We collectively refer to the Common Shares and the Pre-Funded Warrants offered hereby, and the Common Shares underlying the Pre-Funded Warrants, as the “securities.”
Our Common Shares are currently listed on the TSX Venture Exchange (the “TSXV”) under the symbol “SCAN,” quoted on the OTCQB® Venture Market (the “OTCQB”) under the symbol of “LDDFF” and listed on the Frankfurt Stock Exchange (the “FSE”) under the symbol of “4XS.” Our Common Shares have been approved for listing on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DETX,” and are expected to commence trading on Nasdaq on April 22, 2026. We have notified the TSXV of this offering, but no assurance can be given that the TSXV will conditionally approve this offering. It is a condition precedent to the underwriter’s obligation to purchase the Common Shares offered hereby that the TSXV approves the listing of our Common Shares. Accordingly, if the TSXV does not approve the listing of our Common Shares, we may not be able to proceed with this offering on the anticipated timeline or at all. There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited.
In connection with our application to list our Common Shares on Nasdaq, on March 13, 2026, we effected a one for forty-five (1-for-45) share consolidation of our Common Shares (the “Share Consolidation”). Accordingly, all shareholders of record at the opening of business on March 13, 2026 received one issued and outstanding post-Share Consolidation Common Share in exchange for 45 outstanding pre-Share Consolidation Common Shares. Unless otherwise noted, the historical share and per share information in this prospectus, including in our financial statements and related notes included elsewhere in this prospectus, reflects the Share Consolidation. See “Recent Developments — Share Consolidation” beginning on page 9 for more information regarding the Share Consolidation.
On April 20, 2026, the closing price of our Common Shares was C$6.21 on the TSXV, US$4.54 on the OTCQB and €3.74 on the FSE, after giving effect to the Share Consolidation.
The actual initial public offering price per Common Share was not determined by any particular formula but was rather determined through negotiations between us and the underwriter at the time of pricing.
We are an “emerging growth company” and a “foreign private issuer” as defined under United States federal securities laws and may elect to comply with reduced public company reporting requirements. See “Implications of Being an Emerging Growth Company” beginning on page 9 and “Foreign Private Issuer Status” beginning on page 10 of this prospectus for more information.
Investing in our securities involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying our securities.
Neither the United States Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Common Share		Per Pre-Funded Warrant		Total
Initial public offering price	US$	4.50	US$	4.4999	US$	19,999,925
Underwriting discounts and commissions(1)	US$	0.36	US$	0.3600	US$	1,599,994
Proceeds, before expenses, to us(2)	US$	4.14	US$	4.1399	US$	18,399,931

(1)
See “Underwriting” on page 124 for additional information regarding underwriting compensation.

(2)
The amount of the proceeds to us presented in this table does not give effect to the exercise, if any, of the Pre-Funded Warrants.

We have granted a 30-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional 666,666 Common Shares, representing 15% of the combined Common Shares and Pre-Funded Warrants sold in this offering, at the initial public offering price, less the underwriting discounts payable by us, solely to cover over-allotments, if any.
The underwriter expects to deliver the Common Shares (excluding Common Shares issuable upon the exercise of Pre-Funded Warrants offered hereby) and the Pre-Funded Warrants to the investors on or about April 23, 2026, subject to the satisfaction of all closing conditions, including the receipt of all necessary approvals from the TSXV.
Benchmark, a StoneX Company
The date of this prospectus is April 21, 2026.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the “SEC”). You should read this prospectus carefully. This prospectus contains important information you should consider when making your investment decision.
Neither we nor the underwriter has authorized anyone to provide any information or to make any representations other than the information contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by or on our behalf or to which we may have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriter have not authorized any other person to provide you with different or additional information. Neither we nor the underwriter is making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the securities in any circumstances under which such offer or solicitation is unlawful.
For investors outside the United States: Neither we nor the underwriter has done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of securities and the distribution of this prospectus outside the United States.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants may have been accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Except as otherwise indicated, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Liberty Defense Holdings, Ltd. and its consolidated subsidiaries.
Enforceability of Civil Liabilities
We are incorporated under the laws of British Columbia. Some of our directors and officers, and the experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and a portion of our assets are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because some of our directors and officers reside outside the United States and all or a substantial portion of their assets and a portion of our assets are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that United States investors will be able to enforce against us, our directors and officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.
Market, Industry and Other Data
This prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources.
In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Forward-Looking Statements.”
Trademarks
We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we or the applicable licensor to these trademarks, trade names and service marks will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
Presentation of Financial Information
Unless otherwise indicated, the audited consolidated financial statements and related notes included in this prospectus have been prepared in accordance with the International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). None of the audited consolidated financial statements in this prospectus were prepared in accordance with U.S. generally accepted accounting principles. Our functional currency is the Canadian dollar, which is the currency of the primary economic environment in which we operate. However, our consolidated financial statements are presented in U.S. dollars.
Exchange Rates
In this prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in U.S. dollars and are referred to as “US$.” Canadian dollars are referred to as “C$.” The following table sets out, for the periods indicated, the high, low, and period end indicative rates of exchange for US$1.00 expressed in Canadian dollars as published by the Bank of Canada.
	Nine months ended September 30, 2025 (C$)	Year ended December 31, 2024 (C$)	Year ended December 31, 2023 (C$)
As of end of period	1.3921	1.4389	1.3226
Low for the period	1.3575	1.3316	1.3128
High for the period	1.3941	1.4416	1.3875
Average rate for the period	1.3773	1.3698	1.3497
On April 20, 2026, the daily average exchange rate for Canadian dollars in terms of the U.S. dollar, as quoted by the Bank of Canada, was US$1.00 = C$1.366.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus constitute forward-looking information or forward-looking statements under applicable securities laws. These statements relate to future events or to our future performance, business prospects or opportunities. All statements other than statements of historical fact may be forward-looking statements. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “seek,” “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “forecast,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe” and similar expressions) are not statements of historical fact and may be “forward-looking statements.”
Examples of forward-looking information in this prospectus include, but are not limited to, statements in respect of: the acceptance by our customers and the marketplace of new technologies and solutions; our ability to attract new customers; our ability to attract and retain personnel; our competitive position and our expectations regarding competition; our ability to comply with our debt service obligations and related covenants; anticipated trends and challenges in our business and the markets in which we operate; development, production, commercialization and sales of our HEXWAVE™ product; maintenance, development and commercialization of existing third party partner relationships; regulatory changes; and our ability to achieve the various development and commercial milestones within our estimated timeframe or at all.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: limited operating history; history of losses; negative cash flow for the foreseeable future; interruptions to or failures of our infrastructure; uncertainties and assumptions in our revenue forecasts; changes in technology and evolving standards of the security industries; defects or disruptions in our proposed products and services; risks related to loss or infringement of our intellectual property or our infringement of intellectual property belonging to third parties; our dependence on key personnel and the risk of conflicts of interest; competition in our industry; market price volatility of the Common Shares; global economic, political and financial market conditions; failure to manage our growth successfully; our ability to pay dividends; third‑party credit risks; currency exchange rate fluctuations; risks related to future dilution and liquidity of the Common Shares; reliance on third parties; reliance on a limited number of products, reliance on development of a prototype; failure to raise additional capital; reliance on permits, certifications and licenses; and failure to meet timelines.
We believe that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this prospectus should not be unduly relied upon. These statements speak only as of the date of this prospectus and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Actual results may differ materially from those expressed or implied by such forward-looking statements.

PROSPECTUS SUMMARY
This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in our securities.
Company Overview
We are an emerging leader in artificial intelligence (“AI”)-based contactless security technology for detecting concealed metallic and non-metallic weapons and threats. Our mission is protecting communities and preserving peace of mind through superior security detection solutions, while simultaneously increasing ease of travel and convenience for security at major checkpoints. In furtherance of this mission, we offer two separate security screening solutions: our HEXWAVE™ system and our High-Definition Advanced Imaging Technology Upgrade Kit (“HD-AIT Upgrade Kit”).
HEXWAVE™
Our flagship HEXWAVE™ system uses millimeter wave (“MMW”), advanced three-dimensional (“3D”) imaging, and AI to detect concealed metallic and non-metallic weapons, including traditional metallic guns and knives as well as more novel threats such as liquid, plastic, and powder explosives, 3D printed guns, and other prohibited items — without having to remove common items like cell phones or keys. The system allows for rapid, automated screening using a high throughput, contactless, walkthrough portal, alleviating many of the shortcomings of legacy metal detector-based screening processes. We believe HEXWAVE™ can empower gathering spaces to address the chronic epidemic of mass shootings and terrorist attacks, as well as emerging risks such as 3D printed weapons, in a cost-effective manner while improving the visitor experience. We believe the most promising market opportunities for HEXWAVE™ are certain verticals in the urban security market and in aviation employee screening.
HEXWAVE™’s contactless, 3D-imaging and AI-enabled screening technology represents a new generation of technology for our target security screening markets which, according to Future Market Insights Inc., is currently a US$11 billion market opportunity and is forecasted to reach US$22.4 billion by 2036, representing a 7.5% compounded annual growth rate (“CAGR”). These markets are based primarily on legacy metal detectors and inefficient processes. This legacy approach presents numerous operational problems and hidden costs, including frequent false alarms caused by the inability to distinguish between dangerous weapons and harmless items. Persistent false alarms often require visitors to undergo a cumbersome resolution process, including emptying of pockets and pat downs that are error-prone, labor and cost-intensive, intrusive, and unpleasant. This also creates long wait times, dangerous crowding, and numerous opportunities for weapons to slip through undetected. The net result is less effective security, unhappy visitors, and stressful working conditions for employees, many of whom may be hire-for-the-day contractors. As a result, venues and facilities in the urban security market generally have faced a choice between operating largely unprotected against random acts of violence (i.e., without security screening) or using systems that significantly impede the flow of customers into and within business facilities.
Unlike traditional walk-through metal detectors, HEXWAVE™ uses advanced sensors, 3D image reconstruction and AI software to reliably detect dangerous weapons while ignoring harmless items like keys, wallets, cell phones and jackets. This means that visitors can walk through HEXWAVE™ without stopping, without removing items from their pockets. HEXWAVE™ significantly reduces the number of false alarms, allowing security staff to focus their attention on high probability threats and increase customer throughput.
We believe that the increasing frequency and severity of violent incidents in public venues is prompting both businesses and governments to adopt more proactive and scalable security screening solutions. This shift is creating a growing, market-driven need for effective, efficient and non-invasive detection technologies that can be broadly deployed across both public and private settings. As a result, we believe that we are well-positioned to become a market leader in the rapidly growing market for next-generation urban security screening technologies.
HEXWAVE™ is currently in early commercial deployment. For the nine months ended September  30, 2025 and the year ended December 31, 2024, we have generated approximately US$0.91 million and US$1.01 million, respectively, in revenue from sales of HEXWAVE™ to early-adopter customers mainly in North America. These include deliveries to customers in the stadium, transportation, and government facility sectors. HEXWAVE™ is not yet in full-scale mass production, and we continue to focus on optimizing unit economics, reducing production costs, and enhancing system performance through ongoing engineering and supply chain improvements.
Our marketing and sales activities to date have included participation in major security and public safety trade shows, targeted pilot programs at customer venues, and direct sales outreach to key sectors. We are actively expanding our commercial team and building channel partnerships to support broader market rollout in 2026.
For a description of the HEXWAVE™ system, including the AI technology it incorporates, see “Business —  Our Products — HEXWAVE™.”
HD-AIT Upgrade Kit
Our HD-AIT Upgrade Kit is being developed pursuant to contracts awarded by the U.S. Transportation Security Administration (“TSA”) to create a solution to aging high-definition advanced imaging technology (“HD-AIT”) systems currently in use in airports throughout North America. The TSA has announced plans to upgrade over 1,000 body scanners installed at U.S. airports over the next five years, which we believe creates a near-term market opportunity representing approximately US$125 million of potential revenue, based on a target sales price of US$125,000 per HD-AIT Upgrade Kit unit. In addition, we believe there is global demand for similar upgrades to installed base systems internationally.
As of the date of this prospectus, the HD-AIT Upgrade Kit remains in the product development and TSA certification phase and has not yet been commercialized. In August 2025, we delivered our first unit to the TSA for formal evaluation and testing at the Transportation Security Lab. In December 2025, the TSA exercised its contract option for the completion of design improvements to the HD-AIT Upgrade Kit. Initial commercial sales are anticipated in 2026, subject to successful completion of the TSA’s certification process.
For a description of the HD-AIT Upgrade Kit, see “Business — Our Products — HD-AIT Upgrade Kit.”
Recent Developments
Preliminary Estimates of our Results of Operations as of and for the year ended December 31, 2025
Set forth below are certain preliminary estimates of our results of operations as of and for the year ended December 31, 2025 as compared to our historical results of operations as of and for the year ended December 31, 2024. The preliminary estimates are based only on currently available information and do not present all necessary information for an understanding of our results of operations as of and for the year ended December 31, 2025. We have provided a range, rather than a specific amount, for the preliminary estimates primarily because our financial closing procedures as of and for the year ended December 31, 2025 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates.
The preliminary estimates set forth below have been prepared by and are the responsibility of management. Davidson & Company LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimates and does not express any opinion or any other form of assurance with respect thereto. There can be no assurance that our final results will not differ from the preliminary estimates. Any such changes could be material. Therefore, you should not place undue reliance on the preliminary estimates or assume that they are indicative of what our results for the year ended December 31, 2025 or any future period will be. We expect to complete our financial statements for the year ended December 31, 2025 subsequent to the completion of this offering. The preliminary estimates should be read together with “Forward-Looking Statements,” “Risk Factors” and our financial statements and related notes included in the registration statement of which this prospectus forms a part.
We estimate that as of and for the year ended December 31, 2025:
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our cash will be between US$0.3 million and US$0.4 million, as compared to approximately US$1.2 million as of December 31, 2024;

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our total revenue will be between US$1.76 million and US$2.0 million, as compared to approximately US$2.4 million for the year ended December 31, 2024;

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our total cost of revenue will be between US$3.3 million and US$4.0 million, as compared to approximately US$4.1 million for the year ended December 31, 2024;

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our total operating expenses will be between US$11.5 million and US$12.0 million, as compared to approximately US$5.8 million for the year ended December 31, 2024; and

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our net loss will be between US$12.8 million and US$14.5 million, as compared to approximately US$8.8 million for the year ended December 31, 2024.

Our total revenue for the nine months ended September 30, 2025 was approximately US$1.76 million, and the preliminary estimate of total revenue for the year ended December 31, 2025 reflects limited revenue expected to be recognized during the fourth quarter of 2025, primarily due to the timing of customer orders, product deliveries, customer acceptance and contract milestone activity, which were lower in the fourth quarter than in earlier periods of 2025.
Share Consolidation
On March 13, 2026, we effected the Share Consolidation of our Common Shares at a ratio of 1-for-45.
Following the Share Consolidation, each 45 of our outstanding pre-Share Consolidation Common Shares were automatically converted into one issued and outstanding post-Share Consolidation Common Share, without any change in par value per share. No fractional Common Shares were issued in connection with the Share Consolidation. Any fractional Common Shares remaining post-Share Consolidation that were less than one-half of a Common Share were cancelled, and each fractional Common Share that was at least one-half of a Common Share was changed to one whole Common Share. Our Common Shares began trading on the TSXV, OTCQB and FSE on an adjusted basis giving effect to the Share Consolidation on March 13, 2026.
The Share Consolidation was intended, among other reasons, to allow us to achieve the requisite increase in the market price of our Common Shares to be in compliance with Nasdaq’s minimum bid price requirement of US$4.00 per share for initial listing.
Unless otherwise noted, the historical share and per share information in this prospectus, including in our financial statements and related notes included elsewhere in this prospectus, reflects the Share Consolidation.
Implications of Being an Emerging Growth Company
As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include:
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reduced executive compensation disclosure;

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exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

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an exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) in the assessment of the emerging growth company’s internal control over financial reporting.

We have elected to take advantage of these reduced reporting and other requirements. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Shares that are held by non-affiliates exceeds US$700 million. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.
Foreign Private Issuer Status
We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:
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we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

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for interim reporting, we are permitted to comply solely with our home country requirements, which may be less rigorous than the rules that apply to domestic public companies;

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we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

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we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

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we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

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we are not required to comply with Section 16(b) of the Exchange Act establishing insider liability for profits realized from any “short-swing” trading transaction.

Corporate Information
We are a corporation domiciled in Canada and were incorporated under the Business Corporations Act (Ontario) on June 8, 2012. On July 27, 2020, we continued our jurisdiction of incorporation from Ontario to British Columbia and are now governed by the Business Corporations Act (British Columbia) (the “BCBCA”). Our headquarters and corporate office is located at 187 Ballardvale Street, Suite 110, Wilmington, Massachusetts 01887. Our registered office is located at Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 4N7. Our internet site is www.libertydefense.com; our telephone number is 1.888.617.7226. Information contained on, or available through, our internet site does not constitute part of, and is not deemed incorporated by reference into, this prospectus, and investors should not consider any such information as part of this prospectus.
Risk Factors
Our business is subject to a number of risks which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our securities. These risks include but are not limited to the following:
Risks Relating to Our Business
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We are an early-stage company with a limited operating history.

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We have a history of losses and may not achieve or maintain profitability in the future.

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We currently have negative operating cash flows, a working capital deficit, and a history of losses, and these conditions raise substantial doubt about our ability to continue as a going concern.

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We may not be able to achieve milestones on the expected timeframe or at all, which may impair our ability to execute our business plan.

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Our independent registered public accountants have identified material weaknesses in our internal control over financial reporting. If we fail to remediate such material weaknesses, identify additional material weaknesses in the future or otherwise fail to continue to design, implement and maintain effective internal control over financial reporting, we may not be able to report our financial results accurately.

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We may not maintain adequate internal controls over financial processes and reporting.

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A significant portion of our business depends on sales to government agencies, which is subject to a number of challenges and risks.

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Our ability to generate future revenue and profits largely relies on increased production and cost reduction of HEXWAVE.

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The HD-AIT Upgrade Kit may not achieve TSA certification within our expected timeline, or at all, which could delay commercialization and expected revenue.

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Our reliance on a limited number of products may subject us to greater risk with regard to changes in customer preference.

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Rapid technological change could result in obsolescence or short product life cycles of our products.

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If the weapons detection technology market fails to grow or grows more slowly than we currently anticipate, our business would be negatively affected.

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Failure to achieve forecasted revenue may affect our operating results.

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If our products fail or are perceived to fail to detect threats such as a firearm or other potential weapon or explosive device, or if our products contain undetected errors or defects, these failures or errors could result in injury or loss of life, which could harm our brand and reputation and have an adverse effect on our business and results of operations.

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We rely on certain license agreements for key technology incorporated into our products, which contain termination and other provisions that could materially and adversely affect our business.

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We rely upon a limited number of third parties for manufacturing, shipping, transportation, logistics, marketing and sales of our products.

Risks Relating to Market Conditions
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Our business is impacted by worldwide economic conditions.

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Deterioration of economic conditions or weakening in credit or capital markets may have a material adverse effect on our business, results of operations and financial condition.

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We cannot predict the consequences of current or future geopolitical events, but they may adversely affect the markets in which we operate and our results of operations.

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Tariffs and related retaliatory tariffs may impact trade between the United States and foreign countries and could increase our manufacturing costs, adversely affect our margins and delivery timelines and impact our ability to compete in applicable markets.

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Any disruption at our places of business due to natural and manmade disasters could delay revenues and increase our expenses.

Risks Relating to Legal Proceedings and Regulatory Compliance
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Our operating results may be harmed if we are not in compliance with various local, provincial and federal tax laws.

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Our business and operations expose us to numerous legal and regulatory requirements, and any violation of these requirements could harm our business.

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Investigations, audits, claims, disputes, enforcement actions, litigation, arbitration, or other legal proceedings could require us to pay potentially large damage awards or penalties and could be costly to defend, which would adversely affect our cash balances and profitability, and could damage our reputation.

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Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Risks Relating to Our Financial Condition
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We face substantial capital requirements and may fail to raise additional capital.

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The issuance of debt could impair our ability to obtain additional financing.

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We are dependent on the Parabilis Credit Facilities, which are short-term, contain restrictive covenants, and include lender remedies that could materially harm us if triggered.

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We have granted competing security interests in substantially all the assets of Liberty Defense Technologies, Inc., our wholly owned subsidiary, which could materially adversely affect us.

Risks Relating to this Offering and Ownership of Our Securities
•
You will experience immediate and substantial dilution if you purchase Common Shares in this offering.

•
There is no liquid public market for our Common Shares in the United States and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.

•
The liquidity of our Common Shares may be decreased as a result of the Share Consolidation.

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Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

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We will need to raise additional financing in the future which may dilute our share capital.

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We have no operating experience as a publicly traded company in the United States.

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We will incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.

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We may not receive requisite approval from the TSXV on our anticipated timeline or at all, and even if such approvals are received, our inability to comply with Nasdaq’s continued listing requirements could result in our Common Shares being delisted, which could affect the market price and liquidity of our securities and reduce our ability to raise capital.

•
There is no public market for the Pre-Funded Warrants.

•
Our Common Shares have in the past and may in the future experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

THE OFFERING
Issuer	Liberty Defense Holdings, Ltd.
Common Shares offered by us	3,673,638 Common Shares.
Pre-Funded Warrants offered by us	We also offered to certain purchasers whose purchase of Common Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding Common Shares immediately following the consummation of this offering, 770,807 Pre-Funded Warrants, in lieu of Common Shares. The purchase price of each Pre-Funded Warrant will be equal to the price at which one Common Share is sold to the public in this offering, minus US$0.0001, and the initial exercise price of each Pre-Funded Warrant will be US$0.0001 per Common Share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sold, the number of Common Shares we offered was decreased on a one-for-one basis. We are registering the Common Shares issuable from time to time upon exercise of the Pre-Funded Warrants. See “Description of Securities to be Registered — Pre-Funded Warrants.
Initial public offering price	US$4.50 per Common Share and US$4.4999 per Pre-Funded Warrant
Over-Allotment Option	We have granted a 30-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional 666,666 Common Shares, representing 15% of the Common Shares and Pre-Funded Warrants sold in this offering, at the initial public offering price, less the underwriting discounts payable by us, solely to cover over-allotments, if any (the “Over-Allotment Option”).
Common Shares to be outstanding after this offering(1)	5,657,941 Common Shares (or 6,324,607 Common Shares if the underwriter exercises the Over-Allotment Option in full), assuming no exercise of the Pre-Funded Warrants offered hereby.
Listing	Our Common Shares have been approved for listing on Nasdaq under the symbol “DETX,” and are expected to commence trading on Nasdaq on April 22, 2026.

Our Common Shares are also listed on the TSXV under the symbol “SCAN,” quoted on the OTCQB under the symbol of “LDDFF” and listed on the FSE under the symbol of “4XS.” In connection with our listing on Nasdaq, our Common Shares will no longer be quoted on the OTCQB.
There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately US$17.0 million (or US$19.8 million if the underwriter exercises the Over-Allotment Option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including commercialization of our HD-AIT Upgrade Kit, business development activities associated with the sale of HEXWAVE™ and recurring engineering and cost reduction efforts for next generation HEXWAVE™. In addition, we may be required to use a portion of the net proceeds from this offering to repay amounts owed under the Parabilis Credit Facilities and/or to Viken, which would reduce the funds available for working capital and other general corporate purposes. See “Risk Factors — Risks Relating to our Financial Condition — We have granted competing security interests in substantially all the assets of Liberty Defense Technologies, Inc., our wholly owned subsidiary, which could materially adversely affect us.” We have not allocated specific amounts of net proceeds for any of these purposes. See “Use of Proceeds” for additional information.
Lock-up	We and our directors and executive officers have agreed, subject to certain exceptions, not to sell or otherwise dispose of Common Shares or any securities convertible into or exchangeable for Common Shares for a period of one hundred eighty (180) days after the date hereof without the prior written consent of the underwriter. See “Underwriting” for additional information.
Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before investing in our securities.

(1)
The number of our Common Shares to be outstanding after this offering is based on 1,984,303 Common Shares issued and outstanding as of April 20, 2026, and excludes, as of that date, the following:

•
108,990 Common Shares issuable upon exercise of outstanding stock options, with a weighted average exercise price of C$32.35 per share, under our Omnibus Long-Term Incentive Plan, as amended;

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811,442 Common Shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of C$33.75 per share;

•
770,807 Common Shares issuable upon exercise of the Pre-Funded Warrants offered hereby; and

•
14,865 Common Shares issuable upon exercise of outstanding restricted share units (“RSUs”).

Except as otherwise noted, all information contained in this prospectus assumes:
•
no exercise of the Over-Allotment Option;

•
no exercise of our outstanding options or warrants; and

•
no exercise of the Pre-Funded Warrants offered hereby.

Approval of the listing of our Common Shares on Nasdaq required us to take certain actions in order to comply with the initial listing requirements under Nasdaq Listing Rules 5505(a) and 5505(b)(1), including the Share Consolidation, in order to meet the minimum bid price of US$4.00 per share.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
The following tables set forth our summary historical consolidated financial information. You should read the summary historical consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the summary historical consolidated financial information for the years ended December 31, 2024 and 2023 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary historical consolidated financial information as of and for the three and nine months ended September 30, 2025 and 2024 from our amended and restated unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with IFRS and are presented in U.S. dollars. Our historical results are not necessarily indicative of the results that should be expected in any future period.
	Year Ended December 31, (Audited)
Consolidated Statements of Loss and Comprehensive Loss:	2024 US$	2023 US$
Revenue
HEXWAVE™ revenue	1,013,546	120,000
Contract revenue	1,425,000	1,372,557
Total revenue	2,438,546	1,492,557
Cost of revenue
HEXWAVE™ cost of revenue	2,033,498	1,546,040
Contract cost of revenue	2,081,971	1,163,211
Total cost of revenue	4,115,469	2,709,251
Gross loss	(1,676,923)	(1,216,694)
Engineering, Research and Development and General and Administrative Expenses	5,756,941	7,890,649
Other expenses (income)	1,411,299	261,700
Net loss	(8,845,163)	(9,369,043)
Other comprehensive loss	192,175	31,598
Total loss and comprehensive loss	(8,652,988)	(9,337,445)
Weighted average number of Common Shares outstanding – basic and diluted	381,350	284,812
Basic and diluted loss per share	(23.19)	(32.90)
	Nine Months Ended September 30, (Unaudited)
Consolidated Statements of Loss and Comprehensive Loss:	2025 US$	2024 US$
Revenue
HEXWAVE™ revenue	909,407	1,447,532
Contract revenue	854,849	1,250,000
Total revenue	1,764,256	2,697,532
Cost of revenue
HEXWAVE™ cost of revenue	2,112,884	2,408,789
Contract cost of revenue	1,493,636	1,796,912
Total cost of revenue	3,606,520	4,205,701
Gross loss	(1,842,264)	(1,508,169)
Development and General and Administrative Expenses	8,160,104	4,343,864
Other expenses	507,838	577,694

	Nine Months Ended September 30, (Unaudited)
Consolidated Statements of Loss and Comprehensive Loss:	2025 US$	2024 US$
Net loss	(10,510,206)	(6,429,727)
Other comprehensive loss	112,660	113,547
Total comprehensive loss	(10,397,546)	(6,316,180)
Weighted average number of Common Shares outstanding – basic and diluted	1,234,756	356,379
Basic and diluted loss per share	(8.51)	(18.04)

	Year Ended December 31, (Audited)
Consolidated Statements of Cash Flows:	2024 US$	2023 US$
Cash used in operating activities	(6,469,264)	(5,537,021)
Cash used in investing activities	(121,217)	(221,095)
Cash provided by financing activities	7,781,755	5,069,546
Effect of foreign exchange rate changes on cash	(39,008)	12,060
	Nine Months Ended September 30, (Unaudited)
Consolidated Statements of Cash Flows:	2025 US$	2024 US$
Cash used in operating activities	(8,379,896)	(3,072,818)
Cash used in investing activities	(176,498)	(125,206)
Cash provided by financing activities	7,931,412	3,474,239
Effect of foreign exchange rate changes on cash	112,660	113,338
	As of September 30, 2025 (Unaudited)
Consolidated Statements of Financial Position:	Actual US$	As adjusted(1) US$	As further adjusted(2) US$
Cash	640,907	2,543,900	19,550,039
Total assets	6,754,164	8,657,157	25,663,296
Total liabilities	8,584,552	8,584,552	8,584,552
Deficit	(56,835,418)	(56,835,418)	(56,835,418)
Total shareholders’ (deficiency) equity	(1,830,388)	72,605	17,078,744

(1)
The as adjusted column gives effect to the issuance of 176,482 and 87,627 Common Shares pursuant to non-brokered private placements on December 31, 2025 and January 15, 2026, respectively, and our receipt of net proceeds therefrom.

(2)
The as further adjusted column gives effect to the issuance and sale by us in this offering of 3,673,638 Common Shares and 770,807 Pre-Funded Warrants at the initial public offering price of US$4.50 per Common Share and US$4.4999 per Pre-Funded Warrant, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS
You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described below and elsewhere in this prospectus. See “Forward Looking Statements.”
Risks Relating to Our Business
We are an early-stage company with a limited operating history.
We are an early-stage company with a limited operating history. We have generated limited revenue from contract awards and sales of our products. As such, we are subject to many risks, including under-capitalization, cash shortages, and limitations with respect to personnel, financial and other resources and the lack of revenue. There is no assurance that we will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of our early stage of operations. Our prospects must be considered speculative in light of the risks, expenses, and difficulties frequently encountered by companies in their early stages of operations, particularly in the highly competitive and rapidly evolving markets in which we operate. To attempt to address these risks, we must, among other things, successfully implement our business plan, marketing, and commercialization strategies, respond to competitive developments, and attract, retain, and motivate qualified personnel. A substantial risk is involved in investing in us because, as a smaller commercial enterprise that has fewer resources than an established company, our management may be more likely to make mistakes and may be more vulnerable operationally and financially to any mistakes that may be made, as well as to external factors beyond our control.
We have a history of losses and may not achieve or maintain profitability in the future.
We have a history of losses. We are not certain whether or when we will obtain a high enough volume of sales of our products to sustain or increase our growth or achieve or maintain profitability in the future and may continue to incur significant losses in the future. There is no guarantee that we will ever become profitable. Our ability to become profitable will depend largely on the timely productization of our products, coupled with securing timely, cost-effective outsourced manufacturing arrangements and marketing our products. There can be no assurance that any such events will occur or that we will ever become profitable. Even if we achieve profitability, we cannot predict the level of such profitability. If we sustain losses over an extended period of time, we may be unable to continue our business.
We currently have negative operating cash flows, a working capital deficit, and a history of losses, and these conditions raise substantial doubt about our ability to continue as a going concern.
We have incurred recurring losses and negative cash flows from operating activities since inception, and we expect to continue to incur significant operating losses for the foreseeable future as we seek to scale production of HEXWAVE™ and advance the development and commercialization of the HD-AIT Upgrade Kit. As of September 30, 2025 and December 31, 2024, we maintained a cash balance of approximately US$0.64 million and approximately US$1.2 million, respectively, and experienced a working capital deficiency of approximately US$4.5 million and approximately US$2.7 million, respectively. These conditions raise substantial doubt about our ability to continue as a going concern and as a result the audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that our significant losses and negative operating cash flows raise substantial doubt about the entity’s ability to continue as a going concern. Our ability to continue operations depends on our ability to raise additional capital and generate sufficient revenue in future periods. There is no assurance that additional financing will be available on acceptable terms or at all. If we are unable to raise the capital required to fund our operations or achieve positive cash flows, we may need to delay product development, reduce our operating plans, scale back commercialization activities, or take other actions that could materially and adversely affect our business, financial condition, and results of operations. For example, in early 2023, we instituted a company-wide furlough as a result of financial restraints.
We may not be able to achieve milestones on the expected timeframe or at all, which may impair our ability to execute our business plan.
The execution of our business plan poses many challenges and is based on a number of assumptions. There can be no assurance that milestones will be achieved by us within the expected timeframe or at all, which may impair our ability to execute our business plan. If we experience significant cost overruns, or if our business plan is more costly than we anticipate, certain activities may be delayed or eliminated, resulting in changes or delays to our current plans. Also, we may be compelled to secure additional funding (which may or may not be available or available at conditions unfavorable to us) to execute our business plan. We cannot predict with certainty our future revenues or results from our operations. If the assumptions on which our revenues or expenditures forecasts are based change, it may have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.
Our preliminary estimates of our results of operations as of and for the year ended December 31, 2025 represent management’s current estimates and are subject to change.
Our preliminary estimates of our results of operations as of and for the year ended December 31, 2025 contained in “Recent Developments — Preliminary Estimates of our Results of Operations as of and for the year ended December 31, 2025” represent only preliminary estimates and are based only on currently available information and do not represent all necessary information for an understanding of our results of operations as of and for the year ended December 31, 2025. Our financial closing procedures as of and for the year ended December 31, 2025 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates. Such actual final results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. There can be no assurance that our actual final results will not differ from the preliminary estimates, and any such changes could be material. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimates and does not express any opinion or any other form of assurance with respect thereto. See the other risks described in this section and “Forward-Looking Statements” for additional information regarding factors that could result in differences between these preliminary estimates and the actual final results we will report as of and for the year ended December 31, 2025.
Our independent registered public accountants have identified material weaknesses in our internal control over financial reporting. If we fail to remediate such material weaknesses, identify additional material weaknesses in the future or otherwise fail to continue to design, implement and maintain effective internal control over financial reporting, we may not be able to report our financial results accurately.
Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A “material weakness” is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected by the company’s internal controls on a timely basis.
Our independent registered public accountants have identified material weaknesses in our internal control over financial reporting in connection with the audit of our fiscal year 2024 consolidated financial statements. The material weaknesses primarily relate to (i) not preparing a formal assessment with references to relevant IFRS for impairment of inventory to net realizable values, rights of returns, allocation of deferred contract revenue costs and warranty provisions, (ii) not performing a timely and detailed review of standard costs implemented in the accounting system including overhead allocation to support the accuracy and completeness of standard costs, (iii) not having an effective process in place to ensure that account reconciliations and reviews were performed, (iv) only requiring single approval for check disbursements and (v) not preparing a formal assessment with reference to competing security interests granted in various arrangements, including the Parabilis Credit Facilities and the distribution agreement with Viken. See “ — Risks Relating to Our Financial Condition — We have granted competing security interests in substantially all the assets of Liberty Defense Technologies, Inc., our whollyowned subsidiary, which could materially adversely affect us.”
We have taken steps to remediate these material weaknesses and the underlying causes of such material weaknesses, including (i) establishing quarterly reviews following IFRS guidance on net realizable value calculations, deferred contract revenue costs, warranty provisions and a formal assessment of impaired inventory, (ii) following detailed procedures to review standard costing in a timely manner, (iii) improving our process to review and reconcile all asset and liability accounts with supporting reconciliation working papers, (iv) implementing a two-signature requirement for all checks written, and (v) implementing a policy to prepare analyses of security interests granted in our arrangements and ensuring a formal review is completed over all material agreements to ensure compliance with IFRS disclosure requirements.
While we are working to remediate our material weaknesses as quickly and efficiently as possible, we cannot at this time provide an estimate of the costs we expect to incur or the expected timeline in connection with implementing our remediation plan. These remediation measures may be time-consuming and costly, and might place significant demands on our financial and operational resources. If we are unable to successfully remediate our material weaknesses, identify additional material weaknesses in the future or otherwise fail to continue to design, implement and maintain effective internal control over financial reporting, our financial statements could contain material misstatements, which could result in a failure to meet our future reporting obligations, reduce the market’s confidence in our consolidated financial statements, materially adversely affect the trading price of the Common Shares and restrict our future access to the capital markets.
We may not maintain adequate internal controls over financial processes and reporting.
Effective internal controls are necessary for us to provide reliable financial reports and to help prevent fraud. Although we will undertake a number of procedures and will implement a number of safeguards, in each case, in order to help ensure the reliability of our financial reports, including those imposed on us under
Canadian and U.S. securities law, we cannot be certain that such measures will ensure that we will maintain adequate control over financial processes and reporting. For example, we amended and restated our interim condensed consolidated financial statements for the three and nine months ended September 30, 2025 in accordance with section 4.4 of the National Instrument 51-102 Continuous Disclosure Obligations to incorporate certain changes following the identification of certain errors. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations.
A significant portion of our business depends on sales to government agencies, which is subject to a number of challenges and risks.
We derive a significant portion of our revenue from contracts with government agencies, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. Sales to government agencies are subject to a number of challenges and risks. Selling to government agencies can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Government demand and payment for our solutions may also be impacted by changes in fiscal or contracting policies, changes in government programs or applicable requirements, the adoption of new laws or regulations or changes to existing laws or regulations, public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. Accordingly, increasing sales of our products to government entities may be more challenging than selling to commercial organizations, especially given extensive certification, compliance, clearance, and security requirements. In addition, we have experienced delays in TSA contract revenue projects, as well as in additional contract line items that the TSA had planned to exercise in 2025 and 2026. Further delays could have an adverse effect on our business, results of operations, financial condition, and growth prospects.
For example, in 2023, the TSA issued a mandate called “TSA-NA-23-02,” which required airports to begin conducting random physical screenings of aviation workers entering certain terminal access points,

starting in late September 2023. This presented us with an opportunity to provide advanced security screening solutions in the U.S. aviation worker screening market. However, a group of municipalities and airports challenged the 2023 TSA mandate (City of Billings, et al. v. Transportation Security Administration et al.), arguing that the U.S. federal government lacked authority to command state and local governments to enforce federal regulations, that the TSA was required to provide public notice of the new rule and allow for public comment under the Administrative Procedure Act (the “APA”), and that the rule unlawfully compelled local officials to implement a federal scheme. In August 2025, the U.S. Court of Appeals for the D.C. Circuit found that the TSA failed to comply with the notice and comment requirements in accordance with the APA. The court stayed issuance of its order until the TSA either completes an appropriate rulemaking process or decides to forgo the rule. As of the date of this prospectus, it is uncertain whether the TSA will decide to follow proper rulemaking procedures or will determine that the requirements are not necessary. If the court determines that the TSA has not taken acceptable steps to remediate the rulemaking or if the TSA’s mandate is abandoned, or if other similar events or activities impact our successful procurement of government contracts, it could have an adverse effect on our business, results of operations, financial condition, and growth prospects.
Our ability to generate future revenue and profits largely relies on increased production and cost reduction of HEXWAVE™.
Our ability to generate future revenue or achieve or sustain profitable operations is largely dependent on our ability to increase production and reduce costs of HEXWAVE™. Successfully mass producing HEXWAVE™ in a cost-efficient manner may take several years and significant financial resources, and we may not achieve this objective. If we experience difficulties in the production process, such as capacity constraints, quality control problems or other disruptions, we may not be able to mass produce HEXWAVE™ at acceptable costs, which would adversely affect our ability to effectively compete in the market. A failure by us to achieve a low-cost structure through economies of scale or improvements in manufacturing processes would have a material adverse effect on our business, prospects, results of operations and financial condition.
The HD-AIT Upgrade Kit may not achieve TSA certification within our expected timeline, or at all, which could delay commercialization and expected revenue.
We expect to gain a second stream of revenue through commercialization of the HD-AIT Upgrade Kit. Commercialization of the HD-AIT Upgrade Kit depends on obtaining certification from the TSA. Although we delivered a unit to the TSA for evaluation and testing at the Transportation Security Lab in August 2025, the evaluation, testing, and certification processes are complex, iterative, and inherently uncertain. Certification may take longer than we anticipate, may require design or software modifications, or may not be granted at all. In December 2025, the TSA exercised its contract option for the completion of design improvements to the HD-AIT Upgrade Kit. Initial commercial sales are anticipated in 2026, subject to successful completion of the TSA’s certification process. Any delay or failure to obtain TSA certification could materially delay or prevent commercialization of the HD-AIT Upgrade Kit, limit our ability to compete for airport security opportunities, and adversely affect our projected revenue and growth strategy.
The addressable markets for our HEXWAVE™ system and HD-AIT Upgrade Kit may be materially smaller than we currently estimate, and regulatory, technical, adoption and procurement uncertainties could adversely affect our revenue potential and ability to achieve profitability.
Our market opportunity estimates for our HEXWAVE™ system and our HD-AIT Upgrade Kit are based on assumptions from industry knowledge, public sources and internal analyses, including expected regulatory requirements, the number and type of systems customers may procure, adoption rates in largely unregulated venues, interoperability with legacy infrastructure and anticipated performance. These assumptions may prove inaccurate or change. Regulatory mandates may be delayed, modified or invalidated, customers may adopt alternative technologies or purchase fewer systems than we expect, certifications may take longer or require additional capabilities, funding and procurement cycles may be constrained, and performance, integration or throughput requirements may differ from our expectations. If the actual addressable markets for our solutions are smaller than we anticipate or our assumptions prove incorrect, our revenues could be materially limited and we may be unable to achieve or maintain profitability, which could cause the value of our securities to decline significantly.
Our reliance on a limited number of products may subject us to greater risk with regard to changes in customer preference.
We are currently substantially dependent on HEXWAVE™ as our primary product. In addition, we anticipate that sales of the HD-AIT Upgrade Kit will commence in 2026, subject to successful completion of the TSA’s certification process, which will supplement the revenue of HEXWAVE™ for 2026 and beyond. As a result of our reliance on a limited number of products, factors such as changes in customer preferences may have a disproportionately greater impact on us than if we derived significant revenue from multiple lines of products. There can be no assurance that our products will attain or maintain long-term customer appeal. If customer interest in our technology in general declines, or if there is increased competition in the market for active millimeter wave imaging technology, we may experience a significant loss of sales, cancellation of orders from customers, loss of customers, excess inventories, inventory markdowns and deterioration of our brand image, and lower revenues and gross and operating margins as a result of price reductions and may be forced to liquidate excess inventories at a discount, any or all of which would have a material adverse impact on our operating results and growth prospects.
The sales potential of HEXWAVE™ is still at an early commercial stage and we have yet to commence commercial sales of the HD-AIT Upgrade Kit. The ongoing and future demand for our products and solutions, in existing and target industries, is yet to be fully established and is uncertain. There is a risk that we may not be able to obtain and maintain market share or that there is insufficient demand for our products for revenue to be sustainable. Our future performance will be dependent on our ability to design, develop, manufacture, assemble, test, market and support our current products, as well as to continue developing new products and enhancing our current products, in a timely and cost effect manner on behalf of our customers.
Rapid technological change could result in obsolescence or short product life cycles of our products.
Our business is subject to rapid technological changes and evolving industry standards, which could result in product obsolescence or short product life cycles. Failure to keep up with such changes may adversely affect our business. Accordingly, our success is dependent upon our ability to anticipate technological changes in the industries we serve and to successfully identify, obtain, develop and market new products that satisfy evolving industry requirements. Our business depends on the success of HEXWAVE™, which is our primary product. There can be no assurance that we will successfully develop new products or enhance and improve our existing products or that any new products and enhanced and improved existing products will achieve market acceptance. Further, there can be no assurance that competitors will not market products that have perceived advantages over our products, or which render the products currently sold by us obsolete or less marketable. We are subject to the risks of companies operating in the active threat detection business. The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. As a result, an investment in our shares is highly speculative and only suitable for investors who recognize the high risks involved and can afford a total loss of investment.
If the weapons detection technology market fails to grow or grows more slowly than we currently anticipate, our business would be negatively affected.
We believe our future success will depend in large part on the growth, if any, in the market for weapons detection technology utilizing artificial intelligence. This market is new and rapidly evolving, and as such, it is difficult to predict important market trends, including our potential growth, if any. If this market fails to grow or grows more slowly than we currently anticipate, our business would be negatively affected. While we believe our products address customer needs, the acceptance of our products may be delayed or not materialize. Our revenues and possible profits will depend upon, among other things, our ability to successfully market our products to customers. To date, we have focused on markets that we believe are most likely to adopt our technology. However, there is no assurance that we will be successful in these markets or will be able to expand beyond these markets in the long term.

To date, enterprise and corporate security budgets have allocated a majority of dollars to conventional security solutions, such as walk-through metal detectors. Organizations that use these security products may be satisfied with them or slow to adapt to technical advances and, as a result, these organizations may not adopt their solutions in addition to, or in lieu of, security products they currently use. Further, sophisticated attackers are skilled at adapting to new technologies and developing new methods of breaching organizations’ security systems, and changes in the nature of security threats could result in a shift in budgets away from products such as ours. In addition, while recent high visibility attacks at publicly and privately-owned venues have increased market awareness of mass shootings, terrorist or other attacks, if such attacks were to decline, or enterprises or governments perceived that the general level of attacks has declined, our ability to attract new customers and expand our sales to existing customers could be materially and adversely affected. If products such as ours are not viewed by organizations as necessary, or if customers do not recognize the benefit of our products as a critical element of an effective security strategy, our revenue may not grow as quickly as expected, or may decline, and the trading price of our shares could suffer. In addition, it is difficult to predict customer adoption and retention rates, customer demand for our products, the size and growth rate of the market for AI-based contactless security screening, the entry of competitive products or the success of existing competitive products. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our products and those of our competitors. If these products do not achieve widespread adoption or there is a reduction in demand for products in our market caused by a lack of customer acceptance, technological challenges, competing technologies or products, decreases in corporate spending, weakening economic conditions or otherwise, it could result in reduced customer orders, early terminations, reduced customer retention rates or decreased revenue, any of which would adversely affect our business operations and financial results. You should consider our business and prospects in light of the risks and difficulties we may encounter in this new and evolving market.
If we are unable to attract a sufficient number of new customers, we may be unable to generate revenue growth at the desired rates. The security solutions market is competitive and many of our competitors have substantial financial, personnel and other resources that they utilize to develop solutions and attract customers. As a result, it may be difficult for us to add new customers to our customer base. Competition in the marketplace may also lead us to win fewer new customers or result in us providing discounts and other commercial incentives. Additional factors that impact our ability to acquire new customers include the perceived need for AI-based contactless security solutions, the size of our prospective customers’ security budgets, the utility and efficacy of our existing and new products, whether proven or perceived, and general economic conditions. These factors may have a meaningful negative impact on future revenues and operating results.
Failure to achieve forecasted revenue may affect our operating results.
To commence commercialization of our technology, we may be required to make significant investments in operations. If our product trials are unsuccessful or our business does not develop as quickly as anticipated, or if there is a lack of demand for our products, we may be unable to offset these costs, and our operating results may be adversely affected as a result of high operating expenses, reduced margins, underutilization of capacity and asset impairment charges. Moreover, we must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry.
If our products fail or are perceived to fail to detect threats such as a firearm or other potential weapon or explosive device, or if our products contain undetected errors or defects, these failures or errors could result in injury or loss of life, which could harm our brand and reputation and have an adverse effect on our business and results of operations.
If our products fail or are perceived to fail to detect and prevent attacks or if our products fail to identify and respond to new and increasingly complex and unpredictable methods of attacks, our business and reputation may suffer. There is no guarantee that our products will detect and prevent all attacks, especially in light of the rapidly changing security landscape to which we must respond, as well as unique factors that may be present in our customers’ operating environments. Additionally, our products may falsely detect items that do not actually represent threats. These false positives may impair the perceived reliability of our products and may therefore adversely impact market acceptance of our products, and could result in negative publicity, loss of customers and sales and increased costs to remedy any problem.
Our products, which are complex, may also contain undetected errors or defects when first introduced or as new versions are released. These errors or defects may be found from time to time in the future in new or enhanced products after commercial release. Defects may result in increased vulnerability to attacks, cause our products to fail to detect security threats, or temporarily interrupt our products’ ability to screen visitors in a customer’s location. Any errors, defects, disruptions in service or other performance problems with our products may damage our customers’ business and could harm our reputation. If our products fail to detect security threats for any reason, we may incur significant costs, the attention of our key personnel could be diverted, our customers may delay or withhold payment to us or elect not to renew or cause other significant customer relations problems to arise. We may also be subject to liability claims for damages related to errors or defects in our products. For example, if our products fail to detect weapons or explosive devices that are subsequently used by terrorists to cause casualties at a high profile, public venue, our reputation could be significantly harmed. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products may harm our business and operating results. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation, divert management’s time and other resources, and harm our business and reputation.
If our customers are unable to implement our products successfully, or if we fail to effectively assist our customers in installing our products and provide effective ongoing support and training, customer perceptions of our products may be impaired, or our reputation and brand may suffer.
Our products are to be deployed in a wide variety of indoor and outdoor environments, including large venues with multiple entry points. If customers are unable to implement our products successfully, customer perceptions of our products may be impaired or our reputation and brand may suffer. Any failure by our customers to appropriately implement our products or any failure of our products to effectively integrate and operate within our customers’ operating environments could result in customer dissatisfaction, impact the perceived reliability of our products, result in negative press coverage, negatively affect our reputation and harm our financial results.
Successful deployment and operation of our products depends on the knowledge and skill of the customer security personnel charged with setting up, configuring, monitoring, and troubleshooting the equipment in their own environment. Many of our customers experience relatively high turnover in their security personnel, creating opportunities for knowledge and skill gaps that can result, and have resulted, in configuration or operational errors that allow prohibited threats into customer facilities. In these situations, customers can perceive, and have perceived, that our products have failed to perform as designed until and unless they have been able to demonstrate otherwise. There can be no assurance that we will successfully isolate and identify failures due to customer error in the future, and this could result in customer dissatisfaction, impact the perceived reliability of our products, result in negative press coverage, negatively affect our reputation and harm our financial results. The failure of our customers to correctly use our products, or our failure to effectively assist customers in installing our products and provide effective ongoing support and training, may result in an increase in the vulnerability of our customers’ facilities and visitors to security threats.
We may need to expand our customer success and support organizations. It can take significant time and resources to recruit, hire and train qualified technical support and service employees. We may not be able to keep up with demand, particularly if the sales of our products exceed our internal forecasts. To the extent that we are unsuccessful in hiring, training and retaining adequate support resources, our ability to provide adequate and timely support to our customers may be negatively impacted, and our customers’ satisfaction with our products may be adversely affected. Additionally, in unusual circumstances, if we were to need to rely on our sales engineers to provide post-sales support while we are growing our service organization, our sales productivity may be negatively impacted. Accordingly, our failure to provide satisfactory maintenance and technical support services could have a material and adverse effect on our business and results of operations.

We rely on certain license agreements for key technology incorporated into our products, which contain termination and other provisions that could materially and adversely affect our business.
Our products system incorporates technology licensed under license agreements with the Massachusetts Institute of Technology (“MIT” and such agreement, the “MIT License Agreement”) and Battelle Memorial Institute (“Battelle” and such agreement, the “Battelle License Agreement”). The agreements require us to meet certain development and commercial milestones and to comply with other ongoing obligations. MIT and Battelle have the right to terminate the applicable license agreement if we fail to meet those requirements or otherwise breach the terms of the license. For example, under the MIT License Agreement, MIT may terminate if any of our sublicensees challenges the licensed patent rights. If either license agreement is terminated, we could lose access to core technology that underpins our products system. This would likely result in significant delays in commercialization, increase our development costs, and harm our competitive position. We may also be unable to find a suitable replacement technology or enter into a new license agreement on commercially reasonable terms. Any such termination could materially adversely affect our business, results of operations, and financial condition.
Our licenses under the Battelle License Agreement are non-exclusive and Battelle is reserved significant rights, including the right to practice the licensed patents for research, development, teaching and educational purposes, to non-exclusively license the patents to nonprofit institutions for research, teaching and educational purposes, to grant exclusive licenses in fields and territories not licensed to us and to publish scientific and technical articles related to the patents. These retained rights could enable others to access or develop technology relevant to our products, reduce our competitive advantages or limit the scope of our exclusivity.
We are also subject to certain indemnification obligations under these licenses. These obligations could expose us to substantial defense costs and liabilities, including in connection with third-party claims. Further, our license agreements with MIT and Battelle do not include warranties from the applicable licensor regarding the validity, enforceability or non-infringement of the licensed patent rights or other assurances. If the licensed patent rights are found to be invalid, unenforceable or otherwise insufficient to protect our products, we would have limited or no recourse against the applicable licensor and may need to redesign our products, seek alternative technologies or incur additional costs, any of which could materially adversely affect our business, results of operations, and financial condition.
We may enter into license agreements from time to time in addition to the MIT License Agreement and the Battelle License Agreement, in which case similar or additional obligations, limitations and risks as those described above could apply.
Our products and services may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.
Our contactless security screening systems are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of those products or claims from customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error.
Further, our software is not designed to deliver, and TSA certification does not require, 100% detection of any and all concealed weapons or explosive devices. For this reason, or if our products malfunction, it is possible that weapons or explosive material could pass undetected through our screening systems, which could lead to product liability claims. There are also many other factors beyond our control that could lead to liability claims, such as the reliability and competence of the customer’s operators and the training of the operators. Such liability claims are likely to exceed any product liability insurance that we may have obtained.
The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.

If we do not successfully anticipate market needs and enhance our existing products or develop new products that meet those needs on a timely basis, we may not be able to compete effectively and our ability to generate revenues will suffer.
Our customers face evolving security risks, which require them to adapt to increasingly complex infrastructures that incorporate a variety of security solutions. We face significant challenges in ensuring that our products effectively identify and respond to these security risks without disrupting the performance of our customers’ infrastructures. As a result, we must continually modify and improve our products in response to changes in our customers’ infrastructures.
We cannot guarantee that we will be able to anticipate future market needs and opportunities or be able to develop product enhancements or new products to meet such needs or opportunities in a timely manner, if at all. Even if we are able to anticipate, develop and commercially introduce enhancements and new products, there can be no assurance that enhancements or new products will achieve widespread market acceptance.
New products, as well as enhancements to our existing products, could fail to attain sufficient market acceptance for many reasons, including:
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delays in releasing new products, or product enhancements;

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failure to accurately predict market demand and to supply products that meet this demand in a timely fashion;

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inability to protect against new types of attacks or techniques used by terrorists or other sources of threats;

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defects in our products, errors or failures of our products;

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negative publicity or perceptions about the performance or effectiveness of our products;

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introduction or anticipated introduction of competing products by our competitors;

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installation, configuration or usage errors by our customers; and

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easing or changing of regulatory requirements related to security.

If we fail to anticipate market requirements or fail to develop and introduce product enhancements or new products to meet those needs in a timely manner, it could cause us to lose existing customers and prevent the gain of new customers, which would significantly harm our business, financial condition and results of operations.
While we continue to invest significant resources in research and development to ensure that our products continue to address the security risks that our customers face, the introduction of products embodying new technologies could also render our existing products or services obsolete or less attractive to customers. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.
We may experience delays in product sales due to limitations in our internal marketing, sales and distribution capabilities.
In order to successfully commercialize our products, we must continue to develop our internal marketing, sales and distribution team. The continued development of our marketing, sales and distribution infrastructure will require substantial resources, which may divert the attention of our management and key personnel and defer our product development and commercialization efforts.
Additionally, in marketing, selling and distributing our products, we would likely compete with companies that currently have extensive and well-funded marketing, sales and distribution operations. Despite our marketing, sales and distribution efforts, we may be unable to compete successfully against these companies.

In the event we fail to develop substantial internal marketing, sales and distribution channels, we will experience delays in product sales, which could have a material adverse effect on our prospects, results of operations, financial condition and cash flows.
We rely on distributors as a channel to market and sell our products. Termination of a substantial number of our distributor relationships or an increase in a distributor’s sales of our competitors’ products could have a material adverse effect on our business, financial condition, results of operations or cash flows.
We depend on the services of a global distribution network based on certain exclusive and non-exclusive distributor relationships. Our distributors resell our products to our customers, for whom they are also responsible for installation, maintenance, and repair services, among others. While the use of distributors expands the reach and customer base for our products, the maintenance and administration of distributor relationships is costly and time-consuming. In addition, many of the agreements with our distributors are terminable by such distributors without cause. The loss of a substantial number of our distributors for any reason could have a material adverse effect on our business, financial condition, results of operations or cash flows. In certain international jurisdictions, distributors are conferred certain legal rights that could limit our ability to modify or terminate distribution relationships.
Many of the distributors with whom we transact business also offer competitors’ products and services to our customers. An increase in the distributors’ sales of our competitors’ products to our customers, or a decrease in the number of our products the distributor makes available for purchase, could have a material adverse effect on our business, financial condition, results of operations or cash flows.
We rely upon a limited number of third parties for manufacturing, shipping, transportation, logistics, marketing and sales of our products.
If the third parties on whom we rely do not properly, successfully or timely carry out their obligations, we may not be able to develop, obtain regulatory approval for, or commercialize our products, which in turn may adversely affect our financial performance. Our dependence on a limited number of third parties for services leaves us vulnerable due to our need to secure these parties’ services on favorable terms. Loss of, or an adverse effect on, any of our relationships or failure of any of the third parties to perform as expected could have a material and adverse effect on our business, sales, results of operations, financial condition, and reputation.
Our success depends on management and key personnel.
Our success will be dependent upon the ability, expertise, judgment, discretion and good faith of our senior management. While employment agreements are customarily used as the primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on business, operating results or financial condition. Our success further depends on the continued ability to identify, attract, retain, and motivate highly qualified management, clinical, and scientific personnel and to develop and maintain important relationships with leading academic institutions, companies, and thought leaders. Competition for highly skilled executives and other employees is high in this industry, especially from larger and better capitalized defense and security companies. We may not be successful in attracting and retaining such personnel. Failure to attract and retain qualified executive officers and other key employees could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows, and could impair our ability to perform our contractual obligations efficiently and timely meet our customers’ needs and win new business, which could adversely affect our future results. Even if we are able to identify and recruit a sufficient number of new hires, these new hires will require significant training before they achieve full productivity and they may not become productive as quickly as we would like, or at all.
Growth may cause pressure on our management and resources.
We expect to experience substantial growth in our business, which comes with growth-related risks including capacity constraints and pressure on our internal systems and controls. The anticipated growth may place significant demands on our management and operational and financial resources. We may not be able to provide the scale of operation necessary to meet the demands associated with our growth. As we grow, we will need to implement new systems and software to help run our operations. As our operations grow in size, scope and complexity, we will need to continue to improve and upgrade our systems and infrastructure to offer an increasing number of customers enhanced services, solutions and features. We may choose to commit significant financial, operational and technical resources in advance of an expected increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for existing and new customers, which could adversely affect our reputation and business. Our inability to deal with this growth may have a material adverse effect on our business, financial condition, results of operations and prospects.
We may acquire or invest in other companies or technologies in the future, which could divert management’s attention, fail to meet our expectations, result in additional dilution to our shareholders, increase expenses, disrupt our operations, or otherwise harm our operating results.
Our success will depend, in part, on our ability to expand our markets and grow our business in response to changing technologies, customer needs and competitive pressures. We may seek to grow our business by acquiring complementary businesses, solutions or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully, or to integrate such acquisitions with our current business. In addition, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of any company we acquire. The process of integrating an acquired business, technology, service or product into our company may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities. For one or more of those transactions, we may, among other things:
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issue additional equity securities that would dilute the holders of the Common Shares;

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use cash that we may need in the future to operate our business;

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incur debt on terms unfavorable to us or that we are unable to repay;

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incur large charges or expenses or assume substantial liabilities;

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incur unanticipated costs or liabilities associated with the acquisition;

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amortize expenses related to goodwill and other intangible assets;

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suffer inability to generate sufficient revenue to offset acquisition or investment costs;

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suffer inability to maintain relationships with customers and partners of the acquired business;

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experience a significant loss of management personnel during the transition period after a significant acquisition;

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experience delays in customer purchases due to uncertainty related to any acquisition;

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encounter difficulties retaining key employees of the acquired companies or integrating diverse software codes, accounting systems, personnel, operations or business cultures;

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encounter difficulties managing product development and commercialization following a technology acquisition or licensing; and

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become subject to adverse tax consequences, substantial depreciation or deferred compensation charges.

Acquisitions also increase the risk of unforeseen legal liability, including potential shareholder suits or potential violations of applicable law or industry rules and regulations, arising from prior or ongoing acts or omissions by the acquired businesses that are not discovered by due diligence during the acquisition process or new regulatory restrictions at the federal, state, or local levels. Generally, if an acquired business fails to meet our expectations, our operating results, business, and financial condition may suffer. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt. Any of these risks could materially adversely affect our business, results of operation and financial condition.
We currently have no understandings, commitments or agreements with respect to any material acquisition and no material acquisition is currently being pursued.
Diverting resources from product development to efforts associated with brand development of our company may adversely affect our financial condition.
We believe that continuing to strengthen our brand is critical to achieving widespread acceptance of our company, particularly in light of the competitive nature of our company’s market. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. In order to promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. There can be no assurance that brand promotion activities will yield increased revenues or that any such revenues would offset the expenses incurred by us in building our brand. If we fail to promote and maintain our brand or incur substantial expenses in an attempt to promote and maintain our brand or if our existing or future strategic relationships fail to promote our brand or increase brand awareness, our business, results of operations and financial condition would be materially adversely affected.
We are dependent on our suppliers for the maintenance and growth of our business.
We incorporate technology and components from third parties into our products. Our ability to compete and grow will be dependent on having access, at a reasonable cost and in a timely manner, to equipment, parts and components. No assurance can be given that we will be successful in maintaining our required supply of equipment, parts and components.
In particular, we rely on a single-source supplier, Analog Devices Inc. (“ADI”), for certain component parts used in HEXWAVE™. These components account for approximately 22% of our cost of goods sold for HEXWAVE™ and are considered safety-critical. We do not maintain a long-term purchase contract with ADI and currently procure these components through standard purchase orders. As a result, any delay, allocation, quality issue, shortage, or termination by ADI could require design modifications, re-testing, recertification, or alternative sourcing, any of which could materially disrupt our manufacturing process, delay production schedules, increase our costs, and adversely affect our ability to fulfill orders in a timely manner.
We have initiated efforts to evaluate potential design changes intended to reduce our dependency on ADI; however, these efforts are in early stages and due to the technical complexity of the components, a redesign and recertification of our hardware and software systems would be required, and we do not expect any alternate supply path to be commercially implemented before late 2026.
If we are unable to obtain necessary technology and components from third parties, including certain sole suppliers, we may be forced to acquire or develop alternative technology or components, which may require significant time, cost, and effort and may be of lower quality or performance standards. This would limit or delay our ability to offer new or competitive products and increase our costs of production. If alternative technology or components cannot be obtained or developed, we may not be able to offer certain functionality as part of our products, subscriptions, and services. As a result, our margins, market share and results of operations could be significantly harmed.
In addition, we cannot be certain that our suppliers and licensors are not infringing the intellectual property rights of third parties or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may sell our products. We may not be able to rely on indemnification obligations of third parties if some of our agreements with our suppliers and licensors may be terminated for convenience by them. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain such technology or enter into new agreements on commercially reasonable terms, our ability to develop and sell products, subscriptions, and services containing such technology could be severely limited, and our business could be harmed. Disputes with suppliers and licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, products, or offerings that include or incorporate the licensed intellectual property. Any such discontinuation or limitation could have a material and adverse impact on our business, financial condition, and results of operation.
Our directors, officers or members of management may have conflicts of interest.
There are potential conflicts of interest to which some of our directors, officers and/or insiders may be subject in connection with our operations. Some of the individuals who will be appointed as our directors or officers are also directors and/or officers of other reporting and non-reporting issuers. In addition, certain of our directors and officers have, in the past, entered into working capital loans with us, of which an aggregate of US$0 and US$74,657 was outstanding as of September 30, 2025 and December 31, 2024, respectively. As of the date of this prospectus, and to the knowledge of our directors and officers, there are no additional existing conflicts of interest between us and any of our directors or officers.
Our insurance policies may be inadequate to fully protect us from material judgments and expenses.
Our business is subject to a number of risks, hazards and liabilities, which could result in damage to assets, personal injury or death, delays in operations, monetary losses and possible legal liability.
Although we maintain insurance to protect against certain risks in such amounts as we consider reasonable, our insurance will not cover all the potential risks associated with our operations and is inadequate to protect us from all material judgments and expenses related to potential future claims and other risks such as cybersecurity risks and natural hazards, including earthquakes, fires, and extreme weather conditions, some of which can be worsened by climate change and pandemics. A successful product liability claim could result in substantial cost to us. If insurance coverage is unavailable or insufficient to cover any such claims, our financial resources, results of operations and prospects could be adversely affected. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management’s attention and resources, which could have a negative impact on our business, prospects, financial condition and results of operations.
Unavailability of adequate director and officer insurance could make it difficult for us to retain and attract qualified directors and could also impact our liquidity.
Although we have directors’ and officers’ liability insurance (“D&O insurance”) we believe to be adequate to cover risk exposure for us and our directors and officers, who we indemnify to the full extent permitted by law, there is no guaranty that such coverage will be adequate in the event of litigation.
Our coverage needs for D&O insurance may change or increase in the future for various reasons including changes in our market capitalization, changes in trading volume or changes in the listing rules of exchanges or marketplaces on which our securities may trade from time to time. We intend to seek new D&O insurance following the completion of this offering. There can be no assurance that we will be able to do so at reasonable rates or at all, or in amounts adequate to cover expenses and liability should litigation occur. Without adequate D&O insurance, the costs of litigation, including amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to us, could have a material adverse effect on our financial condition, results of operations and liquidity. Further, if we are unable to obtain adequate D&O insurance in the future for any reason, we may have difficulty retaining and attracting talented and skilled directors and officers, which could adversely affect our business.
Our internal computer systems are vulnerable to damage and failure.
Despite the implementation of security measures and backup storage, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruption in our operations could result in a material disruption of our business. To the extent that any disruption or security breach results in a loss or damage our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result. In addition, our technology program may be adversely affected and the further development of our technology may be delayed. We may also incur additional costs to remedy the damages caused by these disruptions or security breaches.
If the general level of security threats declines or is perceived by our current or potential customers to have declined, our business could be harmed.
Our business is substantially dependent on enterprises and governments recognizing that mass shootings, terrorist attacks and similar security threats are not necessarily effectively prevented by conventional security products such as walk-through metal detectors. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of security threats and help to provide an impetus for enterprises and governments to devote resources to protect against security threats, such as testing our products, purchasing them and broadly deploying them within their organizations. If security threats were to decline, or enterprises or governments perceived that the general level of security threats has declined, our ability to attract new customers and expand sales of our products to existing customers could be materially and adversely affected. A reduction in the security threat landscape could harm our business, results of operations, and financial condition.
Breaches of security may adversely affect the reputation of our brand.
Our system stores, processes and transmits certain confidential information of our customers. Any compromise of our security or the security of our third-party service providers could damage our reputation and brand and expose us to risk of loss, costly litigation and liability that would substantially harm our business and operating results. We may not adequately assess the internal and external risks posed to the security of our systems and information and may not implement adequate preventative safeguards or take adequate reactionary measures in the event of a security incident. In addition, many jurisdictions have enacted laws requiring companies to notify individuals and often state authorities of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our prospective customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and brand, and may result in the loss of customers.
We will be reliant on information technology systems and may be subject to damaging cyber-attacks.
Although we have not experienced any material cybersecurity incidents to date, our systems and those of our third-party providers may be vulnerable to evolving cybersecurity threats, which could materially disrupt our operations, compromise data, or result in significant financial or reputational harm.
We use third parties for certain hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. While we generally perform cybersecurity diligence on our key service providers, we do not control our service providers and our ability to monitor their cybersecurity is limited, so we cannot ensure the cybersecurity measures they take will be sufficient to protect any information we share with them. Due to applicable laws and regulations or contractual obligations, we may be held accountable for cybersecurity breaches or other information security incidents attributed to our service providers as they relate to the information we share with them.
Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations. To date, we have not experienced any material losses relating to cyber-attacks or other information security breaches, but there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. Techniques used by others to gain unauthorized access to personal, confidential, proprietary, or sensitive information or disrupt systems and networks for economic or strategic gain are constantly evolving, increasingly sophisticated, increasingly difficult to detect and successfully defend against and may see their frequency increased, and effectiveness enhanced, by the use of AI. Further, cybersecurity risks maybe heightened as a result of ongoing global conflicts such as the military conflict between Russia and Ukraine and the related sanctions imposed by the United States and other countries, or the ongoing conflicts in the Middle East and their regional effects. As a result, cybersecurity and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.
The occurrence of any unauthorized access to, attacks on cybersecurity breaches of other information security threats to us or our service providers’, suppliers’ or subcontractors’ information technology infrastructure, systems or networks or data, or our failure to make adequate or timely disclosure to the public, regulators, or law enforcement agencies following any such event, could disrupt our infrastructure, systems, or networks or those of our customers, impair our ability to provide services to our customers and may jeopardize the security of data collected, stored, transmitted or otherwise processed through our information technology infrastructure, systems and networks. As a result, we could be exposed to claims, fines, penalties, loss of revenues, product development delays, compromise, corruption, or loss of confidential, proprietary, or sensitive information (including personal information or technical business information), contract terminations and damages, remediation costs and other costs and expenses, regulatory investigations or sanctions, indemnity obligations, and other potential liabilities. Any of the foregoing could adversely affect our reputation, ability to win work on sensitive contracts or loss of current and future contracts (including sensitive U.S. government contracts), business operations and financial results. We have insurance coverage against some cyber-risks and attacks; however, our insurer may deny coverage as to any future claim, our insurance coverage may not be sufficient to offset the impact of a material loss event, and such insurance may increase in cost or cease to be available on commercial terms in the future.
We maintain information in digital form as necessary to conduct our business, including confidential and proprietary information and personal information regarding our employees.
Data maintained in digital form is subject to the risk of intrusion, tampering, and theft. We develop and maintain systems to prevent this from occurring, but it is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite our efforts, the possibility of intrusion, tampering, and theft cannot be eliminated entirely, and risks associated with each of these acts remain. In addition, we provide confidential information, digital content and personal information to third parties when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where appropriate, monitor the protection employed by these third parties, there is a risk that data systems of these third parties may be compromised. We, and the service providers, suppliers and subcontractors on which we rely, are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cybersecurity threats, malicious insiders, natural disasters, power shortages, terrorist attacks, pandemics or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs or subject us to claims and damage our reputation. If our data systems or data systems of these third parties are compromised, our ability to conduct our business may be impaired, we may lose profitable opportunities, or the value of those opportunities may be diminished, and we may lose revenue as a result of unlicensed use of our intellectual property. A breach of our network security or other theft or misuse of confidential and proprietary information, digital content or personal employee information could subject our to business, regulatory, litigation, and reputation risk, which could have a materially adverse effect on our business, financial condition, and results of operations. In addition, the failure or disruption of our communications, or those of our service providers, suppliers or subcontractors, could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses resulting from any system or operational failure or disruption.

We utilize AI, which could expose us to liability or adversely affect our business, especially if we are unable to compete effectively with others in adopting AI.
We utilize AI, including generative artificial intelligence, machine learning, and similar tools and technologies that collect, aggregate, analyze, or generate data or other materials or content, in connection with our business. There are significant risks involved in using AI and no assurance can be provided that our use of AI will enhance our products or services, produce the intended results, or keep pace with our competitors. For example, AI systems may be flawed, insufficient, of poor quality, rely upon incorrect or inaccurate data, reflect unwanted forms of bias, or contain other errors or inadequacies, any of which may not be easily detectable; AI has been known to produce false or “hallucinatory” inferences or outputs; our use of AI can present ethical issues and may subject us to new or heightened legal, regulatory, ethical, or other challenges; and inappropriate or controversial data practices by developers and end-users, or other factors adversely affecting public opinion of AI, could impair the acceptance of AI solutions, including those incorporated in our products and services. If the AI tools that we use are deficient, inaccurate, or controversial, we could incur operational inefficiencies, competitive harm, legal liability, brand or reputational harm, or other adverse impacts on our business and financial results. If we do not have sufficient rights to use the data or other material or content on which the AI tools we use rely (or if the AI tool itself was developed without sufficient rights to materials on which the AI tool was trained), we also may incur liability through the violation of applicable laws and regulations, third-party intellectual property, data privacy, or other rights, or contracts to which we are a party. Further, because intellectual property issues surrounding copyrighted content used to develop and train AI systems, including issues of whether the output of AI systems violates intellectual property rights in such copyrighted content, are the subject of active litigation in courts in the U.S. and other jurisdictions, the outcomes of such cases could limit our ability to continue using certain AI systems and tools, or otherwise expose us to liability relating to intellectual property infringement or other intellectual property violations.
In addition, AI regulation is rapidly evolving worldwide as legislators and regulators increasingly focus on these powerful emerging technologies. The technologies underlying AI and its uses are subject to a variety of laws and regulations, including intellectual property, data privacy and security, consumer protection, competition, and equal opportunity laws, and are expected to be subject to increased regulation and new laws or new applications of existing laws and regulations. AI is the subject of ongoing review by various U.S. governmental and regulatory agencies, and various U.S. states and other foreign jurisdictions are applying, or are considering applying, their own regulations and frameworks, including those addressing platform moderation, data privacy, and security laws and regulations to AI. We may not be able to anticipate how to respond to these rapidly evolving regulations and frameworks, and may need to expend resources to adjust our operations or offerings in certain jurisdictions if the regulations or frameworks are inconsistent across jurisdictions. Furthermore, because AI technology itself is highly complex and rapidly developing, it is not possible to predict all of the legal, operational, or technological risks that may arise relating to the use of AI.
Low barriers to entry and high competition in the industry could impact our ability to obtain contracts and, therefore, affect our future revenues and growth prospects.
There is high potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources, manufacturing, regulatory and marketing experience than us, along with established customer relationships. Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and results of operations. Larger competitors with more diverse product and service offerings may reduce the price of products that compete with theirs or may bundle them with other products and services. Competitive pressures created by any one of our competitors could have a material adverse effect on our business, results of operations and financial condition. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling our competitors to offer a lower-cost product. To remain competitive, we must consistently provide superior service, technology, and performance to our customers on a cost-effective basis while understanding customer priorities and maintaining customer relationships. Our competitors may be able to provide their customers with different or greater capabilities or technologies or better contract terms than we can provide, including technical qualifications, past contract experience, geographic presence, price and the availability of qualified professional personnel, or be willing to accept more risk or lower profitability in competing for contracts. In addition, we believe that some of our competitors have products undergoing TSA certification. Our failure to compete successfully could result in lost sales and could hamper our financial results. Our management is aware of several companies in the security industry that are developing competing technologies that can detect weapons, such as guns, via imaging, metal detection and millimeter wave technology. See “Business — Competition” for additional information about our competitors.
We face risks associated with our international business.
A component of our strategy is to expand internationally. Expansion into international markets will require management’s attention and resources. We have limited experience in localizing our service, and we believe that many of our competitors are also undertaking expansion into foreign markets. There can be no assurance that we will be successful in expanding into international markets or generating revenues from foreign operations. In addition, there are certain risks inherent in doing business on an international basis.
These risks may include:
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legal uncertainty regarding liability, tariffs and other trade barriers and related trade tensions;

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laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

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failure to comply with U.S. government and foreign laws and regulations applicable to international business, including, without limitation, those related to employment, data privacy and security, taxes, technology transfer, information security, environment, data transfer, import and export controls (including the International Traffic in Arms Regulations administered by the U.S. Department of State and the anti-boycott provisions of the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security), sanctions, and other administrative, legislative or regulatory actions that could materially interfere with our ability to offer our products or services in certain countries or have an adverse impact on our business with the U.S. government, and expose us to risks and costs of noncompliance with such laws and regulations, in addition to administrative, civil or criminal penalties;

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difficulties in staffing and managing foreign operations;

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longer payment cycles, different accounting practices, problems in collecting accounts receivable;

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changes in local regulatory requirements, including restrictions on content and differing cultural tastes and attitudes;

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international jurisdictions where laws are less protective of intellectual property and varying attitudes towards the piracy of intellectual property;

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financial instability and increased market concentration of buyers in foreign markets;

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the instability of foreign economies and governments;

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fluctuating foreign exchange rates;

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seasonal reductions in business activity;

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the spread of communicable diseases in such jurisdictions, which may impact business in such jurisdictions;

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the ongoing conflict between Russia and Ukraine, which has resulted in the imposition by the U.S. and other nations of restrictive actions against Russia, Belarus and certain banks, companies and individuals;

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the ongoing conflicts in the Middle East and their regional effects; and

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war and acts of terrorism.

We are also subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act of 2010 (the “U.K. Bribery Act”) and other anti-corruption and anti-bribery laws and regulations in jurisdictions where we do business. These laws and regulations generally prohibit improper payments or offers of improper payments to government officials, political parties, or commercial partners to obtain or retain business or secure an improper business advantage. We have operations, and deal with and make sales to governmental or quasi-governmental entities in non-U.S. countries, including those known to experience corruption, and further expansion of our non-U.S. sales efforts may involve additional regions. Our activities in these countries pose a heightened risk of unauthorized payments or offers of payments by one of our employees or third-party business partners, representatives, and agents that could violate various laws, including the FCPA. The FCPA, U.K. Bribery Act and other applicable anti-bribery and anti-corruption laws may also hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents even if we do not explicitly authorize such activities. We cannot assure you that our employees or other third parties working on our behalf have not engaged or will not engage in conduct in violation of our policies or applicable law for which we might ultimately be held responsible.
We are also required to comply with applicable export controls and economic and trade sanctions laws and regulations, such as those administered and enforced by OFAC, the U.S. Department of State, and the U.S. Department of Commerce. Our global operations expose us to the risk of violating or being accused of violating these laws.
Violations of any of these laws or regulations, including the FCPA and the U.K. Bribery Act, may result in whistleblower complaints, negative media coverage, investigations, imposition of significant legal fees, loss of export privileges, as well as severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting. We may also be subject to other liabilities and adverse effects on our reputation, which could negatively affect our business, results of operations, financial condition, and growth prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Although our international operations have historically generated a small proportion of our revenues, we are seeking to grow our international business. Our exposure for violating these laws will increase as our non-U.S. presence expands and as we increase sales and operations in foreign jurisdictions. Although we have adopted policies and procedures reasonably designed to promote compliance with such laws, there can be no assurance that such policies or procedures will be effective at all times or protect us against liability under these or other laws for actions taken by our employees and other third parties who are acting on our behalf with respect to our business. If we are not in compliance with anti-corruption laws and other laws governing the conduct of business with government entities and/or officials (including local laws) or export controls and economic and trade sanction laws and regulations, we may be subject to criminal and civil penalties and other remedial measures, which could harm our business, financial condition, results of operations, cash flows, and prospects. In addition, investigations of any actual or alleged violations of such laws or policies related to us could harm our business, financial condition, results of operations, cash flows, and prospects.
Any of the above could adversely affect the success of our international operations. To the extent that we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we could become subject to increased risks relating to foreign currency exchange rate fluctuations. There can be no assurance that one or more of the factors discussed above will not have a material adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition.
Risks Relating to Market Conditions
Our business is impacted by worldwide economic conditions.
Our anticipated performance will be subject to worldwide economic conditions, such as unemployment levels, interest rates or inflation rates, each of which influence, among other things, consumer trends and the levels of government and private sector security spending.
We expect a number of factors to cause our operating results to fluctuate on a quarterly basis, which may make it difficult to predict our future performance.
Our revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:
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the impact of worldwide economic conditions and their impact on levels of security and defense spending;

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certain fixed costs inherent in our business, which limit our ability to adjust for period-to-period changes in demand;

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system interruptions that impair access to our customers, key vendors or communication with our technology and any related impact on our reputation;

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our ability to forecast revenues accurately and appropriately plan our expenses; and

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the impact of fluctuations in currency exchange rates, to the extent that we source material or labor from outside of United States, sell our products outside of United States or operate outside of United States.

In addition, our operating results may not meet the expectations of investors or public market analysts who follow us.
Managing our growth will require significant expenditures and allocation of valuable management resources, and the failure to do so appropriately may harm our business, operating results and financial condition.
Deterioration of economic conditions or weakening in credit or capital markets may have a material adverse effect on our business, results of operations and financial condition.
Volatile, negative, or uncertain economic conditions, an increase in the likelihood of a recession, or concerns about these or other similar risks may negatively impact our customers’ ability and willingness to fund their projects. For example, declines in state and local tax revenues, as well as other economic declines, may result in lower government spending, which could impact the amount of future revenue we receive from governmental entities. Our customers reducing, postponing, or canceling spending on projects in respect of which we provide services may reduce demand for our products quickly and with little warning, which could have a material adverse effect on our business, results of operations, and financial condition.
Moreover, instability in the credit or capital markets in the U.S., including as a result of failures of financial institutions and any related market-wide reduction in liquidity, or concerns or rumors about events of these kinds or similar risks, could affect the availability of credit or our credit ratings, making it relatively difficult or expensive to obtain additional capital at competitive rates, on commercially reasonable terms or in sufficient amounts, or at all, thus making it more difficult or expensive for us to access funds or refinance our existing indebtedness, or obtain financing for acquisitions. Such instability could also cause counterparties, including vendors, suppliers, and subcontractors, to be unable to perform their obligations or to breach their obligations to us under our contracts with them.
We cannot predict the consequences of current or future geopolitical events, but they may adversely affect the markets in which we operate and our results of operations.
Ongoing instability and current conflicts in global markets, including in Eastern Europe, the Middle East, and Asia, and the potential for other conflicts and future terrorist activities and other recent geopolitical events throughout the world, including the ongoing conflict between Russia and Ukraine, the ongoing conflicts in the Middle East and their regional effects, and increased tensions in Asia, have created and may continue to create economic and political uncertainties and impacts that could have a material adverse effect on our business, operations, and profitability. These types of matters cause uncertainty in financial markets and may significantly increase the political, economic and social instability in the geographic areas in which we operate.
In addition, in connection with the current status of international relations with Russia, particularly in light of the conflict between Russia and Ukraine, the U.S. government has imposed enhanced export controls on certain products and sanctions on certain industry sectors and parties in Russia. The governments of other jurisdictions in which we operate may also implement sanctions or other restrictive measures. These potential sanctions and export controls, as well as any responses from Russia, could adversely affect us and/or our supply chain, business partners, or customers.
Tariffs and related retaliatory tariffs may impact trade between the United States and foreign countries and could increase our manufacturing costs, adversely affect our margins and delivery timelines and impact our ability to compete in applicable markets.
The current U.S. administration has recently made statements and taken actions that has led to significant changes to U.S. and international trade policies, including the imposition of tariffs and export control and sanctions restrictions affecting certain products manufactured abroad. These tariffs have resulted in, and may continue to trigger, retaliatory actions by affected countries, including the imposition of tariffs on the United States by other countries, which has created significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States.
We expect to be impacted by increases in tariffs, in particular for components used in HEXWAVE™ and the HD-AIT Upgrade Kit originating from foreign jurisdictions, including China. We anticipate further general economic disruption and uncertainty surrounding trade stability during the near term, which may increase our component costs. Although we evaluate alternative sourcing strategies, we may not be able to fully mitigate the impact of tariff-related cost increases or pass those increased costs through to customers due to competitive pressures or fixed-price contracts. Any increase in tariffs, imposition of new trade restrictions, or interruption in global supply chains could adversely affect our cost structure, reduce margins, delay product deliveries, or negatively impact our ability to scale production. In addition, retaliatory tariffs on United States goods that apply to our products could affect our competitiveness in applicable markets.
Currency fluctuations may have a material effect on us.
Fluctuations in the exchange rate between the United States dollar, other currencies and the Canadian dollar may have a material effect on our results of operations. To date, we have not engaged in currency hedging activities. To the extent that we may seek to implement hedging techniques in the future with respect to our foreign currency transactions, there can be no assurance that we will be successful in such hedging activities.
Any disruption at our places of business due to natural and manmade disasters could delay revenues and increase our expenses.
Our systems and operations are vulnerable to damage or interruption from earthquakes, volcanoes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential data. We may not have sufficient protection or recovery plans in certain circumstances and our business interruption insurance (as and if carried by us) may be insufficient to compensate us for losses that may occur. As we expect to rely heavily on our servers, computer and communications systems and the internet to conduct our business and provide a high-quality customer experience, such disruptions could negatively impact our ability to run our business, which could have an adverse effect on our operating results.
Further, our business may not be insurable or the insurance may not be purchased due to high cost. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our company.

The effects of an epidemic, pandemic or similar outbreak have negatively impacted and could in the future negatively impact our business and financial results.
Any epidemics, pandemics or similar outbreaks could create economic uncertainty and disruptions to the global economy that could adversely affect our business and financial results, or could significantly curtail the movement of people, goods and services worldwide. For example, the COVID-19 pandemic disrupted our supply chain and limited our ability to conduct research and product development, manufacturing, and other important business activities, which forced us to pay for expedited processing and shipping, resulted in cost markups and adversely affected our business and financial results. Furthermore, if any future epidemics, pandemics or similar outbreaks occur, customer events where our products are used, including concerts, festival and sporting events, may be canceled, postponed or moved to virtual-only experiences. In addition, traffic at transportation hubs where our products are used, such as airports, railways, cruise lines and bus stations, may become more limited. This would have a negative impact on our operations. Additionally, any epidemics, pandemics, or similar outbreaks may cause extreme volatility in financial and other capital markets. This volatility may adversely impact the fair value of our securities which may hamper our ability to raise additional capital to maintain operations.
Risks Relating to Legal Proceedings and Regulatory Compliance
Our operating results may be harmed if we are not in compliance with various local, provincial and federal tax laws.
Our business will be subject to various local, provincial and federal tax payment and collection requirements. Amounts that we are expected to be required to pay or collect may change as our business develops and expands. As a result, we will need to continually ensure proper taxes are paid or collected and remitted to the appropriate tax agencies. If we do not collect the appropriate taxes from our customers, we may need to pay more than what we have collected. In addition, we may be audited by various agencies to ensure compliance with tax collection requirements. Such audits could result in additional sales or other tax collection obligations, which we may not be able to recover from our customers. Such obligations could have a material adverse impact on our future operating results.
Our business and operations expose us to numerous legal and regulatory requirements, and any violation of these requirements could harm our business.
We are subject to numerous state, federal and foreign laws and directives and regulations in the U.S. and abroad that involve matters central to our business, including data privacy and security, employment and labor relations, immigration, taxation, anti-corruption, anti-bribery, import-export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with legal requirements is costly, time-consuming and requires significant resources. Violations of one or more of these legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and criminal prosecution, unfavorable publicity, and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.
Investigations, audits, claims, disputes, enforcement actions, litigation, arbitration, or other legal proceedings could require us to pay potentially large damage awards or penalties and could be costly to defend, which would adversely affect our cash balances and profitability, and could damage our reputation.
We may be subject to litigation, claims, investigations, audits, enforcement actions, arbitrations, or other legal proceedings that could negatively affect our business operations and financial position. We may be subject to consumer class action lawsuits. Adverse judgments or settlements in some or all of these legal disputes may result in significant monetary damages, penalties, or injunctive relief against us. Any claims or litigation could be costly to defend, and even if we are successful or fully indemnified or insured, they could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future, and responding to any action may result in a significant diversion of management’s attention and resources. Litigation and other claims are subject to inherent uncertainties and management’s view of these matters may change in the future. Litigation disputes could cause us to incur unforeseen expenses, occupy a significant amount of management’s time and attention, and negatively affect our business operations and financial position.
Environmental matters, including unforeseen costs associated with compliance and remediation efforts and government and third-party claims, could have a material adverse effect on our reputation and our financial position, results of operations, and cash flows.
Our operations are subject to and affected by various federal, state, local, and foreign environmental laws and regulations, as they may be expanded, changed, or enforced differently over time. Compliance with these existing and evolving environmental laws and regulations requires and is expected to continue to require significant operating and capital costs. We may be subject to substantial administrative, civil, or criminal fines, penalties, or other sanctions (including suspension and debarment) for violations. If we are found to be in violation of the Federal Clean Air Act or the Clean Water Act, the facility or facilities involved in the violation could be placed by the Environmental Protection Agency on a list of facilities that generally cannot be used in performing on U.S. government contracts until the violation is corrected.
Stricter or different remediation standards or enforcement of existing laws and regulations; new requirements, including regulation of new substances; discovery of previously unknown contamination or new contaminants; imposition of fines, penalties, or damages (including natural resource damages); a determination that certain remediation or other costs are unallowable; rulings on allocation or insurance coverage; and/or the insolvency, inability or unwillingness of other parties to pay their share, could require us to incur material additional costs in excess of those anticipated.
We may become a party to legal proceedings and disputes involving government and private parties (including individual and class actions) relating to alleged impacts from pollutants released into the environment, including bodily injury and property damage. These matters could result in material compensatory or other damages, remediation costs, penalties, non-monetary relief, and adverse allowability or insurance coverage determinations. The impact of these factors is difficult to predict, but one or more of them could harm our reputation and business and have a material adverse effect on our financial position, results of operations and cash flow.
Protecting and defending against intellectual property claims may have a material adverse effect on our business.
As our business depends substantially on our intellectual property, we could be adversely affected if we do not adequately protect our intellectual property rights. We regard our marks, rights, and trade secrets and other intellectual property rights as critical to the success of our business. To protect our investments and our rights in these various intellectual properties, we may rely on a combination of patents, trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with our employees, clients, strategic partners, acquisition targets and others to protect proprietary rights. These afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology’s features, software and functionality or obtain and use information that we consider proprietary. There can be no assurance that the steps taken by us to protect proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks and similar proprietary rights, or that we will be able to detect unauthorized use and take appropriate steps to enforce rights. Moreover, policing our proprietary rights is difficult and may not always be effective. In particular, we may need to enforce our rights under the laws of countries that do not protect proprietary rights to as great an extent as do the laws of Canada. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, there can be no assurance that other parties will not assert infringement claims against us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.
Litigation or proceedings before governmental authorities and administrative bodies in the United States, Canada and abroad may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trade secrets, trademarks and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and could substantially harm our operating results. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation, could delay further sales or the implementation of our products and offerings, impair the functionality of our products and offerings, delay introductions of new features or enhancements, result in our substituting inferior or more costly technologies into our products and offerings, or injure our reputation.
We will rely on trade secrets to protect technology where we do not believe patent protection is appropriate or obtainable. Trade secrets are difficult to protect. While commercially reasonable efforts to protect trade secrets will be used, strategic partners, employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose information to competitors. If we are not able to defend patents or trade secrets, then we will not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the development cost of products or achieve or maintain profitability.
Our exposure to risks associated with the use of intellectual property may increase as a result of acquisitions, as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks.
Assertions by third parties of infringement or other violations by us of their intellectual property rights, whether or not correct, could result in significant costs and harm to our business and operating results.
Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to such acquisition. We are not currently aware of any litigation or other proceedings or claims by third parties that our technologies or methods infringe upon their intellectual property. While it is our practice to undertake pre-filing searches and analyses of developing technologies, we cannot guarantee that we have identified every patent or patent application that may be relevant to the research, development, or commercialization of our products. Moreover, we cannot assure that third parties will not assert valid, erroneous or frivolous patent infringement claims. If we do infringe a third party’s rights and are unable to provide a sufficient workaround, we may need to negotiate with holders of those rights to obtain a license to those rights or otherwise settle any infringement claim as a party that makes a claim of infringement against us may obtain an injunction preventing us from shipping products containing the allegedly infringing technology. As the number of products and competitors in the market increase and overlaps occur, claims of infringement, misappropriation, and other violations of intellectual property rights may increase. Any claim of infringement, misappropriation, or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract management from the business. Future assertions of patent rights by third parties, and any resulting litigation, may involve patent holding companies or other adverse patent owners who have no relevant product revenues and against whom our own patents may therefore provide little or no deterrence or protection. There can be no assurance that we will not be found to infringe or otherwise violate any third-party intellectual property rights or to have done so in the past.
An adverse outcome of a dispute may require us to:
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pay substantial damages, including treble damages, if we are found to have willfully infringed a third party’s patents or copyrights;

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make substantial payments for legal fees, settlement payments or other costs or damages;

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cease selling, making, licensing, or using products that are alleged to infringe or misappropriate the intellectual property of others;

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expend additional development resources to attempt to redesign our products or otherwise develop non-infringing technology, which may not be successful;

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enter into potentially unfavorable royalty or license agreements to obtain the right to use necessary technologies or intellectual property rights;

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take legal action or initiate administrative proceedings to challenge the validity and scope of the third-party rights or to defend against any allegations of infringement; and

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indemnify other third parties.

In addition, royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. Some licenses may also be non-exclusive, and therefore our competitors may have access to the same technology licensed to it. Any of the foregoing events could seriously harm our business, financial condition, and results of operations.
Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our shares. We expect that the occurrence of infringement claims is likely to grow as the market for our products and solutions grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.
We may become party to litigation that adversely affects our business.
We may become party to litigation from time to time in the ordinary course of business which could adversely affect our business. Should any litigation in which we become involved be determined against us, such a decision could adversely affect our ability to continue operating and the market price for the Common Shares. Even if we are involved in litigation and win, litigation can redirect significant company resources.
Our commercial success will depend in part on not infringing upon the patents and proprietary rights of other parties and enforcing our own patents and proprietary rights against others. Our research and development programs will be in highly competitive fields in which numerous third parties have issued patents and pending patent applications with claims closely related to the subject matter of our programs. We are not currently aware of any litigation or other proceedings or claims by third parties that our technologies or methods infringe on their intellectual property.
While it is our practice to undertake pre-filing searches and analyses of developing technologies, we cannot guarantee that we have identified every patent or patent application that may be relevant to the research, development, or commercialization of our products. Moreover, we cannot assure that third parties will not assert valid, erroneous, or frivolous patent infringement claims.
Claims against us relating to any acquisition, licensing or business combination may necessitate seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller’s or licensor’s indemnification obligations.
There may be liabilities assumed in any technology acquisition or licensing or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller or licensor generally will have indemnification obligations to us under a licensing, acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. There is no assurance that our right to indemnification from any seller or licensors will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.
Confidentiality arrangements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
We have devoted substantial resources to the development of our technology, business operations, and business plans. In order to protect our trade secrets and proprietary information, we rely in significant part on confidentiality arrangements with our employees, licensees, independent contractors, advisors, suppliers and customers. However, we cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. Additionally, although our employees and contractors are subject to confidentiality obligations and use restrictions, this protection may be inadequate to deter or prevent them from infringing, misappropriating, or otherwise violating our confidential information, technology, or other intellectual property or proprietary rights, and can be difficult to enforce. Further, despite these efforts, these arrangements may not be effective to prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our technologies that we consider proprietary. In addition, if others independently develop equivalent knowledge, methods, and know-how, we would not be able to assert trade secret rights against such parties. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary information will be effective.
Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, time-consuming, and the outcome is unpredictable. In addition, effective trade secret protection may not be available in every country in which our products are available or where we have employees or independent contractors as some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
We rely on permits, certifications and licenses to operate our business and produce our products.
Our operations and our products require licenses, certifications and permits from various governmental and regulatory authorities. There can be no assurance that such licenses and permits will be granted, maintained or renewed. Any failure to obtain, maintain or renew any of the licenses and permits required could have a material adverse effect on our business, operating results or financial condition.
Like many other electronic devices, systems such as HEXWAVE™ are subject to environmental standards, FCC compatibility regulations, and electrical safety requirements. Millimeter wavelength scanners used in airports, for example, which generate images of the human subjects raise privacy concerns and regulatory issues associated with the capture of personal data.
The deployment of HEXWAVE™ to sports and other public venues may require certifications by authorities who are working to apply new performance standards across the urban security marketplace. These certifications may be required by customers as part of their qualifying standards for procurement. This includes, but is not limited to, the National Center for Spectator Sports Safety and Security and the Qualified Anti-Terrorism Technology under the Department of Homeland Security Safety Act. Other standards that are also required is the Underwriters Laboratory Certification. The development activities are accounting for these certifications within the deployment timelines.
Our business is subject to complex and evolving laws and regulations regarding data privacy and security, which could subject us to investigations, claims, or monetary penalties against us, require us to change our business practices, or otherwise adversely affect our revenues and profitability.
We are subject to various laws and regulations in the U.S. and globally relating to data privacy and security. These laws and regulations are complex, constantly evolving, and may be subject to significant change in the future. In addition, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in new and rapidly evolving areas of technology, and may differ in material respects among jurisdictions, interpreted and applied inconsistently among jurisdictions or in a manner that is inconsistent with our current policies and practices, all of which can make compliance challenging and costly, and expose us to relate risks and liabilities.
In the United States, numerous federal, state, and local data privacy and security laws and regulations govern the collection, sharing, use, retention, disclosure, security, storage, transfer, and other processing of personal information. As a contractor supporting defense and national security customers, we are also subject to additional, specific regulatory compliance requirements relating to data privacy and security. Under the U.S Department of Defense Federal Acquisition Regulation Supplement and other federal regulations, we are required to implement the security and privacy controls in the National Institute of Standards and Technology Special Publications on certain of our networks and information technology systems. To the extent that we do not comply with applicable security and control requirements, and there is unauthorized access or disclosure of sensitive information (including personal information), this could potentially result in a contract termination or loss of intellectual property, which could materially and adversely affect our business and financial results and lead to reputational harm. We will also be subject to numerous emerging and currently unspecified cybersecurity requirements under the Federal Acquisition Regulation and through federal regulation, to include the U.S Department of Defense Cybersecurity Maturity Model Certification program, which, once implemented, will require successful assessment by a third party against specified cyber controls. Should we or our supply chain fail to implement these new requirements, this may adversely affect our ability to receive awards or execute on relevant government programs. We are in the process of evaluating our readiness against these new requirements and while we have confidence we will meet or exceed requirements, to the extent we do not, we will be unable to bid on such contract awards, which could adversely impact our revenue and profitability.
The overarching complexity of data privacy and security laws and regulations around the world poses a compliance challenge that could manifest in costs, damages, or liability in other forms as a result of failure to implement proper programmatic controls, failure to adhere to those controls, or the breach of applicable data privacy and security requirements by us, our employees, our business partners (including our service providers, suppliers or subcontractors) or our customers. We also expect that there will continue to be new proposed laws, regulations, and industry standards concerning data privacy and security, and we cannot yet determine the impact such future laws, regulations and standards, or amendments to or re-interpretations of existing laws, regulations or standards, may have on our business. Any failure or perceived failure by us, our service providers, suppliers, subcontractors, or other business partners to comply with applicable laws, regulations, our public privacy policies and other public statements about data privacy and security and other obligations in these areas could result in regulatory or government actions lawsuits against us (including civil claims, such as representative actions and other class action-type litigation), legal liability, monetary penalties, fines, sanctions, damages and other costs, orders to cease or change our processing of data, changes to our business practices, diversion of internal resources, and harm to our reputation, all of which could adversely affect our business, financial condition and results of operations. We may also incur substantial expenses in implementing and maintaining compliance with such laws, regulations, and other obligations.
Risks Relating to Our Financial Condition
We face substantial capital requirements and may fail to raise additional capital.
We may require additional capital in the future to support ongoing operations, undertake capital expenditures or commence acquisitions or other business combination transactions. Due to the early stage of the industry in which we operate, we expect to face additional competition from new entrants. To become and remain competitive, we require research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition and results of operations. We may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests, and the per-share value of the Common Shares could decline. Moreover, any new equity securities that we issue could have rights, preferences and privileges senior to those of the holders of Common Shares. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. If we need additional capital and cannot raise or otherwise obtain it on acceptable terms, we may not be able to, among other things:

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develop or introduce service enhancements to customers;

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continue to expand our development, sales and marketing and general and administrative functions;

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acquire complementary technologies or businesses;

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expand our operations;

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hire, train and retain employees; or

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respond to competitive pressures or unanticipated working capital requirements.

The issuance of debt could impair our ability to obtain additional financing.
From time to time, we may enter into transactions to acquire assets or the shares of other companies. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Our constating documents do not limit the amount of indebtedness that we may incur. The level of our indebtedness from time to time could impair our ability to obtain additional financing in the future on a timely basis, or at all, take advantage of business opportunities that may arise. Our ability to service our debt obligations will depend on our future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond our control.
We are dependent on the Parabilis Credit Facilities, which are short-term, contain restrictive covenants, and include lender remedies that could materially harm us if triggered.
On August 19, 2024, we entered into a loan and security agreement with PFF, LLC (“Parabilis”) providing for a US$1,800,000 secured term loan (the “Parabilis Term Loan”) and a secured revolving credit facility with up to US$2,500,000 of capacity (the “Parabilis Revolving Credit Facility,” and together with the Parabilis Term Loan, the “Parabilis Credit Facilities”). On August 14, 2025, we amended the Parabilis Term Loan by updating the repayment schedule and providing for additional advances between August 2025 and October 2025 in an aggregate amount of US$0.65 million, as evidenced by a replacement promissory note reflecting a principal balance of approximately US$2.45 million. The promissory note includes a confession-of-judgment provision under Virginia law. On September 1, 2025, we amended the Parabilis Revolving Credit Facility by extending the maturity date to May 31, 2026 with automatic one-year renewals, unless Parabilis provides 90-days’ notice, and agreeing to pay a 0.083% monthly commitment fee. The Parabilis Credit Facilities are secured and guaranteed and include affirmative and negative covenants, customary events of default, and lender remedies.
If we fail to comply with any covenants, if any events of default occur for which no waiver or amendment is obtained, if Parabilis elects not to renew the Parabilis Revolving Credit Facility or if we are unable to timely refinance the debt obligations subject to such covenants or take other mitigating actions, the holders of our indebtedness could, among other things, declare outstanding amounts immediately due and payable and, subject to the terms of relevant financing agreements, repossess or foreclose on collateral. See “— We have granted competing security interests in substantially all the assets of Liberty Defense Technologies, Inc., our wholly owned subsidiary, which could materially adversely affect us.” In addition, the confession-of-judgment clause could allow Parabilis to obtain an immediate judgment against us in Virginia without advance notice or hearing, and to accelerate remedies against our assets. Any acceleration or actions to repossess or foreclose on collateral could also result in a downgrade of any credit ratings then applicable to us, which could result in additional events of default or limit our ability to obtain additional financing. Any acceleration or enforcement action could materially and adversely affect our liquidity, business, financial condition, and results of operations.
We have granted competing security interests in substantially all the assets of Liberty Defense Technologies, Inc., our wholly owned subsidiary, which could materially adversely affect us.
We have granted competing security interests in substantially all of the assets of Liberty Defense Technologies, Inc. (“LDT”), our wholly owned subsidiary, in connection with certain commercial and financing arrangements. In particular, we granted one of our distributors, Viken Detection Corp. (“Viken”), a security interest in substantially all of LDT’s assets to secure, among other things, prepayments and our performance under a commercial agreement, and Viken has filed a UCC-1 financing statement asserting a first-priority security interest in the collateral. We also granted Parabilis a security interest in substantially all of LDT’s assets under the Parabilis Credit Facilities, for which we provide a parent guarantee, and the loan agreement governing the Parabilis Credit Facilities includes certain covenants relating to this security interest, including those restricting us from granting or permitting additional liens.
The competing security interests were granted at different times in connection with separate commercial and financing arrangements. In January 2024, we entered into the commercial agreement with Viken pursuant to which we granted Viken a security interest in substantially all of LDT’s assets, and Viken subsequently filed a UCC-1 financing statement with respect to that security interest. In August 2024, we entered into the Parabilis Credit Facilities and granted Parabilis a security interest in substantially all of LDT’s assets to secure our obligations under those facilities. These overlapping security interests were inadvertently granted as a result of an administrative error. The existence of the previously filed Viken UCC-1 financing statement was identified when Parabilis sought to perfect its security interest and discovered that Viken had already filed a UCC-1 financing statement covering substantially the same collateral.
If the liens granted to Viken are not subordinated or otherwise made expressly junior to, or limited to collateral outside of, Parabilis’s collateral, Parabilis could assert that the liens granted to Viken breach certain provisions in the loan agreement governing the Parabilis Credit Facilities and that such a breach constitutes a default, and thereafter seek to exercise its remedies, which may include, among other things, declaring amounts outstanding immediately due and payable, enforcing its security interest against the collateral, or suspending or terminating its contractual obligations to us, which could materially and adversely affect our liquidity, business, financial condition and results of operations. Even if such remedies are not exercised, the existence of this potential breach and default could adversely affect our relationships with our lenders and other financing sources, limit our access to capital, and increase our cost of borrowing. Conversely, the Viken agreement contains representations and covenants that could be implicated by the security interests granted to Parabilis. For example, the Viken commercial agreement includes statements that goods delivered will be free and clear of liens. Viken could contend that we are in breach of the agreement and seek to exercise its remedies, which may include, among others, suspending or terminating its contractual obligations to us, which could disrupt our production and customer commitments.
We are engaged in discussions with the affected parties to resolve this matter. As of the date of this prospectus, no subordination, intercreditor, consent or termination arrangement has been completed. As a result, the priority, enforceability and interaction of these security interests remain unresolved and there can be no assurance that we will be able to resolve this matter on acceptable terms or at all. Any failure to resolve this issue promptly could have a material adverse effect on our business, financial condition, results of operations, and liquidity.
Because we have no history of dividends and do not intend to pay any cash dividends for the foreseeable future, capital appreciation, if any, would be your sole source of gain.
To date, we have not paid any dividends on our outstanding Common Shares. At this time, we do not expect to pay any cash dividends in the future in favor of utilizing cash to support the development of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors (our “Board”) and will depend on a number of factors, including future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and other factors our Board may deem relevant at the time such payment is considered. As a result, shareholders will have to rely on capital appreciation, if any, to earn a return on their investment in the Common Shares in the foreseeable future. See “Dividend Policy.”
We may need to divest assets if there is insufficient capital.
If sufficient capital is not available, we may be required to delay, reduce the scope of, eliminate or divest one or more of our assets or products, any of which could have a material adverse effect on our business, financial condition, prospects, or results of operations.

We are subject to liquidity risk due to the slowdown of the global economy.
The ongoing economic slowdown and downturn of global capital markets has generally made the raising of capital by equity or debt financing more difficult. Access to financing has been negatively impacted by the ongoing global economic risks. As such, we are subject to liquidity risks in meeting our development and future operating cost requirements in instances where cash positions are unable to be maintained, or appropriate financing is unavailable. These factors may impact our ability to raise equity or obtain loans and other credit facilities in the future and on terms favorable to us. If uncertain market conditions persist, our ability to raise capital could be jeopardized, which could have an adverse impact on our operations and the trading price of the Common Shares on Nasdaq.
Risks Relating to this Offering and Ownership of Our Securities
You will experience immediate and substantial dilution if you purchase securities in this offering.
You will incur immediate and substantial dilution if you purchase securities in this offering. After giving effect to the sale by us of 3,673,638 Common Shares at the initial public offering price of US$4.50 per Common Share (excluding the exercise of the Over-Allotment Option to purchase additional Common Shares and after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the Pre-Funded Warrants), investors in this offering can expect an immediate dilution of US$2.13 per Common Share. In addition, you may experience further dilution upon subsequent issuances of our securities, the exercise of outstanding options and warrants or if the underwriter exercises the Over-Allotment Option. See “— We will need to raise additional financing in the future which may dilute our share capital.”
There is no liquid public market for our Common Shares in the United States and we do not know whether one will develop to provide you with adequate liquidity. If our share price fluctuates after this offering, you could lose a significant part of your investment.
The Common Shares are listed on the TSXV, quoted on the OTCQB, listed on the FSE, and have been approved to be listed on Nasdaq. In connection with our listing on Nasdaq, our Common Shares will no longer be quoted on the OTCQB. Prior to this offering, there has not been a liquid public market for our Common Shares in the United States. If an active trading market does not develop, you may have difficulty selling any of the Common Shares that you buy. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on Nasdaq or otherwise or how liquid that market might become. The initial public offering price for the Common Shares was determined by negotiations between us and the underwriter and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our Common Shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our Common Shares may be influenced by many factors, some of which are beyond our control, including actual or anticipated variations in our operating results; the failure of financial analysts to cover our Common Shares after this offering or changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates or changes in the recommendations of any financial analysts that elect to follow our Common Shares or the shares of our competitors; announcements by us or our competitors of significant contracts or acquisitions; technological innovations by us or our competitors; future sales of our Common Shares; and investor perceptions of us and the market in which we operate.
The liquidity of our Common Shares may be decreased as a result of the Share Consolidation.
The liquidity of our Common Shares may be affected adversely by the Share Consolidation given the reduced number of shares that will be outstanding, especially if the market price of our Common Shares does not increase as a result of the Share Consolidation. In addition, the Share Consolidation may increase the number of shareholders who own odd lots (less than 100 shares) of our Common Shares, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.
Although we believe that a higher market price of our Common Shares may help generate greater or broader investor interest, there can be no assurance that our increased share price following the Share

Consolidation will actually attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Shares will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Shares may not necessarily improve.
U.S. Holders of our securities may suffer adverse tax consequences if we are characterized as a passive foreign investment company.
The rules governing “passive foreign investment companies” (“PFICs”) can have adverse effects on U.S. Holders (as defined below in “Certain United States Federal Income Tax Considerations”) for U.S. federal income tax purposes. Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value of our assets (generally, using a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash), we would be characterized as a PFIC for U.S. federal income tax purposes. The determination of whether we are a PFIC, which must be made annually after the close of each taxable year, depends on the particular facts and circumstances and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. Our status as a PFIC will depend on the composition of our income and the composition and value of our assets (including goodwill and other intangible assets), which will be affected by how, and how quickly, we spend any cash that is raised in this offering or in any other subsequent financing transaction.
If we are a PFIC, a U.S. Holder would be subject to adverse U.S. federal income tax consequences, such as ineligibility for certain preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder may in certain circumstances mitigate adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund, or QEF, or, if shares of the PFIC are “marketable stock,” which such term includes the Common Shares, for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. U.S. Holders should be aware that, for each tax year, if any, that we are a PFIC, we can provide no assurances that we will satisfy the record keeping requirements of a PFIC, or that we will make available to U.S. Holders the information such U.S. Holders require to make a QEF election with respect to us, and as a result, a QEF election may not be available to U.S. Holders. For more information, see the discussion below under “Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company (“PFIC”) Rules.” You should consult your own tax advisors regarding the potential consequences to you if we were or were to become a PFIC, including the availability, and advisability, of, and procedure for making, QEF elections, and mark-to-market elections.
Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.
Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.
We will need to raise additional financing in the future which may dilute our share capital.
Our Notice of Articles permit the issuance of an unlimited number of our Common Shares. Future issuance of our Common Shares will result in dilution to the existing shareholders. Additionally, future sales of our Common Shares into the public market may lower the market price for our Common Shares, which may result in losses to our shareholders. Sales of substantial amounts of our Common Shares into the public market, or even the perception by the market that such sales may occur, may lower the market price of our Common Shares.
We have no operating experience as a publicly traded company in the United States.
We have no operating experience as a publicly traded company in the United States. Although the individuals who now constitute our management team have experience managing a publicly traded company,

there is no assurance that the past experience of our management team will be sufficient to operate our company as a publicly traded company in the United States, including timely compliance with the disclosure requirements of the SEC. Following the completion of this offering, we will be required to develop and implement internal control systems and procedures in order to satisfy the periodic and current reporting requirements under applicable SEC regulations and comply with the Nasdaq listing standards. These requirements will place significant strain on our management team, infrastructure and other resources. In addition, our management team may not be able to successfully or efficiently manage our company as a United States public reporting company that is subject to significant regulatory oversight and reporting obligations.
As a foreign private issuer, it may be difficult for U.S. investors to enforce civil liabilities against us or our directors, officers and experts.
We are incorporated under the laws of British Columbia, Canada. Some of our directors and officers, and the experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and a portion of our assets are located outside the United States. As a result, it may be difficult or impossible for investors in the United States to effect service of process within the United States upon such persons or to enforce against us or them judgments of United States courts predicated upon civil liability provisions of the United States federal securities laws. There is doubt as to the enforceability in Canada of civil liabilities under the Securities Act or the Exchange Act. Consequently, investors may be unable to enforce judgments against us or those persons in Canadian courts, which may limit the remedies available to our shareholders.
We will incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.
As a United States public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company or as a Canadian public company. For example, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of Sarbanes-Oxley and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404, which involve annual assessments of a company’s internal controls over financial reporting. We plan to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function. Furthermore, we expect the premium for director & officer insurance will increase significantly due to a more litigious environment in the United States. At this time, we cannot reasonably predict or estimate the amount of additional costs that we may incur as a result of becoming a United States public company or the timing of such costs.
We cannot assure you that we will be able to continue to comply with the minimum bid price requirement of Nasdaq.
The Share Consolidation was intended, among other reasons, to allow us to achieve the requisite increase in the market price of our Common Shares to be in compliance with Nasdaq’s minimum bid price requirement of US$4.00 per share for initial listing. Although our share price meets such minimum bid price requirement as of the date of this prospectus, there is no guarantee that we will be able to continue to meet Nasdaq’s minimum bid price requirement for initial listing or remain above Nasdaq’s minimum bid price requirement of US$1.00 for continued listing. If a company’s share price falls below US$1.00 for 30 consecutive business days, Nasdaq will issue a deficiency notice and provide a compliance period of 180 days to regain compliance. It is not uncommon for the market price of a company’s shares to decline in the period following a share consolidation. If the market price of our Common Shares declines, the percentage decline may be greater than would have occurred in the absence of the Share Consolidation. In addition, if other factors unrelated to the number of shares of our Common Shares outstanding, such as unfavorable financial or operational results, adversely affect the market price of our Common Shares, that may jeopardize our ability to meet or maintain the minimum bid price requirement with Nasdaq’s continued listing standards. If we fail to maintain such compliance, our Common Shares may be subject to delisting, which could materially reduce the liquidity of our shares and impair our access to capital markets.
We may not receive requisite approval from the TSXV on our anticipated timeline or at all, and even if such approvals are received, our inability to comply with Nasdaq’s continued listing requirements could result in our Common Shares being delisted, which could affect the market price and liquidity of our securities and reduce our ability to raise capital.
Our Common Shares have been approved for listing on Nasdaq under the symbol “DETX.” We have notified the TSXV of this offering, but no assurance can be given that the TSXV will conditionally approve this offering, or that such approval will be obtained by the expected delivery date of the Common Shares, which would delay the closing and settlement of this offering. If this offering is approved by the TSXV, upon completion of this offering, we will be required to meet certain qualitative and financial tests to maintain the listing of our Common Shares on Nasdaq. If we do not maintain compliance with Nasdaq’s continued listing requirements within specified periods and subject to permitted extensions, our Common Shares may be recommended for delisting (subject to any appeal we would file). No assurance can be provided that we will comply with these continued listing requirements. Nasdaq has broad discretionary authority over the continued listing of securities, which it could exercise with respect to the listing of our Common Shares. If our Common Shares were delisted, it could be more difficult to buy or sell our Common Shares and to obtain accurate quotations, and the price of our securities could suffer a material decline. Delisting would also impair our ability to raise capital. The delisting of our Common Shares from any other exchange on which they are listed could similarly reduce liquidity, adversely affect the market price of our securities, limit the availability of market quotations and impair our ability to raise capital.
There is no public market for the Pre-Funded Warrants.
There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited.
We may not receive any additional funds upon the exercise of the Pre-Funded Warrants.
Each Pre-Funded Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Pre-Funded Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants.
Holders of the Pre-Funded Warrants will have no rights as a common shareholder until they acquire Common Shares.
The Pre-Funded Warrants offered hereby do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire Common Shares at a fixed price. Until holders of the Pre-Funded Warrants acquire Common Shares upon exercise of the Pre-Funded Warrants, holders of Pre-Funded Warrants will have no rights with respect to Common Shares underlying such Pre-Funded Warrants.
Significant holders or beneficial holders of our Common Shares may not be permitted to exercise Pre-Funded Warrants that they hold.
Each holder of a Pre-Funded Warrant will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage. As a result, you may not be able to exercise your Pre-Funded Warrants for Common Shares at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.
An investment in our securities involves significant risks.
Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business and operations and cause the trading price of our securities to decline. If any of the following or other risks occur, our business, prospects, financial condition, results of operations and cash flows could be materially adversely impacted. In that event, the trading price of our securities could decline and security holders could lose all or part of their investment. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks.
Our Common Shares have in the past and may in the future experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.
Recently, there have been instances of extreme share price run-ups followed by rapid price declines and strong share price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we have experienced and may continue to experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. Our Common Shares are currently listed on the TSXV and the FSE, and the trading price and volume of our Common Shares on those markets have exhibited volatility in the past, including periods of rapid appreciation and decline, wide bid-ask spreads and low trading volumes. Our Common Shares could continue to be subject to similar instances of volatility following our listing on Nasdaq in connection with this offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.
In addition, if the trading volumes of our Common Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Common Shares. This low volume of trades could also cause the price of our Common Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Common Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Common Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Common Shares.
As a result of this volatility, investors may experience losses on their investment in our Common Shares. A volatile market price of our Common Shares also could adversely affect our ability to issue additional Common Shares or other securities and our ability to obtain additional financing in the future.
We cannot assure you that the market price of our Common Shares will not continue to fluctuate or decline, and past trading volatility on the TSXV and FSE should not be considered indicative of future performance on any market, including Nasdaq.
Our Common Shares will be traded on different markets and this may result in price variations.
Our Common Shares are listed on the TSXV and the FSE, quoted on the OTCQB and have been approved to be listed on Nasdaq. In connection with our listing on Nasdaq, our Common Shares will no longer be quoted on the OTCQB. Trading in our Common Shares on these markets will be made in different currencies and at different times (due to differences in trading days and public holidays). The trading prices of our Common Shares on these markets may differ due to these and other factors. Any decrease in the price of our Common Shares on one of these markets could cause a decrease in the trading price of our

Common Shares on the other market. In addition, market conditions in either market may affect the price of our Common Shares on the other. Investors could seek to sell or buy our Common Shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in the trading price of our Common Shares.
We are selling a substantial number of securities in this offering, which could cause the price of our Common Shares to decline.
In this offering, we are selling 3,673,638 Common Shares (assuming no exercise by the underwriter of the Over-Allotment Option) and 770,807 Pre-Funded Warrants in lieu thereof. The existence of the additional Common Shares in the public market, or the perception that additional Common Shares may be in the market upon the exercise of any Pre-Funded Warrants, could adversely affect the price of our Common Shares. We cannot predict the effect, if any, that market sales of those securities or the availability of those securities for sale will have on the market price of our Common Shares.
If we are unable to satisfy the requirements of Sarbanes-Oxley or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned.
We are subject to the requirements of Sarbanes-Oxley. Section 404 of Sarbanes-Oxley (“Section 404”) requires companies subject to the reporting requirements of United States securities laws to complete a comprehensive evaluation of their internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures, and our management will be required to assess and issue a report concerning our internal controls over financial reporting in our future annual reports on Form 20-F following this offering, beginning with our second such annual report. Pursuant to the JOBS Act, we will be classified as an “emerging growth company.” Under the JOBS Act, emerging growth companies are exempt from certain reporting requirements, including the independent auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. Under this exemption, our independent auditor will not be required to attest to and report on management’s assessment of our internal controls over financial reporting during a five-year transition period, except in the event this is accelerated if we lose our status as an “emerging growth company.” We will need to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, we believe that our business will grow both domestically and internationally, organically and through acquisitions, in which case our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall. During the course of our testing, management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by Sarbanes-Oxley. If management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.
We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements applicable to other public companies that are not emerging growth companies.
We will be an “emerging growth company” as defined in section 3(a) of the Exchange Act (as amended by the JOBS Act), and will continue to qualify as an emerging growth company until the earliest of: (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our Common Shares that are held by non-affiliates exceeds US$700 million.
For so long as we remain an emerging growth company, we are permitted to, and intend to, rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404. We cannot predict whether investors will find our securities less attractive because we rely upon certain of these exemptions. If some investors find the securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile. On the other hand, if we no longer qualify as an emerging growth company, we would be required to divert additional management time and attention from development and other business activities and incur increased legal and financial costs to comply with the additional associated reporting requirements, which could negatively impact our business, financial condition and results of operations.
We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
•
we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•
for interim reporting, we are permitted to comply solely with our home country requirements, which may be less rigorous than the rules that apply to domestic public companies;

•
we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•
we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•
we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•
we are not required to comply with Section 16(b) of the Exchange Act establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our financial results on a quarterly basis through press releases distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.
As a foreign private issuer, we are permitted to follow certain home country corporate governance practices that differ significantly from Nasdaq corporate governance listing standards applicable to U.S. domestic issuers, which may afford less protection to shareholders.
As a foreign private issuer, we are permitted and intend to follow certain home country corporate governance practices instead of those required under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. These home country corporate governance practices may differ in significant respects and could provide less protection to shareholders than they would have under the Nasdaq rules applicable to domestic issuers.
Specifically, we do not intend to adhere to the following Nasdaq corporate governance requirements and will instead follow the corporate and securities laws, rules, and regulations of the Province of British Columbia, Canada:
•
Regularly Scheduled Independent Director Meetings: We are not required to hold regularly scheduled meetings exclusively attended by independent directors. However, we are subject to certain corporate governance disclosure requirements under Canadian securities laws and must disclose whether the independent directors hold executive sessions and, if such executive sessions are held, how many of these meetings have been held since the beginning of our most recently completed financial year. If we do not hold executive sessions, we must describe what our Board does to facilitate open and candid discussion among our independent directors.
•
Proxy Delivery Requirements: As a “foreign private issuer”, we are exempt from the proxy rules set forth in Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act. We will solicit proxies in accordance with applicable rules and regulations in Canada.

•
Shareholder Approval for Certain Transactions: We do not require shareholder approval for certain issuances of securities, including, but not limited to, the acquisition of another company’s stock or asset and certain private placements.

•
Quorum Requirement for Shareholders Meetings: Under Canadian law and pursuant to our Articles, a quorum shall be present at a shareholders meeting if two or more holders of Common Shares representing at least 5% of the total number of voting rights attaching to the said Common Shares entitled to be voted at the meeting are present or represented by proxy.

•
Distribution of Annual and Interim Reports: We intend to comply with Nasdaq Listing Rules 5250(d)(1) and 5250(d)(4)(A), but we may not do so or on a consistent basis. We are required to file annual and interim financial statements with the SEC and on SEDAR+, a secure web-based system maintained on behalf of the Canadian Securities Administrators and accessible at www.sedarplus.ca, and to send annually a request form to the registered holders and beneficial owners of our Common Shares that can be used to request a paper copy of our audited annual financial statements and related management discussion and analysis, and a copy of our unaudited interim financial statements and related management discussion and analysis, in each case free of charge.

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Nomination of Directors: Nasdaq Listing Rule 5605(e)(1) requires director nominations of a Nasdaq listed company to be made or recommended solely by independent directors. We intend to follow Canadian practice which does not require independent director involvement in the selection of director nominees.

As a result, shareholders will not have the same rights and protections as they would if we complied with Nasdaq’s corporate governance requirements for U.S. domestic issuers.
We may lose foreign private issuer status in the future, which could result in significant additional costs and expenses.
While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2026. We may in the future lose foreign private issuer status if a majority of the Common Shares are directly or indirectly owned of record by residents of the United States and if we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status, such as if: (i) a majority of the directors or executive officers are United States citizens or residents; (ii) a majority of assets are located in the United States; or (iii) the business is administered principally in the United States. The regulatory and compliance costs to us under United States securities laws as a United States domestic issuer will be significantly more than the costs incurred as an SEC foreign private issuer. If we are not a foreign private issuer, we would be required to file periodic and current reports and registration statements on United States domestic issuer forms with the SEC, which are generally more detailed and extensive than the forms available to foreign private issuers. In addition, we may lose the ability to rely upon exemptions from corporate governance requirements that are available to foreign private issuers.

DIVIDEND POLICY
We have not paid dividends to our shareholders to date. We do not anticipate that we will declare or pay cash dividends on the Common Shares in the foreseeable future. Our current policy is to retain cash flows to finance development and to otherwise reinvest in our business. The declaration and payment of dividends on the Common Shares is at the discretion of our Board. Our dividend policy will be reviewed from time to time by our Board in the context of earnings, financial conditions and other relevant factors.

MARKET FOR OUR COMMON SHARES
Our Common Shares have been approved for listing on Nasdaq under the symbol “DETX,” and are expected to commence trading on Nasdaq on April 22, 2026. Our Common Shares are also listed on the TSXV under the symbol “SCAN,” quoted on the OTCQB under the symbol of “LDDFF” and are listed on the FSE under the symbol of “4XS.” In connection with our listing on Nasdaq, our Common Shares will no longer be quoted on the OTCQB. We have notified the TSXV of this offering, but no assurance can be given that the TSXV will conditionally approve this offering. It is a condition precedent to the underwriter’s obligation to purchase the Common Shares offered hereby that the TSXV approves the listing of our Common Shares. Accordingly, if the TSXV does not approve the listing of our Common Shares, we may not be able to proceed with this offering on the anticipated timeline or at all.
We are authorized to issue an unlimited number of Common Shares. As of April 20, 2026, there were 1,984,303 Common Shares issued and outstanding, and there were approximately 83 record holders of our Common Shares. The transfer agent and registrar of the Common Shares is Computershare Investor Services Inc., located in Vancouver, British Columbia, Canada. For additional details regarding our Common Shares see “Description of Share Capital.”
Normal Course Issuer Bid
On June 2, 2025, we announced that the TSXV had conditionally approved our notice of intention to conduct a normal course issuer bid (“NCIB”). The NCIB permits us to repurchase for cancellation up to 114,285 of our outstanding Common Shares, representing approximately 9.9% of the public float as of May 30, 2025.
The NCIB commenced on June 5, 2025, and will remain open until June 4, 2026, unless earlier completed or terminated. Purchases may be made in open market transactions through the facilities of the TSXV, subject to a maximum of 2% of our issued and outstanding Common Shares in any 30-day period. All shares repurchased under the NCIB will be canceled.
We initiated the NCIB because we believe that, from time to time, the market price of our Common Shares does not fully reflect the underlying value of our business. Accordingly, we view opportunistic share repurchases as a prudent use of corporate funds. We have engaged Research Capital Corporation to act as our broker for the NCIB.
We are not obligated to repurchase any shares under the NCIB and may suspend or terminate the program at any time. As of the date of this prospectus, we have not repurchased any Common Shares under the NCIB. We do not intend to conduct any repurchases during the pendency of this offering.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2025:
•
on an actual basis, as determined in accordance with IFRS;

•
on an adjusted basis to reflect the issuance of 176,482 and 87,627 Common Shares pursuant to non-brokered private placements on December 31, 2025 and January 15, 2026, respectively, and our receipt of net proceeds therefrom; and

•
on a further adjusted basis to reflect the sale of 3,673,638 Common Shares and 770,807 Pre-Funded Warrants (excluding the Over-Allotment Option) in this offering and the net proceeds therefrom at the initial public offering price of US$4.50 per Common Share and US$4.4999 per Pre-Funded Warrant, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” sections, as well as our audited and unaudited financial statements, included elsewhere in this prospectus.
	As of September 30, 2025
	Actual		As adjusted		As further adjusted(1)
	(unaudited)		(unaudited)		(unaudited)
Cash	US$	640,907	US$	2,543,900	US$	19,550,039
Debt:
Parabilis term loan		2,642,526		2,642,526		2,642,526
Factoring liability		797,975		797,975		797,975
Lease liabilities – current portion		236,709		236,709		236,709
Lease liabilities – non-current portion		345,534		345,534		345,534
Total Debt		4,022,744		4,022,744		4,022,744
Shareholders’ deficiency:
Share capital		48,894,901		50,797,893		67,804,033
Equity reserves		6,026,365		6,026,365		6,026,365
Accumulated other comprehensive loss		83,764		83,764		83,764
Deficit		(56,835,418)		(56,835,418)		(56,835,418)
Total shareholders’ (deficiency) equity	US$	(1,830,388)	US$	72,605	US$	17,078,744
Total capitalization	US$ 2,192,356		US$	4,095,349	US$	21,101,488

(1)
If the Over-Allotment Option is exercised in full, our as further adjusted cash, total shareholders’ equity (deficit) and total capitalization would increase by approximately US$2.8 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. This as adjusted information is illustrative only.

The above discussion is based on 1,599,649 Common Shares issued and outstanding as of September 30, 2025 and excludes, as of that date, the following:
•
115,722 Common Shares issuable upon exercise of outstanding stock options, with a weighted average exercise price of C$35.55 per share, under our Omnibus Long-Term Incentive Plan, as amended;

•
654,697 Common Shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of C$39.15 per share; and

•
8,494 Common Shares issuable upon exercise of outstanding RSUs.

USE OF PROCEEDS
We estimate that the net proceeds from this offering will be approximately US$17.0 million (or US$19.8 million if the underwriter exercises the Over-Allotment Option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including for commercialization of our HD-AIT Upgrade Kit, business development activities associated with the sale of HEXWAVE™ and recurring engineering and cost reduction efforts for next generation HEXWAVE™. We have not allocated specific amounts of net proceeds for any of these purposes.
The amounts and timing of our actual expenditures will depend on numerous factors, including the timing and success of our manufacturing and production cycle time, the status of our marketing and business development efforts, and the amount of cash generated by our operations.
We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. However, as discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we have granted overlapping security interests over substantially all of the assets of our wholly owned subsidiary in connection with multiple arrangements, including our credit facilities with Parabilis and our distribution agreement with Viken.
If we are unable to resolve these overlapping security interests on acceptable terms, Parabilis may exercise its rights under the applicable loan agreements, including declaring all outstanding amounts immediately due and payable. Similarly, if we are unable to resolve the amounts owed to Viken, Viken may also declare such amounts immediately due and payable. In such circumstances, we may be required to use a portion of the net proceeds from this offering to repay amounts owed under the Parabilis Credit Facilities and/or to Viken, which would reduce the funds available for working capital and other general corporate purposes. See “Risk Factors — Risks Relating to our Financial Condition — We have granted competing security interests in substantially all the assets of Liberty Defense Technologies, Inc., our wholly owned subsidiary, which could materially adversely affect us.” The Parabilis Credit Facilities consist of the Parabilis Term Loan, which has an annual interest rate of 17.99% and is scheduled to mature on August 15, 2026, and the Parabilis Revolving Credit Facility, which has an annual interest rate of 14.99% and is scheduled to mature on May 31, 2026, with automatic one-year renewals. Under the terms of our distribution agreement with Viken, Viken may charge interest at a rate of 1.5% per month on unpaid balances. Our management will have broad discretion to allocate the net proceeds from this offering.
Based on our current operating plan, we estimate that our future revenues and existing cash and cash equivalents as of the date of this prospectus, together with the estimated net proceeds from this offering, will be sufficient to fund our projected operating expenses and capital expenditure requirements through approximately December 31, 2026, assuming that the net proceeds are not used to repay amounts owed to Parabilis and Viken. If we are required to use approximately US$4.1 million of the net proceeds from this offering to repay such amounts owed to Parabilis and Viken in full, our available cash resources would be reduced and our expected runway would be shortened by approximately six to nine months based on our current expected monthly cash burn. In such circumstances, we would expect to require additional financing significantly earlier than anticipated, and our planned commercialization, production ramp-up and business development activities could be delayed by approximately six to nine months and, if additional financing is not obtained, could be prevented or significantly curtailed.

DILUTION
If you invest in our securities in this offering, the book value of the securities you purchase will be immediately diluted to the extent of the difference between the initial public offering price per security in this offering and the further adjusted net tangible book value per Common Share after giving effect to this offering. Dilution results from the fact that the initial public offering price per security is substantially in excess of the as adjusted net tangible book value per Common Share. As of September 30, 2025, our as adjusted net tangible book value (deficit) was US$(1.11) per Common Share. Our as adjusted net tangible book value per share represents total tangible assets less total liabilities, divided by the number of Common Shares outstanding as of September 30, 2025, after giving effect to the issuance of 176,482 and 87,627 Common Shares pursuant to non-brokered private placements on December 31, 2025 and January 15, 2026, respectively, and the net proceeds therefrom.
After giving effect to the sale of 3,673,638 Common Shares and 770,807 Pre-Funded Warrants in this offering at an initial public offering price of US$4.50 per Common Share and US$4.4999 per Pre-Funded Warrant, after deducting estimated underwriting discounts and commissions and estimated offering expenses, our as further adjusted net tangible book value as of September 30, 2025 would have been US$2.37 per Common Share. This represents an immediate decrease in as further adjusted net tangible book value of US$(5.65) per Common Share to existing shareholders and immediate dilution of US$2.13 per Common Share to new investors.
The following table illustrates this dilution per Common Share:
Initial public offering price per Common Share			US$	4.50
Net tangible book value (deficit) per Common Share as of September 30, 2025	US$	(2.48)
As adjusted net tangible book value (deficit) per Common Share as of September 30, 2025	US$	(1.11)
Decrease in as adjusted net tangible book value per Common Share attributable to new investors	US$(5.65)
As further adjusted net tangible book value per Common Share after this offering			US$	2.37
Dilution per Common Share to new investors participating in this offering			US$	2.13
If the Over-Allotment Option is exercised in full, the as further adjusted net tangible book value will increase to US$2.54 per Common Share, representing an immediate decrease in as adjusted net tangible book value to existing shareholders of US$(5.48) per Common Share and an immediate dilution of US$1.96 per Common Share to new investors participating in this offering.
The following table summarizes, on the as further adjusted basis described above as of September 30, 2025, the differences between the existing shareholders and the new investors in this offering with respect to the number of Common Shares or Pre-Funded Warrants purchased from us, the total consideration paid to us and the average price per share that our existing shareholders and the new purchasers in this offering paid. The calculation is based on the initial public offering price of US$4.50 per Common Share and US$4.4999 per Pre-Funded Warrant, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the following table shows, new investors purchasing Common Shares or Pre-Funded Warrants in this offering will pay a price per Common Share or Pre-Funded Warrant substantially higher than the weighted average price per Common Share paid by our existing shareholders.
	Shares Issued		Total Consideration		Average Price Per
	Number of Securities	Percent	Amount (US$)	Percent	Security (US$)
Existing shareholders	1,863,758	32.4%	51,515,944	74.6%	$27.64
New investors of Common Shares	3,673,638	67.6%	16,531,371	25.4%	$4.50
New investors of Pre-Funded Warrants	770,807		3,468,554		$4.4999
Total	6,308,203	100%	71,515,869	100%

Assuming the exercise of all of our outstanding options and warrants (except for the Pre-Funded Warrants) and settlement of all RSUs, the percentage of Common Shares held by existing shareholders will increase to 2,642,671, or 37.3%, of the total number of Common Shares outstanding after this offering, and the number of Common Shares held by new investors in this offering will decrease to 4,444,445, or 62.7%, of the total number of Common Shares outstanding after this offering.
The above discussion is based on 1,863,758 Common Shares issued and outstanding as of September 30, 2025, after giving effect to the issuance of 176,482 and 87,627 Common Shares pursuant to non-brokered private placements on December 31, 2025 and January 15, 2026, respectively, and excludes, as of that date, unless otherwise indicated, the following:
•
115,722 Common Shares issuable upon exercise of outstanding stock options, with a weighted average exercise price of C$35.55 per share, under our Omnibus Long-Term Incentive Plan, as amended;

•
654,697 Common Shares issuable upon exercise of outstanding warrants, (except for the Pre-Funded Warrants) with a weighted average exercise price of C$39.15 per share; and

•
8,494 Common Shares issuable upon exercise of outstanding RSUs.

BUSINESS
Company Overview
We are an emerging leader in AI-based contactless security technology for detecting concealed metallic and non-metallic weapons and threats. Our mission is protecting communities and preserving peace of mind through superior security detection solutions, while simultaneously increasing ease of travel and convenience for security at major checkpoints. In furtherance of this mission, we offer two separate security screening solutions: our HEXWAVE™ system and our HD-AIT Upgrade Kit.
HEXWAVE™
Our flagship HEXWAVE™ system uses MMW, advanced 3D imaging, and AI to detect concealed metallic and non-metallic weapons, including traditional metallic guns and knives as well as more novel threats such as liquid, plastic, and powder explosives, 3D printed guns, and other prohibited items — without having to remove common items like cell phones or keys. The system allows for rapid, automated screening using a high throughput, contactless, walkthrough portal, alleviating many of the shortcomings of legacy metal detector-based screening processes. We believe HEXWAVE™ can empower gathering spaces to address the chronic epidemic of mass shootings and terrorist attacks, as well as emerging risks such as 3D printed weapons, in a cost-effective manner while improving the visitor experience. We believe the most promising market opportunities for HEXWAVE™ are certain verticals in the urban security market and in aviation employee screening.
HEXWAVE™’s contactless, 3D-imaging and AI-enabled screening technology represents a new generation of technology for our target urban security and aviation employee screening markets which, according to Future Market Insights Inc., is currently a US$11 billion market opportunity and is forecasted to reach US$22.4 billion by 2036, representing a 7.5% CAGR. These markets are based primarily on legacy metal detectors and inefficient processes. This legacy approach presents numerous operational problems and hidden costs, including frequent false alarms caused by the inability to distinguish between dangerous weapons and harmless items. Persistent false alarms often require visitors to undergo a cumbersome resolution process, including emptying of pockets and pat downs that are error-prone, labor and cost-intensive, intrusive, and unpleasant. This also creates long wait times, dangerous crowding, and numerous opportunities for weapons to slip through undetected. The net result is less effective security, unhappy visitors, and stressful working conditions for employees, many of whom may be hire-for-the-day contractors. As a result, venues and facilities in the urban security market generally have faced a choice between operating largely unprotected against random acts of violence (i.e., without security screening) or using systems that significantly impede the flow of customers into and within business facilities.
Unlike traditional walk-through metal detectors, HEXWAVE™ uses advanced sensors, 3D image reconstruction and AI software to reliably detect dangerous weapons while ignoring harmless items like keys, wallets, cell phones and jackets. This means that visitors can walk through HEXWAVE™ without stopping, without removing items from their pockets. HEXWAVE™ significantly reduces the number of false alarms, allowing security staff to focus their attention on high probability threats and increase customer throughput.
We believe that the increasing frequency and severity of violent incidents in public venues is prompting both businesses and governments to adopt more proactive and scalable security screening solutions. This shift is creating a growing, market-driven need for effective, efficient and non-invasive detection technologies that can be broadly deployed across both public and private settings. As a result, we believe that we are well-positioned to become a market leader in the rapidly growing market for next-generation urban security screening technologies.
HEXWAVE™ is currently in early commercial deployment. For the nine months ended September 30, 2025 and the year ended December 31, 2024, we have generated approximately US$0.91 million and US$1.01 million, respectively, in revenue from sales of HEXWAVE™ to early-adopter customers mainly in North America. These include deliveries to customers in the stadium, transportation, and government facility sectors. HEXWAVE™ is not yet in full-scale mass production, and we continue to focus on optimizing unit economics, reducing production costs, and enhancing system performance through ongoing engineering and supply chain improvements.
Our marketing and sales activities to date have included participation in major security and public safety trade shows, targeted pilot programs at customer venues, and direct sales outreach to key sectors. We are actively expanding our commercial team and building channel partnerships to support broader market rollout in 2026.
For a description of the HEXWAVE™ system, including the AI technology it incorporates, see “— Our Products — HEXWAVE™.”
HD-AIT Upgrade Kit
Our HD-AIT Upgrade Kit is being developed pursuant to contracts awarded by the TSA to create a solution to aging HD-AIT systems currently in use in airports throughout North America. The TSA has announced plans to upgrade over 1,000 body scanners installed at U.S. airports over the next five years, which we believe creates a near-term market opportunity representing approximately US$125 million of potential revenue, based on a target sales price of US$125,000 per HD-AIT Upgrade Kit unit. In addition, we believe there is global demand for similar upgrades to installed base systems internationally.
As of the date of this prospectus, the HD-AIT Upgrade Kit remains in the product development and TSA certification phase and has not yet been commercialized. In August 2025, we delivered our first unit to the TSA for formal evaluation and testing at the Transportation Security Lab. In December 2025, the TSA exercised its contract option for the completion of design improvements to the HD-AIT Upgrade Kit. Initial commercial sales are anticipated in 2026, subject to successful completion of the TSA’s certification process.
For a description of the HD-AIT Upgrade Kit, see “— Our Products — HD-AIT Upgrade Kit.”
Industry Background
Urban Security Market and Aviation Worker Screening (HEXWAVE™ Product)
Legacy Security Screening Systems
We believe that legacy security screening systems generally have been designed based on a limited number of use cases — for example, airports, courthouses and prisons — using antiquated technology and based on the assumption that weapons will be made of or contain metal. The specialized facilities in which security screening has predominantly been deployed often are required by law to meet specific screening regulations using products built to meet technical standards designed for these environments. Many of these standards and regulations have not been updated to account for rapid changes in technology.
The legacy security screening systems developed in this environment have not rapidly advanced to meet an evolving threat landscape that includes, for example, 3D printed guns and knives produced from plastics and non-metal composites, as well as non-metallic explosives. In addition, because the regulated facilities in which legacy security screening systems have been deployed, such as airports and prisons, usually have a local monopoly on the services they provide, they often have not been incentivized to prioritize visitor experience. As a result, we believe that legacy security screening systems are not well-suited to the current threat landscape or to environments where visitor experience is highly valued, such as schools, places of worship, shopping malls or sports and entertainment venues (where security screening often is not deployed). They also generally cannot be adapted for applications other than violence prevention, such as the detection of drugs, liquids, money, stolen goods or other non-metallic contraband.
Security screening at most venues and facilities has historically been designed around metal detectors that require visitors to enter in single-file lines after submitting their pocket contents to manual inspection. This process is usually supported by multiple security guards who perform manual inspections, hand wand scans, and hands-on body “pat downs” to resolve the large numbers of alarms, frequently false positives, generated by the metal detectors. This complex process has numerous shortcomings:

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Unadaptable and Limited to Metallic Threats.   Legacy metal detectors are not able to detect the growing array non-metallic threats, including 3D printed guns and knives produced from plastics and non-metal composites, as well as liquid, powder and plastic explosives/IEDs. These threats are becoming increasingly prevalent in today’s environment. More generally, legacy metal detectors cannot be adapted or customized to detect new types of physical threats or other contraband.

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False Alarm Fatigue.   Legacy metal detectors are not able to differentiate between weapons and harmless metallic items like cellular phones, keys, wallets and steel-toed boots. These items generate large numbers of false alarms. This problem can only be partially mitigated by emptying pockets and separately screening bags. High numbers of false alarms make it difficult for even experienced, well-trained security guards to stay vigilant with every visitor.

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Ambiguous Alarms.   When alarms occur, security guards may be confused about which visitor triggered the alarm. Even if guards correctly identify the visitor, they have no indication of where the potential threat is located on the visitor’s person. This ambiguity extends the duration, error potential, and risk level associated with manual searches to locate the threat.

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Frequent Human Error.   Legacy screening technology requires careful people flow orchestration and manual processes to avoid and/or resolve false alarms. There are many opportunities for even well-trained, highly motivated guards to become fatigued, or distracted, allowing weapons to slip through. Additionally, guards may be affected by unconscious bias that causes them to manually search some visitors more thoroughly than others, allowing weapons to enter undetected.

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Frustrating Delays.   Taking time to form single-file lines, wait their turn to enter, empty pockets, and resolve frequent false alarms creates frustrating delays for visitors at the precise moment when they should be feeling the exhilaration of arrival.

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Invasive Contact.   Waiting in large crowds, placing one’s personal items in communal bowls and having bags and bodies touched by strangers has never been something visitors want or expect during their arrival experience.

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High Labor Costs.   The intensively manual processes of legacy screening technology require large numbers of security staff. The only way to reduce wait times during peak arrival periods is to deploy equipment and guards up to the limit of what the physical space can accommodate, generating substantial variable labor expenses.

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Transient Security Staff.   Many venues have a core set of security professionals and managers on staff. For those venues which are event-based, they may hire security staff for each event. Recruiting and hiring security staff for each event can result in a wide variance in the skills and experience of staff conducting the screening.

In addition to the broader urban security market, the limitations of legacy security screening solutions combined with a lack of comprehensive regulations or legal requirements have led to inadequate screening of aviation workers (for example, airport vendor employees and maintenance technicians). Although aviation workers have broad access to security restricted areas, they generally are not subjected to the same level of screening as airline passengers. We estimate that approximately one million U.S. airline and cargo screening employees have unescorted access to security restricted areas, in addition to significant numbers of other aviation vendor employees such as workers at restaurants and convenience and gift shops. This creates significant “insider threat” — i.e., risk that aviation workers may bring contraband, especially non-metallic contraband such as explosives or drugs, into security restricted areas. Such contraband could be used by aviation workers to carry out an attack or passed to an airline passenger within the restricted area. However, in light of the number of workers who need to be screened and the limitations of legacy security screening systems, as well as modern HD-AIT screening systems (i.e., low throughput), regularly screening these workers with such systems could cause a significant burden. We believe that airports need modern equipment to address insider threats in an affordable and effective manner.
The historical emphasis on technical detection performance using outdated standards tested in isolation has drawn attention away from performance of the screening process as a whole system. As noted above, legacy screening technologies effectively detect metal, but they also generate numerous false alarms for harmless items. To bring down the false alarm rate, security teams proactively divert metal items away from the metal detectors into manual checking processes that are vulnerable to human error and may be defeated by a determined attacker. The result is a slow, frustrating process that introduces numerous potential points of failure. The root causes are outdated technical standards, antiquated technology, and the inability of humans to fully compensate for these deficiencies.
Recent Market Entrants
In addition to legacy metal detector-based security screening systems, a number of companies have brought to market new security screening solutions that address a number of the shortcomings associated with legacy systems. Certain of these new solutions include systems that utilize AI in order to reduce false alarms and increase throughput. For a discussion of certain of these competitors and their security screening systems, see “— Competition.”
HD-AIT Upgrade Kit
Since 2010, the TSA has deployed more than 1,000 full-body HD-AIT security screening scanners in U.S. airports. These systems require airline passengers to step briefly into a transparent, upright cylinder, where two vertical antenna masts rapidly rotate around the passengers. The system utilizes a transceiver to scan over a two-dimensional aperture and mathematically reconstruct the data into a 3D image of the person being screened. A computer processor then uses ATD algorithms to evaluate the resulting image and identify suspected threats for manual evaluation by TSA staff. The U.S. Department of Homeland Security’s (“DHS”) Science and Technology Directorate (“DHS S&T”) has announced a $1 billion “Screening at Speed” program in order to develop the next generation of passenger screening to upgrade or replace the existing HD-AIT security screening scanners. DHS S&T has stated that it believes the benefits of these upgrades will include better threat detection, reduced false alarms, fewer pat-downs and decreased secondary screening. In addition, the higher-resolution data obtained from upgraded systems may allow passengers to keep on their light outerwear without having to remove these items of clothing. The S&T Screening at Speed program partnered with the Department of Energy Pacific Northwest National Laboratory (“PNNL”) to develop MMW, HD-AIT technology to implement desired upgrades, resulting in the development of a new stand-alone screening portal that may be used to replace existing checkpoint systems and an HD-AIT retrofit kit that can be used to quickly update existing passenger screening systems with the improved technology. We obtained a license from PNNL to commercialize this technology, the only such license granted to date. For more information on this license, see “— Our Products — Our Licenses — Battelle Memorial Institute / PNNL — Intellectual Property used in HD-AIT Upgrade Kit” below. We are currently in development of a HD-AIT Upgrade Kit that has been funded by the TSA for approximately US$6 million and was the only company to receive an award for the S&T Screening at Speed Program. The capability is based on Open Architecture Platform integrating TSA identified “best in class” partners for optimal performance targeted to meet the new classified detection standards issued by DHS.
Our Market Opportunity
HEXWAVE™
Urban Security Market
We believe that the current macro trends in firearms ownership, mass shootings and the proliferation of emerging risks such as 3D printed weapons suggest that the need for effective security screening processes is significant and will continue to grow for the foreseeable future.
The aggregate markets associated with the security screening market, according to Future Market Insights Inc., is currently a US$11 billion market opportunity and is forecasted to reach US$22.4 billion by 2036, representing a 7.5% CAGR. The complexity of the urban security threat environment has dramatically changed over the last decade, requiring a more proactive approach to preventing violent attacks against communities. Since the September 11, 2001 terrorist attacks in the U.S., the air transportation community has effectively deployed a combination of detection technologies that are being consistently upgraded in an attempt produce products capable of detecting an array of rapidly evolving threats. Resulting detection solutions have focused largely on protecting access to aircraft systems in the form of gated or “point” solutions.

In the commercial aviation context, the public is forced to tolerate the delays associated with such inspections due to the extreme risks that explosives or weapons can have on an aircraft and its passengers.
In contrast, venues and facilities in the urban security market generally have faced a choice between operating largely unprotected against random acts of violence (i.e., without security screening) or using systems that significantly impede the flow of customers into and within business facilities. However, we believe that the frequency and magnitude of violent attacks in urban security market venues is forcing both businesses and governments to rethink how to implement more proactive measures. According to the Gun Violence Archive, there were more than 500 mass shootings in the U.S. in 2024, up from 271 in 2014. In June 2024, the U.S. Federal Bureau of Investigation (“FBI”) released its report “2023 Active Shooter Incidents in the United States.” In its report, the FBI designated 48 shootings as active shooter incidents. Although incidents decreased by 4% from 2022 (50 incidents), the number of active shooter incidents increased 60% since 2019 (30 incidents). The 48 active shooter incidents in 2023 occurred in 26 states and represent five categories, including open space, commerce, education, health care, and residence. The FBI designated 229 active shooter incidents from 2019 to 2023. This represents an 89% increase in active shooter incidents (121) from the previous five-year period (2014-2018). The 229 active shooter incidents from 2019 to 2023 occurred in 44 states and the District of Columbia and represent seven location categories including commerce, open space, education, government, residence, health care, and house of worship. We believe the market for countermeasures is growing as a result of these trends, creating a market-driven need for security detection that can be broadly deployed across nearly all public and private facilities. The base requirements for such systems are that they be both highly accurate and nonintrusive to our daily lives.
The current alternatives in the U.S. security screening market are typically restricted to:
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Solutions principally focusing on metal threats, therefore non-metal threats can potentially go undetected;

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Airport solutions which are not well suited to be used across other verticals because they do not enable the requisite throughput;

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Solutions that offer limited outdoor application and therefore hinder the capability of providing a layered defense for proactive threat detection;

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Solutions requiring large, dedicated areas or space versus integration into existing infrastructure; and/or

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Solutions with limited capability for integration into existing security systems command and control.

We believe that our current primary market opportunity is for threat detection screening in the following four vertical urban security markets (listed in order of priority):
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Correctional Facilities/Prisons — Screening for non-metallics including weapons, drugs, money, cigarettes, contraband;

2.
Areas necessitating secured perimeters and secured buildings, such as corporate campuses, national laboratories or government buildings;

3.
Public venues, such as stadiums (focused on employee and VIP screening), malls and outdoor events/festivals; and

4.
Transportation hubs, such as airports (curb to passenger gate), rail, cruise lines and bus stations.

Most venues and facilities in our target segments do not fall under regulations or mandates that require the adoption of security screening systems that conform to specific standards. We estimate that, of the US$11 billion market described above, such unregulated facilities represent over 60% of the total worldwide market opportunity for security screening technology and represent a large opportunity for rapid adoption of our innovative weapon screening products.
Aviation Worker Screening Market
In addition to the broader urban security market described above, we have a tailored opportunity to provide advanced security screening solutions in the U.S. aviation worker screening market. As noted above, in U.S. airports, insider threat poses a real risk, with the potential for employees to exploit secure access and insider knowledge to smuggle contraband and weapons into secured locations. In 2023, the TSA issued a mandate called “TSA-NA-23-02,” which required airports to begin conducting random physical screenings of aviation workers entering certain terminal access points, starting in late September 2023. The mandate also required airports to issue an Aviation Workers Screening Assessment by June 2024 and an Explosive Detection Screening Equipment (“EDSE”) Plan due to be submitted to airports’ Federal Security Director for approval in October 2024. Under the TSA’s mandate, airports’ EDSEs must be capable of detecting the presence of explosives carried on the person, in outer coats and jackets and prevent the introduction of unauthorized weapons, explosives, and incendiaries into a secured area. The deadline for airports to implement their EDSE plan is April 2026. Under the mandate, airports themselves — rather than the TSA — are required to implement the requisite aviation worker screening protocols. However, a group of municipalities and airports challenged the 2023 TSA mandate (City of Billings, et al. v. Transportation Security Administration et al.), arguing that the U.S. federal government lacked authority to command state and local governments to enforce federal regulations, that the TSA was required to provide public notice of the new rule and allow for public comment under the APA, and that the rule unlawfully compelled local officials to implement a federal scheme. In August 2025, the U.S. Court of Appeals for the D.C. Circuit found that the TSA failed to comply with the notice and comment requirements in accordance with the APA. The court stayed issuance of its order until the TSA either completes an appropriate rulemaking process or decides to forgo the rule. As of the date of this prospectus, it is uncertain whether the TSA will decide to follow proper rulemaking procedures or will determine that the requirements are not necessary.
If the TSA’s mandate is upheld, based on certain assumptions regarding the number of airports covered by the TSA’s mandate, average operating time and average number of screening systems per airport, we estimate that airports will require over 500 new screening systems in order to comply with the TSA’s mandate. We believe that we would be positioned to capture a significant portion of this market, representing an opportunity for approximately US$50 million in revenue, based on an average sales price of US$100,000 per HEXWAVE™ unit.
HD-AIT Upgrade Kit
As described above under “— Industry Background — HD-AIT Upgrade Kit,” the TSA is expected to upgrade over 1,000 existing HD-AIT security screening scanners over the next five years. As a result of our license from PNNL to commercialize the technology that PNNL developed in partnership with DHS, S&T, and our track record of receiving grants and collaborating successfully with the TSA, we believe that our HD-AIT Upgrade Kit is very well positioned to fill most or all of this demand, representing an opportunity for approximately US$125 million in revenue over the life of the upgrades, based on a target sales price of US$125,000 per HD-AIT Upgrade Kit unit.
In addition to legacy AIT security screening scanners that will be upgraded in the U.S., airports in other countries also have legacy AIT security screening scanners deployed. We believe that our HD-AIT Upgrade Kit is compatible and can be used with all of these systems, and we expect for there to be pressure to upgrade these systems. The applicable certification standards for HD-AIT security screening systems in the U.S. and Europe are classified but will require expanded threat detection capability, by size and region, lower false alarm rates, and certain minimum processing time and throughput requirements. Based on early testing, we believe that our HD-AIT Upgrade Kit will meet these standards and enable significantly higher throughput per system by lowering false alarm and passenger touch rates.
Outside of the aviation context, there are legacy AIT security screening scanners deployed at locations such as nuclear power plants, high-profile soft targets (for example, the 9/11 Ground Zero Museum) and government buildings (such as the U.S. Capitol, courthouses and other facilities). Although at present there is no regulatory mandate to update the security screening scanners at such facilities, we believe that there will be strong market demand from these facilities for our HD-AIT Upgrade Kit once approved and deployed at US airports.

Our Growth Strategy
The key elements of our growth strategy within our target market include the following:
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Develop Initial Customer Successes in Specific Target Metropolitan Areas

Decision-makers at our prospective customers are often professionally connected to decision-makers at other prospective customers in different vertical industries within a specific target metropolitan area. We have established a successful pattern of targeting and winning first adopter customers in specific vertical industries and then leveraging that success to solicit referrals at other venues and facilities across the metropolitan area in other vertical industries. We have developed a playbook for executing this pattern through orchestration of our direct sales resources and channel partners in a manner that we believe will continue to scale as we develop the available market.
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Expand and Activate Our Distribution Channels

We have a global distribution network based on certain exclusive and non-exclusive distributor relationships with Rapiscan Systems, Inc. (“Rapiscan”), Viken, K2 Security Screening Group (“K2”), Isotec Security Inc. (“Isotec”), Grasp Innovations (“Grasp”), KPrime Technologies, Inc. (“KPrime”), Linev Systems US, Inc. (“Linev Systems”) and Point Security Inc. (“Point”), and we continue to seek additional distributors for our products. These distributors are actively seeking sales opportunities in approximately 20 U.S. states and more than five countries around the world. We also previously engaged The Chertoff Group to provide strategic advisory services in connection with our efforts to pursue growth opportunities in the U.S. government (including the TSA) and adjacent market. We intend to continue to develop our distribution network by adding further geographic coverage and sales capacity. We plan to continue to cultivate field level collaboration between our direct sales team and our distributors to develop the ability of the distributors to find, develop, close, and service customers independently.
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Concentrate Marketing and Sales Effort in Specific Target Accounts in Specific Vertical Industries

Through our experience to date we have developed a proprietary list of target vertical industries, developed a list of target accounts within those industries, and identified target decision-makers in our target accounts. We believe that our target account list represents the best immediate growth opportunities for our business. Over time, we plan to adjust our target account list to reflect current market conditions and the capabilities of our products. We plan to continue to execute advertising, content marketing, lead generation, trade shows, in-house demonstrations and sales development activities to our target account list to create qualified sales opportunities.
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Promote Awareness by Gathering and Leveraging Our Customer Community

We believe that we can successfully seek referrals from existing customers and partners to other prospective qualified customers, sell additional capacity to existing customers and sell new add-on software enhancements and services to existing customers. We are continuing to develop and expand our customer success function within the global revenue organization to focus on helping customers successfully deploy our products and cultivate referrals, expansion, and upsell opportunities. Our buyers are naturally collaborative on security best practices due to their vested interest in collective deterrence and the likelihood that any security event will have a negative collective impact at the metropolitan, regional or industry level.
Our Competitive Strengths
We are an innovator in the security screening industry with a mission of protecting communities and preserving peace of mind through superior security detection solutions. We believe our collective expertise coupled with the following competitive strengths will allow us to establish a leadership position in next-generation security screening and expand our market opportunity:
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Superior Detection Effectiveness of Metallic and Non-Metallic Threats Based on Artificial Intelligence Software

We believe that real-world screening operations based on our products detect more actual weapon threats with fewer false alarms than similar screening operations based on old walk-through metal detectors. HEXWAVE™’s Automated Threat Detection using AI and deep learning interprets the high volume of data and 3D radar images produced by the antenna array and receiver to determine whether there is a threat item concealed on a person. Our AI and deep learning algorithm have been developed by our team of industry experts, who have previously and successfully brought to market industry-leading AI algorithms and products used in the aviation security screening market. we have acquired over 2.5 million individual image frames, captured from over 12,000 scans of live mock passengers using the HEXWAVE™ system, to create the existing data set enabling the training of large AI models and enhancing detection performance. This data set continues to grow as our products are deployed in more venues and facilities. As a result, HEXWAVE™ is able to accurately identify both metallic and non-metallic concealed weapons or threat objects on a person. This detection capability is critical in an environment of constantly evolving threats, which include liquid, powder, and plastic explosives, 3D printed guns, ceramic knives and ghost guns, among other threats, clearing the path to meet and exceed robust detection and screening performance requirements across multiple markets. The ability to detect both metallic and non-metallic threats is extremely limited in the urban security market today.
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Mobility and Flexibility Enabling a Layered Security Screening Approach.

HEXWAVE™’s mobility and flexibility allow customers to rapidly deploy in multiple locations indoors and outdoors as needed for their security screening requirements and as a layered security screening approach. HEXWAVE™’s stand-alone 3D image capture and antenna array architecture enables a standard portal configuration to an arrayed kiosk arrangement for scanning pedestrians as they move through a pre-screening area. The mobile and indoors/outdoors features of HEXWAVE™ are central to its operational agility to be deployed across a security detection space. These capabilities provide the means for a “layered defense” across the full spectrum of urban security environments with a modular configuration that can be deployed across the full market space.
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Reliable Precision

Our technology uses 3D radar imaging combined with artificial intelligence to identify both metallic and non-metallic threats, including explosives, liquids, and even 3D-printed weapons. We continually train and update algorithms through rigorous data collection in the factory and at customer locations to improve the detection capability for new and existing threats. This dramatically reduces the number of false alarms and allows visitors to walk through the system at normal pace, without emptying their pockets. The result is a visitor experience that is more similar to walking through a shoplifting prevention system at a department store than an airport security checkpoint.
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Increased Throughput

Visitors pass through the HEXWAVE™ system at normal walking pace, in a continuous “S-curve” configuration. This configuration, combined with low false alarm rates, makes screening with our products up to twice as fast as old screening processes. In addition to improved visitor experience, faster throughput helps reduce the size of crowds in entry areas, which can be an attractive soft target for threat actors.
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Automated and Targeted

As visitors pass through the HEXWAVE™ system, our technology provides security officers with an immediate and visible go/no-go decision for automatic threat detection. If a potential threat is detected, HEXWAVE™ alerts security officers to the specific location of the potential threat by means of a highlighted digital human avatar, so security guards know exactly where to look to resolve the alarm. This reduces the potential for human error and accelerates the resolution process.
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Significant Cost Savings

Because our technology generates so few false alarms and scans visitors more quickly than legacy metal detector systems, far fewer security guards and equipment is required, allowing venues to reduce overall operational costs and making security screening financially feasible at more venues and events.

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Continuous Improvement

Unlike analog alternatives, our products use artificial intelligence software to classify threats based on a large and growing digital data set that makes it possible to improve detection accuracy over time, adapt to new threats and customize detection capability for specific items.
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Key Strategic Global Partners

We have signed global strategic partnership agreements with Rapiscan and Viken. Each of these strategic partners has a globally recognized brand, a large global distribution network, global systems integration and support capabilities, and global customer networks full of potential prospects for our contactless security screening solutions. We believe that these strategic partners will provide us with significant leverage and global reach that will allow us to rapidly scale our business and guide customers to success.
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Visionary and Experienced Management Team

Our management team brings significant security industry relationships and expertise working with the development of security related technologies, specifically MMW applications which encompass HEXWAVE™ and HD-AIT Upgrade Kit. This includes industry experts on 3D imaging capability and algorithm development for the automatic detection of threats vs. non-threats, as well as experience leading the development of ground-breaking sensing products for the military, medical, industrial, and commercial markets, including body scanners that can be seen deployed across most United States and European Union airport checkpoints.
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Self-Reinforcing Adoption Cycle

We believe that as we acquire more customers and deploy more of our products, we gather more digital data that helps us improve the detection accuracy and performance of our systems. As the accuracy of our systems increases, we believe more prospective customers will be attracted to our products and more engaged prospects will choose to purchase our products. We anticipate that this cycle will continue to operate in the future, creating ongoing competitive advantages for us and for our distributor partners.
Our Products
We provide security solutions for concealed threat detection in high volume foot traffic areas. We currently offer two next generation security technologies:
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Our flagship HEXWAVE™ product is a walk-through security portal designed to provide discrete, modular and scalable protection to provide layered, stand-off detection capability, providing a means to proactively counter evolving threats in aviation employee and urban security environments. The integrated active 3D imaging sensor using proven MMW technology and Automatic Threat Detection using AI is designed to detect both metallic and non-metallic firearms, knives, explosives and other threats and contraband.

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Our High-Definition Advanced Imaging Technology TSA Upgrade Kit is being developed pursuant to contracts awarded by the TSA to create a solution to aging HD-AIT systems currently in use in airports throughout North America and also can be implemented to upgrade HD-AIT systems around the globe. Both our flagship HEXWAVE™ product and our HD-AIT Upgrade Kit depend on critical patented technology and processes that we have licensed from third parties. See “— Our Licenses” below for more information.

HEXWAVE™
HEXWAVE™
Our flagship product is HEXWAVE™, a walk-through security portal designed to provide discrete, modular and scalable protection to provide layered, stand-off detection capability, providing a means to proactively counter evolving threats in aviation employee and urban security environments. The integrated active 3D imaging sensor using proven MMW technology and Automatic Threat Detection using AI is designed to detect both metallic and non-metallic firearms, knives, explosives and other threats. In addition, HEXWAVE™’s AI algorithms can be customized and trained for specific items of interest like drugs, alcohol, stolen merchandise or other contraband and immediately sent to the customer. HEXWAVE™ supports a maximum screening throughput of 700 people per hour. HEXWAVE™ became commercially available in October 2023.
HEXWAVE™ sends low power signal to capture reflected data used to create real time 3D images which can detect weapons through clothing. Images are never stored or presented to an operator. If a threat is detected, the location of the threat is identified on a mannequin like image (see below) for improved alarm resolution. The active microwave imaging technology uses deep learning algorithms to identify metal and non-metal threats. The technology can be used in both indoor and outdoor applications in a modular form that enables it to be easily scalable to a stand-off, layered mode for virtually any facility that has defined entrances and controlled perimeters. Further, the architecture of the technology makes it suitable for deployment across ultra-wide band frequencies, enabling it to be adaptable to international regulatory environments. Because HEXWAVE™ emits radio frequency energy, FCC certification is required to market and sell HEXWAVE in the U.S. We received FCC certification for HEXWAVE™ in the U.S. and Canada in February and April 2024, respectively.

Security Personnel Interface Showing Threat Detected
A high-level overview of how HEXWAVE™ functions is described below in the figure below.
HEXWAVE™ consists of four principal subsystems that work together to create its threat detection platform:
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First, the Antenna Array and Transceiver emits a form of safe low energy into a detection space and captures the reflection of that energy;

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Secondly, the 3D Radar Image Generation converts the captured data into 3D image of the target area in real time;

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The third subsystem is the Automated Threat Detection using AI and deep learning that interprets the high volume of data and 3D radar images determine whether there is a threat item within the detection space; and

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The fourth subsystem is Smart IoT Functionality, which communicates the decision produced in the third subsystem to existing security screening infrastructure and personnel.

The AI and deep learning systems used in HEXWAVE™’s third subsystem are our proprietary are closed-source algorithm models, which are built on leading industry standard open-source libraries (i.e., transformers) used by AI product industry leaders. Our AI algorithms were customized to enable ultra-fast execution of ATD in “real time.” Our AI algorithms were developed by our team of industry experts, who have previously and successfully brought to market industry-leading AI algorithms used in the aviation security screening market. The AI algorithms have been trained on a data set comprising over 2.5 million individual image frames, captured from over 12,000 scans of live mock passengers using the HEXWAVE™ system. These mock passengers are chosen to produce a carefully selected distribution of body types and genders that represent the cross-section and variety of body types that are seen in actual screening environments. In these trials, each mock passenger conceals one of a large variety of simulated metallic and non-metallic threats (e.g. guns, knives, explosives, flares, etc.) over various parts of their bodies as required by a particular threat detection application (e.g., airports, court houses, etc.). Each millimeter wave scan generated by the passenger as he or she walks through the system (captured at 20 times per second) is marked over the location of the threat and input into the training model. After the model is trained with at least 10,000 scans, it is subjected to a threat detection validation process, in which a smaller test set is generated, typically with 300 to 600 unmarked image scans from a distribution of mock passengers with various threats concealed in different places on the body. Models used in the test set are not included in the training set in order to provide a more accurate prediction of performance in actual screening environments. These test scans are fed into the algorithm to provide threat detection prediction on locations of the body, and humans score the AI predicted detection and location as compared to the actual threat type and location, if any, for each test scan. The overall detection performance and false alarms are recorded. Our data set continues to grow as our products are deployed in more venues and facilities, and as we continue to conduct additional trials. The AI and deep learning systems analyze MMW images generated for people walking through the HEXWAVE™ system at a rate of 20 times per second, similar to how a high-speed camera would track a walking person. This enables people to be screened at normal walking speeds. The AI algorithm predicts the presence and location of the threat by placing a rectangle representing the size and location of the detected threat over the location on the image where the algorithm determined the threat is concealed. This is an on-going process with trials occurring on a monthly basis and software updates issued on a quarterly basis (or sooner as may be required by customer installations).
The radar energy emitted by the Antenna Array and Transceiver is safe for use on humans. Further, HEXWAVE™ does not gather or use any personally identifiable information, as only the AI programming utilizes the images and 3D data.
HD-AIT Upgrade Kit
(Liberty upgrade integrates into existing TSA AIT screening devices)
HD-AIT Upgrade Kit
Our HD-AIT Upgrade Kit is being developed pursuant to contracts awarded by the TSA to create a solution to aging HD-AIT systems currently in use in airports throughout North America and also can be implemented to upgrade HD-AIT systems around the globe. The HD-AIT Upgrade Kit uses MMW, high-definition imaging and will incorporate AI to produce greater detection capabilities (including detection of new and emerging threats) and lower false alarm rates for a better passenger experience. The AI used in connection with the HD-AIT Upgrade Kit will be supplied by up to three TSA-approved vendors (not including our company) chosen by TSA as part of its Open Architecture program. These vendors do not produce any HD-AIT hardware systems. All AI vendor algorithms will be trained by threat example scans produced by legacy HD-AIT systems incorporating our HD-AIT Upgrade Kit prior to receipt of TSA certification.
The HD-AIT Upgrade Kit is designed to enhance the capabilities of existing TSA AIT screening devices using open architecture, allowing the use of third-party hardware and software components. According to the TSA, open architecture is a technology-design approach for software and hardware that uses widely accepted standards to ensure interoperability across tools and platforms regardless of the technology designer, manufacturer, or supplier. Our HD-AIT Upgrade kit meets new detection standards issued by the DHS. In January 2025, we received formal waiver authorization approval from the FCC. In June 2025, we submitted the system to provide the test data for the full authorization enabling us to market and deliver the HD-AIT Upgrade Kit in compliance with FCC rules and regulations applicable to the marketing of radio frequency devices. In August 2025, we delivered our first unit to the TSA for formal evaluation and testing at the Transportation Security Lab. In December 2025, the TSA exercised its contract option for the completion of design improvements to the HD-AIT Upgrade Kit. Initial commercial sales are anticipated in 2026, subject to successful completion of the TSA’s certification process.
The contracts awarded by the TSA include defined technical milestones, evaluation phases, and government acceptance criteria, and may require us to provide software, hardware, integration support, or technical data on specified timelines. The TSA may modify, delay, or terminate these contracts at its discretion, including for convenience, and payment is typically subject to successful completion of milestones or delivery of contract deliverables. Failure to achieve required performance standards, meet milestone schedules, or provide requested technical information could result in reduced payments, delays in TSA evaluation or certification, or termination of the contract. TSA funding and continued engagement do not guarantee certification or procurement, and TSA certification is not assured. Any delay, modification, or termination of our TSA contracts could adversely affect our development timelines, commercialization plans, and expected revenue for the HD-AIT Upgrade Kit.
Revenue Model
We sell our HEXWAVE™ products under a purchase agreement (product sale where title transfers to the customer) by which the customer agrees to pay a one-time upfront fee for the equipment, and we expect to sell our HD-AIT Upgrade Kit products primarily under this type of arrangement. In addition, purchasers of our HEXWAVE™ scanners may purchase a subscription for software operating system and standard AI algorithm updates. The subscription service is typically offered for a period of five years and may be paid in advance or on an annual basis. In addition, we offer an annual maintenance and support service plan to repair any faulty or damaged parts on the HEXWAVE™ following a one-year warranty on the product. To date, substantially all purchasers of HEXWAVE™ scanners also have purchased this maintenance and AI subscription. In addition, in partnership with Amsource Capital, we are now offering flexible leasing options for HEXWAVE™ of up to seven years with monthly payment options.
Our Licenses
Massachusetts Institute of Technology — Intellectual Property used in HEXWAVE™
We have entered into agreements with MIT and MIT’s Lincoln Laboratory (“MIT LL”), including the MIT License Agreement, a related Technology Transfer Agreement (the “Technology Transfer Agreement”), and a related Cooperative Research and Development Agreement (“CRADA”), pursuant to which we have obtained an exclusive license for patents, design assets and MIT LL technical expertise related to active 3D imaging technology that are the core technology behind our HEXWAVE™ product. The obligations under the Technology Transfer Agreement and the CRADA have now been completed. We may consider extending the CRADA (and therefore changing its scope) if we determine that additional MIT LL technical expertise related to active 3D imaging technology is required.

Pursuant to the MIT License Agreement, we were granted the exclusive rights to MIT’s patent in “multistatic sparse array topology for FFT-based field imaging” (MIT Case No. l 8409L) (the “MIT Patent”), which is utilized in the video rate millimeter wave image reconstruction process allowing for detection with continuous motion. Subject to our compliance with its terms and the satisfaction of certain conditions, the MIT License Agreement will remain in effect until the expiration of all licensed patents in December 2035. Pursuant to the MIT License, we have made the following license maintenance payments to MIT (in addition to patent filing costs an annual maintenance fee): US$20,000 in 2019; US$50,000 in 2020; US$60,000 in 2021; US$100,000 in 2022; US$nil in 2023; US$40,000 in 2024; and US$200,000 in 2025. Beginning in 2026 and each year thereafter, we will be required to pay MIT an annual maintenance fee of US$350,000. In addition, we are required to pay MIT a royalty of 5.7% of all “net sales” of HEXWAVE™ products and services (including sales of scanners, maintenance and AI subscriptions and implementation services). Annual maintenance fees are applied to royalty payments due from us to MIT in the respective calendar year. During the nine months ended September 30, 2025 and the year ended December 31, 2024, we accrued US$34,042 and US$105,993, respectively, of royalty payments to MIT. The royalties paid will offset the minimum maintenance fee due each year.
The MIT License Agreement also requires us to achieve certain milestones. As of the date of this prospectus, we had achieved all milestones that we are required to achieve, except that we must achieve annual “net sales” of HEXWAVE™ products and services as follows: US$5,000,000 in 2025; US$10,000,000 in 2026; US$15,000,000 in 2027; US$20,000,000 in 2028; and US$25,000,000 in 2029 and every calendar year thereafter.
In addition, under the MIT License Agreement, in the event of an asset sale or a change of control (as defined in the MIT License Agreement), we would be required to pay to MIT 5% of the first US$5,000,000 of consideration in connection with such a transaction, plus 3.5% of the consideration received above US$5,000,000 up to US$25,000,000, plus 2.5% of any consideration in excess of US$25,000,000.
In the event MIT determines that we (or any of our affiliates) have not fulfilled our obligations under the MIT License Agreement, it will provide us written notice of such determination, upon which we and MIT will confer to attempt in good faith to resolve the issue. If, within 60 days of our receipt of such notice from MIT, we have not either fulfilled the relevant obligation or agreed with MIT upon a mutually acceptable schedule of revised obligations, MIT has the right to terminate the MIT License Agreement. As of the date of this prospectus, we are not in default of any obligations under the MIT License Agreement.
If the MIT License Agreement were to be terminated, we could lose access to proprietary technologies that are foundational to our HEXWAVE™ system, which could materially and adversely affect our ability to manufacture, commercialize, and improve the system. Such a termination could also impair our competitive position, harm our reputation, and require us to pursue costly alternatives, including the redevelopment of affected technology or entering into alternative license arrangements on less favorable terms. As a result, the termination of the MIT License Agreement could have a material adverse effect on our business, results of operations, and financial condition.
Battelle Memorial Institute / PNNL — Intellectual Property used in HD-AIT Upgrade Kit
In 2021, we entered into the Battelle License Agreement with Battelle (which operates the PNNL), to license the millimeter wave-based, HD-AIT body scanner technology that is the core technology behind our HD-AIT Upgrade Kit product. Subject to our compliance with its terms and the satisfaction of certain conditions, the Battelle License Agreement provides us with non-exclusive license for the life of the patents. The patents licensed to us pursuant to the Battelle License Agreement have expirations dates ranging from 2042-2043. As consideration for the Battelle License Agreement, we paid Battelle US$60,000 in initial licensing fees in 2021, in addition to US$50,000 for past patenting expenses. We also are required to reimburse Battelle for certain ongoing patenting expenses.
Under the Battelle License Agreement, we are required to pay Battelle a royalty of 5% of “net sales” of HD-AIT Upgrade Kit products and services and 25% of any sublicensing revenues (if sublicensing is permitted). As of the date of this prospectus, we have not entered into, and have no plans to enter into, any arrangements that would result in sublicensing revenues. No royalties are payable to Battelle for the use of any patents subject to the Battelle License Agreement on behalf of the U.S. government for which the U.S.

government has a royalty-free right to use such patent. During the nine months ended September 30, 2025 and the year ended December 31, 2024, we did not record any additional accruals beyond the minimum royalty payable. Under the Battelle License Agreement, we are required to make annual minimum royalty payments, even if we do not have any sales of licensed products or services. For the years 2021 through 2024, we paid a combined minimum royalty payments of US$400,000. In 2024 and each year thereafter, we are required to pay a minimum annual royalty of US$200,000. These royalties have been accrued for 2025. If the actual royalties we pay to Battelle in a given year meet exceed US$200,000, then the minimum annual royalty requirement is satisfied; however, if such actual royalty payments in a given year are less than US$200,000, we are required to pay to Battelle an amount equal to US$200,000 minus the actual royalties paid.
The Battelle License Agreement also requires us to achieve certain milestones. We are currently in discussions with Battelle to update the timeline for milestone deadlines. As of the date of this prospectus, we have met all milestones required to date. We are in active discussions and planning for future development activities.
If we breach any of our remaining obligations under the Battelle License Agreement and do not remedy such breach in full within 60 days after receiving notice thereof from Battelle, then Battelle is entitled to terminate the Battelle License Agreement.
Our Customers
We began selling our HEXWAVE™ units in 2023. Since that time, our principal categories of customers have included regional airports, courthouses and correctional facilities, universities and research laboratories. In recent months, we have also secured contracts with two international U.S. airports. As discussed under “— Our Market Opportunity” above, we believe that the HEXWAVE™ system will appeal to a wide array of customers and expect that our customer base will diversify as we continue to advance our marketing and sales efforts.
In August 2025, we delivered our first unit to the TSA for formal evaluation and testing at the Transportation Security Lab. In December 2025, the TSA exercised its contract option for the completion of design improvements to the HD-AIT Upgrade Kit. Initial commercial sales are anticipated in 2026, subject to successful completion of the TSA’s certification process. After the HD-AIT Upgrade Kit is delivered in the U.S., we believe that, over time, we can successfully market this product to airports in the European Union and Asia, as well as non-aviation customers such as government building and high-profile soft targets that employ legacy HD-AIT security screening systems in the U.S. and abroad.
Research and Development
We believe that the urban security screening market is poised for rapid technological advancements across software, cloud services, and sensors. We invest significant resources into ongoing research and development programs because we believe our ability to grow our market position depends, in part, on breakthrough technologies that offer a unique value proposition for our customers and differentiation versus our competitors. We have raised over US$40 million in private placements of our securities that we have used toward investing in research and development programs. Our research and development team, which is responsible for both the development of new products and improvements to our existing product portfolio, consists of talented and dedicated engineers, technicians, scientists, and other professionals. Our primary areas of focus in research and development include, but are not limited to:
1.
Continued improvement of the detection algorithm performance including assessing the ability to detect new threats;

2.
Integration of complementary technologies to broaden the performance capabilities for certain market verticals (e.g. biometrics, access control, and metal detection);

3.
New MMW architecture designed to achieve radical cost reduction and penetrate budget-constrained markets; and

4.
Development and integration of a shoe screener capability into existing body scanners at U.S. airports.

Sales and Marketing
We sell our security products and solutions through our own two-person direct sales force. We have also strategically partnered with industry leading companies to sell our HEXWAVE and HD-AIT Upgrade Kits on a global basis. These strategic partners include Rapiscan, Viken, K2, Isotec, Grasp, KPrime, Linev Systems and Point. Our international distribution network is run exclusively by Rapiscan. Our distributors resell our products to our customers, for whom they are also responsible for performing installation, systems integration, and local support and maintenance services, with backup technical support services provided by our internal support team. Many resellers have an existing customer base that offer third-party physical security products including x-ray machines, cameras, access control systems, and video monitoring systems in their respective territories and regions, which provides an opportunity to cross-sell our contactless security screening products. To augment the reach of our distribution network, we also intend to grow our direct sales efforts focused primarily on serving major vertical markets and expanding our footprint.
We also sell to local, state and federal government agencies and the sales cycle is similar to selling to commercial entities. In most cases, the potential customer identifies the need for screening technology of individuals, requests a presentation and virtual or on-site demonstration of the technology, and then a formal request for proposal. Depending on the agency, this process can take anywhere from three to nine months until an award is made.
Our sales and marketing team strategies are focused on helping to accelerate sales growth by (i) driving market awareness, (ii) developing comprehensive sales and marketing content, tools, and campaigns for each stage of the sales process and (iii) scaling those campaigns via our global distribution network. Our security screening products, and our customers’ successes are identified and exposed through key government contracts and relationships at the TSA and airports that were early adopters of the technology. We also utilize public relations and communications efforts that span mainstream, business, and trade press across the security sector generally, social media and in key verticals such as government facilities (federal, state and local), airports and aviation worker screening, correctional institutions, and national laboratories. Our internal marketing team develops content in multiple formats and delivery methods to facilitate marketing campaigns and sales enablement.
Manufacturing and Suppliers
We currently source all components of HEXWAVE™ and our HD-AIT Upgrade Kit directly from third-party suppliers and assemble them at our facility in Wilmington, Massachusetts. To meet anticipated demand for our product lines, we are exploring options to use one or more domestic contract manufacturing partners to assemble sub-modules and assemblies, in which case final integration and testing of our products would continue to occur at our corporate headquarters.
We rely on several key third-party suppliers for critical components of our systems. Notably, we are dependent on ADI as the sole-source supplier of certain component parts used in our HEXWAVE™ product. These components are essential to the functionality of HEXWAVE™ and collectively represent approximately 22% of the total cost of goods sold per unit. We procure these components from ADI through standard purchase orders and do not have a long-term supply agreement in place. As a result, any delay, allocation, quality issue, shortage of raw materials, or termination by ADI could require design modifications, re-testing, recertification, or alternative sourcing, any of which could materially disrupt our manufacturing process, delay production schedules, increase our costs, and adversely affect our and ability to fulfill orders in a timely manner.
We have initiated efforts to evaluate potential design changes intended to reduce our dependency on ADI; however, these efforts are in early stages and due to the technical complexity of the components, a redesign and recertification of our hardware and software systems would be required, and we do not expect any alternate supply path to be commercially implemented before late 2026.
We maintain safety stock of critical components where feasible and closely monitor inventory levels to mitigate risk. However, disruptions in the supply chain could still materially affect production schedules and customer deliveries.

Intellectual Property
Our ability to drive innovation in the security screening market depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent (through our MIT License Agreement and Battelle License Agreement), trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. Certain critical aspects of the 3D imaging and high-definition imaging technology that is incorporated into our HEXWAVE™ and HD-AIT Upgrade Kit products are protected through the patents we have licensed via the MIT License Agreement and the Battelle License Agreement. Although our licenses under the Battelle License Agreement currently are non-exclusive, we believe that, in light of the current competitive landscape, the technological advancements we have made in our HD-AIT Upgrade Kit product over the past four years and our extensive collaboration with the TSA provide us with significant protection if these patents were to be licensed to a potential competitor. In addition, intellectual property comprising and underlying our advanced threat detection AI algorithms is unpatented. As of the date of this prospectus, we believe that we have adequate protection for this intellectual property through a combination of non-disclosure agreements, customization of our AI algorithms to our application and trade secret protection.
As of December 31, 2025, we have in-licensed three patents through the MIT License Agreement and the Battelle License Agreement. In addition, as of December 31, 2025, we have three issued United States trademarks.
Employees
The following table sets forth the number of employees we had at the end of each fiscal year indicated below:
Year	Full Time	Part Time	Total
Fiscal year 2023	24	2	26
Fiscal year 2024	18	0	18
Fiscal year 2025	20	0	20
We believe that our employees are critical to our success. As of February 27, 2026, we had 20 full-time employees based primarily in our corporate office located in Wilmington, Massachusetts. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and go-to-market related functions. We consider our relations with our employees to be good. We view our employees as an important competitive advantage, and our management team has an in-depth knowledge of our target vertical markets and of the security industry in general.
Seasonality
The U.S. government’s fiscal year ends on September 30 of each year. While not certain, it is not uncommon for U.S. government agencies to award extra tasks or complete other contract actions in the timeframe leading up to the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds, which may favorably impact our third fiscal quarter. Other than working with commercial customers on their fiscal budget timing, we do not see any seasonality in the security and detection business.
Property, Plants and Equipment
We do not own any real estate property.
In March 2021, we relocated our head office to Boston, MA, and entered into a lease agreement for its corporate office at 187 Ballardvale Street, Suite 110, Wilmington, MA 01887. The lease covers 5,814 square feet and extends until March 2028. In February 2023, we amended the lease to include an additional 4,106 rentable square feet on the second floor, extending the term for this space through March 2028.

Additionally, in February 2023, we entered into a lease agreement for a 1,042-square-foot office located at 4725 Peachtree Corners Circle, Suite 375, Peachtree Corners, GA 30092, originally expiring January 2026. In March 2025, the landlord advised that the property will be redeveloped and terminated the lease effective September 30, 2025, with rent waived from April through September.
Government Regulations
Our products and technologies are subject to various U.S. federal, state foreign laws, regulations, certifications, and standards, including those applicable to aviation security screening, public safety, electromagnetic emissions, data protection, the deployment of millimeter-wave and artificial intelligence-based technologies, health and safety, anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.
Regulatory requirements applicable to security screening systems may change over time or vary across jurisdictions, and compliance may require additional testing, certification, or product modifications. In particular, HEXWAVE™ deployments may be subject to local permitting, privacy assessments, or other approvals depending on jurisdiction. Also, our HD-AIT Upgrade Kit is subject to evaluation and certification by the TSA before it may be deployed in TSA-regulated airport security operations. The TSA maintains detailed technical and Security Threat Detection performance standards that screening technologies must meet to be approved for procurement and operational use. The certification process includes secret-level laboratory evaluation of threat detection performance, on-site testing in airport environments, and formal review of system performance, reliability, and safety. There is no guarantee that our HD-AIT Upgrade Kit will be approved, and delays or failure to obtain TSA certification could adversely affect our ability to commercialize this product in the U.S. aviation security market. In addition, even after initial approval, future modifications to the system may require additional review or recertification. Because regulatory frameworks in our markets continue to evolve, we may be required to update, modify, or enhance our systems to maintain compliance.
Export and Trade Matters
We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the FCPA, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control of the Department of Treasury and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea, Donetsk and Luhansk Regions of Ukraine. In recent years, the United States government has a renewed focus on export matters. For example, there are increasing controls on our current and future products may be subject to these heightened regulations, which could increase our compliance costs. Although our current marketing strategy focuses primarily on federal and state government and urban security markets within the U.S., we have sold HEXWAVE™ systems in certain foreign countries, consisting of the Netherlands, Chile, Colombia, Canada and Malaysia, and we believe there is a significant market opportunity for our products in other foreign markets. To the extent we expand our sales efforts in markets outside the U.S., our compliance with applicable anti-corruption, sanctions and export control laws will become increasingly important.
Competition
HEXWAVE™
We have experienced, and expect to continue to experience, competition from a number of companies, including other vendors of security screening systems. A variety of security screening technologies compete with our proprietary technologies, including, but not limited to:
•
Handheld or walk-through metal detectors, which are currently used in airports and also are the primary screening solution in the non-aviation checkpoint market.

•
Passive screening systems based on passive infrared or terahertz technology, which demonstrate modest fidelity but good stand-off range (i.e., the distance at which the screening solution can be effectively placed from screened subjects). These systems have accuracy limitations and environmental limitations (such as temperature) which limit outdoor and indoor applications.

•
Active screening systems based on microwave resonance, MMW or microwave 3D imaging technology. Systems based on microwave resonance demonstrate limited range, can be used indoors only and are highly susceptible to environmental factors. MMW systems are widely used and recognized in the marketplace and generally demonstrate very good fidelity and utilize AI capabilities but are subject to low range and commercialization for outdoor applications is challenging. Systems based on microwave 3D imaging generally demonstrate moderate fidelity, utilize AI capabilities, have long range, are housed in modular, movable architecture and can be utilized in indoor and outdoor applications.

In addition to legacy handheld and walk-through metal detectors, there are a number of companies and products in the next-generation security screening space in the North American urban security market, which include, among others, Evolv Technologies Holdings, Inc. (product: Evolv Express), Xtract One Technologies, Inc. (product: SmartGateway), Thruvision Group plc (product: LPC71 Series), and Leidos (product: ProVision), Rohde & Schwartz (product: QPS 201 and QPS Walk). These companies, individually and between them, address a number of the key performance indicators for next-generation security screening systems and are constantly developing and improving their respective technologies. However, we believe that the HEXWAVE™ system’s features provide the most versatile detection solution on the market.
HD-AIT Upgrade Kit
We compete with Leidos Wideband System, a solution being developed by Leidos, which developed and manufactured the original ProVision® and ProVision® 2 systems, which are the existing MMW HD-AIT scanners in place at most U.S. airports. We believe that both our HD-AIT Upgrade Kit and the Leidos Wideband System ultimately will be able to meet TSA’s enhanced detection standards, as well as enhanced standard expected to become effective in the European Union, which are the primary drivers of market demand to upgrade existing HD-AIT security scanning systems.
Although Leidos manufactured the existing HD-AIT security screening systems and has certain advantages as a larger company (including potentially better ability to support the national infrastructure of upgraded HD-AIT security screening systems), we believe that the HD-AIT Upgrade Kit will have a number of competitive advantages as compared to the Leidos Wideband System, including:
•
The HD-AIT Upgrade Kit is based on technology licensed from PNNL, which is DHS S&T’s partner for its $1 billion Screening at Speed program, and TSA has spent in excess of US$6 million with PNNL to develop the underlying technology. As a result of our Battelle License, TSA has awarded us over US$2.8 million in contract support specifically to develop the HD-AIT Upgrade Kit.

•
The HD-AIT Upgrade Kit scans over a wider range of frequencies (10 to 40 GHz) as compared to the Leidos Wideband System (20 to 40 GHz), which translates to improved passenger MMW image details that we believe will translate to improved threat detection with lower false alarm and passenger touch rates than the Leidos Wideband System for the same algorithms used. In addition, we believe scanning over a wider range of frequencies will allow passengers to wear a wider range and more layers of clothing as compared to the Leidos Broadband System, without compromising threat detection capability. We expect this to result in significantly less divestiture of clothing and faster throughput compared to the Leidos Wideband System.

•
We have collaborated directly with TSA, pursuant to contracts awarded by TSA, to develop a standard process to host the software of all five TSA Open Architecture compliant vendors on our cloud-based system. As described in the TSA’s Open Architecture Roadmap (July 2023), implementing an Open Architecture approach to the aviation screening environment is a key priority for TSA. Based on our collaboration with TSA, on August 11, 2025, we demonstrated that the HD-AIT Upgrade Kit fully functions with all TSA’s selected Open Architecture third-party vendor software, however it is unknown what level of support the Leidos Wideband System will have for the Open Architecture.

Legal Proceedings
We are from time to time subject to various claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. We are not currently engaged in any litigation or criminal proceedings.
Corporate History and Information
We were incorporated on June 8, 2012 pursuant to the Business Corporations Act (Ontario) under the name “Gulfstream Acquisition 1 Corp.” We were listed on the TSXV as a “capital pool company” under the TSXV’s Policy 2.4 — Capital Pool Companies on June 14, 2013.
Liberty Defense Holdings, Inc. (“LPC”) was incorporated on April 30, 2018 pursuant to the Business Corporations Act (Ontario) as “Trovec Holdings Inc.” On October 4, 2018, LPC changed its name from Trovec Holdings Inc. to “Liberty Defense Holdings, Inc.”
On April 4, 2019, in connection with the Qualifying Transaction (as defined below), LPC amalgamated with 2675553 Ontario Limited, a wholly-owned subsidiary of the Company, to form the LDH GS Amalco Corp. (“LDH GS Amalco”). Also on April 4, 2019, we completed the acquisition of all of the issued and outstanding shares of the LDH GS Amalco by way of a reverse take-over (the “Qualifying Transaction”) under the rules of the TSXV and concurrently changed its name to “Liberty Defense Holdings, Ltd.” At that time, the LDH GS Amalco became our wholly-owned subsidiary.
On July 27, 2020, we continued our jurisdiction of incorporation from Ontario to British Columbia and are now governed by the BCBCA.
On March 17, 2021, we completed a business combination transaction with DrawDown Detection Inc. (“DrawDown”) by way of a three-cornered amalgamation, pursuant to which: (i) we effected a consolidation of its outstanding Common Shares on the basis of one (1) post-consolidation Common Share for each six and two tenth (6.2) pre-consolidation Common Shares; and (ii) the security holders of DrawDown became security holders of the Company and DrawDown amalgamated with 1246043 B.C. Ltd., a subsidiary of the Company, and became our wholly owned subsidiary (the “RTO Transaction”).
Intercorporate Relationships
As of the date of this prospectus, we have two wholly-owned direct subsidiaries, LDH GS Amalco and DrawDown, and two wholly-owned indirect subsidiaries, Liberty Defense Technologies, Inc., a Massachusetts corporation, and DrawDown Technologies Inc., a Delaware corporation.

Our corporate structure is set out below.

(1)
Formerly Gulfstream Acquisition 1 Corp.

(2)
Formed by the amalgamation of LPC and 2675553 Ontario Limited upon completion of the Qualifying Transaction.

(3)
Formed by the amalgamation of DrawDown Detection Inc. and 1246043 B.C. Ltd. upon completion of the RTO Transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are an emerging leader in AI-based contactless security technology for detecting concealed metallic and non-metallic weapons and threats. Our mission is protecting communities and preserving peace of mind through superior security detection solutions, while simultaneously increasing ease of travel and convenience for security at major checkpoints. In furtherance of this mission, we offer two separate security screening solutions: our HEXWAVE™ system and our HD-AIT Upgrade Kit.
Since our inception, we have generated limited revenue from contract awards from the TSA, PNNL and sales of HEXWAVE™ units, while we simultaneously have incurred substantial operating expenses. Accordingly, we have incurred significant operating losses and negative cash flows from operations, and we expect to continue to incur significant expenses and operating losses in the foreseeable future as we advance the commercialization of HEXWAVE™ and HD-AIT.
Key Factors Affecting Our Operating Results
We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges.
Backlog Orders
As of September 30, 2025, we had a HEXWAVE™ order backlog of approximately $1.45 million comprised of signed purchase orders not subject to cancellation.
Production of the remaining units to fulfill the backlog is ongoing. We expect to complete fulfillment of the remaining backlog, including additional orders currently in production, during the first half of 2026. As demand continues to grow, additional purchase orders may increase the overall backlog in the near term.
Other Revenue Visibility and Timing Considerations
As of the date of this prospectus, we had completed the sale and delivery of thirty-three (33) HEXWAVE™ units. Although HEXWAVE™ is a new product with no historical sales data or comparable benchmarks, discussions with prospective customers support optimism in the growth potential for HEXWAVE™ sales in future periods. However, limited funding may impact our ability to follow up with clients, invest in marketing and promote the HEXWAVE™ product effectively, potentially delaying its visibility and adoption by potential customers.
We have experienced delays in TSA contract revenue projects, as well as in additional contract line items that the TSA had planned to exercise in 2025 and 2026, and may experience similar delays in the future. As a result of these delays, guaranteed revenue of $357,759 originally planned for early 2025 will fall into the first quarter of 2026, as the TSA HD-AIT Phase II B was awarded September 29, 2025.
General Economic and Market Conditions
We continue to operate in a challenging global economic environment, characterized by constrained capital markets and slower customer procurement cycles. These conditions, which began in 2024, have persisted through 2025 and continue to affect the timing of purchase orders for HEXWAVE™ units.

We expect that our results of operations, including our revenue and cost of revenue, may fluctuate or continue to fluctuate based on, among other things, the impact of rising inflation and interest rates on business spending; supply chain issues and the impacts on our manufacturing capabilities; public health emergencies; geopolitical conflicts and war, including the conflicts in Europe and the Middle East; tariffs and recessionary trends. We remain committed to overcoming these challenges and have taken proactive measures to mitigate these challenges and position ourselves for growth. These measures include increasing product awareness through targeted marketing and investor relations activities; focusing on advancing customer pilots and demonstrations to strengthen the sales pipeline; and maintaining operational readiness to scale production as purchase commitments are secured.
Management also recognizes that current capital market conditions directly affect our liquidity and working capital position. As at September 30, 2025, we had a working capital deficiency of $4.5 million and contractual obligations of $8.6 million. Continued access to external financing will therefore be critical to support operations and growth initiatives until we are able to generate sustainable revenues from commercial sales.
Adoption of our Security Screening Products
We believe the world will continue to focus on the safety and security of people in the places where they gather. Many of these locations, such as schools, places of worship, shopping malls or sports and entertainment venues, are moving toward a more frictionless security screening experience. We believe we are well-positioned to take advantage of this opportunity due to our proprietary technologies and distribution capabilities. Our products are designed to empower venues and facilities to realize the full benefits of contactless security screening, including a rapid visitor throughput and minimal security staff to screened visitor physical contact. The degree to which potential and current customers recognize these benefits and invest in our products will affect our financial results.
Sales Mix, Pricing, Product Cost and Margins
We began selling our HEXWAVE™ units in 2023. Since that time, our principal categories of customers have included regional airports, courthouses and correctional facilities, universities and research laboratories. In recent months, we have also secured contracts with two international U.S. airports. We sell our HEXWAVE™ products under a purchase agreement (product sale where title transfers to the customer) by which the customer agrees to pay a one-time upfront fee for the equipment. In addition, purchasers of our HEXWAVE™ scanners may purchase a subscription for our software operating system and standard AI algorithm updates. The subscription service is typically offered for a period of five years and may be paid in advance or on an annual basis. In addition, we offer an annual maintenance and support service plan to repair any faulty or damaged parts on the HEXWAVE™ following a one-year warranty on the product. To date, substantially all purchasers of HEXWAVE™ scanners also have purchased this maintenance and AI subscription. In addition, in partnership with Amsource Capital, we are now offering flexible leasing options for HEXWAVE™ of up to seven years with monthly payment options.
In August 2025, we delivered our first HD-AIT Upgrade Kit unit to the TSA for formal evaluation. Initial commercial sales are anticipated in 2026, subject to successful completion of the TSA’s certification process. After the HD-AIT Upgrade Kit is delivered in the U.S., we believe that, over time, we can successfully market this product to airports in the European Union and Asia, as well as non-aviation customers such as government building and high-profile soft targets that employ legacy HD-AIT security screening systems in the U.S. and abroad.
Going forward, we expect our products to be adopted in a variety of vertical industry markets and geographic regions, primarily within the United States. Pricing may vary by region or vertical market due to market-specific dynamics. As a result, our financial performance depends, in part, on the mix of sales, bookings, and business in different markets during a given period. In addition, we are subject to price competition, and our ability to compete in key markets will depend on the success of our investments in new technologies and cost improvements as well as our ability to efficiently and reliably introduce cost-effective contactless security screening products to our customers.

Continued Investment and Innovation
Our performance is significantly dependent on the investment we make in our research and development efforts and on our ability to be at the forefront of the security screening industry. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop, and introduce innovative new products, enhance existing products and generate customer demand for our products. We believe that investment in our security screening products will contribute to long-term revenue growth, but it may adversely affect our near-term profitability.
Segments
We operate through three distinct segments: Corporate, HEXWAVE™ and Contract. Our operating segments are based on the reports which are reviewed by the chief operating decision maker (“CODM”) in making strategic resource allocation decisions. We consider our CODM to be our CEO, who evaluates the operations of each reportable segment. The CODM reviews the net income (loss) of each of these segments in allocating resources and evaluating operating performance.
The Corporate reporting segment covers our non-allocated, general overhead expenses, such as legal, compliance, accounting, head-office staff, and other such items. This reporting segment is reviewed for cost control and budgetary considerations. The HEXWAVE™ segments covers revenues associated with the sale of our HEXWAVE™ product and related subscription services. The Contract segment covers revenues associated with contract awards with PNNL and TSA.
Our Contract segment and HEXWAVE™ segment contributed 48.0% and 52.0% of our revenue, respectively, for the nine months ended September 30, 2025, compared to 46.3% and 53.7% for the nine months ended September 30, 2024.
Our Contract segment and HEXWAVE™ segment contributed 58.4% and 41.6% of our revenue, respectively, for the year ended December 31, 2024, compared to 92.0% and 8.0% for the year ended December 31, 2023.
As at September 30, 2025, December 31, 2024 and 2023, all non-current assets are in the United States.
For the nine months ended September 30, 2025, revenues from four customers represented approximately 91% of HEXWAVE™ revenues. Of these customers, one accounted for approximately $390,000, or 43%, of HEXWAVE™ revenues; a second accounted for approximately $238,000, or 26%; a third accounted for approximately $109,959, or 12%; and a fourth accounted for approximately $108,500, or 12%. For the nine months ended September 30, 2024, revenues from two customers represented approximately 84% of HEXWAVE™ revenues. Of these customers, one accounted for approximately $1,080,000, or 75%, of HEXWAVE™ revenues; and a second accounted for approximately $142,032, or 10%.
All such customers were located in the United States for the nine months ended September 30, 2025. For the nine months ended September 30, 2024, all such customers were located in the United States, except for the customer generating $142,032 of revenue, which was located in Canada. No other individual customer accounted for 8% or more of total revenues during either of the nine months ended September 30, 2025 and 2024.
For the year ended December 31, 2024, revenues from five customers represented approximately 94% of HEXWAVE™ revenues. Of these customers, one accounted for approximately $470,736, or 46%, of HEXWAVE™ revenues; a second accounted for approximately $142,032, or 14%; a third accounted for approximately $130,000, or 13%; a fourth accounted for approximately $119,900, or 12%; and a fifth accounted for approximately $100,500, or 10%. For the year ended December 31, 2023, revenues from one customer accounted for $120,000, or 100%, of HEXWAVE™ revenues.
For the year ended December 31, 2024, all such customers were located in the United States, except for the customer generating $142,032 of revenue, which was located in Canada, the customer generating $50,378 of revenue, which was located in Netherlands and the customer generating $119,900 of revenue, which was located in Chile. For the year ended December 31, 2023, all such customers were located in the United States.

For the nine months ended September 30, 2025 and 2024, all revenue from Contract segment was earned from one customer in the United States.
For the years ended December 31, 2024 and 2023, all revenue from Contract segment was earned from one customer in the United States.
Components of Our Results of Operations
Revenue
We derive our revenue primarily from HEXWAVE™ sales and subscription services and contract revenue from the TSA and PNNL. We expect to gain a second stream of HEXWAVE™ revenue through commercialization of the HD-AIT Upgrade Kit, subject to TSA certification. In August 2025, we delivered our first unit to the TSA for formal evaluation and testing at the Transportation Security Lab. In December 2025, the TSA exercised its contract option for the completion of design improvements to the HD-AIT Upgrade Kit. Assuming TSA certification is obtained in early 2026, we expect initial commercial sales to commence during 2026.
HEXWAVE™ Revenue
Revenue in our HEXWAVE™ segment consists primarily of sales of our HEXWAVE™ product and related subscription services. At the point of sale, customers agree to pay a one-time upfront fee for the equipment. Revenue arising from the sale of HEXWAVE™ units is recognized as we fulfill our performance obligations upon delivery and successful commissioning of the product to the customer. Purchasers of our HEXWAVE™ scanners may purchase a subscription for software operating system and standard AI algorithm updates. The subscription service is typically offered for a period of five years and may be paid in advance or on an annual basis. Revenue from upfront sales of HEXWAVE™ units is initially recorded as deferred revenue until the obligation of shipment and delivery is fulfilled. Subsequently, upon meeting this obligation, the deferred revenue is recognized as earned revenue, net of provisions for estimated sales return.
Contract Revenue
Contract revenue consists primarily of contract revenue from the TSA and PNNL. Historically, we have received grant revenue from the TSA, but the composition of revenue is expected to change with a decrease or cessation in grant revenue and an increase in revenue from sales of HEXWAVE™ and our other products as we continue our commercialization efforts. We typically transfer control of goods and services, and satisfy performance obligations, over time. Therefore, we recognize revenue over time as these performance obligations are satisfied.
Cost of Revenue
HEXWAVE™ Cost of Revenue
HEXWAVE™ cost of revenue consists primarily of manufacturing expenses, including raw materials, components, and assembly, as well as labor costs for production and quality control. Additionally, it includes amortization of licensed technologies and intellectual property related to the technology, software integration, and depreciation of property and equipment. Shipping and logistics expenses, such as freight, air transportation, customs, and tariffs, also contribute to the cost. Lastly, warranty and customer support costs, including installation, training, maintenance and service obligations, are factored into the overall cost of revenue.
HEXWAVE™ cost of subscription services revenue consists primarily of technology infrastructure expenses, including cloud hosting, software maintenance, and data processing. It also includes customer support and service costs, such as technical assistance, system monitoring, and remote updates. Additionally, labor costs, cybersecurity measures, and ongoing software development contribute to the overall expenses. Lastly, depreciation and amortization of software and hardware used in the service delivery, along with administrative and compliance costs, are also key components. Under revenue arrangements for our

HEXWAVE™ segment, we incur cost in advance of recognizing revenue. These are recorded as costs and carried forward until the related revenues are recognized, at which time it is expensed.
Contract Cost of Revenue
Contract cost of revenue consists primarily of direct labor expenses, including wages and benefits for employees involved in contract fulfillment, as well as costs for materials, equipment, and specialized components required for project execution. It also encompasses any payments to subcontractors and third-party service providers, along with expenses for technology, software, and system integrations. Additionally, project management overheads, such as administrative support, facility costs, and compliance expenses, contribute to the overall cost. Lastly, amortization and depreciation of property and equipment and intellectual property are used in contract delivery. Under contract revenue arrangements, we incur costs in advance of recognizing revenue. These costs are recorded as contract costs and carried forward until the related revenues are recognized, at which time it is expensed.
Engineering and Research and Development Expenses
Engineering and research and development expenses consist primarily of costs incurred in connection with our research and engineering activities and include:
•
product development and technology costs;

•
personnel expenses, including salaries, benefits and stock-based compensation expenses;

•
consulting fees;

•
facility costs, including, rent and administration, depreciation, amortization and maintenance expense; and

•
travel expenses

We anticipate that our engineering and research and development expenses will increase in the future to support continued engineering and research and development activities, including our ongoing and planned research and development related to HEXWAVE™ production development, software development and advancing other technologies, such as HD-AIT.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel-related expenses such as salaries, benefits, and stock-based compensation, for our personnel in executive and other administrative functions. General and administrative expenses also include legal fees relating to patent and corporate matters and professional fees paid for accounting, auditing, consulting and tax services, as well as other costs such as consulting fees, insurance costs, investor and public relations, and travel expenses.
We anticipate that our general and administrative expenses will increase in the future to support continued engineering and research and development activities, including our ongoing and planned research and development related to HEXWAVE™ production development, software development and advancing other technologies, such as HD-AIT. We also anticipate we will incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance, and investor and public relations expenses associated with operating as a public company in the U.S.
Other Expense (income)
Other expense (income) consists of interest expense, accretion expense and foreign exchange loss (gain) and other income consisting of small amounts of engineering material sold to a third party.

Results of Operations
Comparison of Nine Months Ended September 30, 2025 and 2024
The following table summarizes our results of operations for the nine months ended September 30, 2025 and 2024:
	Nine Months Ended September 30,
	2025	2024	Change
	US$	US$	US$
Revenue
HEXWAVE™ revenue	909,407	1,447,532	(538,125)
Contract revenue	854,849	1,250,000	(395,151)
Total revenue	1,764,256	2,697,532	(933,276)
Cost of revenue
HEXWAVE™ cost of revenue	2,112,884	2,408,789	295,905
Contract cost of revenue	1,493,636	1,796,912	303,276
Total cost of revenue	3,606,520	4,205,701	(599,181)
Gross loss	(1,842,264)	(1,508,169)	(334,095)
Operating expenses:
Engineering and Research and Development	2,058,666	1,744,426	314,237
General and administrative	6,101,438	2,599,438	3,502,000
Total operating expenses	8,160,104	4,343,864	3,816,240
Loss from operations	(10,002,368)	(5,852,033)	(4,150,335)
Other expense (income)	507,838	577,694	(69,856)
Net loss	(10,510,206)	(6,429,727)	(4,080,479)
Revenue
HEXWAVE™ Revenue
HEXWAVE™ revenue for the nine months ended September 30, 2025 was US$909,407, compared to US$1,447,532 for the nine months ended September 30, 2024, a decrease of US$538,125 (37.2%). The decrease primarily reflects lower HEXWAVE™ unit deliveries and lower subscription and service revenue recognized during the period, as several customer deployment schedules shifted into later periods. Deliveries of HEXWAVE™ units during the nine months ended September 30, 2025 decreased to 12 units at an average selling price per unit of approximately US$71,792, compared to 20 units at an average selling price per unit of approximately US$72,376 delivered during the comparable period in 2024. The lower volume of deliveries in the nine months ended September 30, 2025 was primarily attributable to timing-related factors, including customer site readiness, installation scheduling, and the deferral of certain customer deployments into subsequent periods, as well as management’s focus on manufacturing optimization and operational efficiency initiatives during the period.
Subsequent to September 30, 2024, and during the three months ended December 31, 2024, we recorded net negative revenue and net negative cost of revenue primarily as a result of the return of six HEXWAVE™ units by a customer. These units had been sold and recognized as revenue earlier in fiscal year 2024, and upon return, we reversed the previously recognized revenue and related cost of revenue in accordance with our accounting policy.
The six HEXWAVETM units were originally sold to Viken, one of our distributors, under a purchase agreement dated January 26, 2024. Control of the units transferred during the third quarter of 2024, at which time revenue was recognized in accordance with IFRS 15. During the fourth quarter of 2024, a customer of Viken experienced a cancellation of a downstream purchase order from its end customer. The cancellation was unrelated to product performance, quality or compliance with specifications. Since we also have a distributor relationship with such customer of Viken, we agreed to accept return of the units as a one-time commercial accommodation. Upon receipt, the units were subsequently resold to another distributor with an existing backlog order.

Under the applicable purchase agreement, the distributor may reject or return goods only if they are damaged, defective, non-conforming to the applicable purchase order (including make/model/SKU) or delivered as a result of our error. The agreement does not provide a general right of return if an end-customer purchase order is cancelled. Prior to this event, we had not accepted discretionary returns outside contractual terms.
As a result of the return, during the three months ended December 31, 2024, we (1) reversed previously recognized revenue of US$609,264, (2) recognized the recovery of inventory at US$647,569 (previously recognized cost of sales) and (3) adjusted related balances, as applicable. This resulted in net negative revenue and net negative cost of revenue for the period. The return was isolated and was not the result of a product defect, systemic performance issue, or regulatory non-compliance.
We account for returns under IFRS 15 (paragraphs B20 – B27). Where customers have a right to return goods, we (1) recognize revenue only for the amount of consideration to which we expect to be entitled, (2) recognize a refund liability for expected returns and (3) recognize an asset for the right to recover products from customers upon settlement of the refund liability. HEXWAVETM is a relatively new product line, with sales commencing in late 2023. The two units we sold during 2023 were not returned. During 2024, we sold 21 units, of which six units were returned in the fourth quarter of 2024, due to the circumstances described above. Excluding this discrete return event, we have not experienced returns of HEXWAVETM units.
Because HEXWAVETM has limited historical experience, management’s estimate of expected returns is primarily based on:
•
contractual terms with distributors, which do not provide a general right of return;

•
historical return experience (which was nil prior to the fourth quarter of 2024);

•
the status of downstream purchase orders and deployment milestones known at the reporting date; and

•
any specific risks communicated by customers prior to period end.

At September 30, 2024, the Company had not experienced material returns of HEXWAVETM units, had not been notified of any downstream order cancellations, and had no indication that distributor sales would be reversed. Based on the information available at that date, management assessed expected returns and concluded that it was highly probable that a significant revenue reversal would not occur and that the estimated refund liability was nil.
The previously recorded refund liability was not adequate because the six-unit return recognized in the fourth quarter of 2024 arose from a downstream end-customer purchase order cancellation and was accepted as a one-time commercial accommodation. The distributor did not have a contractual right to return product under these circumstances. At September 30, 2024, we had not been notified of the downstream order cancellation, there was no history of similar discretionary returns, the product had been delivered in conformity with specifications, and no facts or circumstances existed that would have indicated a heightened probability of return. Accordingly, the subsequent return reflected a discrete event arising from circumstances that were not known to the Company and were not reasonably estimable at September 30, 2024.
Following the fourth quarter of 2024 return, management reassessed its methodology for estimating expected returns under IFRS 15, including evaluating distributor transactions that may depend on downstream purchase orders. Management (1) reviewed outstanding distributor sales for similar downstream risk, (2) confirmed the absence of contractual general return rights, (3) assessed current backlog visibility and deployment status and (4) evaluated whether the fourth quarter of 2024 return indicated a broader trend or customary practice. We concluded that the return was an isolated event and did not establish a pattern of discretionary returns or create an implied general right of return. Since that return, we have not experienced additional material returns of HEXWAVETM units.
Management concluded that, at December 31, 2024 and September 30, 2025, it remained highly probable that a significant revenue reversal would not occur, and the recorded refund liability appropriately reflects expected future returns.

Contract Revenue
Contract revenue for the nine months ended September 30, 2025 was US$854,849, compared to US$1,250,000 in the same period of 2024, a decrease of US$395,151 (31.6%). The decrease reflects the completion of major milestones under the TSA contracts during 2024, resulting in lower milestone-based revenue recognized in 2025. This was partially offset by continued activity and remaining deliverables under these contracts, including software support and integration work recognized during the period.
Total Revenue
Total revenue for the nine months ended September 30, 2025 was US$1,764,256, compared to US$2,697,532 in the prior year, a decrease of US$933,276 (34.6%). The decrease was primarily due to lower HEXWAVE™ unit deliveries and the completion of significant milestones under the TSA contracts in 2024, which resulted in reduced contract and milestone revenue recognized in 2025.
Cost of Revenue
HEXWAVE™ Cost of Revenue
HEXWAVE™ cost of revenue for the nine months ended September 30, 2025 was US$2,112,884, compared to US$2,408,789 for the comparable period in 2024, representing a decrease of US$295,905, or 12.3%. While HEXWAVE™ revenue declined more significantly during the period due to lower unit delivery volumes, cost of revenue did not decrease proportionately, primarily due to the presence of fixed and semi-fixed manufacturing and deployment costs. These costs include labor, facility and equipment costs, certain supplier commitments, and overhead required to maintain production capability and customer support, regardless of shipment volume.
As a result, the reduction in delivery volumes had a less pronounced impact on cost of revenue, reflecting limited short-term operating leverage in our current production scale. Management continues to focus on improving unit economics through manufacturing optimization, supplier cost reductions, and scale efficiencies, which are expected to improve gross margins as delivery volumes increase.
Contract Cost of Revenue
Contract cost of revenue for the nine months ended September 30, 2025 was US$1,493,636, compared to US$1,796,912 for the nine months ended September 30, 2024, a decrease of US$303,276 (16.9%). The decrease was driven by fewer milestone-based costs and lower engineering and contract activity under the TSA agreements, following the completion of major milestones in 2024.
Total Cost of Revenue
Total cost of revenue for the nine months ended September 30, 2025 was US$3,606,520, compared to US$4,205,701 for the same period in the prior year, a decrease of US$599,181 (14.2%). This reflects lower production and delivery activity for both HEXWAVE™ units and contract-related work, consistent with the decline in total revenues year-over-year. The reduction also reflects fewer milestone-based costs incurred on TSA contracts compared to 2024.
Operating Expenses
Engineering and Research and Development Expenses
Engineering and research and development expenses for the nine months ended September 30, 2025 were US$2,058,666, compared to US$1,744,426 for the nine months ended September 30, 2024, an increase of US$314,240, or 15.3%. The increase was primarily due to higher salaries and consulting expenses and increased product development and technology costs to support continued enhancements to HEXWAVE™ and related threat-detection technologies.
The increase in research and development expenses reflects our ongoing focus on advancing our licensed technologies, with a particular emphasis on refining HEXWAVE™ production, software enhancements, and threat detection capabilities, as well as furthering the development of HD-AIT.

General and Administration Expenses
General and administrative expenses for the nine months ended September 30, 2025 were US$6,101,438, compared to US$2,599,438 for the nine months ended September 30, 2024, an increase of US$3,502,000, or 134.7%. The increase was primarily due to higher stock-based compensation, increased legal and professional fees related to financing and regulatory activities, and higher office, administrative, and investor relations expenses as we expanded our commercialization and corporate initiatives.
During the nine months ended September 30, 2025, we incurred:
•
US$1,287,457 in salaries and consulting fees, compared to US$1,375,216 in the prior year, a decrease of US$87,759, reflecting changes in staffing levels and consulting activity.

•
US$769,076 in legal and professional fees, compared to US$239,513 in the prior year, an increase of US$529,563, primarily related to financing transactions, regulatory filings, uplisting preparation and corporate initiatives.

•
US$1,099,231 in stock-based compensation, compared to US$296,406 in the prior year, an increase of US$802,825, reflecting the impact of new stock options and RSU grants issued in late 2024 and in 2025.

•
US$2,945,674 in office, rent, administration, travel, and miscellaneous expenses, compared to US$688,303 in the prior year period, an increase of US$2,257,371, largely due to the amortization of prepaid marketing and consulting arrangements, higher facility and administrative costs, increased investor relations expenditures, and expanded corporate activities.

The significant year-over-year increase in general and administrative expenses reflects our heightened financing, commercialization, corporate development, and investor relations activities the nine month period ended September 30, 2025.
Other Expense (Income)
Other expenses for the nine months ended September 30, 2025, were US$507,838, compared to US$577,694 for the same period in 2024, representing a decrease of US$69,856 or 12.1%. The decrease was primarily due to lower interest expense, which declined to US$483,898 from US$566,266 in the prior year period, reflecting reduced borrowings and lower related financing costs.
We also recorded a foreign exchange loss of US$28,611 during the nine months ended September 30, 2025, compared to a loss of US$11,428 in the prior year period, with the increase of US$17,183 reflecting fluctuations in exchange rates and transaction volumes. Our functional currency is the Canadian dollar, and holding financial assets and liabilities in other currencies, primarily the U.S. dollar, continues to result in foreign exchange gains or losses.
In addition, we recorded other income, net of expenses of US$(4,671) for the nine months ended September 30, 2025, compared to nil in the prior year period.
Overall, the year-over-year reduction in other expenses was driven by the decline in interest costs, partially offset by higher foreign exchange losses.
Net Loss
Corporate
Corporate net loss for the nine months ended September 30, 2025, was US$4,338,868, compared to US$1,696,754 for the same period in 2024, an increase of US$2,642,114 or 155.7%. The increase was primarily driven by higher general and administrative expenses, including increased salaries and consulting fees, legal and professional fees associated with financing and regulatory activities, expanded investor relations efforts, and higher stock-based compensation. These increases reflect our continued focus on financing transactions, SEC filing preparation, and uplisting activities during the period. The increase was partially offset by a US$69,856 decrease in other expenses, primarily due to lower interest expense.

HEXWAVE™
HEXWAVE™ net loss for the nine months ended September 30, 2025, was US$3,021,690, compared to US$1,987,849 for the same period in 2024, representing an increase of US$1,033,841, or 52%. The increase was driven primarily by higher salaries and consulting expenses supporting production and deployment activities, as well as higher general and administrative and legal expenses allocated to the segment. These increases occurred despite a US$295,905 decrease in HEXWAVE™ cost of revenue (from US$2,408,789 to US$2,112,884), reflecting lower production volumes and no unit shipments during the period. The impact of these factors was partially offset by lower stock-based compensation and modestly reduced depreciation and administrative expenses.
Contract
Contract net loss for the nine months ended September 30, 2025 was US$3,149,648, compared to a net loss of US$2,745,124 for the same period in 2024, representing an increase in segment net loss of US$404,524, or 14.7%. The increase was primarily driven by higher operating expenses related to TSA development activities, including increased engineering, administrative, and legal costs allocated to the segment. This occurred despite a US$303,276 decrease in contract cost of revenue (from US$1,796,912 to US$1,493,636), reflecting lower milestone activity as TSA contracts approached completion. The increase in segment net loss reflects slower milestone recognition, reduced contract revenue compared to 2024, and higher project-related expenses incurred during the period.
Total Net Loss
Total net loss for the nine months ended September 30, 2025 was US$10,510,206, compared to US$6,429,727 for the nine months ended September 30, 2024, an increase of US$4,080,479, or 63.5%. The increase was primarily driven by significantly higher corporate general and administrative expenses — including salaries and consulting, legal and professional fees, stock-based compensation, and investor relations costs — as well as increased operating expenses allocated to the HEXWAVE™ and Contract segments. These increases were incurred while revenue remained constrained due to lower HEXWAVE™ shipments and reduced recognition of TSA contract milestones. These impacts were partially offset by lower interest expense. The higher net loss reflects our continued investments in commercialization, regulatory compliance, and financing activities during the period.

Comparison of Years Ended December 31, 2024 and 2023
The following table summarizes our results of operations for the years ended December 31, 2024 and 2023:
	Year Ended December 31,
	2024	2023	Change
	US$	US$	US$
Revenue
HEXWAVE™ revenue	1,013,546	120,000	893,546
Contract revenue	1,425,000	1,372,557	52,443
Total revenue	2,438,546	1,492,557	945,989
Cost of revenue
HEXWAVE™ cost of revenue	2,033,498	1,546,040	487,458
Contract cost of revenue	2,081,971	1,163,211	918,760
Total cost of revenue	4,115,469	2,709,251	1,406,218
Gross loss	(1,676,923)	(1,216,694)	(460,229)
Operating expenses:
Engineering and Research and Development	2,267,739	4,022,458	$(1,754,719)
General and administrative	3,489,202	3,868,191	(378,989)
Total operating expenses	5,756,941	7,890,649	(2,133,708)
Loss from operations	(7,433,864)	(9,107,343)	1,673,479
Other expense (income)	1,411,299	261,700	1,149,599
Net loss	(8,845,163)	(9,369,043)	$523,880
Revenue
HEXWAVE™ Revenue
HEXWAVE™ revenue for the year ended December 31, 2024 was US$1,013,546, compared to US$120,000 for the year ended December 31, 2023. This increase of US$893,546 was primarily due to the fulfillment of backlogged orders and an increase in new customer deployments. In 2024, we sold 15 HEXWAVE™ units at prices ranging from approximately US$60,000 to US$120,000 per unit, depending on configuration and customer requirements. In 2023, revenue of US$120,000 was generated from the sale of 2 HEXWAVE™ units.
Contract Revenue
Contract revenue for the year ended December 31, 2024 was US$1,425,000, compared to US$1,372,557 for the year ended December 31, 2023. This increase of US$52,443 was primarily due to the completion of HD-AIT milestones and Open Architecture completions.
Total Revenue
Total revenue for the year ended December 31, 2024 was US$2,438,546, compared to US$1,492,557 for the year ended December 31, 2023. This increase of US$945,989 was primarily due to increased contract revenue from the TSA as well as increased sales of HEXWAVE™ units.
Cost of Revenue
HEXWAVE™ Cost of Revenue
HEXWAVE™ cost of revenue for the year ended December 31, 2024 was US$2,033,498, compared to US$1,546,040 for the year ended December 31, 2023. The increase in HEXWAVE™ cost of revenue from

$1,546,040 in 2023 to $2,033,498 in 2024, an increase of $487,458, or 31.5%, was primarily attributable to an increase in the number of units produced and delivered. However, the increase in cost of revenue was not directly proportional to the increase in HEXWAVE™ revenue, which rose by $893,546. This disproportionate change was due to several factors, including limited production scale, higher per-unit component costs during initial low-volume manufacturing, and underutilized fixed overhead related to facility and staffing expenses that did not scale with output during the period. We anticipate unit cost reductions and improved gross margins as volume increases and production matures.
Contract Cost of Revenue
Contract cost of revenue for the year ended December 31, 2024 was US$2,081,971, compared to US$1,163,211 for the year ended December 31, 2023. This increase in contract cost of revenue from $1,163,211 in 2023 to $2,081,971 in 2024, an increase of $918,760, or 78.9%, was largely driven by increased consulting, engineering, and development expenses incurred to complete key technical milestones under our TSA-funded HD-AIT and Open Architecture programs. The related contract revenue only increased by $52,443, due to the timing of revenue recognition, as certain milestones achieved in 2024 will result in revenue recognition in future periods. Additionally, some of the contract work in 2024 required subcontracting and external technical resources, which increased upfront costs relative to recognized revenue. We expect gross margins on contract revenue to improve as we transition from development to deployment stages and milestone billing aligns more closely with incurred expenses.
Total Cost of Revenue
Total cost of revenue for the year ended December 31, 2024 was US$4,115,469, compared to US$2,709,251 for the year ended December 31, 2023. This increase of US$1,406,218 was primarily due to the increase of HEXWAVE™ units produced, as well as the increase in contract milestones completed.
Operating Expenses
Engineering and Research and Development Expenses
Engineering and research and development expenses for the year ended December 31, 2024 was US$2,267,739, compared to US$4,022,458 for the year ended December 31, 2023. This decrease of US$1,754,719 was primarily related to the manufacturing and contract costs expenses reclassed to cost of revenue. These expenses were attributed to the ongoing research and development of our licensed technologies, with a focus on advancing various potential technologies under review. During the year ended December 31, 2024, we incurred US$1,655,580 in salaries and consulting fees that relate to HEXWAVE™ enhanced production development, software development and advancing the technologies under review such as HD-AIT. It also includes US$148,675 in product development & technology costs, US$98,008 in stock-based compensation, and US$248,979 in depreciation. During the comparative period, year ended December 31, 2023, we incurred US$370,073 product development and technology costs, US$89,302 in stock-based compensation, and US$2,766,601 in salaries and consulting fees that relate to software development and general R&D activities in connection to activities undertaken with the prospect of gaining new scientific or technical knowledge and understanding of the licensed technologies. The significant variance in salaries and consulting fees primarily stems from reallocating decreasing consulting during the year and moving production salaries and costs to cost of revenue as we commenced production, albeit not at full scale. Shipments of production have continued to ship slowly with the intention to progressively increase production volumes in the near future.
General and Administration Expenses
General and administrative expenses for the year ended December 31, 2024 were US$3,489,202, compared to US $3,868,191 for the year ended December 31, 2023. This decrease of US$378,989 was primarily due to the following reasons: Total expenses of US$1,809,724 were incurred mainly in connection to consulting fees, salaries and payroll related benefits. The large increase from the previous year is due to consulting fees for the private placement that occurred in December 2024. Other expenses totaling US$1,424,258 were incurred from legal and professional fees and travel promotion and investor relations.

Stock based compensation decreased from US$511,699 for the year ended December 31, 2023, to US$255,220 for the same period during the current year. This decrease year over year was in connection with the cancellation of stock-based compensation for employees and consultants who have left our company and were offset with employees and consultants who have being issued stock options and RSUs during 2024.
Consulting fees, salaries, and benefits for the year ended December 31, 2024, increased from US$1,482,860 in fiscal 2023 to US$1,809,724 in fiscal 2024, reflecting our increase of contractors to fill necessary roles within the organization, as well as a large amount of consulting fees paid in the fourth quarter of 2024 in relation to the private placement. Office, rent, administration, travel, and miscellaneous expenses decreased from US$1,574,621 in fiscal 2023 to US$965,868 in fiscal 2024. The decrease is mainly due to a portion of operating expenses such as rent and utilities having a portion reclassed to cost of sales for production allocation, as well as a reduction in the MIT License fees for 2024.
Other Expense (Income)
Other expense (income) for the year ended December 31, 2024 was US$1,411,299, compared to US$261,700 for the year ended December 31, 2023. This increase of US$1,149,599 was primarily due to the following: We incurred interest expense totaling US$808,989 compared to US$283,247 during the year ended December 31, 2023. The large increase relates to the increase of interest expense from the interest-bearing loans, as well as the factoring loan. A foreign exchange loss of US$12,760 was recorded for the year ended December 31, 2024, contrasting with a gain of US$18,469 for the same period in 2023. The increase in foreign exchange loss compared to the previous year can be attributed to lower volatility in foreign exchange rates and reduced transactions affected by foreign exchange, significantly fewer than the prior year. Our functional currency is the Canadian dollar, and holding financial assets and liabilities in other currencies, mainly the U.S. dollar, leads to foreign exchange gains or losses.
Net Loss
Corporate
Corporate net loss for the year ended December 31, 2024, was US$2,865,188, compared to US$2,244,260 for the year ended December 31, 2023. This increase of US$620,928, or 27.7%, was primarily driven by: 1) A US$859,358 increase in other expenses (from US$81,424 to US$940,782), mainly related to interest and financing costs, 2) A US$184,906 increase in salaries and consulting (from US$697,946 to US$882,852), and 3) A US$84,173 increase in legal and professional fees (from US$234,393 to US$318,566). These were partially offset by: 1) A US$259,736 decrease in general and administrative expenses (from US$629,496 to US$369,760), and 2) A US$247,773 decrease in stock-based compensation (from US$601,001 to US$353,228).
HEXWAVE™
HEXWAVE™ net loss for the year ended December 31, 2024 was US$2,808,452, up from US$1,901,044 for the year ended December 31, 2023 — an increase of US$907,408, or 47.7%. Key contributors to the increase included: 1) A US$487,458 increase in cost of revenue (from US$1,546,040 to US$2,033,498), reflecting higher production volume, 2) A US$800,509 increase in salaries and consulting (from US$284,121 to US$1,084,630), 3) A US$255,657 increase in general and administrative + legal expenses (from US$102,363 to US$358,020), and 4) A US$416,292 swing in other expense, from income of US$323,688 in 2023 to expense of US$92,604 in 2024. These increases were partially offset by: 1) A US$158,962 decrease in combined product development and depreciation (from US$412,208 to US$253,246), and 2) A US$893,546 increase in revenue (from US$120,000 to US$1,013,546), as units sold increased from 2 in 2023 to 15 in 2024.
Contract
Contract net loss for the year ended December 31, 2024 was US$3,171,523, compared to a net loss of US$5,223,739 for the year ended December 31, 2023, representing a decrease in net loss of US$2,052,216, or 39.3%. The decrease in Contract net loss was primarily driven by lower operating expenses and reduced contract development activity, following the completion of certain major TSA-funded development milestones in 2023.
Specifically, the improvement in net loss reflects: 1) lower engineering and development activity as several development programs transitioned toward completion, 2) reduced use of external consultants and subcontractors compared to 2023, and 3) improved alignment of contract costs with recognized revenue, as fewer high-cost development activities were incurred in 2024. These factors were partially offset by continued cost of revenue associated with ongoing TSA contract obligations and support activities.
Total Net Loss
Total net loss for the year ended December 31, 2024 was US$8,845,163, compared to US$9,369,043 in 2023 a decrease of US$523,880, or 5.6%. This improvement occurred despite higher cost of revenue and operating expenses, due to a US$946,000 increase in total revenue (from US$1.49 million to US$2.44 million). The benefit of higher revenues was partially offset by a US$1,149,599 increase in other expenses (from US$261,700 to US$1,411,299), primarily within the corporate and HEXWAVE™ segments. The net result reflects revenue growth and partially contained expense growth across the business.
Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have generated limited revenue from contract award revenues from the TSA, PNNL and sales of HEXWAVE™ units, while we simultaneously have incurred substantial operating expenses. Accordingly, we have incurred significant operating losses and negative cash flows from operations, and we expect to continue to incur significant expenses and operating losses in the foreseeable future as we advance the commercialization of HEXWAVE™ and HD-AIT.
As of September 30, 2025 and December 31, 2024, we maintained a cash balance of US$640,907 and US$1,153,229, respectively, and experienced a working capital deficiency of US$4,452,151 and US$2,652,516, respectively. Current liabilities amounted to US $8,239,018 as of September 30, 2025, primarily attributed to loans and expenses associated with commencing production, ongoing development of our licensed technologies, and maintaining licenses and our public registry in good standing. Current liabilities amounted to US$6,607,387 as of December 31, 2024, primarily attributed to the Parabilis Credit Facilities, our factoring arrangement with Bengal Capital, Inc., working capital loans with certain of our directors and officers, and expenses associated with commencing production, ongoing development of our licensed technologies, maintaining licenses and our public registry in good standing.
During the nine months ended September 30, 2025, we generated net cash from financing activities of US$7,931,412. Financing inflows consisted primarily of US$6,120,797 from the issuance of units pursuant to private placements, net of share issuance costs; US$2,075,555 from the exercise of warrants; US$650,000 from the Parabilis term loan; and US$350,000 from factoring arrangements. These inflows were partially offset by repayments of factoring of US$840,250, repayments of the Parabilis term loan of US$183,017, repayments of related-party working capital loans of US$74,658, repayments of third-party working capital loans of US$26,250, and repayments of lease liabilities of US$140,765.
During the nine months ended September 30, 2024, we generated net cash from financing activities of US$3,474,239, primarily from US$1,983,567 from the issuance of units pursuant to private placements, net of share issuance costs; US$1,800,000 from the Parabilis term loan; US$1,551,166 from factoring arrangements; US$653,175 from third-party working capital loans; US$82,000 from related-party working capital loans; and US$87,367 from the exercise of warrants. These proceeds were partially offset by repayments of factoring of US$1,567,031, repayments of third-party working capital loans of US$687,570, repayments of related-party working capital loans of US$220,281, repayments of lease liabilities of US$185,081, and repayment of the CEBA loan of US$23,073.
Future Funding Requirements
We incurred a total loss during the nine months ended September 30, 2025 and the year ended December 31, 2024 of US$10,510,206 and US$8,652,988, respectively, and cash outflows from operating activities of US$8,379,896 and US$6,469,264, respectively. In order to fully commercialize HEXWAVE™, we will require additional funds to achieve our development timeline and bring HEXWAVE™ to market. We have certain committed development milestones over the next twelve months and based on our current forecasted operational and development spend, we will require additional funds to meet these milestones. While we have been successful in arranging financing in the past, the success of such initiatives cannot be assured. This material uncertainty casts significant doubt upon our ability to continue as a going concern.
Based upon our current operating plan, we estimate that our future revenues and existing cash and cash equivalents as of the date of this prospectus, together with the estimated net proceeds from this offering, will be sufficient to fund our projected operating expenses and capital expenditure requirements through approximately December 31, 2026, assuming that the net proceeds are not required to be used to repay amounts owed to Parabilis and Viken.
If we are required to use approximately US$4.1 million of the net proceeds from this offering to repay such amounts owed to Parabilis and Viken in full, our available cash resources would be reduced and our expected runway would be shortened by approximately six to nine months based on our current expected monthly cash burn. In such circumstances, we would expect to require additional financing significantly earlier than anticipated. This would likely delay our anticipated commercialization, production ramp-up, and the business development activities by approximately six to nine months and, if additional financing is not obtained, could prevent or significantly curtail certain of these activities.
The application of the going concern concept is dependent upon our ability to generate future profitable operations and receive continued financial support from our creditors and shareholders. If we cannot generate positive future cashflows, this will delay the production timeline and shipments to backlogged orders, in addition to delaying necessary product cost reductions and improvements caused by the lack of funds to hire, produce, and execute the necessary product updates and revisions. Continued equity and/or debt financing is critical in order to ramp production up in order to become profitable.
Subsequent to September 30, 2025, we received gross proceeds of C$2,614,674 for the issuance of Common Shares pursuant to private placements.
Management plans to continue to pursue equity and/or debt financing to support operations. There can be no assurance that these financing efforts will be successful. Failure to maintain the support of creditors and obtain additional external financing will cause us to curtail operations and our ability to continue as a going concern will be impaired. The outcome of these matters cannot be predicted at this time.
Material Cash Requirements for Known Contractual Obligations
During the nine months ended September 30, 2025 and the year ended December 31, 2024, we had contractual obligations in the amount of US$8,584,552 and US$8,050,980, respectively. As of September 30, 2025, contractual obligations for less than one year were US$8,239,018, which included accounts payable and accrued liabilities of US$4,391,772, term-loan of US$2,642,526, credit line liabilities of US$797,975, and lease liabilities of US$236,707. As of September 30, 2025, contractual obligations for one to three years consisted of lease liabilities of US$345,534. As of September 30, 2025, there were no contractual obligations due beyond three years.
Other Capital Requirements and Additional Royalty Obligations
We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation typically consist only of payments for products or services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.
In connection with our patent rights under the MIT License Agreement, we are obligated to pay MIT (in addition to patent filing costs and annual maintenance fees) as follows: (1) US$40,000 for 2024, US$200,000 for 2025, and US$350,000 for 2026 and thereafter; and (2) a royalty of 5.7% of our future net sales. During the nine months ended September 30, 2025 and the year ended December 31, 2024, we accrued royalty payments of US$34,042 and US$105,993, respectively.

Under the Battelle License Agreement, we are obligated to pay a 5% royalty on net sales and a 25% royalty on all sublicensing revenues if permitted under the contractual guidelines. During the nine months ended September 30, 2025 and the year ended December 31, 2024, we accrued no royalty payments. We are also required to pay a minimum royalty amount of US$200,000 per year unless the agreement is terminated.
Cash Flows
The following table provides information regarding our cash flows for the nine months ended September 30, 2025 and 2024 and the years ended December 31, 2024 and 2023:
	Nine Months Ended September 30,		Year Ended December 31,
	2025	2024	2024	2023
	US$	US$	US$	US$
Cash used in operating activities	(8,379,896)	(3,072,818)	(6,469,264)	(5,537,021)
Cash used in investing activities	(176,498)	(125,206)	(121,217)	(221,095)
Cash provided by financing activities	7,931,412	3,474,239	7,781,755	5,069,546
Effect of foreign exchange rate changes on cash	112,660	113,338	(39,008)	12,060
Net change in cash and cash equivalents	(512,322)	389,553	1,152,266	(676,510)
Operating Activities
During the nine months ended September 30, 2025, we used net cash of US$8,379,896 in operating activities, compared to US$3,072,818 during the same period in 2024. The increase in cash used in operations primarily reflects a higher net loss in 2025, adjusted for non-cash items. Non-cash charges and credits during the period included stock-based compensation of US$1,135,285 (September 30, 2024 — US$396,091), amortization recorded in cost of revenues of US$381,711 (September 30, 2024 — US$871,023), depreciation of US$197,214 (September 30, 2024 — US$321,665), inventory impairment of US$233,676 (September 30, 2024 — US$143,488), lease liability interest of US$32,697 (September 30, 2024 — US$53,691), accrued interest of US$253,856 (September 30, 2024 — US$57,075), credit line fees of US$304,554 (September 30, 2024 — US$15,900), and a loss on disposal of lease assets of US$18,514 (September 30, 2024 — US$29,233).
Changes in non-cash working capital used US$390,169 of cash during the nine months ended September 30, 2025, compared to cash provided of US$1,179,059 during the same period in 2024. These changes included an increase in receivables and prepaid expenses of US$525,024 (September 30, 2024 — US$217,729), an increase in inventory of US$360,015 (September 30, 2024 — US$964,272 decrease), and a decrease in deferred revenue of US$9,964 (September 30, 2024 — US$1,135,970 increase) partially offset by an increase in accounts payable and accrued liabilities of US$235,882 (September 30, 2024 — US$703,454 decrease) and a decrease in contract costs of US$268,952 (September 30, 2024 — nil).
The increase in receivables and prepaid expenses of US$525,024 during the nine months ended September 30, 2025 reflects the net increase from US$1,664,376 at December 31, 2024 to US$2,189,400 at September 30, 2025, primarily due to the timing of customer billings and collections near period end, as well as advance payments for operating expenses and service contracts extending beyond the reporting date.
The increase in inventory of US$360,015 reflected in operating cash flows represents the gross working capital movement during the period. The inventory balance increased by US$88,246 from December 31, 2024 to September 30, 2025. The difference is primarily attributable to non-cash inventory impairment of US$233,676, inventory costs capitalized to intangible assets of US$(47,710), and transfers of US$85,803 from inventory to property and equipment, which reduced the ending inventory balance but did not represent operating cash outflows.
The decrease in deferred revenue reflects the recognition of previously deferred customer advances as related performance obligations were satisfied, partially offset by lower advance billings during the period.
In contrast, during the nine months ended September 30, 2024, working capital provided cash primarily due to a decrease in inventory, reflecting the utilization and shipment of previously manufactured units, and an increase in deferred revenue, reflecting advance customer payments received in connection with customer deployments during that period.
Overall, the differences between periods reflect changes in production levels, shipment timing, customer advance payments, vendor payment timing, and the related working capital cycle.
Operating cash flows for both periods continue to reflect operating losses and ongoing expenditures for research and development, personnel, and general corporate activities.
During the year ended December 31, 2024, we used cash of US$6,469,264 in operating activities, primarily as a result of a net loss and comprehensive loss of US$8,845,163. This use of cash was partially offset by non-cash and other operating adjustments, including impaired inventory of US$233,568, impairment of contract costs of US$115,730, stock-based compensation of US$384,703 (of which US$31,475 was recorded in cost of sales), lease liability interest of US$69,652, accrued interest of US$294,304, depreciation of US$396,315 (including US$147,336 recorded in cost of sales), amortization of US$922,221 recorded in cost of sales, a loss on debt settlement of US$563,996, credit line fees of US$74,449, factoring fees of US$289,684, and foreign exchange loss of US$230,974. In addition, changes in non-cash working capital resulted in a net cash outflow of US$1,228,930, driven by: (1) an increase in accounts receivable, reflecting higher HEXWAVE™ shipments in the fourth quarter of 2024 and timing of milestone invoices under TSA contracts; (2) a decrease in inventories as production and shipments progressed during the year; (3) an increase in prepaid expenses; and (4) an increase in accounts payable and accrued liabilities related to raw materials procurement, engineering services, and development subcontractors.
The decrease in inventory reflected in operating cash flows of US$105,692 differs from the total balance sheet decrease of US$386,763, primarily due to non-cash inventory impairment of US$233,568 and transfers of US$47,503 from inventory to property and equipment during the year, which reduced the ending inventory balance but did not impact operating cash flows.
The increase in contract costs reflected in operating cash flows of US$384,682 includes US$268,952 of capitalized costs and a non-cash impairment of US$115,730 recorded during the year.
The increase in accounts payable and accrued liabilities reflected in operating cash flows of US$456,551 differs from the balance sheet increase of US$293,215 primarily due to the non-cash capitalization of approximately US$200,000 of accrued intangible asset costs that were included in accounts payable at December 31, 2023 and reclassified to intangible assets during 2024, partially offset by foreign exchange effects on non-U.S. dollar denominated payables during the year.
These working capital shifts reflect our scaling of commercial operations, including initial deliveries of HEXWAVE™ and ongoing fulfillment of TSA contracts.
Investing Activities
During the nine months ended September 30, 2025, we used US$176,498 of cash in investing activities, relating to additions to property and equipment, compared to US$125,206 during the same period in 2024.
During the year ended December 31, 2024, we used US$121,217 of cash in investing activities, consisting of US$94,106 for additions to property and equipment and US$27,111 for additions to intangible assets.
During the year ended December 31, 2023, we incurred US$221,095 in cash used for investing activities, which pertains to additions to intangible assets from the MIT & PNNL patents and additions to property and equipment regarding NPI 0.5 prototypes.
Financing Activities
Net cash provided by financing activities during the nine months ended September 30, 2025 was US$7,931,412, compared to US$3,474,239 during the same period in 2024. Financing cash inflows in 2025 were primarily attributable to net proceeds of US$6,120,797 from the issuance of Common Shares through private placements (September 30, 2024 — US$1,983,567), proceeds of US$2,075,555 from the exercise of warrants (September 30, 2024 — US$87,367), proceeds of US$650,000 from the Parabilis Term Loan

(September 30, 2024 — US$1,800,000), and proceeds of US$350,000 from factoring arrangements (September 30, 2024 — US$1,551,166). These inflows were partially offset by repayments of loans and factoring totaling US$840,250 (2024 — US$1,567,031), including repayments of related party working capital loans of US$74,658 (September 30, 2024 — US$220,281), third-party working capital loans of US$26,250 (September 30, 2024 — US$687,570), and repayments of the Parabilis Term Loan of US$183,017 (2024 — nil), as well as repayments of lease liabilities of US$140,765 (September 30, 2024 — US$185,081).
By comparison, financing activities during the nine months ended September 30, 2024 primarily consisted of net proceeds of US$1,983,567 from private placements and US$735,175 from loan financings, partially offset by repayments of US$930,924 in loans and US$185,081 in lease liabilities. Loan financings during the period included short-term working capital loans from both third parties and related parties. In addition, the Company repaid US$23,073 related to the CEBA loan during the period. During the first half of 2024, we completed multiple private placements and investments on January 15, February 12, and June 27, 2024, generating aggregate gross proceeds of US$2,222,978.
During the year ended December 31, 2024, net cash of US$7,781,755 was provided by financing activities, primarily consisting of US$6,989,017 in proceeds from shares issued, US$927,555 in net proceeds from debt, and lease repayments of US$247,412.
During the year ended December 31, 2023, net cash amounting to US$5,069,546 was provided by financing activities, which was associated primarily with the issuance of Common Shares through private placements proceeds of US$3,656,081 proceeds from factoring US$1,265,132 and proceeds from loans US$1,713,716.
Indebtedness
Related Party Loans
We have received working capital loans from certain of our directors and officers. These loans, unsecured and non-interest bearing, lack specified maturity dates. As of September 30, 2025 and December 31, 2024, an aggregate of $0 and $74,657, respectively, was outstanding under such related party loans.
Parabilis Credit Facilities
On August 22, 2024, we entered into a loan and security agreement with Parabilis providing for the Parabilis Term Loan and the Parabilis Revolving Credit Facility. The Parabilis Credit Facilities are secured by all of our tangible and intangible personal property, wherever located, whether currently owned or acquired in the future.
Term Loan
The Parabilis Term Loan has a term of 104 weeks with an annual interest rate of 17.99% and is scheduled to mature on August 15, 2026. On August 14, 2025, we amended the Parabilis Term Loan by updating the repayment schedule and providing for additional advances between August 2025 and October 2025 in an aggregate amount of US$0.65 million, which is evidenced by a replacement promissory note reflecting a principal balance of approximately US$2.45 million. As of December 31, 2024 and September 30, 2025, US$1,921,687 and US$2,642,526, respectively, was outstanding under the Parabilis Term Loan. The September 30, 2025 balance was classified entirely as current. As of December 31, 2024, US$983,476 was classified as current and US$938,211 was classified as non-current.
Revolving Credit Facility
The Parabilis Revolving Credit Facility originally had a maturity date of August 31, 2025, with the option for extension at Parabilis’ sole discretion. The Parabilis Revolving Credit Facility carries an interest rate of 14.99% per annum.
The borrowing base for the Parabilis Revolving Credit Facility is determined based on the following percentages: 90% of eligible billed receivables, 65% of eligible unbilled receivables, and 30% of eligible delivery orders. The aggregate of eligible billed and unbilled receivables, along with eligible delivery orders, establishes our borrowing capacity under the credit line. When invoicing occurs, payments on the invoices are applied directly to the outstanding principal and interest on the credit line.
On September 1, 2025, we amended the Parabilis Revolving Credit Facility by extending the maturity date to May 31, 2026 with automatic one-year renewals, unless Parabilis provides 90-days’ notice, and agreeing to pay a 0.083% monthly commitment fee. As of September 30, 2025 and December 31, 2024, US$797,975 and US$983,671, respectively, was outstanding under the Parabilis Revolving Credit Facility.
Bengal Capital Factoring Arrangement
On June 22, 2023, we engaged in a factoring arrangement with Bengal Capital, Inc. (the “Factor”). Per the agreement, we submit invoices or purchase orders to the Factor after credit approval, receiving 80% of the gross amount. The Factor assumes ownership of these accounts with full recourse. Furthermore, we are subject to a 4% monthly factoring fee based on the face value of the accounts. No collateral is used per the agreement; however, we are obligated to pay the balance regardless of receiving payment for advanced orders.
During the year ended December 31, 2024, we did not receive any funds and incurred factoring fees of $289,684, with repayments of $1,397,031, under the Factor. During the nine months ended September 30, 2025, we did not receive any funds, incur any factoring fees, or make any repayments under the Factor. As a result, no factoring liability was outstanding as of September 30, 2025.
Competing Security Interests
In January 2024, we entered into a commercial agreement with Viken pursuant to which we granted Viken a security interest in substantially all of the assets of LDT, our wholly owned subsidiary, and Viken subsequently filed a UCC-1 financing statement with respect to that security interest. In August 2024, we entered into the Parabilis Credit Facilities, pursuant to which we granted Parabilis a security interest in substantially all of LDT’s assets to secure our obligations under those facilities. These overlapping security interests were inadvertently granted as a result of an administrative error and were identified when Parabilis sought to perfect its security interest and discovered the previously filed Viken UCC-1 financing statement covering substantially the same collateral.
We are engaged in discussions with the affected parties to resolve this matter, which may include entering into a subordination, intercreditor or similar arrangement regarding the relative priority of the security interests. If the matter is not resolved, Parabilis could assert that the security interest granted to Viken violates certain covenants in the Parabilis Credit Facilities, which could result in a default and the exercise of remedies under those facilities. In addition, certain provisions in the Viken commercial agreement could be implicated by the security interests granted to Parabilis. As of the date of this prospectus, no default has been declared by either party.
Any failure to resolve this matter could adversely affect our liquidity, access to capital and financial condition.
Potential Impact of Tariffs
The current U.S. administration has recently made statements and taken actions that has led to significant changes to U.S. and international trade policies, including the imposition of tariffs and export control and sanctions restrictions affecting certain products manufactured abroad. These tariffs have resulted in, and may continue to trigger, retaliatory actions by affected countries, including the imposition of tariffs on the United States by other countries, which has created significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States.
We have been and expect to continue to be impacted by increases in tariffs, in particular for components used in HEXWAVE™ and the HD-AIT Upgrade Kit originating from foreign jurisdictions, including China.

We anticipate further general economic disruption and uncertainty surrounding trade stability during the near term, which may increase our component costs. Although we evaluate alternative sourcing strategies, we may not be able to fully mitigate the impact of tariff-related cost increases or pass those increased costs through to customers due to competitive pressures or fixed-price contracts. Any increase in tariffs, imposition of new trade restrictions, or interruption in global supply chains could adversely affect our cost structure, reduce margins, delay product deliveries, or negatively impact our ability to scale production. In addition, retaliatory tariffs on United States goods that apply to our products could affect our competitiveness in applicable markets. See “Risk Factors — Risks Relating to Market Conditions — Tariffs and related retaliatory tariffs may impact trade between the United States and foreign countries and could impact our ability to compete in applicable markets”.
Off-Balance Sheet Arrangements
We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Critical Accounting Policies and Significant Judgments and Estimates
Full disclosure of our accounting policies and significant accounting estimates and judgments in accordance with IFRS can be found in Note 3 of our audited consolidated financial statements for the year ended December 31, 2024 included elsewhere in this prospectus, and have remained substantially unchanged and are still applicable to us unless otherwise indicated.
Stock-Based Compensation
We grant RSUs, deferred share units (“DSUs”), and stock options to directors, officers, and consultants pursuant to a stock option plan described in Note 13 of our audited consolidated financial statements. We use the fair value method to account for all share-based awards granted, modified, or settled, and the Black-Scholes Option Pricing Model to determine the fair value of stock options granted. As such, a share-based payment is recorded based on the estimated fair value of options with a corresponding credit to contributed surplus. Any consideration received plus the amounts recognized in the contributed surplus will be transferred to share capital on the exercise of stock options. The amounts remain in contributed surplus for stock options which expire unexercised. Stock options with graded vesting schedules are accounted for as separate grants with different vesting periods and fair values. Changes to the estimated number of share options that will eventually vest are accounted for prospectively. Options issued to non-employees are valued based on the fair value of the services provided unless the fair value of the services provided cannot be measured reliably, in which case, the fair value is measured by reference to the fair value of the equity instruments granted.
Fair Value of Financial Instruments
As at December 31, 2024, our financial instruments comprise cash, accounts receivable, accounts payable and accrued liabilities, loans payable, term loan, lease liabilities and factoring liability. The fair values of our financial instruments approximate their carrying values due to their short-term maturity or market interest rates.
Recent Accounting Pronouncements
The following new standards and amendments to standards and interpretations, which become effective for current periods.
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Amendments to IAS 1 — Classification of Liabilities as Current or Non-current. The amendment clarified the guidance on whether a liability should be classified as either current or non-current. The amendments are applied retrospectively for annual periods beginning on or after January 1, 2024.

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Amendments to IFRS 16 — Lease liability in a Sale and Leaseback. The amendment clarifies how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the requirements in IFRS 15 to be accounted for as a sale. These amendments are effective for annual periods beginning on or after January 1, 2024.

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Amendments to IAS 7 — Requiring entities to provide qualitative and quantitative information about their supplier finance arrangements. In connection with the amendments to IAS 7, the IASB also issued amendments to IFRS 7 requiring entities to disclose whether they have accessed, or have access to, supplier finance arrangements that would provide the entity with extended payment terms or the suppliers with early payment terms. These amendments are effective on January 1, 2024.

We did not encounter any material effects from the implementation of new standards or amendments in 2024.
The following new standards and amendments were issued but not yet effective.
•
IFRS 18 Presentation and Disclosure in Financial Statements — In April 2024, the IASB issued IFRS 18 which replaces IAS 1 — Presentation of Financial Statements. This standard introduces a new structure for financial statements, aiming to improve comparability and transparency. IFRS 18 is effective for annual periods beginning on or after January 1, 2027.

We are currently assessing the impact that IFRS 18 will have on our consolidated financial statements.
Quantitative and Qualitative Disclosures about Market Risks
As of December 31, 2025, our financial instruments comprise cash, accounts receivables, accounts payable and accrued liabilities, loans payable, term loan, lease liabilities and factoring liability. Our financial instruments are exposed to certain financial risks including credit risk, liquidity risk, foreign currency risks, equity price risk and capital risk management. Details of each risk are laid out in the notes to our audited consolidated financial statements as of December 31, 2024 and our amended and restated unaudited condensed consolidated interim financial statements as of September 30, 2025, and are summarized below:
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. We manage liquidity risk through the management of our capital structure. To mitigate this risk, we have a planning and budgeting process in place to determine the funds required to support our ongoing operations and capital expenditures. We ensure that sufficient funds are raised from equity offerings or debt financings to meet our operating requirements, after considering existing cash balances, expected exercise of share purchase warrants, and stock options. Our ability to continue as a going concern involves significant judgements and estimates while determining forecasted cashflows and is dependent on our ability to obtain financing. As at September 30, 2025, we had cash of US$640,907 (December 31, 2024 — US$1,153,229) to settle current liabilities of US$8,239,018 (December 31, 2024 — US$6,607,387).
As of September 30, 2025, we had granted security interests, including a security interest in respect of amounts classified as accounts payable, over substantially all assets of our wholly owned subsidiary, LDT. These interests were provided in connection with multiple arrangements, including the Parabilis Credit Facilities and our distributor relationship with Viken. As a result, certain security interests overlap.
We are currently in discussions with the relevant parties to address and resolve these overlapping interests. As of the date of this prospectus, no party has declared a default or exercised remedies under the credit facilities or distributor arrangements in connection with this matter.
If we are unable to resolve the overlapping security interests on acceptable terms, Parabilis may assert its rights under the applicable loan agreements, including declaring all outstanding amounts immediately due and payable and enforcing its rights against the collateral. Under the terms of the arrangement, Viken may charge interest at a rate of 1.5% per month on unpaid balances; as of September 30, 2025, the amount owed to Viken was US$910,000, which is included in accounts payable and accrued liabilities. The decrease in the balance from US$1,160,000 as at December 31, 2024 to US$910,000 as at September 30, 2025 primarily relates to payments made under the Viken arrangement during the period.
Any such developments could materially and adversely affect our business, financial condition, results of operations, and liquidity. Additionally, if the matter remains unresolved, we may need to use a portion of the proceeds from this offering to repay amounts outstanding under the Parabilis Credit Facilities or Viken distribution agreement, thereby reducing funds available for working capital and general corporate purposes.
Credit Risk
Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations, including accounts receivable terms. Our cash is held through large Canadian, international, and foreign national financial institutions. Our receivables primarily consist of GST receivable due from the Canadian government and trade receivables that we continue to collect. These trade receivables are primarily with continuing customers and are not subject to significant credit risk. As at December 31, 2024, our trade receivables totaling US$130,000 are from three customers (December 31, 2023 — US$nil). Our maximum exposure to credit risk is limited to the carrying amount of cash and accounts receivables.
Market Risk
Interest Rate Risk
Interest rate risk arises from changes in market rates of interest that could adversely affect us. We currently have interest-bearing financial instruments in relation to loans and factoring liability Our exposure to interest rate risk is minimal as the interest rates are at a fixed percentage on the loans payable, term loans and factoring liability.
Foreign Currency Risk
We are exposed to currency risk by having balances and transactions in currencies that are different from its functional currency. We operate in foreign jurisdictions, which uses the U.S. dollar. We do not use derivative instruments to reduce upward, and downward risk associated with foreign currency fluctuations.
Financial assets denominated in foreign currencies	US$	1,370,259
Financial liabilities denominated in foreign currencies		(882,206)
Net exposure	US$	488,053
A 10% change in the U.S. dollar exchange rate relative to the Canadian dollar would change our comprehensive loss by US$33,948.
Price Risk
We are exposed to price risk with respect to equity prices. Equity price risk is defined as the potential adverse impact on our earnings due to movements in individual equity prices or general movements in the level of the stock market. We closely monitor individual equity movements, and the stock market to determine the appropriate course of action to be taken by us.
Capital Risk Management
We manage Common Shares and share purchase warrants as capital. Our objectives when managing capital are to safeguard our ability to continue as a going concern in order to pursue the development of our products and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.
We manage our capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, we may attempt to issue new shares, issue debt, acquire or dispose of assets, or adjust the amount of cash on hand.
In order to facilitate the management of our capital requirements, we prepare expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.
In order to maximize ongoing development efforts, we do not pay out dividends. Our investment policy is to keep our cash treasury on deposit in an interest-bearing chartered bank account. Cash consists of cash on held with banks.

We expect our current capital resources will be sufficient to carry out our operations and product development plans for the foreseeable future. We are not subject to externally imposed capital requirements.
There has been no change to our approach to capital management during the year ended December 31, 2025.
Emerging Growth Company Accounting Election
We are an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended. However, because we prepare our financial statements in accordance with IFRS as issued by the IASB, we are not permitted to take advantage of the extended transition period for complying with new or revised accounting standards under the JOBS Act. Accordingly, we adopt new or revised IFRS standards as required by all IFRS filers.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES
Directors and Executive Officers
The following table sets forth certain information concerning our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address of our executive officers and directors is our corporate office located at 187 Ballardvale Street, Suite 110, Wilmington, Massachusetts 01887.
Name	Position
Executive Officers:
Jason Burinescu	Executive Chairman and Director
William Frain	Chief Executive Officer and Director
Bryan Cunningham	President
Omar Garcia Abrego	Chief Financial Officer and Corporate Secretary
Independent Directors:
Arjun Grewal	Independent Director
Linda Jacksta	Independent Director
William W. Hamilton	Independent Director(1)

(1)
William W. Hamilton become a director prior to the Company’s Nasdaq listing.

The following are brief biographies of our executive officers and directors.
Jason Burinescu (Executive Chairman and Director)
Jason Burinescu joined the Company in February 2025 and is a Managing Partner of Vision Equity Partner Solutions, an investment and advisory firm (“Vision”), since April 2024. Before Vision, Jason led business development and served as a senior member of the investment team at Fletch Equity, a Los Angeles based private equity firm that has completed more than US$1 billion in total transaction value, from January 2020 to March 2024. His investment experience is further augmented by his experience as a senior operating executive at a number of firms that he helped scale including SaaS cyber security company Vera, which was successfully acquired by Help Systems (private equity backed by TA Associates and Harvest Partners), and media companies Leftfield Pictures, which was acquired by ITV and Renegade 83, which was acquired by Entertainment One, now part of Lions Gate.
William Frain (Chief Executive Officer and Director)
William Frain has served as Chief Executive Officer and a director of the Company since 2021. He has also served as Chief Executive Officer of DrawDown since 2018. Mr. Frain has over 25 years of management experience with international operations, government affairs and customer relations in the security industry. Mr. Frain was the Senior Vice President for L-3 Communications Securities and Detection Systems, Inc. (“L3 SDS”), the world’s leading supplier of security inspection systems. L3 SDS is a global aerospace and national security company with approximately 38,000 employees worldwide and sales of approximately US$11 billion in 2017. Mr. Frain served as part of the management team for L3 SDS over twenty-five years in a variety of capacities, including General Manager, CFO, product line management and global sales and field service support. In addition, Mr. Frain led global sales, business development and key account management for L3 SDS. In 1993, Mr. Frain joined Vivid Technologies, Inc. (“Vivid”). As CFO, Mr. Frain led Vivid’s initial public offering on NASDAQ in 1996. In 2015, Mr. Frain completed the Wharton Executive Leadership Program, University of Pennsylvania and also received his Bachelor of Science degree from the School of Management, Boston College.
Bryan Cunningham (President)
Bryan Cunningham has served as President of the Company since January 2025. He is a lawyer, senior security expert, former CIA intelligence officer, and technology executive, who has a long career protecting the US and allied critical assets at home and around the globe against emerging threats. Mr. Cunningham is a long-time senior counsel and adviser to Palantir Technologies PLTR-Q. Since 2010, he has served as Executive Director of Palantir’s outside advisory board on privacy and civil liberties and has been a key officer at several other tech startups. Mr. Cunningham previously served as Deputy Legal Adviser to National Security Advisor Condoleezza Rice, worked with the US 9/11 Commission, and has been a senior advisor to the Chertoff Group. Mr. Cunningham has been involved in the critical aviation security space since shortly after 9/11, drafting significant portions of the Homeland Security Act and providing security and regulatory advice and counsel to the American Association of Airline Executives. He was awarded the National Intelligence Medal of Achievement for helping stand up the first US terrorism threat integration center and has served on numerous security-related government and private task forces.
Omar Garcia Abrego (Chief Financial Officer and Corporate Secretary)
Omar Garcia Abrego has served as Chief Financial Officer and Corporate Secretary of the Company since 2021. Mr. Abrego has also served as Chief Financial Officer of DrawDown since 2018. He is a Canadian Chartered Professional Accountant (CPA, CA) with over 25 years of progressive international accounting experience with public and private companies. Most recently, Mr. Abrego was the CFO of Luca Mining Corp., a TSXV listed company. Additionally, Mr. Abrego has held multiple senior positions in various companies such as Candelaria Mining Corporation., Auryn Resources Inc., Cayden Resources Inc. (which was sold to Agnico Eagle Mining Limited for $205 million in November 2014), Farallon Mining Ltd. (which was also sold to Nyrstar NV for $420 million in January 2011), Graymont Limited and Deloitte LLP. Mr. Abrego holds a Bachelor of Public Accounting degree from Instituto Tecnológico y de Estudios Superiores de Monterrey and is also a Certified Public Accountant by the Mexican Institute of Public Accountants.
Arjun Grewal (Independent Director)
Arjun Grewal has served as a director of the Company since 2021. Currently, Mr. Grewal serves as Defense Innovation and Military Engagement Lead at IMT Group and Chief Executive Officer at Arctic Training Centre. Prior to then, Mr. Grewal served for three years as the Chief Executive Officer of Ventus Respiratory Technologies. From 2018 to 2022, Mr. Grewal worked for IBM Canada Ltd., serving in several roles over that period, including as the Client Advocacy Program Lead. Focused on collecting, analyzing, and actioning client feedback, Mr. Grewal has expertise in managing and testing client experience improvements. Mr. Grewal is a 19-year veteran of the Canadian Armed Forces. Mr. Grewal served 12 years of his career with the Canadian Special Operations Forces, having deployed on operations globally. Mr. Grewal advises and provides valuable insights to the Company, particularly in military and tactical contexts.
Linda Jacksta (Independent Director)
Linda Jacksta has served as a director of the Company since 2021. She has over 35 years of experience with U.S. Customs & Border Protection (“CBP”), the largest law enforcement agency in the federal government. Her most recent role was serving as the Deputy Executive Assistant Commissioner for Operations Support where she directed CBP intelligence, forensics, incident management, and international affairs functions. Since 2021, Ms. Jacksta has served as President and Chief Executive Officer of the J2 Consulting Group LLC and studied at Thomas Edison State University. She also completed the Senior Executive Fellow program at the Harvard Kennedy School of Government in Boston and received the prestigious Presidential Rank Award, Meritorious Executive, for her leadership contributions to the U.S. federal government.
William W. Hamilton (Independent Director)
William W. Hamilton has served as a director of the Company starting in 2026 and joined the Board prior to the Company’s Nasdaq listing. Mr. Hamilton currently serves as a Partner at Kestrel Merchant Partners. Mr. Hamilton has over 20 years of experience in equity research and portfolio management. Prior to joining Kestrel Merchant Partners in 2025, Mr. Hamilton was a Partner at Manatuck Hill Partners, a small-cap focused hedge fund based in Westport, Connecticut, for 10 years. Previously, he was an analyst at

Granite Point Capital, a small-cap focused hedge fund based in Boston, Massachusetts, for five years. Prior to Granite Point, Mr. Hamilton worked on the sell-side as an equity analyst at Sanders Morris Harris. He started his career at Pershing in the equity research department. Mr. Hamilton received his B.A. from Duke University and is a CFA Charterholder.
Share Ownership
As of April 20, 2026, our directors and executive officers, as a group, beneficially owned a total of 43,009 Common Shares, representing beneficial ownership of 2.12% of the Common Shares.
The table below sets forth the number of Common Shares beneficially owned by our directors and executive officers as of April 20, 2026. The persons listed below are deemed to be the beneficial owners of Common Shares underlying options, RSUs, and warrants that are exercisable within 60 days from the above date, including “out-of-the money” options, but any such options, RSUs and warrants are not treated as outstanding for the purpose of computing any other person’s ownership percentage. The percentages shown below are based on 1,984,303 outstanding Common Shares as of April 20, 2026.
Shareholdings of Directors and Executive Officers
Name of Beneficial Owner	Common Shares Held	Options	RSUs	Warrants	Number of Common Shares Beneficially Owned	Percent of Outstanding Common Shares
Jason Burinescu	—	10,556	—	—	10,556	*
Bryan Cunningham	1,778	3,056	—	—	4,834	*
William Frain	5,192(1)	7,111	2,110	1,268	15,681	*
Omar Garcia Abrego	2,883	4,389	—	—	7,272	*
Arjun Grewal	—	2,111	222	—	2,333	*
William W. Hamilton	—	—	—	—	—	*
Linda Jacksta	—	2,111	222	—	2,333	*
Total	9,853	29,334	2,554	1,268	43,009	2.17%

*
Indicates percentage of less than one percent.

(1)
Excludes 5,555 Common Shares purchased by William Frain in this offering and 11,667 Common Shares held by William Frain’s spouse.

See “Executive Compensation — Outstanding Equity Awards” for the details of our directors’ and officers’ stock options and RSUs outstanding as of December 31, 2025.
Corporate Governance
We intend to use foreign private issuer exemptions with respect to certain Nasdaq listing requirements. Following our home country governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under Nasdaq listing requirements applicable to U.S. domestic issuers.
National Instrument 58-101 — Disclosure of Corporate Governance Practices, requires all reporting issuers to provide certain annual disclosure of their corporate governance practices with respect to the corporate governance guidelines (the “Guidelines”) adopted in National Policy 58-201 — Corporate Governance Guidelines. The Guidelines are not prescriptive, but have been used, or will be used in connection with the consummation of this offering, by us in adopting our corporate governance practices. Our Board and our management consider good corporate governance to be an integral part of the effective and efficient operation of Canadian corporations. Our approach to corporate governance is set out below.
Board of Directors
Our directors are elected annually and hold office until the next annual general meeting of the shareholders or until their successors are duly elected or appointed.

Director Independence
Our Board has determined that three members of our Board will be “independent,” as defined under Nasdaq rules and for purposes of Canadian securities laws. Therefore, a majority of the directors on our Board are independent. Messrs. Burinescu and Frain are not considered independent by virtue of their respective management positions.
For purposes of Nasdaq rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, subject to certain additional limitations. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as our employees and executive officers, are deemed by Canadian securities laws to have material relationships with us.
We will take steps to ensure that adequate structures and processes will be in place following the consummation of this offering to permit our Board to function independently of management, including for purposes of encouraging an objective process for nominating directors and determining executive compensation.
Code of Business Conduct and Ethics
In connection with this offering, we have adopted a Code of Business Conduct and Ethics (“Code of Conduct”), which applies to all of our directors, officers and employees. The Code of Conduct sets out our fundamental values and standards of behavior that are expected from our directors, officers and employees with respect to all aspects of our business. The objective of the Code of Conduct is to provide guidelines for maintaining our integrity, reputation and honesty with a goal of honoring others’ trust in us at all times. The Code of Conduct is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC. A copy of the Code of Conduct is posted on our website at www.libertydefense.com.
Insider Trading Policy
In connection with this offering, we have adopted an insider trading policy to set forth basic guidelines for trading in our securities and to preserve our confidential information so as to avoid any situation that might have the potential to damage our reputation, or which could constitute a violation of applicable securities law by our officers, directors, or employees. Under this policy, “insiders” (i.e., officers, members of our Board and other individuals having access to material non-public information) are prohibited from trading in Common Shares and other securities on the basis of such material non-public information until after the information has been disclosed to the public. The obligation not to trade on inside information applies not only to our insiders, but also to persons who obtain such information from insiders and use it to their advantage. Thus, liability may be imposed upon us, our insiders and also outsiders who are the source of leaks of material information not yet disclosed to the public and the leaks coincide with purchases or sales of our securities (i) by such insiders or outsiders, (ii) by the us, or (iii) by “tippees” (including relatives, friends, investment analysts, etc.).
Conflicts of Interest
There may from time to time be potential conflicts of interest to which some of our directors or officers will be subject in connection with our operations. Some of the individuals appointed as our directors or officers are also directors and/or officers of other reporting and non-reporting issuers. Conflicts, if any, will be subject to the procedures and remedies provided for under the BCBCA.
Our directors are required by law to act honestly and in good faith with a view to our best interests and to disclose any interests that they may have in any material contract or material transaction. If a conflict of interest arises at a meeting of our Board, any director in a conflict is required to disclose his or her interest and abstain from voting on such matter. Our directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and are required to comply with such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of our directors or officers.
Audit Committee
Composition
The current members of our Audit Committee are Arjun Grewal (Chair), Linda Lee Jacksta and William W. Hamilton. Our Board has determined that William W. Hamilton qualifies as an “audit committee financial expert” as defined in applicable SEC rules. In addition, our Board has determined that each member of our Audit Committee is “independent,” as required by Nasdaq rules, Rule 10A-3 of the Exchange Act and Canadian securities laws.
Relevant Education and Experience
The education and related experience of each of the members of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee is described below:
Arjun Grewal currently serves as Defense Innovation and Military Engagement Lead at IMT Group and Chief Executive Officer at Arctic Training Centre. Prior to then, Mr. Grewal served for three years as the Chief Executive Officer of Ventus Respiratory Technologies. From 2018 to 2022, Mr. Grewal worked for IBM Canada Ltd., serving in several roles over that period, including as the Client Advocacy Program Lead. Focused on collecting, analyzing, and actioning client feedback, Mr. Grewal has expertise in managing and testing client experience improvements. Mr. Grewal is a 19-year veteran of the Canadian Armed Forces and served 12 years of his career with the Canadian Special Operations Forces, having been deployed on operations globally.
Linda Lee Jacksta is a senior border security and intelligence leader with more than 35 years of service to the DHS CBP. As a member of the Senior Executive Service (SES), she developed and implemented a wide range of solutions to address some of the agency’s most complex challenges. She led efforts to address border security threats and operational challenges, established an enterprise data analytics organization leveraging data for critical decision-making, developed extensive Intelligence Community (IC) partnerships, and was instrumental in formation of the agency’s National Use of Force Control Board.
In her most recent role as Deputy Executive Assistant Commissioner, Operations Support, Ms. Jacksta led and directed the intelligence, international affairs, planning and requirements development, data analytics, emergency preparedness, forensic/scientific services, and use of force policy functions in support of mission effectiveness for CBPs 60,000 employees. Currently, Ms. Jacksta is President and CEO of J2 Consulting Group, a Board Member of Defense Holdings, Ltd. and a Principal at Deep Water Point (a GTSC Strategic Partner).
William W. Hamilton serves as a Partner at Kestrel Merchant Partners. Mr. Hamilton has over 20 years of experience in equity research and portfolio management. Prior to joining Kestrel Merchant Partners in 2025, Mr . Hamilton was a Partner at Manatuck Hill Partners, a small-cap focused hedge fund based in Westport, Connecticut, for 10 years. Previously, he was an analyst at Granite Point Capital, a small-cap focused hedge fund based in Boston, Massachusetts, for five years. Prior to Granite Point, Mr. Hamilton worked on the sell-side as an equity analyst at Sanders Morris Harris. He started his career at Pershing in the equity research department. Mr. Hamilton received his B.A. from Duke University and is a CFA Charterholder.
Audit Committee Charter
In connection with this offering, our Board adopted a new written charter for the Audit Committee, which sets out the Audit Committee’s responsibilities, including:
•
reviewing the financial statements to be included in our annual report and review with the Board and the auditors the results of the annual audit and reviews any financial statements;

•
reviewing and recommending to the Board for approval, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, press releases, material change disclosures of a financial nature and similar disclosure documents;

•
reviewing with our management and with our auditor and assessing significant accounting principles and disclosure issues and alternative treatments under IFRS all with a view to gaining reasonable assurance that financial statements present fairly, in all material respects, our financial position, cash flows and the results of our operations in accordance with IFRS;

•
reviewing and assessing the adequacy and effectiveness of our system of internal control and management information systems, risk management policies and procedures, and financial reporting of any transaction between us, and investigating any alleged fraud;

•
reviewing and discussing with our management our major financial risk exposures and cybersecurity risk and the steps taken to monitor and control such exposures;

•
reviewing, discussing and investigating any alleged fraud involving our management or employees in relation to the internal controls, including our management’s response to any allegations of fraud;

•
reviewing “related party” transactions and the financial reporting of any such transactions;

•
recommending an auditor for nomination and the auditors compensation to the Board, overseeing the work of the auditors, establishing communication with the auditors, reviewing the independence of the auditor, the audit plan, the performance of the auditors, and the results of the external audit and the report thereon;

•
monitoring and periodically reviewing certain of our corporate policies and associated procedures, and hiring policies; and

•
providing broad oversight of our financial, risk and control related activities.

Pre-Approval Policies and Procedures
The Audit Committee will pre-approve all non-audit services to be provided to us by our external auditors. The Audit Committee may delegate to one or more of its members the authority to pre-approve non-audit services but preapproval by such member or members so delegated shall be presented to the full Audit Committee at its first scheduled meeting following such pre-approval.
External Audit Service Fees
The following table sets forth the fees paid by us by our external auditors, Davidson & Company LLP, Chartered Professional Accountants, for services rendered in the last two fiscal years:
Nature of Services	2025 (C$)	2024 (C$)
Audit Fees(1)	245,308	181,019
Audit Related Fees(2)	60,732	17,669
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	306,040	198,688

(1)
“Audit fees” include aggregate fees billed by our external auditor in each of the last two fiscal years for audit fees.

(2)
“Audited related fees” include the aggregate fees billed in each of the last two fiscal years for assurance and related services by our external auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees” above. The services provided include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)
“Tax fees” include the aggregate fees billed in each of the last two fiscal years for professional services rendered by our external auditor for tax compliance, tax advice and tax planning. The services provided include tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)
“All other fees” include the aggregate fees billed in each of the last two fiscal years for products and services provided by our external auditor, other than “Audit fees,” “Audit related fees” and “Tax fees” above.

Compensation Committee
Composition
The current members of our Compensation Committee are Arjun Grewal (Chair), Linda Jacksta and William W. Hamilton. Our Board has determined that each such member of the Compensation Committee is “independent” as defined in the applicable Nasdaq rules.
Charter
In connection with this offering, our Board adopted a written charter for the Compensation Committee, which sets out the Compensation Committee’s responsibilities, including:
•
reviewing, overseeing and evaluating our compensation policies;

•
evaluating the performance of the Board;

•
administering any stock option or purchase plan or any other compensation incentive programs;

•
reviewing and approving the compensation paid by us, if any, to our consultants;

•
reviewing and making recommendations to the Board on an annual basis concerning the level and nature of the compensation payable, if any, to our directors and officers;

•
reviewing the corporate goals and objectives for senior executive officers and recommending any changes to the Board for consideration; and

•
reviewing on an annual basis the compensation of our directors and recommending any changes to the Board for consideration.

Corporate Governance and Nominating Committee
Composition
The current members of our Corporate Governance and Nominating Committee are Arjun Grewal (Chair), Jason Burinescu and William W. Hamilton. Our Board has determined that each of Arjun Grewal and William W. Hamilton are “independent” as defined in the applicable Nasdaq rules. As permitted under Canadian law, we do not require independent director involvement in the selection of director nominees. See “Risk Factors — Risks Relating to this Offering and Ownership of Our Securities — As a foreign private issuer, we are permitted to follow certain home country corporate governance practices that differ significantly from Nasdaq corporate governance listing standards applicable to U.S. domestic issuers, which may afford less protection to shareholders.”
Charter
In connection with this offering, our Board adopted a written charter for the Corporate Governance and Nominating Committee, which sets out the Corporate Governance and Nominating Committee’s responsibilities, including:
•
making recommendations to the Board with respect to the preferred experience and qualifications of new directors to be elected by shareholders;

•
making recommendations to the Board with respect to qualified candidates for nomination for election to the Board at each annual general meeting of shareholders;

•
making recommendations to the Board with respect to the appointment of qualified directors to each committee;

•
making recommendations to the Board with respect to developing and overseeing an orientation program for new directors and a continuing education program for current directors;

•
making recommendations to the Board with respect to Board succession; and

•
conducting annual performance assessments of the Board.

EXECUTIVE COMPENSATION
The following table sets out all compensation paid, and in-kind benefits granted, by the Company and its subsidiaries to each executive officer and director for services in all capacities provided to the Company and its subsidiaries for the year ended December 31, 2025, including any contingent or deferred compensation accrued for the year, even if payable at a later date.
Executive Officer and Director Compensation for 2025 Fiscal Year(1)
Name and position	Salary/Fees(2)	Bonus(3)	Stock Options(4)	Total Compensation
Jason Burinescu Executive Chairman and Director	$25,000	—	$32,191	$129,442
William Frain Chief Executive Officer and Director	$278,279	$50,000	$34,337	$433,258
Omar Garcia Abrego Chief Financial Officer and Corporate Secretary	$189,426	—	$51,506	$216,368
Arjun Grewal(3) Director	$30,000	—	$12,876	$53,875
Linda Lee Jacksta(4) Director	$30,000	—	$12,876	$53,875
Daryl Rebeck(5) Former Executive Chairman	$27,867	—	—	$27,867

(1)
All amounts are in US$ unless otherwise specified.

(2)
Amounts disclosed in this column include base salary or compensation paid to our executive officers and monthly fees paid to our directors.

(3)
The Bonus column includes a $50,000 bonus awarded to Mr. Frain in 2023, which remains unpaid as at December 31, 2025. All of these amounts have been accrued but not paid.

(4)
Represents the grant date value of the stock options granted to our executive officers or directors on July 2, 2025 or September 9, 2025, as applicable, for the number of shares as follows: (i) Mr. Burinescu, 5,556 shares; (ii) Mr. Frain, 4,444 shares; (iii) Mr. Abrego, 6,667 shares; (iv) Mr. Grewal, 1,667 shares; and (v) Ms. Jacksta: 1,667 shares. Each option has an exercise price per share of C$10.80 or C$11.93, as applicable, and an expiration date of July 2, 2027 or September 9, 2030, as applicable. The grant date value of the stock options was determined using the Black-Scholes option model. See “— Outstanding Equity Awards” for additional details of our directors’ and officers’ stock options.

(5)
Daryl Rebeck was appointed Executive Chairman of the Company on March 17, 2021, and resigned on February 25, 2025.

Pension, Retirement, or Similar Benefits
We and our subsidiaries have not set aside or accrued any amounts to provide pension, retirement, or similar benefits to our executive officers or directors.
Stock Awards
Omnibus Long-Term Incentive Plan — Summary of Material Terms
Our executive officers and directors, together with all other employees, consultants, and service providers of the Company and its subsidiaries, are eligible to participate in the Company’s Omnibus Long-Term Incentive Plan, as amended and restated from time to time (the “Incentive Plan”). The Incentive Plan is administered by the Board or a committee of the Board consisting of no fewer than three directors. It was established effective March 27, 2019, and was most recently approved by our shareholders at the Company’s annual general meeting on December 7, 2023. This summary of the Incentive Plan’s material terms is qualified in its entirety by the text of the Incentive Plan, which is attached hereto as Exhibit 10.1.

Awards.   The Incentive Plan provides for the grant of stock options, RSUs and DSUs to eligible participants. Awards are subject to the terms and conditions of the Incentive Plan and applicable award agreement. The award agreements may contain such terms as are considered necessary for compliance with any laws or regulations of any country or jurisdiction applicable to a participant or the Company.
Share Subject to the Plan.   The maximum number of Common Shares available for the grant and issuance of awards under the Incentive Plan and all other equity compensation plans sponsored by the Company as of any time shall not exceed ten percent (10%) of the Common Shares outstanding at such time on a non-diluted basis (the “Plan Limit”). Stock options can be granted from the remaining Common Shares up to the Plan Limit. The maximum number of Common Shares that can be issued to any one participant in a one-year period shall not exceed five percent (5%) of the Common Shares outstanding at such time (or two percent (2%) in the case of a consultant or a service provider who engages in certain investor relations activities on behalf of the Company).
Stock Options.   A stock option entitles a participant to acquire a designated number of Common Shares from the Company for a specified option price during the applicable exercise period. The Board determines the option price, which is generally required to be no less than the market value of the underlying shares at the time of grant, and the expiration date, which cannot be more than ten (10) years after the grant date. Stock options are subject to vesting terms determined by the Board. The option price for a stock option can be paid in cash or, with the Board’s approval, by net exercise or cashless exercise.
Restricted Share Units.   An RSU represents the right to acquire Common Shares from the Company at purchase price (which may be zero) determined by the Board, subject to such restrictions, vesting, and other conditions as the Board may determine at the time of grant. Vesting conditions may be based on continuing employment or other service, and/or the achievement of preestablished performance goals and objectives. The minimum vesting period for an RSU is one year, and no vesting period for an RSU can end later than December 31 of the third calendar year following the calendar year in which the RSU is granted. Unless otherwise specified in an award agreement, one-third of the RSUs granted to a participant shall vest on each of the first three anniversaries of the grant date. Unless otherwise specified in an award agreement, vested RSUs may be settled in shares, cash, or a combination thereof, at any time after they vest and prior to the expiration date, which shall not be later than five years after the vesting date.
Deferred Share Units.   A DSU represents the right to receive a designated number of Common Shares, their equivalent value in cash, or a combination of cash and shares, at any time during the period beginning on the date the participant ceases to be an eligible participant in the Incentive Plan (the “Termination Date”) and ending on December 15 of the second calendar year following the calendar year that includes the participant’s Termination Date (or such shorter period as may be specified in the award agreement). DSUs are subject to a minimum vesting period of at least one year following the grant date. The Board may award dividend equivalents in respect of DSUs on the same basis as cash dividends declared and paid on the Common Shares underlying such DSUs. Dividend equivalents will be credited to a participant’s account in the form of additional DSUs, subject to the same terms and conditions as the DSUs to which such dividend equivalents are credited.
Effects of Termination.   If a participant’s employment or other service is terminated by the Company for cause (including for, among other things, gross misconduct, theft, fraud, breach of confidentiality, or breach of the Company’s code of conduct), the participant shall immediately forfeit all vested and unvested awards. If a participant retires, any unvested award will continue to vest in accordance with its terms, and any vested awards will remain exercisable for six months thereafter (or until the expiration date, if earlier), subject to the participant’s continuing compliance with applicable post-termination restricted covenants. If a participant breaches any such restrictive covenants following retirement, the participant will be required to pay the Company any amounts realized on exercise of an award after such retirement. If a participant voluntarily terminates employment or other service, all unvested awards shall be forfeited, and any vested awards shall remain exercisable for 90 days thereafter (or until the expiration date, if earlier). If the participant’s employment or other service is terminated by the Company without cause, the participant shall be entitled to accelerated vesting of unvested awards on a pro-rata basis, and vested awards (after giving effect to such acceleration) shall remain exercisable for 90 days thereafter (or until the expiration date, if earlier). If a participant’s employment or other service terminates due to the participant’s death, all unvested awards shall immediately vest and remain exercisable for 180 days thereafter. If a participant is terminated without cause or resigns for good reason, in either case, within 12 months after a change in control of the Company (or after the date on which the Company has signed a written agreement to effect any such change in control), the participant’s unvested awards shall vest and may be exercised within 30 days after such termination.
Effects of Change in Control.   In connection with a change in control of the Company, the Board has the right to provide for the conversion or exchange on any outstanding awards into or for options, rights, units or other securities of substantially equivalent (or greater) value in any entity participating in or resulting from such change in control. The Board may also change the performance criteria or accelerate the vesting and/or expiration of outstanding awards to provide that the applicable performance conditions have been fully achieved and the awards are fully vested and conditionally exercisable upon (or prior to) the completion of the change in control. The Board also has the power to modify the terms of the Incentive Plan or any award to assist participants to tender into a take-over bid or other transaction leading to a change in control, including by permitting participants to conditionally exercise their awards.
Other Corporate Transactions.   In the event of a subdivision, consolidation, reclassification, reorganization, or other change in the Common Shares, a consolidation, merger, reorganization, amalgamation, plan of arrangement, spin-off, dividend payment, or recapitalization of the Company with or into another corporation, or distribution to the Company’s shareholders (other than an ordinary course dividend in cash or shares), the number and kind of Common Shares deliverable to a participant upon vesting or exercise of an award, and/or the price payable under the award for such Common Shares, shall be adjusted by the Board to maintain the participant’s economic rights in respect of their awards.
Plan Amendment and Termination.   The Board may amend the Incentive Plan or any award at any time subject to such shareholder approval as may be required by the principal stock exchange on which the shares are listed. Amendments requiring shareholder approval include, but are not limited to, amendments that would: (i) expand the class of eligible participants; (ii) increase the maximum number or percentage of shares issuable under the Incentive Plan in the aggregate or to any participant or class of participants; (iii) change the method for determining exercise prices of options; (iv) extend the term of an award; (v) add a net exercise provision; (vi) reduce the exercise price of any award; or (vii) replace an existing award with a substitute award having a lower exercise price.
Subject to any required regulatory approval, the Board may terminate the Incentive Plan at any time without the consent of the participants, provided such termination shall not materially and adversely affect any awards previously granted under the Incentive Plan.
Outstanding Equity Awards
The following table discloses all equity awards granted to our executive officers and directors that were outstanding as of December 31, 2025.

Executive Officer and Director Outstanding Equity Awards
Name and Position	Type of Award(1)	Grant Date	Number of Underlying Common Shares	Exercise Price(2) (C$)	Expiration Date
Jason Burinescu(3) Executive Chairman and Director	Stock Options	07/02/2025	5,556	11.00	07/02/2027
	Stock Options	12/30/2024	7,778	36.00	12/30/2029
William Frain(4) Chief Executive Officer and Director	RSU	10/16/2023	930	n/a	10/16/2028
	RSU	4/26/2022	444	n/a	4/26/2027
	RSU	6/10/2021	180	n/a	6/10/2026
	Stock Options	9/9/2025	4,444	12.00	9/9/2030
	Stock Options	12/30/2024	7,778	36.00	12/30/2029
	Stock Option	4/26/2022	444	185.00	4/26/2027
	Operational Performance Shares	n/a	4,444	n/a	n/a
Omar Garcia Abrego(5) Chief Financial Officer and Corporate Secretary	Stock Options	9/9/2025	6,667	12.00	9/9/2030
	Stock Options	12/30/2024	1,111	36.00	12/30/2029
	Stock Option	10/16/2023	167	n/a	10/16/2028
	Stock Option	4/26/2022	111	86.00	4/26/2027
Arjun Grewal(6) Director	Stock Options	9/9/2025	1,667	12.00	9/9/2030
	RSU	10/16/2023	222	n/a	10/16/2028
	Stock Option	12/30/2024	1,667	36.00	12/30/2029
	Stock Option	4/26/2022	167	185.00	4/26/2027
Linda Lee Jacksta(7) Director	RSU	10/16/2023	222	n/a	10/16/2028
	Stock Options	9/9/2025	1,667	12.00	9/9/2030
	Stock Options	12/30/2024	1,667	36.00	12/30/2029
	Stock Option	4/26/2022	167	185.00	4/26/2027
	Stock Option	7/28/2021	278	248.00	7/28/2026
Daryl Rebeck(8) Former Executive Chairman	RSU	10/16/2023	667	n/a	10/16/2028
	RSU	4/26/2022	444	n/a	4/26/2027
	Stock Option	12/30/2024	7,778	36.00	12/30/2029
	Stock Option	4/26/2022	444	185.00	4/26/2027
Bryan Cunningham President	Stock Options	9/9/2025	3,333	12.00	9/9/2030
	Stock Options	12/30/2024	2,778	36.00	12/30/2029

(1)
Each stock option represents the right to purchase the specified number of underlying Common Shares for the applicable exercise price during the period beginning on the applicable vesting date and ending on the expiration date. Each RSUs represents the right to elect to receive the specified number of Common Shares upon exercise of the RSU during the period beginning on the grant date and ending on the expiration date.

(2)
The exercise prices for each stock option is specified in Canadian dollars.

(3)
The stock options granted to Mr. Burinescu on 07/02/2025 vest in four quarterly installments during the period beginning on 7/02/2025 and ending on 07/02/2026. The stock options granted on 12/30/2024 vest in eight quarterly installments during the period beginning on 12/30/2024 and ending on 12/30/2026.

(4)
The RSU granted to Mr. Frain on 10/16/2023 vested in full on 10/16/2024. The RSU granted to Mr. Frain on 4/26/2022 vested in full on 4/26/2024. The RSU granted to Mr. Frain on 6/10/2021 vested in full on 6/10/2022. The stock options granted to Mr. Frain on 09/09/2025 vest in four quarterly installments during the period beginning on 09/09/2025 and ending on 09/09/2026. The stock options granted to Mr. Frain on 12/30/2024 vest in eight quarterly installments during the period beginning on 12/30/2024 and ending on 12/30/2026. The stock option granted to Mr. Frain on 4/26/2022 vested in eight quarterly installments during the period beginning on 4/26/2022 and ending on 4/26/2024. On 03/17/21, the Company deposited 200,000 Operational Performance Shares into escrow for the benefit of Mr. Frain. These shares will be released upon the achievement of specific performance milestones. Once the milestones are met, the shares will be distributed.
(5)
The stock options granted to Mr. Garcia on 09/09/2025 vest in four quarterly installments during the period beginning on 09/09/2025 and ending on 09/09/2026. The stock options granted to Mr. Garcia on 12/30/2024 vest in eight quarterly installments during the period beginning on 12/30/2024 and ending on 12/30/2026. The stock option granted to Mr. Garcia on 10/16/2023 vests in eight quarterly installments during the period beginning on 10/16/2024 and ending on 10/16/2025. The stock option granted to Mr. Garcia on 4/26/2022 vested in eight quarterly installments during the period beginning on 4/26/2022 and ending on 4/26/2024.

(6)
The stock options granted to Mr. Grewal on 09/09/2025 vest in four quarterly installments during the period beginning on 09/09/2025 and ending on 09/09/2026. The stock options granted to Mr. Grewal on 12/30/2024 vest in eight quarterly installments during the period beginning on 12/30/2024 and ending on 12/30/2026. The RSU granted to Mr. Grewal on 10/16/2023 vested in full on 10/16/2024. The stock option granted to Mr. Grewal on 4/26/2022 vested in eight quarterly installments during the period beginning on 4/26/2022 and ending on 4/26/2024.

(7)
The stock options granted to Ms. Jacksta on 09/09/2025 vest in four quarterly installments during the period beginning on 09/09/2025 and ending on 09/09/2026. The stock options granted to Ms. Jacksta on 12/30/2024 vest in eight quarterly installments during the period beginning on 12/30/2024 and ending on 12/30/2026. The RSU granted to Ms. Jacksta on 10/16/2023 vested in full on 10/16/2024. The stock option granted to Ms. Jacksta on 4/26/2022 vested in eight quarterly installments during the period beginning on 4/26/2022 and ending on 4/26/2024. The stock option granted to Ms. Jacksta on 7/28/2021 vested in eight quarterly installments during the period beginning on 7/28/2021 and ending on 7/28/2023.

(8)
The stock options granted to Mr. Rebeck on 12/30/2024 vest in eight quarterly installments during the period beginning on 12/30/2024 and ending on 12/30/2026. The RSU granted to Mr. Rebeck on 10/16/2023 vested in full on 10/16/2024. The RSU granted to Mr. Rebeck on 4/26/2022 vested in full on 4/26/2024. The stock option granted to Mr. Rebeck on 4/26/2022 vested in eight quarterly installments during the period beginning on 4/26/2022 and ending on 4/26/2024.

(9)
The stock options granted to Mr. Cunningham on 09/09/2025 vest in four quarterly installments during the period beginning on 09/09/2025 and ending on 09/09/2026. The stock options granted to Mr. Cunningham on 12/30/2024 vest in eight quarterly installments during the period beginning on 12/30/2024 and ending on 12/30/2026.

Service Contracts with Executive Officers and Directors
The following are summaries of the terms of all service contracts with the Company’s executive officers and directors that provide for benefits upon termination of service, as in effect on December 31, 2025. Our service contracts with our non-employee directors do not provide for benefits upon termination of service and, as such, are not described below. These summaries are qualified in their entirety by the terms of the service agreements, which are attached hereto as Exhibits 10.21, 10.22 and 10.23.
William Frain — CEO and Director
Mr. Frain is party to an employment agreement dated December 7, 2018 (the “Frain Employment Agreement”) with DrawDown Technologies, Inc., a wholly-owned US subsidiary of DrawDown (“DrawDown US”), pursuant to which Mr. Frain serves as the Chief Executive Officer of DrawDown US. Mr. Frain’s term of employment under the Frain Employment Agreement (the “Term”) began on January 7, 2019, for an initial two-year period that is automatically renewed for successive one-year periods thereafter until terminated by either party. Mr. Frain is entitled to: (i) an annual base salary of US$275,000, subject to annual review and discretionary increase by the Board; (ii) an annual bonus for each year during the

Term, based upon the achievement of annual performance goals established by the Board and subject to his continued employment through December 31 of such year; (iii) equity awards under DrawDown’s executive equity compensation program; (iv) health insurance coverage, with the employer paying 100% of the cost of individual coverage and 50% of the additional cost for family coverage; (v) other benefits, including, without limitation, retirement savings, dental, disability, employee life, group life, AD&D, travel accident insurance, and fringe benefits, if any, provided by the company and its affiliates, on the same terms and conditions generally applicable to other executives; (vi) 20 vacation days per year; and (vii) business expense reimbursement in accordance with the applicable policy of the company and its affiliates.
Upon his termination of employment for any reason, Mr. Frain is entitled to (i) payment of any earned but unpaid base salary; (ii) reimbursement for any previously incurred but unreimbursed business expenses; and (iii) receipt of any vested or earned amounts or benefits under any benefit plan in which he participates. If Mr. Frain’s employment is terminated by the company without “cause” or by Mr. Frain for “good reason” (as such terms are defined in the Frain Employment Agreement), then subject to his execution and non-revocation of a severance agreement and a release of claims, Mr. Frain will also be entitled a lump sum payment equal to the sum of (a) any annual bonus earned but unpaid as of his termination date plus (b) the base salary that, but for such termination of employment, he would have continued receiving until the earlier of (I) the last day of the Term and (II) the first anniversary of his termination date.
Omar Garcia Abrego — Chief Financial Officer and Corporate Secretary
Mr. Garcia is party to an executive employment agreement dated January 1, 2025 (the “Garcia Employment Agreement”) with the Company. Under the terms of the Garcia Employment Agreement, Mr. Garcia is entitled to: (i) a base salary of C$240,000 per annum from January 1, 2025 to May 31, 2025, which increased to C$310,000 per annum effective June 1, 2025; (ii) a target bonus equal to 30% of base salary, plus a one-time bonus of C$30,000 upon successful NASDAQ uplisting, and an additional performance-based bonus of up to C$20,000 for 2025 subject to the achievement of certain goals and objectives during 2025; (iii) participation in the Company’s stock option plan and other equity-based incentive programs, subject to Board and regulatory approval; (iv) five weeks of paid vacation per calendar year; (v) employee health and benefit coverage as per the Company’s standard plans; and (vi) reimbursement for professional development and designation-related membership dues.
If terminated without cause, Mr. Garcia is entitled to: (i) continuation of benefits for 12 months; (ii) acceleration of all unvested equity awards and at least 90 days to exercise such awards; (iii) payment of any accrued but unused vacation; (iv) a severance payment equal to twelve months’ compensation and bonus, subject to execution of a full release. In the event of termination within one year following a Change of Control (and under specific qualifying conditions), Mr. Garcia is entitled to the same termination entitlements as set out above under a “termination without cause.”
Mr. Garcia is also bound by standard non-solicitation and confidentiality provisions and has fiduciary obligations consistent with his role as CFO of a public company.
Prior to his employment agreement, Mr. Garcia was party to a consulting agreement dated January 1, 2022, (the “Consulting Agreement”) with the Company, pursuant to which Mr. Garcia serves as the Company’s Chief Financial Officer and Corporate Secretary. The term of the Consulting Agreement (the “Term”) began on January 1, 2022, and continued until its replacement by the Garcia Employment Agreement. During the Term, Mr. Garcia was entitled to (i) a fee of C$11,000 per month for consulting services (plus any taxes payable on such services), subject to not less than annual review and discretionary increase by the Company; (ii) bonuses based on the achievement of performance goals determined by the Company’s Chief Executive Officer and approved by the Company’s Compensation Committee; (iii) stock options granted from time to time at the discretion of the Board; and (iv) business expense reimbursement in accordance with the Company’s guidelines, as in effect from time to time. The Consulting Agreement also imposed obligations on Mr. Garcia to protect the Company’s confidential information, assign intellectual property rights to the Company, and refrain from soliciting the Company’s employees, independent contractors, consultants, suppliers, licensors, licensees, contractors, agents, strategic partners, or other providers of products or services to the Company from terminating or modifying such relationships for a 12-month period following termination of the Consulting Agreement for any reason.

Mr. Garcia was permitted to terminate the Consulting Agreement and resign from his position as CFO and Corporate Secretary for any reason by providing the Company two months’ written notice. The Company was able to waive such notice in whole or in part by paying Mr. Garcia an amount equal to the fees for the balance of such two-month notice period. The Company was permitted to terminate the Consulting Agreement at any time with or without “just cause” (as defined in the Consulting Agreement). If the Consulting Agreement had been terminated by Mr. Garcia for any reason or by the Company for just cause, Mr. Garcia would not have been entitled to any severance payments or unearned bonuses (other than any payments in lieu of notice described above).
If the Company had terminated the Consulting Agreement without just cause, Mr. Garcia would have been entitled to the following benefits: (i) accelerated vesting of all outstanding unvested equity awards, which would have remained exercisable for period of not less than 90 days thereafter; and (ii) pay in lieu of notice equal to the sum of (a) three months of fees plus (b) an additional one month of fees for each full year that Mr. Garcia had been engaged by the Company, up to an aggregate maximum of six months of fees.
In lieu of the foregoing, if the Consulting Agreement had been terminated by the Company without just cause or by Mr. Garcia for “good reason” (as defined in the Consulting Agreement) within one year following a “change of control” (as defined in the Consulting Agreement), Mr. Garcia would have been entitled to a lump sum termination payment equal to two times the amount that he would have received if the Company had terminated the Consulting Agreement outside of such one-year period, up to an aggregate maximum of twelve months of fees.
Daryl Rebeck — Former Executive Chairman
Prior to his resignation on February 24, 2025, Mr. Rebeck was party to an employment agreement dated June 1, 2021 (the “Rebeck Employment Agreement”) with the Company, pursuant to which Mr. Rebeck served as the Company’s Executive Chairman and a Senior Member of the Executive Team. During the term of the Rebeck Employment Agreement, Mr. Rebeck was entitled to: (i) an annual salary of C$240,000; (ii) bonuses equal to one percent (1%) of any equity raised for the Company during financing activities; (iii) a family health coverage plan that covers health, dental and vision; (iv) stock options and RSUs as may be approved by the Board and the regulatory bodies; (v) 20 vacation days per year; and (vi) reimbursement of reasonable business expenses in accordance with the Company’s policies in effect from time to time. On January 1, 2024, Mr. Rebeck was furloughed by the Company, and the Rebeck Employment Agreement was amended to temporarily suspend salary payments but not medical benefits. Mr. Rebeck’s salary payments were reinstated in February 2024.
Either party could terminate the Rebeck Employment Agreement for just cause or due to the other party’s material default of any obligation, representation, or warranty thereunder. Upon termination of the Rebeck Employment Agreement for any reason, Mr. Rebeck was entitled to his monthly salary for the month in which such termination occurred. In addition, if the Company terminated the Rebeck Employment Agreement for any reason other than just cause or Mr. Rebeck’s material default of any obligation, representation, or warranty thereunder, Mr. Rebeck would be entitled to a termination fee equal to six months’ base salary plus six months of benefits.
Oversight and Description of Executive Officer and Director Compensation
The Compensation Committee is charged with reviewing, overseeing and evaluating our compensation policies, and the Corporate Governance and Nominating Committee is charged with reviewing, overseeing and evaluating our governance and nominating policies. Our compensation policies and programs are designed to be competitive with comparable companies in the defense technology industry and to recognize and reward executive performance consistent with the success of our business. These policies and programs are intended to attract and retain capable and experienced people. Our compensation policy is to ensure that our compensation goals and objectives, as applied to the actual compensation paid to our CEO and other executive officers, are aligned with our overall business objectives and with shareholder interests.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth equity compensation plan information of our issued and outstanding share capital as of December 31, 2025.
Plan Category	Number of securities to be issued upon exercise of outstanding options, deferred share units and restricted share units (a)	Weighted-average exercise price of outstanding options, deferred share units and restricted share units (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by the securityholders – Omnibus Long-Term Incentive Plan	Options: 110,834 DSUs: nil RSUs: 15,420	Options: C$36.00 DSUs: n/a RSUs: n/a	63,414 combined
Equity compensation plans not approved by the securityholders	n/a	n/a	n/a
Total	Options: 110,834 DSUs: nil RSUs: 15,420	Options: C$36.00 DSUs: n/a RSUs: n/a	63,414 combined

MAJOR SHAREHOLDERS
Major Shareholders
To the knowledge of our directors and executive officers, as of April 20, 2026, and prior to the consummation of the offering, there were no persons or corporations that beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying 5% or more of the voting rights attached to all our outstanding Common Shares.
There have not been any significant changes in the percentage ownership by persons who beneficially own 5% of the outstanding voting rights attached to our Common Shares in the last three (3) years.
Our major shareholders do not have different voting rights from other shareholders. Based on available information, as of April 20, 2026, there were a total of 83 record holders of our Common Shares, holding a total of 1,984,303 Common Shares. In addition, based on available information, as of April 20, 2026, 46 of the record holders were residents of the United States, holding a total of 48,484 Common Shares, which represents approximately 2.44% of our total issued and outstanding Common Shares.
We are a publicly owned company, and our Common Shares are owned by Canadian residents, United States residents, and residents of other countries. To our knowledge, we are not directly owned or controlled by another corporation, any foreign government or any other natural or legal person(s), whether severally or jointly. We are not aware of any arrangement, the operation of which may result in a change of control of us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have adopted an audit committee charter, which requires the Audit Committee to review all related-party transactions on an ongoing basis and to approve all such transactions in accordance with applicable legal and regulatory requirements. In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” we describe below each material transaction, or series of related transactions, since January 1, 2023, to which we have been a party, and in which any director, executive officer, major shareholder, or their immediate family members or affiliates had a direct or indirect material interest. For purposes of this disclosure, a related party includes: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our company that gives them significant influence over our company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.
Private Placement Participation by a Related Party
We closed a non-brokered private placement on June 8, 2023, whereby a total of 22,702 units were purchased at a purchase price of C$90.00 per share, with a total 11,351 share purchase warrants at an exercise price of C$135.00 per share, which expired on June 9, 2025. Daryl Rebeck, Former Executive Chairman, participated in this private placement as to a purchase of 1,111 units for an aggregate purchase price of CAD$100,000. This participation was reviewed and approved in accordance with our related party transaction policy.
Related Party Loans
Since January 1, 2023, we have received an aggregate of approximately US$787,908 in working capital loans from Jay Adelaar, our Senior Vice President of Capital Markets; Nicole Ridgedale, the spouse of Daryl Rebeck, our former Board chair; and Jennifer Frain, the spouse of Bill Frain, our Chief Executive Officer. These loans were unsecured, non-interest bearing and lack specified maturity dates. As of September 30, 2025, there was no outstanding balance on these working capital loans.
These loans were reviewed and approved in accordance with applicable legal and regulatory requirements. The terms were considered fair and reasonable to us and no more favorable than terms available from third parties.

SHARES ELIGIBLE FOR FUTURE SALE
Our Common Shares have been approved for listing on Nasdaq under the symbol “DETX,” and are expected to commence trading on Nasdaq on April 22, 2026. Our Common Shares are listed on the TSXV under the symbol “SCAN,” quoted on the OTCQB under the symbol of “LDDFF” and are listed on the FSE under the symbol of “4XS.” In connection with our listing on Nasdaq, our Common Shares will no longer be quoted on the OTCQB. Upon completion of this offering, we will have 5,657,941 Common Shares issued and outstanding (or 6,324,607 Common Shares if the underwriter exercises the Over-Allotment Option in full), assuming no exercise of the Pre-Funded Warrants. All of the securities sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. The remaining securities will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Subject to the lock-up agreements described below, these restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. Future sales of substantial amounts of our Common Shares in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time.
In addition, as of September 30, 2025, (i) up to an aggregate of 654,697 Common Shares were issuable upon the exercise of outstanding common share purchase warrants, which are exercisable at a weighted average exercise price of C$39.15 per Common Share, (ii) up to an aggregate of 115,722 Common Shares were issuable upon the exercise of outstanding stock options at a weighted average exercise price of C$35.55 per Common Share and (iii) up to an aggregate of 8,494 Common Shares were issuable with respect to outstanding RSUs, which are subject to vesting. Any Common Shares underlying warrants, options or RSUs held by our directors and officers will be subject to the lock-up agreement described below under “Lock-Up Agreements.”
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of Common Shares that does not exceed the greater of:
•
1% of the number of Common Shares then outstanding, which will equal approximately Common Shares immediately after this offering; or

•
the average weekly trading volume of our Common Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Common Shares on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases Common Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Common

Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up agreements described below and would only become eligible for sale when the lock-up period expires.
Registration Statements on Form S-8
Following the completion of this offering, we may file one or more registration statements on Form S-8 under the Securities Act, which would become effective immediately upon filing, to register all of the Common Shares reserved for issuance under our equity incentive plans that may be in effect from time to time. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.
Lock-up Agreements
We and our directors and executive officers have agreed, subject to certain exceptions, not to sell or otherwise dispose of Common Shares or any securities convertible into or exchangeable for Common Shares for a period of one hundred eighty (180) days after the date hereof without the prior written consent of the underwriter. See “Underwriting.”

UNDERWRITING
We have entered into an underwriting agreement with The Benchmark Company, LLC, acting as the underwriter in this offering (“Benchmark” or the “underwriter”). Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us the number of Common Shares and Pre-Funded Warrants set forth opposite its name in the following table at the initial public offering price less the underwriting discounts set forth in the cover page of this prospectus:
Underwriter	Number of Common Shares	Number of Pre-Funded Warrants
The Benchmark Company, LLC	3,673,638	770,807

TOTAL	3,673,638	770,807
The underwriter has committed to purchase all of the Common Shares and Pre-Funded Warrants, if any, offered by us other than those Common Shares covered by the Over-Allotment Option described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the Common Shares and Pre-Funded Warrants, if any, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions contained in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-Allotment Option
We have granted the underwriter an option to purchase from us, at the initial public offering price less the underwriting discounts and commissions, up to an additional 666,666 Common Shares, representing 15% of the combined Common Shares and Pre-Funded Warrants sold in this offering, solely to cover over-allotments, if any. The underwriter may exercise the Over-Allotment Option, in whole or in part, for our Common Shares, any time during the 30-day period from the date of the closing of this offering. If this option is exercised in full, the total price to the public will be US$22,999,922 and the total net proceeds before expenses to us will be US$21,159,922.
Underwriting Discount, Commissions and Expenses
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter. These amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option.
Total
	Per Common Share	Per Pre-Funded Warrant	No Exercise	Full Exercise
Initial public offering price	US$4.50	US$4.4999	US$19,999,925	US$22,999,922
Underwriting discounts and commissions	US$0.36	US$0.3600	US$1,599,994	US$1,839,994
Proceeds, before expenses, to us(1)	US$4.14	US$4.1399	US$18,399,931	US$21,159,928

(1)
The amount of the proceeds to us presented in this table does not give effect to the exercise, if any, of Pre-Funded Warrants.

We have agreed to pay all of the reasonable, necessary and accountable out-of-pocket expenses relating to the offering, including Benchmark’s out-of-pocket and accountable expenses up to a maximum aggregate allowance of US$225,000 (including, but not limited to, the fees and expenses of its legal counsel up to US$200,000).
We have paid a US$25,000 expense advance to the underwriter, which shall be applied against actual out-of-pocket-accountable expenses, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).
We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately US$1.4 million.
Discretionary Accounts
The underwriter does not intend to confirm sales of the shares offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
Our officers and directors have agreed not to, without the prior written consent of the underwriter, directly or indirectly, offer to sell, sell or otherwise transfer or dispose of any Common Shares (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our Common Shares), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Common Shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of Common Shares or securities convertible into or exercisable or exchangeable for Common Shares or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of one hundred eighty (180) days from the date hereof.
Unless otherwise agreed by the underwriter, we have agreed that for a period of one hundred eighty (180) days from the date hereof, each of us and our successors will not, subject to certain exceptions, (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.
Tail Financing
We have agreed that Benchmark shall be entitled to compensation with respect to future financings consummated solely with respect to investors (a) with whom the Company has had a conference call or a meeting arranged by Benchmark during the term of Benchmark’s engagement with the Company and (b) provided that the future financing is consummated at any time within the nine (9) month period following the earlier to occur of the expiration or termination of the engagement letter between Benchmark and the Company or the closing of this offering; provided however, the Company would not be required to pay Benchmark such fee if Benchmark is terminated for cause by the Company as provided in FINRA Rule 5110(g)(5)(B).
Right of First Refusal
We have granted Benchmark the right to act as lead or joint investment banker, lead or joint book-runner, lead or joint placement agent, and/or investment banker/advisor, for any of our future public equity offerings, including all equity linked financings, during the six (6) month period following the completion of this initial public; provided however, such right shall be terminated if Benchmark is terminated for cause by the Company as provided in FINRA Rule 5110(g)(5)(B).
Determination of Offering Price
The public offering price was negotiated between Benchmark and us. In determining the initial public offering price of our Common Shares, Benchmark considered:
•
the history and prospects for the industry in which we compete;

•
our financial information;

•
the ability of our management and our business potential and earning prospects;

•
the prevailing securities markets at the time of this offering; and

•
the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our Common Shares.

Stabilization
In connection with this offering, the underwriter may engage in stabilizing transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
•
Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•
Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the option. If the underwriter sells more securities than could be covered by exercise of the option and, therefore, has a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive Market Making
In connection with this offering, the underwriter may engage in passive market making transactions in our Common Shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the Common Shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Other Relationships
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
Electronic Distribution
A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of Common Shares for the sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Listing
Our Common Shares have been approved for listing on Nasdaq under the symbol “DETX,” and are expected to commence trading on Nasdaq on April 22, 2026.” Our Common Shares are currently listed on the TSXV under the symbol “SCAN,” quoted on the OTCQB under the symbol of “LDDFF” and are listed on the FSE under the symbol of “4XS.” In connection with our listing on Nasdaq, our Common Shares will no longer be quoted on the OTCQB. We have notified the TSXV of this offering, but no assurance can be given that the TSXV will conditionally approve this offering. It is a condition precedent to the underwriter’s obligation to purchase the Common Shares offered hereby that the TSXV approves the listing of our Common Shares. Accordingly, if the TSXV does not approve the listing of our Common Shares, we may not be able to proceed with this offering on the anticipated timeline or at all.
There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited.
Transfer Agent and Registrar
The transfer agent and registrar of the Common Shares is Computershare Investor Services Inc., located at its offices in Vancouver, British Columbia, Canada. The U.S. co-transfer agent of the Common Shares is Computershare Trust Company, N.A., located at its offices in Canton, Massachusetts, United States.

Selling Restrictions
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Member State”), no securities have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation (as defined herein), except that offers of securities may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation (as defined herein);

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom
No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:
•
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined herein);

•
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

•
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”)

provided that no such offer of the securities shall require any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriter and us that it is a qualified investor within the meaning of Article 2(e) of the UK Prospectus Regulation.
Each person in the UK who receives any communication in respect of, or who acquires any of our securities under, the offers to the public contemplated in this prospectus, or to whom our securities are otherwise made available, will be deemed to have represented, warranted, acknowledged, and agreed to and with us, the underwriter, and its affiliates that it meets the criteria outlined in this section.
This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order; (iii) persons who are outside the United Kingdom; and (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). The securities will only be available to, and any invitation, offer, or agreement to subscribe for, purchase, or otherwise acquire such securities will be engaged only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus or any of its contents.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.
This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LIMITATIONS ON RIGHTS OF NON-CANADIANS
We are incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of Common Shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Considerations” below.
There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote Common Shares. However, the Investment Canada Act has rules regarding certain acquisitions of shares by non-Canadians, along with other requirements under that legislation.
The following discussion summarizes the principal features of the Investment Canada Act for a non-Canadian (as defined under the Investment Canada Act) who proposes to acquire Common Shares in this offering. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.
The Investment Canada Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Canada Act. If an investment by a non-Canadian to acquire control over an existing Canadian business that is not a Canadian “cultural business” is reviewable under the Investment Canada Act, the Investment Canada Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Industry (the “Minister”) is satisfied that the investment is likely to be of net benefit to Canada.
A non-Canadian would acquire control of our company for the purposes of the Investment Canada Act through the acquisition of our Common Shares if the non-Canadian acquired a majority of the voting interests in our company.
Further, the acquisition of less than a majority but one-third or more of the voting interests in our company by a non-Canadian would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of such voting interests.
For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO investors” that are controlled by persons who are nationals or permanent residents of World Trade Organization (“WTO”) member nations, a proposed investment generally would be reviewable where the value of the acquired assets is C$5 million or more.
For a proposed indirect acquisition by an investor other than a so-called “WTO” investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment generally would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is C$50 million or more.
In the case of a direct acquisition by a “WTO investor” that is not a state-owned enterprise, the threshold is significantly higher. An investment in our Common Shares by a WTO investor that is not a state-owned enterprise would be reviewable only if it was an investment to acquire control of our company and the enterprise value of our assets was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. For 2025, this amount is C$1.386 billion (unless the investor is controlled by persons who are nationals or permanent residents of countries that are party to one of a list of certain free trade agreements, in which case the amount is C$2.079 billion for 2025); each year, both thresholds are adjusted by a GDP (Gross Domestic Product) based index.
The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a

Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Canada Act because of the perceived sensitivity of the cultural sector. We do not believe that our company is a Canadian cultural business as the term “cultural business” is defined in the Investment Canada Act.
If the Minister has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security”, the Minister may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Canada Act.
Certain transactions, except those to which the national security provisions of the Investment Canada Act may apply, relating to the acquisition of our Common Shares, are exempt from the Investment Canada Act, including:
(a)
the acquisition of our Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

(b)
the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Canada Act, if the acquisition is subject to approval under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act; and

(c)
the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of voting interests, remains unchanged.

DESCRIPTION OF SHARE CAPITAL
The following description of the material terms of our securities includes a summary of specified provisions of our Notice of Articles (the “Notice of Articles”) and our Articles (the “Articles”). This description is qualified by reference to the Notice of Articles and Articles, copies of which have been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.
Authorized Capital
Our authorized capital consists of an unlimited number of Common Shares, no par value. We are not authorized to issue any preferred shares.
Common Shares
All of our issued Common Shares are fully paid and non-assessable. We do not own any of our Common Shares.
As of April 20, 2026 and September 30, 2025, there were 1,984,303 and 1,599,649 Common Shares, respectively, issued and outstanding.
Warrants
As of April 20, 2026 and September 30, 2025, there were 811,442 and 654,697 Common Share purchase warrants, respectively, outstanding with a weighted average exercise price of C$33.75 and C$39.15, respectively. As of April 20, 2026, the following Common Share purchase warrants were outstanding:
Number of Warrants	Exercise Price (C$)	Expiry Date
340,121	$15.75	July 28, 2026
39,617	$135.00	October 5, 2026
1,349	$90.00	October 5, 2026
45,163	$24.75	December 18, 2026
11,701	$67.95	January 12, 2027
337	$90.00	January 12, 2027
2,222	$67.95	February 5, 2027
20,202	$90.00	February 28, 2027
4,715	$74.25	March 20, 2027
33,678	$92.25	March 20, 2027
423	$90.00	June 27, 2027
10,334	$67.95	August 13, 2027
3,215	$123.75	October 27, 2027
21,296	$225.00	October 27, 2027
176,482	$13.50	December 31, 2027
7,915	$13.50	December 31, 2027
87,627	$13.50	January 15, 2028
5,045	$13.50	January 15, 2028
Options
As of April 20, 2026 and September 30, 2025, there were options outstanding to purchase 108,990 and 115,722 Common Shares, respectively, with a weighted average exercise price of C$32.35 and C$35.55, respectively, which have been issued to our directors, officers, employees, and consultants pursuant to the terms and conditions of the Incentive Plan, which is described in detail under “Executive Compensation.” As of April 20, 2026, the following options were outstanding:

Number of Options	Exercise Price (C$)	Expiry Date
278	$247.50	July 28, 2026
111	$292.50	July 28, 2026
945	$207.00	November 1, 2026
222	$162.00	January 14, 2027
1,111	$26.55	April 15, 2027
2,634	$184.50	April 26, 2027
133	$99.00	November 21, 2027
111	$81.00	April 26, 2028
1,778	$85.50	October 16, 2028
51,667	$36.00	December 30, 2029
3,333	$37.80	April 30, 2030
5,556	$10.80	July 2, 2027
41,111	$11.93	September 9, 2030
Restricted Share Units
As of April 20, 2026 and September 30, 2025, there were 14,865 and 8,494 outstanding RSUs, respectively. As of April 20, 2026, the following RSUs were outstanding:
Number of RSUs(1)	Exercise Price (C$)	Expiry Date
464	n/a	June 10, 2026
333	n/a	January 14, 2027
222	n/a	April 24, 2027
2,974	n/a	October 16, 2028
2,612	n/a	February 28, 2029
1,111	n/a	January 1, 2029
7,149	n/a	December 12, 2029

(1)
There are 7,716 Common Shares underlying RSUs that are exercisable.

A reconciliation of the number of Common Shares outstanding at the beginning and end of the fiscal period ended September 30, 2025 can be found in Note 12 of our amended and restated unaudited condensed consolidated interim financial statements for the fiscal period ended September 30, 2025 included elsewhere in this prospectus.
Changes in Our Share Capital During the Last Three Fiscal Years
Unless otherwise indicated, each “unit” consisted of one Common Share and either one-half or one whole Common Share purchase warrant. “Special warrants” automatically convert into units on the stated terms.
•
Fiscal year ended December 31, 2023: We issued an aggregate of 63,531 Common Shares, consisting of (i) 22,803 shares issued in three non-brokered private placement tranches on April 14, 2023, May 9, 2023, and June 8, 2023 (C$90.00 per unit); (ii) 39,617 shares issued in a non-brokered private placement on October 5, 2023 (C$90.00 per unit); and (iii) 1,111 shares issued as a corporate finance fee on October 5, 2023

•
Fiscal year ended December 31, 2024: We issued an aggregate of 639,745 Common Shares, consisting of (i) 35,537 shares issued in two tranches of a private placement on January 15, 2024 and February 5, 2024 (C$67.50 per unit), and 20,202 shares issued to Viken on February 26, 2024 (C$67.50 per unit, each unit including one share and one warrant); (ii) 2,263 shares issued on settlement of RSUs on March 22, 2024, May 23, 2024, September 25, 2024, October 16, 2024, November 19, 2024 and November 29, 2024; (iii) 1,333 shares issued upon warrant exercises on April 29, 2024, May 1, 2024, May 7, 2024 and May 8, 2024; (iv) 34,722 shares issued on December 10, 2024 in settlement of indebtedness through the issuance of units; and (v) 555,556 shares issued on December 18, 2024 in a non-brokered private placement at C$14.40 per unit
•
Fiscal year ended December 31, 2025: We issued an aggregate of 933,759 Common Shares, consisting of (i) 120,317 shares issued upon the exercise of warrants on January 13, 2025; (ii) 4,758 shares issued on settlement of RSUs on January 23, 2025, February 18, 2025, February 21, 2025, March 3, 2025, May 20, 2025, August 19, 2025 and December 8, 2025; (iii) 67,434 shares issued in connection with warrant exercises and an overnight marketed public offering, including 67,356 shares issued on March 20, 2025 in an offering of units at C$74.25 per unit and 78 shares issued upon warrant exercise on April 1, 2025; (iv) 444,444 shares issued on July 29, 2025 in a non-brokered private placement at C$9.90 per unit; (v) 120,324 shares issued upon the exercise of warrants between October 7, 2025 and November 4, 2025; and (vi) 176,482 shares issued on December 31, 2025 in a non-brokered private placement at C$9.90 per unit

Articles and Notice of Articles
Objects and Purposes
Neither the Articles nor the Notice of Articles contain a description of our objects and purposes. There is no restriction contained in either the Articles or Notice of Articles on the business that we may carry on.
Voting on Certain Proposal, Arrangement, Contract or Compensation by Directors
Other than as disclosed below, the Articles do not restrict our directors’ powers to: (a) vote on a proposal, arrangement or contract in which the directors are materially interested; or (b) to vote with regard to compensation payable to themselves or any other members of their body in the absence of an independent quorum.
Article 17 of the Articles deals with a director’s disclosable interest (as defined in the BCBCA) in contracts or transactions into which we have entered or propose to enter. Article 17.2 provides that a director who holds such a disclosable interest is not entitled to vote on any directors’ resolution to approve such contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.
Pursuant to the BCBCA, a director holds a disclosable interest in a contract or transaction if (a) the contract or transaction is material to our company, (b) we have entered, or proposes to enter, into the contract or transaction, and (c) the director has a material interest in the contract or transaction or the director is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction. Pursuant to the BCBCA, a director does not have a disclosable interest in a number of prescribed situations, including without limitation in respect of a contract or transaction merely because the contract or transaction relates to the remuneration of the director in that person’s capacity as a director of our company.
The directors may act notwithstanding any vacancy in our Board, but if we have fewer directors in office than the number set pursuant to the Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number, summoning a meeting of shareholders for the purpose of filling any vacancies on our Board or, subject to the BCBCA, for any other purpose. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.
Borrowing Powers of Directors
Pursuant to Article 8 of the Articles, we, if authorized by the directors, may: (i) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that we consider appropriate; (ii) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of ours or any other person and at such discounts or premiums and on such other terms as they consider appropriate; (iii) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and (iv) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of our present and future assets and undertaking.
Amendment to the borrowing powers described above requires an amendment to the Articles by special resolution at a meeting of shareholders. Under the Articles, the majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.
Qualifications of Directors
The Articles do not specify a retirement age for directors.
Directors are not required to be a shareholder of our company.
Section 124 of the BCBCA provides that an individual is not qualified to become or act as a director of a company if that individual is: (1) under the age of 18 years; (2) found by a court, in Canada or elsewhere, to be incapable of managing the individual’s own affairs; (3) an undischarged bankrupt; or (4) convicted in or out of the Province of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless (a) the court orders otherwise; (b) 5 years have elapsed since the last to occur of (i) the expiration of the period set for suspension of the passing of sentence without a sentence having been passed; (ii) the imposition of a fine; (iii) the conclusion of the term of any imprisonment; and (iv) the conclusion of the term of any probation imposed; or (c) a pardon was granted or issued, or a record suspension ordered, under the Criminal Records Act (Canada) and the pardon or record suspension, as the case may be, has not been revoked or ceased to have effect. A director who ceases to be qualified to act as a director of our company must promptly resign.
Section 120 of the BCBCA provides that a public company must have at least three directors.
Rights, Preference and Restrictions
The holders of the Common Shares are entitled to one vote per share at meetings of shareholders, to receive dividends if, as and when declared by our Board (subject to the rights of securities, if any, having priority over the Common Shares) and to receive pro rata the remaining property and assets of our company upon our dissolution or winding-up (subject to the rights of securities, if any, having priority over the Common Shares).
The Common Shares do not carry any pre-emptive, subscription, redemption, conversion rights, sinking fund provisions, liability to further capital calls by us, or provisions discriminating against any existing or prospective holder of Common Shares as a result of such shareholder owning a substantial number of Common Shares.
The rights of our shareholders may be altered only with the approval of the holders of two thirds or more of the Common Shares voted at a meeting of our shareholders called and held in accordance with the Articles and applicable law.
Shareholder Meetings
The BCBCA provides that: (i) a general meeting of shareholders must be held in the Province of British Columbia, unless otherwise provided in the Articles or as approved by ordinary resolution of shareholders; (ii) we must hold an annual general meeting of shareholders not later than 15 months after the last preceding annual general meeting and once in every calendar year; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at a meeting of shareholders, the directors may set a date as the record date for that determination, provided that such date shall not precede by more than 2 months (or, in the case of a general meeting requisitioned by shareholders under the BCBCA, by more than 4 months) or be less than 21 days before the date on which the meeting is to be held; (iv) a quorum for the transaction of business at a meeting of our shareholders is the quorum established by the Articles (Article 11.3 of the Articles provides that the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of Common Shares entitled to vote at the meeting, are present in person; (v) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting; and (vi) the Court may, on its own motion or on our application, upon the application of a director or the application of a shareholder entitled to vote at the meeting: (a) order that a meeting of shareholders be called, held and conducted in a manner that the Court considers appropriate; and (b) give directions it considers necessary as to the call, holding and conduct of the meeting.
Limitations on Ownership of Securities
Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote the Common Shares under the laws of Canada or the Province of British Columbia or in our constating documents.
Change in Control
There are no provisions in our constating documents or under applicable corporate law that would have the effect of delaying, deferring or preventing a change in the control of our company, or that would operate with respect to any proposed merger, acquisition or corporate restructuring involving us or any of our subsidiaries.
Ownership Threshold
There are no provisions in our constating documents or under applicable corporate law requiring share ownership to be disclosed. Securities legislation in Canada requires that shareholder ownership (as well as ownership of an interest in, or right or obligation associated with, a related financial instrument of a security of our company) must be disclosed once a person beneficially owns or has control or direction over, directly or indirectly, securities of a reporting issuer carrying more than 10% of the voting rights attached to all the reporting issuer’s outstanding voting securities. This threshold is higher than the 5% threshold under United States securities legislation at which shareholders must report their share ownership.
Changes to Capital
There are no conditions imposed by the Articles governing changes in the capital where such conditions are more significant than is required by the corporate laws of the Province of British Columbia for as long as we are a public company. Otherwise, Section 26.3 of the Articles provides that no share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.
Exchange Controls
Canada has no system of exchange controls. There are no Canadian governmental laws, decrees, or regulations relating to restrictions on the repatriation of our capital or earnings to non-resident investors. There are no laws in Canada or exchange control restrictions affecting the remittance of dividends or other payments made by us in the ordinary course to non-resident holders of the Common Shares by virtue of their ownership of such Common Shares, except as discussed below under the sections “Certain United States Federal Income Tax Consequences” and “Certain Canadian Federal Income Tax Considerations.”
There are no limitations under the laws of Canada or in our organizing documents on the right of foreigners to hold or vote our securities, except that the Investment Canada Act may require that a “non-Canadian” not acquire “control” of our company without prior review and approval by the Minister of Innovation, Science and Economic Development, where applicable thresholds are exceeded. The acquisition of one-third or more of our voting shares would give rise a rebuttable presumption of an acquisition of control, and the acquisition of more than fifty percent of our voting shares would be deemed to be an acquisition of control. In addition, the Investment Canada Act provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in our company by a non-Canadian, including non-control level investments. “Non-Canadian” generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

DESCRIPTION OF SECURITIES TO BE REGISTERED
Common Shares
See the description above under “Description of Share Capital — Common Shares.”
Pre-Funded Warrants
The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Pre-Funded Warrant, which is attached hereto as Exhibit 4.1. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant.
Exercisability
The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. Each of the Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise, as discussed below). No fractional Common Shares will be issued in connection with the exercise of a Pre-Funded Warrant.
Cashless Exercise
The holder may, in its sole discretion, elect to exercise the Pre-Funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Pre-Funded Warrant.
Exercise Limitation
A holder will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.
Exercise Price
The exercise price for the Pre-Funded Warrants is US$0.0001 per Common Share.
Transferability
Subject to applicable laws, Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.
Trading Market
We do not intend to list the Pre-Funded Warrants offered hereby on any securities exchange or other trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited.
Rights as a Shareholder
Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of our Common Shares, the holder of a Pre-Funded Warrant does not have the rights of a holder of our Common Shares, including any voting or dividends rights, until the issuance of Common Shares upon exercise of the Pre-Funded Warrant. Holders of Pre-Funded Warrants have the right to participate in certain distributions as specified in the Pre-Funded Warrant.

Fundamental Transactions
In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our assets, our merger or consolidation with or into another person, the acquisition of more than 50% of our outstanding Common Shares or 50% of the voting power represented by our outstanding Common Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the amount and kind of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.
Governing Law
The Pre-Funded Warrants are governed by New York law. The Pre-Funded Warrants provide that the state and federal courts sitting in the City of New York, Borough of Manhattan will have exclusive jurisdiction over all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by the Pre-Funded Warrants, and that all rights to a trial by jury are waived. Notwithstanding the foregoing, the exclusive forum provision and jury trial waiver provision would not apply to any actions arising under the Securities Act or Exchange Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Shares or Pre-Funded Warrants by a U.S. Holder (as defined below) that acquires our Common Shares or Pre-Funded Warrants in this offering. This summary is for general information purposes only and does not purport to be a complete discussion of all potential tax considerations that may be relevant to a particular person’s decision to acquire our Common Shares or Pre-Funded Warrants.
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the regulations promulgated under the Code (which we refer to as the “U.S. Treasury Regulations”), the income tax treaty between Canada and the United States (which we refer to as the “Treaty”), published rulings of the U.S. Internal Revenue Service (which we refer to as the “IRS”), published administrative positions of the IRS, and U.S. court decisions that are applicable, in each case, as in effect and available as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.
THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS THAT MAY APPLY TO A U.S. HOLDER AS A RESULT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES OR PRE-FUNDED WARRANTS PURSUANT TO THIS OFFERING.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Shares or Pre-Funded Warrants that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons, as described in Section 7701(a)(30) of the Code, who have the authority to control all substantial decisions of the trust, or (ii) that has validly elected under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Common Shares or Pre-Funded Warrants, the U.S. federal income tax consequences to such partnership and its partners of the ownership and disposition of our Common Shares or Pre-Funded Warrants generally will depend in part on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such partner or partnership. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of our Common Shares or Pre-Funded Warrants.
This discussion applies only to a U.S. Holder that holds our Common Shares or Pre-Funded Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. In addition, this discussion does not address any tax consequences other than the certain U.S. federal income tax consequences explicitly discussed below, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the Medicare tax on certain net investment income, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:
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are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

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are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

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are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method;

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have a “functional currency” for U.S. federal income tax purposes other than the U.S. dollar;

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own our Common Shares or Pre-Funded Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

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acquire our Common Shares or Pre-Funded Warrants in connection with the exercise of employee stock options or otherwise as compensation for services;

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are partnerships, S-corporations or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships, S-corporations and entities);

•
are subject to special tax accounting rules or are required to accelerate the recognition of any item of gross income with respect to our Common Shares or Pre-Funded Warrants as a result of such income being recognized on an applicable financial statement;

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are controlled foreign corporations or passive foreign investment companies;

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own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares;

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hold our Common Shares or Pre-Funded Warrants in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

•
are former U.S. citizens or former long-term residents of the United States.

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of Common Shares or Pre-Funded Warrants pursuant to this prospectus (whether or not any such transactions are undertaken in connection with the purchase of Common Shares or Pre-Funded Warrants pursuant to this prospectus).
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our Common Shares or Pre-Funded Warrants.
The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Common Shares or Pre-Funded Warrants. U.S. Holders should consult their tax advisors concerning the tax consequences applicable to their particular situations.
Treatment of the Pre-Funded Warrants
We believe that our Pre-Funded Warrants should be treated as our Common Shares for United States federal income tax purposes rather than warrants, and that a holder of a Pre-Funded Warrant should generally be taxed in the same manner as a holder of our Common Shares. Assuming this position is upheld, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the Common Share received. Similarly, the tax basis of a Pre-Funded Warrant should carry over to the Common Share received upon exercise, increased by the exercise price of $0.0001 per share. However, our position is not binding on the IRS and the IRS may treat the Pre-Funded Warrants as warrants to acquire our Common Shares. If so, the amount and character of a U.S. Holder’s gain with respect to an investment in Pre-Funded Warrant could change, and a U.S. Holder may not be entitled to make either of the “QEF” or mark-to-market elections described below to mitigate PFIC consequences in the event that we are classified as a PFIC.
As discussed above under “Description of the Securities to be Registered,” a U.S. Holder may exercise a Pre-Funded Warrant by payment of the exercise price or through a cashless exercise. The U.S. federal income tax treatment of a cashless exercise of Pre-Funded Warrants into our Common Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a pre-funded warrant described in the preceding paragraph.
You should consult your tax advisor regarding the United States federal tax consequences of an investment in the Pre-Funded Warrants and the exercise thereof. The following discussion assumes our Pre-Funded Warrants are properly treated as our Common Shares.
Taxation of Distributions to U.S. Holders
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividends, the amount of any distribution (including a deemed distribution) of cash or other property (other than certain distributions of our shares or rights to acquire our shares) paid on our Common Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions (including deemed distributions) in excess of such earnings and profits generally will be applied against and reduce a U.S. Holder’s basis in the Common Shares or Pre-Funded Warrants held by such U.S. Holder (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such Common Shares or Pre-Funded Warrants (the treatment of which is described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Shares and Pre-Funded Warrants to U.S. Holders” below). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we expect that distributions, if issued, will generally be reported to U.S. Holders as dividends.
Dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to individuals and other non-corporate U.S. Holders, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Shares or Pre-Funded Warrants to U.S. Holders” below) applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) our Common Shares or Pre-Funded Warrants on which the dividends are paid are readily tradable on an established securities market in the United States or we are eligible for the benefits of the Treaty, and (ii) we are not a PFIC (as defined below) (nor treated as such with respect to a U.S. Holder) at the time the dividend was paid or in the previous year. If such requirements are not satisfied, a dividend paid by a non-U.S. corporation to a U.S. Holder will be taxed at ordinary income tax rates. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Shares or Pre-Funded Warrants to U.S. Holders
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize a capital gain or loss on the sale or other taxable disposition of our Common Shares or Pre-Funded Warrants. The amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition, and (ii) such U.S. Holder’s adjusted tax basis in the Common Shares or Pre-Funded Warrants so disposed of. A U.S. Holder’s adjusted tax basis in the Common Shares or Pre-Funded Warrants held by such U.S. Holder generally will equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital.

Any capital gain or loss recognized generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares or Pre-Funded Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder may be taxed at rates of taxation lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. The deductibility of capital losses is subject to various limitations.
Any gain or loss recognized by a U.S. Holder will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any non-U.S. tax imposed on the disposition of Common Shares or Pre-Funded Warrants unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are advised to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of Common Shares or Pre-Funded Warrants, including the availability of the foreign tax credit under its particular circumstances and the effects of any applicable income tax treaties, any proposed or final Treasury Regulations, and IRS guidance.
Certain Adjustments to the Pre-Funded Warrants
Under Section 305 of the Code, an adjustment to the number of Common Shares that will be issued on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants, may be treated as a constructive distribution to a U.S. Holder of Pre-Funded Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Any such constructive distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the rules described above under “Taxation of Distributions to U.S. Holders.” U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 305 of the Code to the Pre-Funded Warrants.
Passive Foreign Investment Company (“PFIC”) Rules
A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of assets giving rise to passive income. Cash is generally a passive asset for these purposes.
Although PFIC status is determined annually, an initial determination that a non-U.S. corporation is a PFIC generally will apply for subsequent years to a U.S. Holder who held its stock while it was a PFIC, whether or not it meets the test for PFIC status in those subsequent years. Based on current business plans and financial expectations, the Company expects that it should not be a PFIC for its current tax year and expects that it should not be a PFIC for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold Common Shares or Pre-Funded Warrants.
If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Common Shares or Pre-Funded Warrants and such U.S. Holder did not make either a timely mark-to-market election or a qualified electing fund (which we refer to as “QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Common Shares or Pre-Funded Warrants, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by such U.S. Holder on the sale or other disposition of our Common Shares or Pre-Funded Warrants (which may include gain realized by reason of transfers of our Common Shares or Pre-Funded Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes), and (ii) any “excess distribution” made to such U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of such U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our Common Shares or Pre-Funded Warrants during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Common Shares or Pre-Funded Warrants held by such U.S. Holder). Under these special tax rules:
•
such U.S. Holder’s gain or excess distribution will be allocated ratably over such U.S. Holder’s holding period for the Common Shares or Pre-Funded Warrants held by such U.S. Holder;

•
the amount allocated to such U.S. Holder’s taxable year in which such U.S. Holder recognized the gain or received the excess distribution, or to the period in such U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of such U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to such U.S. Holder without regard to such U.S. Holder’s other items of income and loss for such year; and

•
an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on such U.S. Holder with respect to the tax attributable to each such other taxable year of such U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid application of the PFIC tax consequences described above with respect to our Common Shares or Pre-Funded Warrants by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
Alternatively, if a U.S. Holder, at the close of such U.S. Holder’s taxable year, owns shares in a PFIC that are treated as marketable stock, such U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If such U.S. Holder makes a valid mark-to-market election for the first taxable year of such U.S. Holder in which such U.S. Holder holds (or is deemed to hold) our Common Shares and for which we are determined to be a PFIC, such U.S. Holder generally will not be subject to the PFIC rules described above with respect to the Common Shares held by such U.S. Holder. Instead, in general, such U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of the Common Shares held by such U.S. Holder at the end of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted basis in such Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. Such U.S. Holder also generally will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in such Common Shares over the fair market value of such Common Shares at the end of such U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Such U.S. Holder’s basis in such Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such Common Shares will be treated as ordinary income.
Any mark-to-market election made by a U.S. Holder for the Common Shares will also apply to any Common Shares acquired upon exercise of a Pre-Funded Warrant. As a result, if a mark-to-market election has been made by a U.S. Holder with respect to Common Shares, any Common Shares received upon the exercise of a Pre-Funded Warrant will automatically be marked-to-market in the year of exercise. Because a U.S. Holder’s holding period for Common Shares received upon the exercise of Pre-Funded Warrants includes the period during which such U.S. Holder held the Pre-Funded Warrants, a U.S. Holder will be treated as making a mark-to-market election with respect to such Common Shares after the beginning of such

U.S. Holder’s holding period for such Common Shares unless such Common Shares are acquired in the same tax year as the year in which the U.S. Holder acquired its Pre-Funded Warrants. Consequently, the adverse rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Common Shares are received upon the exercise of the Pre-Funded Warrants. However, the general mark-to-market rules will apply to subsequent tax years.
The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC or on a “qualified exchange or other market,” as defined in the applicable U.S. Treasury Regulations. A U.S. Holder cannot make a mark-to-market election with respect to the Pre-Funded Warrants, as the Pre-Funded Warrants are not expected to be “regularly traded” on a “qualified exchange” or national securities exchange. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years, unless our Common Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our Common Shares under their particular circumstances.
If we are or become a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC, or U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. Additionally, we may not hold a controlling interest in any such lower-tier PFIC, and, therefore, there can be no assurance that we will be able to cause such lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (or any successor form), whether or not a QEF or mark-to-market election is made, and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS (potentially including with respect to items that do not relate to a U.S. Holder’s investment in our Common Shares or Pre-Funded Warrants).
Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether the U.S. Holder makes a QEF election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders should consult with their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Common Shares or Pre-Funded Warrants, and the availability of certain U.S. tax elections under the PFIC rules.
In addition, U.S. Holders of PFICs are required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require, which filing obligation would generally commence in the first tax year in which the Company is classified as a PFIC and in which such U.S. Holder holds Common Shares or Pre-Funded Warrants. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Common Shares or Pre-Funded Warrants should consult their tax advisors concerning the application of the PFIC rules to our Common Shares or Pre-Funded Warrants under their particular circumstances. U.S. Holders should be aware that, for each tax year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF or mark-to-market election with respect to the Company or any subsidiary PFIC.

Additional Tax Considerations
Receipt of Foreign Currency
The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of Common Shares or Pre-Funded Warrants generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.
Foreign Tax Credit
Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares or Pre-Funded Warrants generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.
Information Reporting; Backup Withholding Tax
Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Holders may be subject to these reporting requirements unless their Common Shares or Pre-Funded Warrants are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.
Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends (including constructive dividends) on, and proceeds arising from the sale or other taxable disposition of the Common Shares or Pre-Funded Warrants generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.
The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.
THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES OR PRE-FUNDED WARRANTS. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of Common Shares or Pre-Funded Warrants acquired pursuant to this offering by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm’s length with, and is not affiliated with, the Company, (iii) beneficially owns Common Shares and/or Pre-Funded Warrants (as applicable) as capital property, (iv) does not use or hold the Common Shares or Pre-Funded Warrants in the course of carrying on, or otherwise in connection with, a business or a part of a business carried on or deemed to be carried on in Canada, and (v) is not a “registered non-resident insurer” or “authorized foreign bank” within the meaning of the Tax Act, or other holder of special status, and (b) for the purposes of the Canada-United States Income Tax Convention (1980), as amended (the “Convention”), is a resident of the U.S., has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and is a qualifying person or otherwise qualifies for the full benefits of the Convention. Common Shares and Pre-Funded Warrants will generally be considered to be capital property to a holder unless such Common Shares or Pre-Funded Warrants are held in the course of carrying on a business of buying or selling securities or an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a “U.S. Holder” or “U.S. Holders.”
This summary does not deal with special situations, such as the particular circumstances of traders or dealers or holders who have entered or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” (each as defined in the Tax Act) in respect of any of the Common Shares or Pre-Funded Warrants. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisors.
This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. It also takes into account all proposed amendments to the Tax Act and the Regulations publicly released by the Minister of Finance (Canada) (the “Tax Proposals”) prior to the date hereof and assumes that all such Tax Proposals will be enacted as currently proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada.
This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder and no representation with respect to the federal income tax consequences is made to any particular U.S. Holder or prospective U.S. Holder. The tax consequences to a U.S. Holder will depend on the holder’s particular circumstances. Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.
Currency Conversion
In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares or Pre-Funded Warrants must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA.
Exercise of Pre-Funded Warrants
The exercise of a Pre-Funded Warrant to acquire a Common Share will be deemed not to constitute a disposition of property for purposes of the Tax Act. As a result, no gain or loss will be realized by a U.S. Holder upon the exercise of a Pre-Funded Warrant. When a Pre-Funded Warrant is exercised, the U.S. Holder’s adjusted cost base of the common share acquired on such exercise will be equal to the aggregate of the U.S. Holder’s adjusted cost base of such Pre-Funded Warrant and the exercise price paid for the common share. The U.S. Holder’s adjusted cost base of a common share so acquired will be determined by averaging the adjusted cost base of the common share with the adjusted cost base to the U.S. Holder of all common shares owned by the U.S. Holder as capital property (if any) immediately prior to such acquisition.
Dividends
Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on the Common Shares (including Common Shares acquired on the exercise of a Pre-Funded Warrant) to a U.S. Holder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by the Company to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company that owns at least 10% of the Company’s voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.
Dispositions of Common Shares and Pre-Funded Warrants
Upon the disposition of a Pre-Funded Warrant (other than on exercise) or a Common Share (other than to the Company unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market), including a Common Share acquired on the exercise of a Pre-Funded Warrant, a U.S. Holder will realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the U.S. Holder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the U.S. Holder of the Common Share or Pre-Funded Warrant, as applicable, immediately before the disposition or deemed disposition. The adjusted cost base to a U.S. Holder of a Common Share or Pre-Funded Warrant will be determined at any time by averaging the cost of such Common Share or Pre-Funded Warrant, as the case may be, with the adjusted cost base (determined immediately before the acquisition of the relevant security) of any other Common Shares or Pre-Funded Warrants, as the case may be, which are owned by the U.S. Holder as capital property at that time.
A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Holder on a disposition of a Common Share or Pre-Funded Warrant, unless such Common Share or Pre-Funded Warrant, as the case may be, constitutes “taxable Canadian property” (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under the Convention.
Provided that the Common Shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the Nasdaq) at the time of the disposition, a Common Share or a Pre-Funded Warrant will generally not constitute taxable Canadian property of a U.S. Holder at such time unless: (a) at any time during the 60-month period immediately preceding the disposition or deemed disposition of the Common Share or Pre-Funded Warrant: (i) 25% or more of the issued shares of any class or series of the share capital of the Company were owned by, or belonged to, one or any combination of (x) the U.S. Holder, (y) persons with whom the U.S. Holder did not deal at arm’s length (within the meaning of the Tax Act) and (z) partnerships in which the U.S. Holder or a person referred to in (y) held a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the Common Share, or in the case of a Pre-Funded Warrant the Common Share underlying such Pre-Funded Warrant, was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada, (B) Canadian resource property (as defined in the Tax Act), (C) timber resource property (as defined in the Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, property or Pre-Funded Warrant described in any of (A) through (C) above, whether or not such property exists; or (b) the Common Share is otherwise deemed under the Tax Act to be taxable Canadian property.
If a Common Share or Pre-Funded Warrant is taxable Canadian property to a U.S. Holder, any capital gain realized on the disposition or deemed disposition of such Common Share or Pre-Funded Warrant may not be subject to Canadian federal income tax pursuant to the terms of the Convention. U.S. Holders whose Common Shares or Pre-Funded Warrants may be taxable Canadian property should consult their own tax advisors.

LEGAL MATTERS
McGuireWoods LLP, New York, New York, is acting as counsel to our Company regarding U.S. securities law and has provided an opinion on the validity of the Pre-Funded Warrants being offered pursuant to this prospectus. McMillan LLP, Vancouver, Canada, is acting as counsel to our Company regarding Canadian securities law and has provided an opinion on the validity of the Common Shares (including the Common Shares issuable upon exercise of the Pre-Funded Warrants) being offered pursuant to this prospectus. Lowenstein Sandler LLP, New York, New York, is acting as counsel for the underwriter.
EXPERTS
Davidson & Company LLP, our current independent accountant, has consented to the inclusion of its report with respect to Liberty Defense Holdings, Ltd.’s consolidated financial statements as of and for the year ended December 31, 2024 in this prospectus, and certain adjustments to our consolidated financial statements as of and for the year ended December 31, 2024 to reflect the Share Consolidation, in the form and context in which they are included, and has authorized the contents of that part of the Registration Statement. The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s significant losses and negative operating cash flows raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The business address of Davidson & Company LLP is 609 Granville St #1200, Vancouver, BC V7Y 1H4, Canada. Davidson & Company LLP has been our independent accountant for the preceding three years and is registered with both the Canadian Public Accountability Board and the United States Public Company Accounting Oversight Board.
EXPENSES OF THIS OFFERING
The estimated expenses payable by us in connection with the offering described in this prospectus (other than the underwriting discounts and commissions) will be as set forth in the table below. With the exception of the SEC registration fee, the FINRA filing fee, and Nasdaq listing fee, all amounts are estimates. All such expenses will be borne by us.
Item	Amount
SEC registration fee	US$ 3,176.30
FINRA filing fee	US$ 3,950.00
Nasdaq listing fee	US$ 50,000.00
Printing and engraving expenses	US$ 180,000.00
Legal fees and expenses	US$ 900,000.00
Accounting fees and expenses	US$ 66,666.00
Miscellaneous expenses(1)	US$ 189,171.71
Total	US$1,393,792.30

(1)
Miscellaneous expenses include transfer agent fees and out-of-pocket and accountable underwriting expenses.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely. The SEC maintains an internet site at www.sec.gov, from which you can electronically access the registration statement and its exhibits.
Additional information relating to us may be found on SEDAR, the system for electronic document analysis and retrieval, at www.sedar.com. As of the effectiveness of the registration statement of which this prospectus forms a part, we are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will be filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will furnish to the SEC, under cover of a current report on Form 6-K, unaudited quarterly financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Directors of
Liberty Defense Holdings, Ltd.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Liberty Defense Holdings Ltd. (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of loss and comprehensive loss, cash flows, and changes in shareholders’ equity for the years ended December 31, 2024 and 2023, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss during the year ended December 31, 2024 of $8,845,163 and had cash outflows from operating activities of $6,469,264. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting.
Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2021.
/s/ DAVIDSON & COMPANY LLP
Chartered Professional Accountants
Vancouver, Canada
June 17, 2025 (March 19, 2026 with respect to the share consolidation described in Note 23 and the liquidity risk disclosure described in Note 19)

Liberty Defense Holdings, Ltd.
Consolidated Statements of Financial Position
(Expressed in U.S. dollars)
As at:	Note	December 31, 2024	December 31, 2023
		$	$
Assets
Current assets:
Cash		1,153,229	963
Accounts receivable, prepaids and deposits	4	1,664,376	257,885
Inventory	5	868,314	1,255,077
Contract costs	16	268,952	—
Lease receivable	11	—	7,048
		3,954,871	1,520,973
Non-current assets:
Property and equipment	6	759,937	1,043,876
Intangible assets	7	2,571,693	3,266,803
		3,331,630	4,310,679
Total assets		7,286,501	5,831,652
Liabilities
Current liabilities:
Accounts payable and accrued liabilities	18	4,155,890	3,862,675
Loans payable	8 & 18	100,907	530,062
Parabilis term-loan	9	983,476	—
Factoring liability	10	983,671	1,107,347
Deferred revenue	15	180,000	180,000
CEBA loan	8	—	29,445
Lease liabilities	11	203,443	247,412
		6,607,387	5,956,941
Non-current liabilities:
Non-current lease liabilities	11	505,382	639,173
Non-current Parabilis term loan	9	938,211	—
Total liabilities		8,050,980	6,596,114
Shareholders’ deficiency
Share capital	12	40,717,157	32,565,254
Share subscriptions received in advance	12	—	224,915
Equity reserves	13	4,872,472	4,146,489
Accumulated other comprehensive income (loss)		(28,896)	(221,071)
Deficit		(46,325,212)	(37,480,049)
Total shareholders’ deficiency		(764,479)	(764,462)
Total liabilities and shareholders’ deficiency		7,286,501	5,831,652
Nature of operations and going concern (note 1)
Subsequent events (note 23)
Approved on behalf of the Board of Directors:
“William Frain” Director	“Jason Burinescu” Director
The accompanying notes form an integral part of these consolidated financial statements.

Liberty Defense Holdings, Ltd.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in U.S. dollars, except number of shares)
	Note	Years ended December 31,
		2024	2023
		$	$
Revenue	15 & 16
HEXWAVE revenue		$1,013,546	$120,000
Contract revenue		1,425,000	1,372,557
Total Revenue		2,438,546	1,492,557
Cost of revenue
HEXWAVE cost of revenue		2,033,498	1,546,040
Contract cost of revenue		2,081,971	1,163,211
Total cost of revenue		4,115,469	2,709,251
Gross loss		(1,676,923)	(1,216,694)
Engineering and Research and Development Expenses:
Product development & technology costs		148,675	370,073
Salaries and consulting fees	18	1,655,580	2,766,601
Stock-based compensation	13 & 18	98,008	89,302
Depreciation	6	248,979	526,686
Office, rent & administration, travel and miscellaneous		116,497	269,796
General & Administration Expenses
Salaries and consulting fees	18	1,809,724	1,482,860
Legal and professional fees		458,390	299,011
Stock-based compensation	13 & 18	255,220	511,699
Office, rent & administration, travel, and miscellaneous		965,868	1,574,621
		5,756,941	7,890,649
Operating Loss		$(7,433,864)	$(9,107,343)
Other expense (income):
Other expense (income)	12	589,550	(3,078)
Interest expense		808,989	283,247
Foreign exchange loss (gain)		12,760	(18,469)
		1,411,299	261,700
Net loss for the year		(8,845,163)	(9,369,043)
Other comprehensive loss
Items that may be reclassified subsequently to profit or (loss)
Foreign currency translation adjustment		192,175	31,598
Total loss and comprehensive loss for the year		(8,652,988)	(9,337,445)
Weighted average number of common shares outstanding:
Basic and diluted		381,350	284,812
Loss per share:
Basic and diluted loss per common share	14	(23.19)	(32.90)
The accompanying notes form an integral part of these consolidated financial statements.

Liberty Defense Holdings, Ltd.
Consolidated Statements of Changes in Shareholders’ Equity (Deficiency) (Expressed in U.S. dollars, except number of shares)
	Note	Number of common shares	Share capital	Equity reserves	Share subscriptions received in advance	Accumulated other comprehensive income (loss)	Deficit	Total
			$	$	$	$	$	$
Balance as at December 31, 2022		259,644	28,936,296	3,518,365	—	(252,669)	(28,111,006)	4,090,986
Private placement, net of share issue cost	12	63,530	3,656,081	—	—	—	—	3,656,081
Share subscriptions received in advance	12	—	—	—	224,915	—	—	224,915
Fair value of compensation warrants	12	—	(48,729)	48,729	—	—	—	—
Fair value of warrants allocated to share capital on expiry	12	—	396,285	(396,285)	—	—	—	—
Residual value allocated to warrants	12	—	(374,679)	374,679	—	—	—	—
Stock based compensation	13	—	—	601,001	—	—	—	601,001
Foreign currency translation adjustment		—	—	—	—	31,598	—	31,598
Loss for the year		—	—	—	—	—	(9,369,043)	(9,369,043)
Balance as at December 31, 2023		323,174	32,565,254	4,146,489	224,915	(221,071)	(37,480,049)	(764,462)
Balance as at December 31, 2023		323,174	32,565,254	4,146,489	224,915	(221,071)	(37,480,049)	(764,462)
Private placement, net of share issue cost	12	601,427	7,478,484	—	(224,915)	—	—	7,253,569
Expired broker warrants allocated to share capital on expiry	12	—	312,815	(312,815)	—	—	—	—
Residual value allocated to warrants	12	—	(562,251)	562,251	—	—	—	—
Residual value of warrants exercised	12	—	15,275	(15,275)	—	—	—	—
Fair value of broker warrants	12	—	(393,138)	393,138	—	—	—	—
Warrants exercised for cash	12	1,333	87,367	—	—	—	—	87,367
Shares issued on debt settlement	12	34,722	927,332	—	—	—	—	927,332
Restricted shares units exercised	12	2,263	286,019	(286,019)	—	—	—	—
Stock based compensation	13	—	—	384,703	—	—	—	384,703
Foreign currency translation adjustment		—	—	—	—	192,175	—	192,175
Loss for the year		—	—	—	—	—	(8,845,163)	(8,845,163)
Balance as at December 31, 2024		962,919	40,717,157	4,872,472	—	(28,896)	(46,325,212)	(764,479)
The accompanying notes form an integral part of these consolidated financial statements.

Liberty Defense Holdings, Ltd.
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)
	Years ended December 31,
	2024	2023
	$	$
Cash (used in) provided by:
Operating activities:
Loss and comprehensive loss for the year	(8,845,163)	(9,369,043)
Items not involving cash:
Lease liability interest	69,652	80,049
Accrued interest	294,304	222,497
Depreciation	396,315	593,169
Amortization recorded in cost of revenue	922,221	695,465
Loss of settlement of debt	563,996	—
Loss on disposal of property and equipment	29,233	—
Stock based compensation	384,703	601,001
Impairment of inventory	233,568	344,158
Impairment of contract costs	115,730	—
Factoring fees	289,684	—
Credit Line Parabilis fees	74,449	—
Foreign exchange	230,974	—
Changes in non-cash working capital:
Amounts receivable and prepaids	(1,406,491)	56,808
Inventory	105,692	(1,200,199)
Contract costs	(384,682)	—
Accounts payable and accrued liabilities	456,551	2,259,074
Deferred revenue	—	180,000
Cash used in operating activities	(6,469,264)	(5,537,021)
Investing activities:
Additions to intangible assets	(27,111)	(111,232)
Additions to property and equipment	(94,106)	(109,863)
Cash used in investing activities	(121,217)	(221,095)
Financing activities:
Proceeds from issuance of units, net of share issue costs	6,989,017	3,656,081
Proceeds from share subscriptions received in advance	—	224,915
Proceeds from Parabilis term loan	1,800,000	—
Proceeds from Parabilis credit line	1,551,166	—
Repayments from Parabilis credit line	(641,944)	—
Proceeds from working capital loans – Related Parties	82,000	140,089
Repayments of working capital loans – Related Parties	(71,485)	—
Proceeds from working capital loans	927,555	1,573,627
Repayments of working capital loans	(1,274,405)	(1,213,966)
The accompanying notes form an integral part of these consolidated financial statements.

	Years ended December 31,
	2024	2023
	$	$
Proceeds from factoring	—	1,265,132
Repayments on factoring	(1,397,031)	(349,970)
Repayment of CEBA loan	(30,121)	—
Proceeds from warrants exercised	87,367	—
Lease receivable collected	7,048	20,827
Repayment of leases liabilities	(247,412)	(247,189)
Cash provided by financing activities	7,781,755	5,069,546
Effect of foreign exchange rate changes on cash	(39,008)	12,060
Effect of foreign exchange rate changes on cash	(39,008)	12,060
Increase (decrease) in cash	1,152,266	(676,510)
Cash, beginning of the year	963	677,473
Cash, end of the year	1,153,229	963

During the year ended December 31, 2024 and 2023, the Company paid $nil and $nil in income taxes, and paid $783,225 and $93,065 in interest respectively.
Supplemental cash flow information
Fair value of compensation brokers warrants	$393,138	$48,729
Fair value of shares issued for corporate finance fee	—	79,299
Residual value allocated to warrants	562,251	374,679
ROU asset additions	—	414,562
PP&E included in accounts payable	—	24,526
Inventory transfer to PP&E	47,503	86,566
Intangible assets included in accounts payable	200,000	162,407
Fair value on expiry of warrants	312,815	396,285
Restricted share units exercised	286,019	—
Fair value of warrants exercised	15,275	—
Loans settled with private placement proceeds	264,552	—
The accompanying notes form an integral part of these consolidated financial statements.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
1.   Nature of operations and going concern
Liberty Defense Holdings, Ltd. (“Liberty” or the “Company”) is a publicly traded company listed on the TSX Venture Exchange (TSXV: SCAN), the Frankfurt Stock Exchange (Frankfurt: L2D), and the OTCQB (OTCQB: LDDFF). The Company was incorporated under the Business Corporations Act (Ontario) on June 8, 2012. On July 27, 2020, Liberty continued its jurisdiction of incorporation from Ontario to British Columbia and is now governed by the Business Corporations Act (British Columbia).
The Company’s registered and records office is located at 1055 West Georgia Street, Suite 1500, Royal Centre, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7, Canada. Its head office is located at 187 Ballardvale Street, Suite 110, Wilmington, Massachusetts, 01887, USA.
The Company is engaged in the development and commercialization of advanced security detection technologies. Liberty’s flagship product, HEXWAVE, utilizes millimeter wave technology and advanced 3D imaging to detect concealed threats. In addition to HEXWAVE, the Company has licensed High-Definition Advanced Imaging Technology (HD-AIT) for body and shoe scanning.
Going concern
These consolidated financial statements have been prepared using IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The Company incurred a net loss during the year ended December 31, 2024, of $8,845,163 and had cash outflows from operating activities of $6,469,264. Given the current stage of operations, the Company’s ability to continue as a going concern is contingent on its ability to obtain additional financing. While the Company has been successful in arranging financing in the past, the success of such initiatives cannot be assured. These events and conditions indicate that a material uncertainty exists that raises substantial doubt upon the Company’s ability to continue as a going concern.
These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and consolidated statement of financial position classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.
2.   Basis of presentation
(a)   Statement of compliance
These consolidated financial statements have been prepared in accordance with IFRS.
These consolidated financial statements were approved for issuance by the Board of Directors on June 17, 2025.
(b)   Basis of measurement
These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.
(c)   Functional and presentation currency
The functional currency of the Company is the Canadian dollar and the functional currencies of its subsidiaries are outlined in Note 2(d), and the presentation currency of these consolidated financial

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
2.   Basis of presentation (continued)
(c)   Functional and presentation currency (continued)
statements is the U.S. dollar (“USD”); therefore, references to $ means USD and CAD$ are to Canadian dollars.
(d)   Basis of consolidation
These consolidated financial statements include the financial statements of Liberty Defense Holdings, Ltd., and the entities controlled by the Company (its subsidiaries), as follows:
Subsidiary	Place of Incorporation	Functional Currency	Beneficial Interest
Liberty Defense Technologies, Inc. (“LDT”)	United States	USD	100%
DrawDown Detection, Inc. (“DDD”)	Canada	CAD	100%
LDH GS Amalco Corp.	Canada	CAD	100%
DrawDown Technologies, Inc. (“DDT”)	United States	CAD	100%
LDH GS Amalco Corp. is dormant and has no operations.
Control exists when the Company has power over an investee, exposure, or rights, to variable returns from its involvement with the investee and the ability to use its power over the investee to affect the amount of the Company’s returns. All intercompany balances and transactions have been eliminated upon consolidation.
(e)   Critical accounting estimates and judgments
The preparation of financial statements in conformity with IFRS, requires management to select accounting policies and make estimates and judgments that may have a significant impact on the consolidated financial statements. Estimates are continuously evaluated and are based on management’s experience and expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
Functional currency
The functional currency for the Company is the currency of the primary economic environment in which the entity operates. The Company has determined the functional currency of the Company, DDD and DDT as the Canadian dollar (CAD$). The functional currency of LDT is USD. Determination of functional currency may involve certain judgments to determine the primary economic environment, and the Company reconsider the functional currency if there is a change in events and conditions that determined the primary economic environment.
Estimated useful lives and depreciation and amortization of property and equipment and intangible assets
Depreciation and amortization of property and equipment and intangible assets are dependent upon estimates of economic useful lives, which are determined through the exercise of judgment. Should the economic useful life, or depreciation rates differ from the initial estimate, an adjustment would be made in the consolidated statement of loss and comprehensive loss on a prospective basis.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
2.   Basis of presentation (continued)
(e)   Critical accounting estimates and judgments (continued)
Impairment of intangible assets and other long-lived assets
Significant estimates and judgments are required in testing intangible assets and other long-lived assets, including right-of-use assets, for impairment. Management uses estimates or exercises judgment in assessing indicators of impairment, defining a CGU, forecasting future cash flows, estimating replacement cost models, and in determining other key assumptions such as discount rates and earnings multipliers used for assessing fair value (less costs of disposal) or value in use.
Stock based compensation
The Company determines the fair value of stock options granted using the Black-Scholes option pricing model. This option pricing model requires the development of market-based subjective inputs, including the risk-free interest rate, expected price volatility and expected life of the option. Changes in these inputs and the underlying assumption used to develop them can materially affect the fair value estimate.
Treatment of development costs
Costs to develop products are capitalized to the extent that the criteria for recognition as intangible assets in IAS 38 — Intangible Assets are met. Management will use significant judgement to determine if the intangible asset is either in the research, development, or commercialization phase. As the asset moves from the research to development phase, criteria are required to prove that the asset is in the development phase. This includes the intangible asset being technically, and economically feasible, the intangible asset is intended to be complete, has the ability to be sold, show that it will generate future economic benefits, the Company has adequate technical, financial, and other resources to complete the development, and the intangible asset has the ability to measure reliability the expenditure attribute to the intangible asset during its development. Management considers these factors in aggregate and applies significant judgment to determine whether the product is feasible and is in the development phase. Costs associated in the development phase that would be considered additions include labor associated with the design, construction, and testing of the pre-production or pre-use of the prototypes and models, tools, dies involving new technology, construction, and testing of a chosen alternative for new or improved materials, devices, products, processes, systems, or services.
Warranty provisions
Warranty provisions are recognized for the future obligations to provide services for the repairs and maintenance of products sold to customers. The Company assesses its warranty provision based on experience. The actual costs incurred may differ from those amounts estimated.
Right of returns
The Company estimates sales returns based on historical return patterns, current sales performance, and management’s expectations regarding future returns. These estimates require the use of judgment and are updated regularly to reflect the most current trends and information available. Although the Company does not have a return policy in place, it recognizes a refund liability for the expected value of returned goods. Correspondingly, an asset is recognized for the right to recover products from customers upon settling the refund liability. Returned products are subsequently resold to other customers where applicable.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
2.   Basis of presentation (continued)
(e)   Critical accounting estimates and judgments (continued)
Lease
The right of use assets and liabilities are measured at the present value of future lease payments discounted using the rate implicit in the lease or incremental borrowing rate for the Company if the rate implicit in the lease is not readily determined. These assumptions will impact the valuation of right of use assets and liabilities and finance cost.
Income taxes
The provision for income taxes and composition of income tax assets and liabilities requires management’s judgment. The application of income tax legislation also requires judgment to interpret legislation and to apply those findings to the Company’s transactions.
Deferred tax assets and liabilities
Management judgment and estimates are required in assessing whether deferred tax assets and deferred tax liabilities are recognized in the consolidated statements of financial position. Judgements are made as to whether future taxable profits will be available to recognize deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. These depend on estimates of future production and sales volumes, prices, operating costs, and other capital management transactions. These judgments and estimates are subject to risk and uncertainty and changes in circumstances may alter expectations, which may impact the amount of deferred tax assets and deferred tax liabilities recognized on the consolidated statements of financial position and the benefit of other tax losses and temporary differences not yet recognized.
Going concern of operations
These consolidated financial statements do not give effect to adjustments, if any, that would be necessary should the Company be unable to continue as a going concern. If the going concern assumption was not used, then the adjustments required to report the Company’s assets and liabilities on a liquidation basis could be material to these financial statements.
Contract revenue recognition
Contract revenue is recognized once the Company transfers control of goods and services and satisfies performance obligations. The continuous transfer of control of goods and services to the customer is often supported by the customer’s physical possession or legal title to the work in process, as well as contractual clauses that provide the Company with a present right to payment for work performed to date. As a result, significant assumptions are used to determine when these performance obligations are satisfied. Changes to these assumptions could impact the revenue recognized during the reported period.
Inventory
Inventory is valued at the lower of cost and net realizable value. Cost of inventory includes cost of purchase (purchase price, import duties, transport, handling, and other costs directly attributable to the acquisition of inventories), estimated cost of conversion, and other costs incurred in bringing the inventories to their present location and condition. Net realizable value for inventories is the estimated selling price in

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
2.   Basis of presentation (continued)
(e)   Critical accounting estimates and judgments (continued)
the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Provisions are made in profit or loss of the current period on any difference between cost and net realizable values.
Contract costs
Deferred cost of sales is recorded at the lower of cost and net realizable value. Management applies judgment and estimates in determining costs that are incurred in the current reporting period but are to be allocated to future performance obligations.
3.   Material Accounting Policy Information
(a)   Cash
Cash consists of cash on hand and demand deposits.
(b)   Foreign currency transactions
The financial statements of entities with functional currencies other than U.S. dollars are translated into U.S. dollars for presentation purposes as follows:
•
Assets and liabilities are translated at the closing rate at the date of that statement of financial position

•
Income and expenses and other comprehensive income are translated at exchange rates at the date of the transaction

•
All resulting exchange differences are recognized in other comprehensive loss.

Transactions in currencies other than the functional currency of an entity are recorded at the rate of exchange prevailing on the date of the transaction. Monetary assets and liabilities that are denominated in foreign currencies are translated at the rate prevailing at each reporting date. Foreign currency translation differences arising on translation into the functional currency of an entity are recognized in the consolidated statement of loss and comprehensive loss.
(c)   Inventory
The Company’s inventory consists of raw materials, work-in-process (“WIP”) and finished goods. The costing method the Company uses is weighted average. Inventories are measured at the lower of cost and net realizable value. The cost of WIP and finished goods includes the cost of raw materials and cost of conversion. The cost of conversion includes costs directly related to the units of production, such as direct labour, and fixed and variable production overheads, based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. At each reporting period, management evaluates the provision for obsolete and slow-moving inventory which may be reversed in subsequent periods, should the value subsequently be recovered.
(d)   Property and equipment
Property and equipment are carried at cost, less accumulated depreciation, and accumulated impairment losses, if any. Cost comprises the fair value of consideration given to acquire an asset and includes the direct

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(d)   Property and equipment (continued)
charges associated with bringing the asset to the location and condition necessary for putting it into use along with the future cost of dismantling and removing the asset. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment. Property and equipment with an original cost of $5,000 or less is expensed on acquisition. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:
Asset	Life
Leasehold improvements	The term of the lease
Equipment	Three to seven years
Prototypes	One year
Prototypes are internally generated assets used as a preliminary model for development of the Company’s product. Incurred costs on these prototypes are initially accounted for as construction in process (“CIP”) and includes directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management. Once the prototypes being built are completed and functional, the CIP is transferred to fixed assets and begins depreciation on a straight-line basis over the estimated useful life.
Depreciation methods and useful lives are reviewed at each financial year-end and adjusted if appropriate. If any, gains, and losses on disposal of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of property and equipment and are recognized net within other income (expense) in the consolidated statement of loss and comprehensive loss.
(e)   Intangible assets
Intangible assets can be acquired by separate purchases, as part of a business combination, by government grant, by exchange of assets and by self-creation.
Research and development costs
Expenditure in research and development activities undertaken with the prospect of gaining new scientific or technical knowledge and understanding is recognized in the consolidated statement of loss and comprehensive loss as an expense when incurred.
Expenditure in development activities where research results are used in planning and designing the production of new or substantially improved products and processes is recognized as an intangible asset if the product or process is technically and commercially feasible, if there is an intention and ability to complete the project and then use or sell it and expect economic benefits from the project, if the Company has sufficient resources to complete development and if it is able to measure reliably the cost during development. The recognized expenditure incurred includes not only the costs caused by its production and indirect costs that can be attributed to it and recognized by the market but also the cost of borrowing in relation to its acquisition.
On initial recognition, an intangible asset is measured at cost. After initial recognition, the Company monitors intangible assets according to the cost model, whereby their cost is decreased by any accumulated depreciation and any accumulated impairment losses.
Amortization
Intangible assets are classified as those with finite useful lives and those with indefinite useful lives. The carrying amount of an intangible asset with a finite useful life is reduced by depreciation and impairments.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(e)   Intangible assets (continued)
Depreciation of intangible fixed assets begins to be calculated when the asset is available for use. The adequacy of the depreciation period and the depreciation method are reviewed at least at each financial year-end. Any adjustments necessary are accounted for as a change in an accounting estimate.
Depreciation is calculated on a straight-line basis, beginning the following day in the month when the asset is available for use over the life of the asset. The useful lives of the assets will vary depending on the analysis conducted and comparable assets will be taken into consideration. The current useful lives are as follows:
Asset	Life
MIT License	Fourteen years
Battelle License	Three years
Intellectual Property	Seven years
Intangible assets with indefinite useful life are tested for impairment at least on the balance sheet date. These assets are not subject to amortization. The useful life is reassessed to determine whether the assets need not be treated as having finite useful life, and the effect is accounted as a change in an accounting estimate.
(f)   Warranty provision
The Company provides product warranties on certain products pursuant to the contract and purchase orders and makes provision for the anticipated cost of these warranties through cost of sales; this provision is reviewed periodically to assess its adequacy in the light of actual warranty costs incurred.
(g)   Refund liabilities
The Company recognizes a refund liability when it receives consideration from a customer and expects to refund some or all of that consideration.
In accordance with IFRS 15, revenue is recognized only for the portion of consideration the Company expects to be entitled to, excluding amounts anticipated to be refunded. A refund liability is measured at the amount of consideration the Company expects to refund to customers.
Simultaneously, the Company recognizes an asset for its right to recover products from customers upon settling the refund liability. This asset is measured at the carrying amount of the inventory expected to be returned, adjusted for any expected costs to recover the goods and potential impairment.
At each reporting period, the Company updates the measurement of the refund liability and the corresponding asset to reflect changes in expectations about the amount of refunds and returns
(h)   Impairment of non-financial assets
Long-lived assets are reviewed for impairment at the end of each reporting period or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(h)   Impairment of non-financial assets (continued)
assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.
The carrying amounts of the Company’s non-financial assets, other than deferred tax assets if any, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.
For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit” or “CGU”). The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.
An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss.
Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. A reversal of an impairment loss is recognized immediately in the consolidated statement of loss and comprehensive loss.
(i)   Financial instruments
The Company recognizes financial assets and liabilities on its financial statements when it becomes a party to the contract creating the asset or liability.
Classification
The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”), or at amortized cost.
On initial recognition, all financial assets and liabilities are recorded by the Company at fair value, net of attributable transaction costs, except for financial assets and liabilities classified as FVTPL for which

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(i)   Financial instruments (continued)
transaction costs are expensed in the period in which they are incurred. The classification of the Company’s financial instruments is as follows:
Financial assets/liabilities	Classification IFRS 9
Cash	Amortized cost
Accounts receivable	Amortized cost
Lease receivable	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
CEBA loan	Amortized cost
Loans payable	Amortized cost
Parabilis term loan	Amortized cost
Factoring liability	Amortized cost
Lease liabilities	Amortized cost
Amortized cost
Financial assets that meet the following conditions are measured subsequently at amortized cost:
•
the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows, and

•
the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. Interest income is recognized using the effective interest method.
Fair value through other comprehensive income (“FVTOCI”)
Financial assets that meet the following conditions are measured at FVTOCI:
•
the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and

•
the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition, the Company may make an irrevocable election (on an instrument-by-instrument basis) to designate investments in equity instruments that would otherwise be measured at fair value through profit or loss to present subsequent changes in fair value in other comprehensive income. Designation at FVTOCI is not permitted if the equity investment is held for trading or if it is contingent consideration recognized by an acquirer in a business combination. Investments in equity instruments at FVTOCI are initially measured at fair value plus transaction costs. Subsequently, they are measured at fair value with gains and losses arising from changes in fair value recognized in OCI. The cumulative gain or loss is not reclassified to profit or loss on disposal of the equity instrument, instead, it is transferred to retained earnings.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(i)   Financial instruments (continued)
The Company does not have any financial assets classified as FVTOCI.
Fair value through profit or loss (“FVTPL”)
By default, all other financial assets are measured subsequently at FVTPL.
The Company, at initial recognition, may also irrevocably designate a financial asset as measured at FVTPL if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases.
Fair value through profit or loss (“FVTPL”) (continued)
Financial assets measured at FVTPL are measured at fair value at the end of each reporting period, with any fair value gains or losses recognized in profit or loss to the extent they are not part of a designated hedging relationship.
Financial liabilities and equity
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all its liabilities. Equity instruments issued by the Company are recognized at the proceeds received, net of direct issue costs. The repurchase of the Company’s own equity instruments is recognized and deducted directly in equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Company’s own equity instruments. Financial liabilities that are not contingent consideration of an acquirer in a business combination, held for trading or designated as at FVTPL, are measured at amortized cost using the effective interest method.
Financial instruments designated as hedging instruments
The Company does not currently apply, nor has it historically applied, hedge accounting to financial instruments.
Impairment
The Company recognizes a loss allowance for expected credit losses on its financial assets. The amount of expected credit losses is updated at each reporting period to reflect changes in credit risk since initial recognition of the respective financial instruments.
(j)   Income taxes
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantially enacted at the reporting date, and any adjustment to tax payable in respect of previous years.
Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(j)   Income taxes (continued)
transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantially enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis, or their tax assets and liabilities will be realized simultaneously.
A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.
(k)   Share capital
Common shares are classified as equity. Transactions costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effect.
(l)   Share-based payments
The Company grants restricted share units, deferred share units, and stock options to directors, officers, and consultants pursuant to a stock option plan described in Note 13. The Company uses the fair value method to account for all share-based awards granted, modified, or settled, and the Black-Scholes Option Pricing Model to determine the fair value of stock options granted. As such, a share-based payment is recorded based on the estimated fair value of options with a corresponding credit to equity reserves. Any consideration received plus the amounts recognized in the equity reserves will be transferred to share capital on the exercise of stock options. The amounts remain in equity reserves for stock options which expire unexercised. Stock options with graded vesting schedules are accounted for as separate grants with different vesting periods and fair values. Changes to the estimated number of share options that will eventually vest are accounted for prospectively. Options issued to non-employees are valued based on the fair value of the services provided unless the fair value of the services provided cannot be measured reliably, in which case, the fair value is measured by reference to the fair value of the equity instruments granted.
(m)   Warrants issued in equity financial transactions
The Company uses the residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component. The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the quoted bid price on the issuance date. The balance, if any, was allocated to the attached warrants. Any fair value attributed to the warrants on exercise is recorded as equity. If warrants issued to brokers or finders are subsequently cancelled or expire without being exercised, then the historical fair value of the equity reserve is transferred from reserve to share capital. If the warrants are exercised the related reserves are reclassified from reserves to share capital.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(n)   Earnings (loss) per share
The Company presents basic and diluted earnings (loss) per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period adjusted for own shares held. Diluted EPS per share is calculated by dividing the earnings (loss) by the weighted average number of common shares outstanding assuming that the proceeds to be received on the exercise of dilutive stock options and warrants are used to repurchase common shares at the average market price during the period.
In the Company’s case, diluted loss per share is the same as basic loss per share, as the effect of outstanding share options and warrants on loss per share would be anti-dilutive.
(o)   Leases
At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether it has the right to obtain substantially all of the economic benefits from and to direct the use of the identified asset.
At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices.
The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset, or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Company by the end of the lease term or the cost of the right-of-use asset reflects that the Company will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. The Company determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of asset leased.
Lease payments included in the measurement of the lease liability comprise the following:
•
fixed payments, including in-substance fixed payments;

•
variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(o)   Leases (continued)
•
amounts expected to be payable under a residual value guarantee; and

•
the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension, or termination option, or if there is a revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in the statement of loss and comprehensive loss if the carrying amount of the right-of-use asset has been reduced to zero.
Leases for which the Company is a lessor, are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.
When the Company is an intermediate lessor, it accounts for the head lease and the sublease as two separate contracts. The sublease is classified as a finance or operating lease by reference to the right-of-use asset arising from the head lease. Rental income from operating leases is recognized on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized on a straight-line basis over the lease term. Amounts due from lessees under finance leases are recognized as receivables at the amount of the Company’s net investment in the leases. Finance lease income is allocated to reporting periods so as to reflect a constant periodic rate of return on the Company’s net investment outstanding in respect of the leases.
Short-term leases and leases of low-value assets:
The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including office equipment. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.
(p)   Revenue recognition
Contract Revenue:
When determining the proper revenue recognition methods for contracts, the Company will evaluate each contract to determine if it meets the recognition criteria. A contract will be identified if both parties to the contract have approved the contract and are committed to perform their respective obligations, each party’s rights and payment terms can be identified regarding the goods or services to be transferred, and collectability of consideration is probable.
Performance obligations are determined throughout each contract. The Company’s contracts are based on a specific set of tasks that are identified and agreed upon, as well as the transaction price is determined and agreed upon between both parties. Each contract accounts for the timing of these tasks at different points,

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(p)   Revenue recognition (continued)
either on completion of a task or on a monthly/quarterly basis. The total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The satisfaction of the performance obligations is typically measured with either the input method or the output method.
The Company typically transfers control of goods and services, and satisfies performance obligations, over time. Therefore, the Company recognizes revenue over time as these performance obligations are satisfied. This continuous transfer of control to the customer is often supported by the customer’s physical possession or legal title to the work in process, as well as contractual clauses that provide the Company with a present right to payment for work performed to date. These costs include labor, materials, other direct and allocations of indirect costs.
The transaction price is determined by considering the terms of the contract. Typically, the contracts the Company enters into are contracts that already have a fixed price set to them. These contracts still go through a significant amount of consideration and estimates to provide the transaction price. When determining the transaction price, or work to be completed in the transaction price, estimates of labor, material, travel, other direct costs, and indirect costs are considered. Costs that the Company will recognize as expense are general and administrative costs (besides the costs explicitly chargeable to the contract), costs of wasted materials labor and other resources, costs related to satisfied performance obligations, and all costs for which an entity cannot distinguish whether the costs relate to unsatisfied performance obligations or to satisfied performance obligations.
HEXWAVE units:
Revenue arising from the sale of HEXWAVE units is recognized as the Company fulfills its performance obligations upon delivery and successful commissioning of the product to the customer. Additionally, the Company generates revenue through other streams related to HEXWAVE technology, including subscription sales, installation, and training services. Revenue from upfront sales of HEXWAVE units is initially recorded as deferred revenue until the obligation of shipment and delivery is fulfilled. Subsequently, upon meeting this obligation, the deferred revenue is recognized as earned revenue, net of provisions for estimated sales return.
(q)   Contract costs
Under contract revenue arrangements, the Company incurs costs in advance of recognizing revenue. These costs are recorded as contract costs and carried forward until the related revenues are recognized, at which time it is expensed. Deferred cost of sales is recorded at the lower of cost and net realizable value.
(r)   Factoring arrangements
The Company engages in factoring arrangements as a means of managing its accounts receivable and optimizing its working capital. Under these arrangements, the Company sells certain accounts receivable to a third-party financial institution (the ‘Factor’). Upon entering into a factoring arrangement, the Company recognizes a financial asset for the rights to receive cash flows from the factored receivables if and only if derecognition conditions are met. In cases where derecognition criteria are not met, the Company continues to recognize the financial asset in its entirety and recognizes a corresponding financial liability for the consideration received.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
3.   Material Accounting Policy Information (continued)
(r)   Factoring arrangements (continued)
The Company evaluates whether derecognition criteria are met, considering the nature of the contractual rights and obligations. If the Company retains substantially all the risks and rewards of ownership of the transferred asset, the financial asset is not derecognized. Consequently, the associated liability is measured at fair value reflecting the rights and obligations retained by the Company.
The Company continues to recognize the financial asset and associated liability at each reporting period. Any income on the transferred asset and any expense incurred on the financial liability, including associated financing fees or discounts, are recognized in subsequent periods over the term of the factoring arrangement.
(s)   Changes in accounting standards
The following new standards and amendments became effective for the current periods.
•
Amendments to IAS 1 — Classification of Liabilities as Current or Non-current. The amendment clarified the guidance on whether a liability should be classified as either current or non-current. The amendments are applied retrospectively for annual periods beginning on or after January 1, 2024.

•
Amendments to IFRS 16 — Lease liability in a Sale and Leaseback. The amendment clarifies how a seller-lessee subsequently measures sale and leaseback transactions that satisfy the requirements in IFRS 15 to be accounted for as a sale. These amendments are effective for annual periods beginning on or after January 1, 2024.

•
Amendments to IAS 7 — Requiring entities to provide qualitative and quantitative information about their supplier finance arrangements. In connection with the amendments to IAS 7, the IASB also issued amendments to IFRS 7 requiring entities to disclose whether they have accessed, or have access to, supplier finance arrangements that would provide the entity with extended payment terms or the suppliers with early payment terms. These amendments are effective on January 1, 2024.

The Company did not encounter any material effects from the implementation of these new standards or amendments in 2024.
The following new standards and amendments were issued but not yet effective.
•
IFRS 18 Presentation and Disclosure in Financial Statements — In April 2024, the IASB issued IFRS 18 which replaces IAS 1 — Presentation of Financial Statements. This standard introduces a new structure for financial statements, aiming to improve comparability and transparency. IFRS 18 is effective for annual periods beginning on or after January 1, 2027.

The Company is currently assessing the impact that, IFRS 18, will have on its consolidated financial statements.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
4.   Accounts Receivable, Prepaids and Deposits
	December 31, 2024	December 31, 2023
Accounts receivable	$255,148	$25,494
Prepaids and deposits	1,409,228	232,391
	$1,664,376	$257,885
5.   Inventory
	December 31, 2024	December 31, 2023
Raw materials	$211,553	$734,824
Work-in-progress	128,761	467,940
Finished goods	—	52,313
Right of return on finished goods	528,000	—
	$868,314	$1,255,077
The Company reclassified finished goods inventory of $nil (December 31, 2023, $86,556) to property and equipment related to a HEXWAVE prototype unit. The Company reclassified work in process assemblies of $48,185 (December 31, 2023, $nil) to property and equipment related to the engineering prototype HEXWAVE unit. The engineering prototype HEXWAVE unit was disassembled and upgraded to be used for testing and development of enhanced algorithms.
As of December 31, 2024, the Company recognized an impairment expense of $233,568 (December 31, 2023 — $344,158). The Company recorded right of returns totaling $528,000 (2023 — $nil).
During the year ended December 31, 2024, the Company expensed $1,799,930 of inventory to cost of revenue (December 31, 2023, $258,055).

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
6.   Property and Equipment
	Equipment	Right of Use Asset	Prototype	Construction in Process	Total
Cost
At December 31, 2022	$222,954	$772,312	$584,859	$88,715	$1,668,840
Additions	—	414,562	86,556	134,389	635,507
Transfers	—	—	171,899	(171,899)	—
At December 31, 2023	$222,954	$1,186,874	$843,314	$51,205	$2,304,347
Additions	25,241	—	48,185	68,183	141,609
Disposals	—	—	(116,933)	—	(116,933)
At December 31, 2024	$248,195	$1,186,874	$774,566	$119,388	$2,329,023
Accumulated Depreciation
At December 31, 2022	$71,717	$234,982	$360,662	$—	$667,361
Depreciation for the year	59,059	192,581	341,529	—	593,169
At December 31, 2023	$130,776	$427,563	$702,191	$—	$1,260,530
Depreciation for disposal	—	—	(87,700)		(87,700)
Depreciation for the year	58,788	189,499	148,028	—	396,315
At December 31, 2024	$189,564	$617,062	$762,519	$—	$1,569,145
Foreign exchange movement
At December 31, 2023	$—	$59	$—	$—	$59
At December 31, 2024	$—	$59	$—	$—	$59
Net Book Value
At December 31, 2023	$92,178	$759,370	$141,123	$51,205	$1,043,876
At December 31, 2024	$58,631	$569,871	$12,047	$119,388	$759,937
On February 1, 2023, the Company entered into two new office lease agreements, each with a term of thirty-six months. The first lease resulted in the recognition of an initial right-of-use asset totaling $58,386, using an implicit interest rate of 9.68%, and the second lease resulted in the recognition of an initial right-of-use asset totaling $356,176, using an implicit interest rate of 9.81%.
During the year ended December 31, 2024, equipment depreciation recorded to cost of revenue was $147,336 (December 31, 2023 — $66,483). During the year ended December 31, 2024, the Company disposed of assets with a carrying value of $29,233 (December 31, 2023 — $nil) for $nil proceeds (December 31, 2023 — $nil).
7.   Intangible Assets
The continuity of the Company’s intangible assets is as follows:
	MIT license	Battelle license	Intellectual property	Total
Balance, December 31, 2022	$441,225	$59,430	$3,229,808	$3,730,463
Additions	—	231,805	—	231,805
Amortization	(34,108)	(67,985)	(593,372)	(695,465)
Balance, December 31, 2023	$407,117	$223,250	$2,636,436	$3,266,803
Additions	—	227,111	—	227,111
Amortization	(34,108)	(450,361)	(437,752)	(922,221)
Balance, December 31, 2024	$373,009	$—	$2,198,684	$2,571,693

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
7.   Intangible Assets (continued)
Intangible assets including MIT license and Battelle license, encompassing payments in connection to reimbursement of global patent filing costs and annual maintenance fees. Additionally, intellectual property was generated through the reverse take over (“RTO”) transaction closed during the year ended December 31, 2021, and became ready for use during the year ended December 31, 2022. The remaining useful life of the intangible assets are as follows: MIT license 11 years, Battelle license nil years, and intellectual property 4 years.
During the year ended December 31, 2024, $922,221 of amortization expense was allocated to cost of revenues (December 31, 2023 — $695,465).
(a)   MIT License Agreements
The Company, through its wholly owned subsidiary Liberty Defense Technologies Inc. (“LDT”), has entered into agreements with the Massachusetts Institute of Technology (“MIT”) and MIT’s Lincoln Laboratory (“MIT LL”), including an exclusive patent licence agreement between MIT and LDT dated September 10, 2018, as amended from time to time (the “Licence Agreement”), a technology transfer agreement between LDT and MIT LL, effective August 24, 2018 (the “Technology Transfer Agreement”), and a cooperative research and development agreement between LDT and MIT dated as of December 21, 2018 (“CRADA”), such agreements providing LDT with an exclusive licence for patents, design assets and MIT LL technical expertise related to active three-dimensional imaging technology that are the technology behind the HEXWAVE product.
The obligations under the Technology Transfer Agreement and the CRADA have now been completed. Liberty may consider extending the CRADA (and therefore changing its scope) if it determines that additional MIT LL technical expertise related to active three-dimensional imaging technology is required. Pursuant to the License Agreement, LDT has been granted the exclusive rights to MIT’s patent in “multistatic sparse array topology for FFT-based field imaging” (MIT Case No. l 8409L) (the “Patent”), which is being utilized in the development and application of the HEXWAVE product. The License Agreement is to be in effect until the expiration of the Patent, which is 11 years (December 2035). In granting LDT such patent rights, the Company shall pay MIT, in addition to patent filling costs, an annual fees as follows: 1) $20,000 for 2019 (paid); $50,000 for 2020 (paid); $60,000 for 2021 (paid); $100,000 for 2022 (paid); $nil for 2023, $40,000 for 2024 (payable), $200,000 for 2025, and $350,000 for 2026 and thereafter; and 2) a royalty of 5.7% of all future net sales of the Company.
During the year ended December 31, 2024, the Company accrued royalty payments of $105,993 (December 31, 2023, $nil). The Company shall also be required to achieve certain milestones.
(b)   Battelle Memorial License Agreement
On March 22, 2021, the Company, through its wholly owned subsidiary DrawDown Detection, Inc. has entered into an agreement (“Battelle License Agreement”) with Battelle Memorial Institute (“Battelle”), which operates the Pacific Northwest National Laboratory (“PNNL”), to license the millimeter wave-based, High-Definition Advanced Imaging Technology (HD-AIT) body scanner and shoe scanner technologies. The agreement, as amended from time to time, provides the Company with a three-year exclusive license for certain patents which will convert to a non-exclusive license for the remaining life of the patents. The agreement also provides the Company with non-exclusive license for certain patents for life.
As consideration for the Battelle License Agreement, the Company paid $30,000 upon signing and $30,000 six months after.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
7.   Intangible Assets (continued)
(b)   Battelle Memorial License Agreement (continued)
Under the Battelle License Agreement, the Company shall pay a five percent royalty on net sales and a twenty-five percent royalty on all sublicensing revenues if permitted under the contract guidelines.
The Company is required to pay a minimum royalty amount as follows, unless the agreement is terminated:
Amounts
Year 2021 (paid)	$50,000
Year 2022 (paid)	50,000
Year 2023 (payable)	100,000
Year 2024 and each year thereafter (payable)	200,000
The Company is obligated to achieve certain milestones in the next fifteen months and reimburse Battelle for ongoing patenting expenses, as well as past patenting expenses in the total amount of $50,000, from which $50,000 has been paid.
As at December 31, 2024, the Company has a balance of $290,566 payable (December 31, 2023, $100,000).
8.   Loans Payable
(a)   Related Party Loans
During the year ended December 31, 2024 and 2023, the Company received working capital loans from related parties. These loans, unsecured and non-interest bearing, lack specified maturity dates. Repayments will be made as adequate financing becomes available to the Company.
Amounts
Balance, December 31, 2022	$—
Additions	1,381,120
Repayments	(1,052,426)
Balance, December 31, 2023	$328,694
Additions	82,000
Repayments	(336,037)
Balance, December 31, 2024	$74,657
(b)   Short Term Loans
During the year ended December 31, 2023, the Company received a secured business line of credit from American Express, subject to a general security agreement on the Company’s assets, with various draws. The interest rate on the amount withdrawn varied from 7.49% to 25.71% over a six-month term. The monthly payments fluctuated based on the amount withdrawn from the line of credit with amounts ranging from $1,782 to $10,624 per month. During the year ended December 31, 2024, the Company borrowed $11,900 (2023 — $166,210) from this line of credit. The loan matured on June 25, 2024. During the year ended December 31, 2024, the Company fully repaid this loan.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
8.   Loans Payable (continued)
(b)   Short Term Loans (continued)
During the year ended December 31, 2023, the Company secured an unsecured business line of credit of $83,036 from BlueVine Capital. The credit facility had a twenty-six-week term, an interest rate of 1.10%, and required weekly payments of $3,906. The loan matured on June 5, 2024, and was fully repaid.
During the year ended December 31, 2023, the Company received a secured business line of credit with Headway Capital, subject to a general security agreement of the Company’s assets, with one draw for a period of seventeen-months with a monthly interest rate of 4.17%. During the year ended December 31, 2024, the Company borrowed $21,275 (2023 — $83,350) from this line of credit. The loan matures on January 31, 2025. During the year ended December 31, 2024, the Company fully repaid this loan.
During the year ended December 31, 2024, the Company obtained a secured business loan of $420,000 from Blade Funding with a 32-week term. The loan carries an annual interest rate of 11.50%, requires weekly payments of $13,125. It is scheduled to mature on January 19, 2025. As at December 31, 2024, the balance outstanding was $26,250 (December 31, 2023 — $nil). Subsequent to the year ended December 31, 2024, the balance was fully repaid.
On July 2, 2024, the Company received a short-term loan of $250,000 from 1087207 BC Ltd. The loan had a minimum upfront interest payment of $20,000, in which the Company received $230,000, net. During the year ended December 31, 2024, the balance owed was paid in full.
During the year ended December 31, 2024, the Company received $350,394 in non-interest-bearing short-term loans. During the year ended December 31, 2024, the Company fully repaid these loans.
Total
Balance, December 31, 2022	$—
Additions	332,596
Repayments	(161,540)
Accrued Interest	30,312
Balance, December 31, 2023	$201,368
Additions	1,053,569
Repayments	(1,260,419)
Accrued Interest	31,732
Balance, December 31, 2024	$26,250
(c)   CEBA Loan
The Company obtained a CAD$40,000 Canada Emergency Business Account loan (“CEBA”) on May 5, 2020, with a 0% interest rate applicable until January 18, 2024 (the “Term Period”). The loan was used to cover payroll, rent, and utilities in compliance with the loan agreement guidelines. Under the terms of the loan, if 75% of the principal amount was repaid by the end of the Term Period, the remaining 25% would be forgiven.
The Company did not repay the required amount by the end of the Term Period, resulting in the loan being converted to a term facility. As of June 30, 2024, the outstanding balance of $29,269 (December 31, 2023 — $29,445) began accruing interest at an annual rate of 5%.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
8.   Loans Payable (continued)
(c)   CEBA Loan (continued)
As at December 31, 2023, the net present value of the CEBA loan was $29,445, which was recorded as a current liability. During the year ended December 31, 2024, the CEBA loan was fully repaid.
9.   Parabilis Term Loan
On August 22, 2024, the Company secured a $1,800,000 business term loan from Parabilis (PFF, LLC). The loan has a term of 104 weeks with an annual interest rate of 17.99% and is scheduled to mature on August 15, 2026. Repayments are set to commence in March 2025 with monthly payments of $125,299 for eighteen months. See Note 10(a) regarding collateral.
Amounts
Balance, December 31, 2022 and 2023	$—
Additions	1,800,000
Interest and fees	121,687
Balance, December 31, 2024	$1,921,687
Current	$983,476
Non-Current	$938,211
10.   Factoring Liability
(a)   Parabilis Credit Line
On August 22, 2024, the Company entered into a secured revolving credit line agreement with Parabilis (PFF, LLC) for up to $2,500,000. The borrowing base for the credit line is determined based on the following percentages: 90% of eligible billed receivables, 65% of eligible unbilled receivables, and 30% of eligible delivery orders. The aggregate of eligible billed and unbilled receivables, along with eligible delivery orders, establishes the Company’s borrowing capacity under the credit line.
When invoicing occurs, payments on the invoices are applied directly to the outstanding principal and interest on the credit line. The revolving credit facility has a maturity date of August 31, 2025, with the option for extension at Parabilis’ sole discretion. The facility carries an interest rate of 14.99% per annum, subject to re-evaluation on June 1, 2025, at which point the rate may increase to a maximum of 16.99% per annum.
The Parabilis term loan and credit line are secured by all tangible and intangible personal property of the Company, wherever located, whether currently owned or acquired in the future.
Amounts
Balance, December 31, 2022 and 2023	$—
Additions	1,551,166
Accrued factoring Fee	74,449
Repayments	(641,944)
Balance, December 31, 2024	$983,671
(b)   Bengal Capital Factoring
On June 22, 2023, the Company engaged in a factoring arrangement with Bengal Capital, Inc. (the “Factor”). Per the agreement, the Company submits invoices or purchase orders to the Factor after credit

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
10.   Factoring Liability (continued)
(b)   Bengal Capital Factoring (continued)
approval, receiving 80% of the gross amount. The Factor assumes ownership of these accounts with full recourse. Furthermore, the Company is subject to a 4% monthly factoring fee based on the face value of the accounts. No collateral is used per the agreement; however, the Company is obligated to pay the balance regardless of receiving payment for advanced orders.
During the year ended December 31, 2024, the Company received funds of $nil (2023 — $1,265,132) and incurred factor fees of $289,684 (2023 — $192,185) with repayments of $1,397,031 (2023 — $349,970).
The factoring liability as at December 31, 2024, and 2023 is as follows:
Amounts
Balance, December 31, 2022	$—
Additions	1,265,132
Accrued factoring Fee	192,185
Repayments	(349,970)
Balance, December 31, 2023	$1,107,347
Accrued factoring Fee	289,684
Repayments	(1,397,031)
Balance, December 31, 2024	$—
For accounting purposes, the factored trade receivable remains recorded in trade receivables, while the financing costs are amortized over the financing period.
11.   Leases
The Company’s lease liabilities as at December 31, 2024, and 2023, are as follows:
Right of use liability
Balance, December 31, 2022	$638,306
Additions	414,562
Finance costs	81,032
Lease payments	(247,189)
Foreign exchange movement	(126)
Balance, December 31, 2023	$886,585
Finance costs	69,652
Lease payments	(247,412)
Balance, December 31, 2024	$708,825
During the year ended December 31, 2024, the Company recorded a lease expense of $nil (December 31, 2023 — $23,317, respectively) related to short-term leases not meeting the criteria for capitalization under IFRS 16.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
11.   Leases (continued)
Minimum lease payments are as follows:
	December 31, 2024	December 31, 2023
Maturity analysis – contractual undiscounted cash flows
One year or less	$257,461	$247,412
Two to five years	558,358	815,820
Six and thereafter	—	—
Total lease liabilities	$815,819	$1,063,232
Lease liabilities included in the statement of financial position	$708,825	$886,585
Current	$203,443	$247,412
Non-current	$505,382	$639,173
The Company’s lease receivable balances as at December 31, 2024, and 2023, are as follows:
Amounts
Balance, December 31, 2022	$26,837
Accretion	983
Payments received	(20,827)
Foreign exchange movement	55
Balance, December 31, 2023	$7,048
Accretion	78
Payments received	(6,928)
Foreign exchange movement	(198)
Balance, December 31, 2024	$—
As a result of the completion of the RTO in March 2021, the Company’s head office was moved to Boston, MA. Therefore, the previous head office space was subleased until the expiry of the headlease (April 2024). The Company fair valued the lease receivable by present valuing the expected lease receivable payments over the life of the lease. The Company used an interest rate of 5.55%, the interest rate implicit in the lease. As at December 31, 2024, the minimum undiscounted sublease payments receivable is $nil (December 31, 2023 — $7,129).
12.   Share Capital
On March 13, 2026, Liberty completed a share consolidation on a 45 to 1 basis, converting every 45 old common shares into 1 new common share. All common shares and per-share data presented in the Company’s consolidated financial statements have been retroactively adjusted to reflect this consolidation unless otherwise noted.
(a)   Common share transactions for the year ended December 31, 2024
i)
On January 12, 2024, the Company closed the initial tranche of a Listed Issuer Financing Exemption (LIFE) private placement of units, raising gross proceeds of $662,554 (CAD$886,000). As of December 31, 2023, the Company had received $224,915 of these proceeds. This tranche involved the issuance of 13,113 units at a price of CAD$67.50 per unit. Each unit consisted of one

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
12.   Share Capital (continued)
(a)   Common share transactions for the year ended December 31, 2024 (continued)
common share and one purchase warrant, allowing the holder to purchase an additional common share at CAD$90.00 per share within 36 months. The warrants were allocated a residual value of $154,596. Additionally, the Company issued 337 broker warrants to agents under identical terms and conditions with a fair value of $4,508. Agent commissions totaling $17,110 were paid.
ii)
Subsequently, on February 5, 2024, the Company closed the final tranche of the same non-brokered private placement, raising an additional $112,285 (CAD$150,000). This tranche involved the issuance of 2,222 units under the same terms and conditions as the initial tranche. Each unit consisted of one common share and one purchase warrant, allowing the holder to purchase an additional common share at CAD$90.00 per share within 36 months. The warrants were allocated a residual value of $37,428.

iii)
On February 26, 2024, the Company closed an investment by Viken pursuant to which Viken purchased 20,202 units of the Company at an issue price of CAD$67.50 per unit for total gross proceeds of $1,000,000 (CAD$1,363,636). Each unit comprised one common share and one purchase warrant. Each warrant entitles Viken to purchase one additional common share of the Company at an exercise price of CAD$90.00 for a period of 36 months. The warrants were allocated a residual value of $166,667. Additionally, the Company also incurred cash costs in connection to filing and legal expenses in the amount of $27,116 were also paid. These warrants contain blocker language restricting the exercise of the warrants in the event such exercise results in Viken holding more than 9.9% of the outstanding voting securities of the Company.

iv)
On March 17, 2024, a total of 4,436 finder warrants expired with an exercise price of CAD$148.50. These broker warrants had a fair value of $312,815 and the reserve value was reclassified to share capital.

v)
During the year ended December 31, 2024, a total of 2,263 common shares were issued pursuant to the exercise of RSUs with a fair value of $286,019.

vi)
During the year ended December 31, 2024, a total of 1,333 shares were issued pursuant to the exercise of 1,333 warrants, resulting in proceeds of $87,367 (CAD$120,000). Residual value in the amount of $15,275 was reversed.

vii)
On August 13, 2024, the Company closed the first tranche of a non-brokered private placement for gross proceeds of $508,864 (CAD$697,550). The Company issued 10,334 special warrants of the Company at a price of CAD$67.50 per Unit. Each special warrant will automatically convert into one Unit. Each Unit shall consist of one common share and one share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$90.00 within a period of 36 months. These special warrants were converted into one Unit on August 13, 2024. The warrants were allocated a residual value of $203,560. The Company paid the agents 423 broker warrants with a fair value of $5,757. Each broker warrant will be exercisable to purchase one common share for a period of 36 months at an exercise price of CAD$90.00. Additionally, the Company also incurred cash costs in connection to private placement in the amount of $30,995.

viii)
On December 18, 2024, the Company closed a non-brokered private placement for gross proceeds of $5,585,812 (CAD$8,000,000). The Company issued 555,556 units (each a “Unit”) of the Company at a price of CAD$14.40 per Unit. Each Unit comprised of one common share and

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
12.   Share Capital (continued)
(a)   Common share transactions for the year ended December 31, 2024 (continued)
one-half common share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$24.75 for a period of 24 months and are subject to an accelerated expiry at the Company’s election under certain conditions. The Company paid the agents $274,123 in finders fees and issued 27,801 finder warrants with a fair value of $382,873. Each finder’s warrant will be exercisable to purchase one common share for a period of 24 months at an exercise price of CAD$24.75. Additionally, the Company also incurred cash costs in connection to private placement in the amount of $41,687.
ix)
The Company settled a total of $363,336 (CAD$520,947) of indebtedness with a certain creditor by issuing 34,722 units valued at $927,332 and follows the same terms as the units issued on December 18, 2024, non-brokered private placement. The Company recognized a loss on extinguishment of debt totaling $563,996 (included in other expenses (2023 – $nil).

(b)
Common share transactions for the year ended December 31, 2023

i)
On March 11, 2023, a total of 2,440 finder warrants expired with an exercise price of CAD$180.00. These broker warrants had a fair value at $188,021 and the reserve value was reclassified to share capital.

ii)
On April 14, 2023, the Company closed the first tranche of a non-brokered private placement for gross proceeds of $1,007,249 (CAD$1,341,212). The Company issued 14,902 units (each a “Unit”) of the Company at a price of CAD$90.00 per Unit. Each Unit comprised of one common share and one-half share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$135.00 within a period of 24 months. The warrants were allocated a residual value of $100,727. The Company paid the agents 478 broker warrants with a fair value of $5,498. Each broker warrant will be exercisable to purchase one common share for a period of 24 months at an exercise price of CAD$135.00. Additionally, the Company also incurred cash costs in connection to private placement in the amount of $39,594.

iii)
On May 9, 2023, the Company closed the second tranche of a non-brokered private placement for gross proceeds of $296,116 (CAD$397,000). The Company issued 4,411 units (each a “Unit”) of the Company at a price of CAD$90.00 per Unit. Each Unit comprised of one common share and one-half share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$135.00 within a period of 24 months. The warrants were allocated a residual value of $22,712. The Company paid the agents 309 broker warrants with a fair valued at $3,816. Each broker warrant will be exercisable to purchase one common share for a period of 24 months at an exercise price of CAD$135.00. Additionally, the Company also incurred cash costs in connection to private placement in the amount of $20,803. The Company also issued 100 units for gross proceeds of $6,713, which were issued in order to offset invoices due to a vendor.

iv)
On June 8, 2023, the Company closed the third and final tranche of a non-brokered private placement for gross proceeds of $228,547 (CAD$305,000). The Company issued 3,389 units (each a “Unit”) of the Company at a price of CAD$90.00 per Unit. Each Unit comprised of one common share and one-half share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$135.00 within a period of 24 months. The warrants were allocated a residual value of $57,137. The Company paid the agents 206 broker warrants with a fair valued of $1,893. Each broker warrant will be exercisable to

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
12.   Share Capital (continued)
(b)
Common share transactions for the year ended December 31, 2023 (continued)

purchase one common share for a period of 24 months at an exercise price of CAD$135.00. Additionally, the Company also incurred cash costs in connection to filing and legal expenses in the amount of $66,900.
v)
On June 17, 2023, a total of 2,349 broker warrants expired with an exercise price of CAD$225.00. These broker warrants had a fair value of $208,264, and the reverse value was reclassified to share capital.

vi)
On October 5, 2023, the Company closed a non-brokered private placement for gross proceeds of $2,588,066 (CAD$3,565,527). The Company issued 39,617 units (each a “Unit”) of the Company at a price of CAD$90.00 per Unit. Each Unit comprised of one common share and one common share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$135.00 for a period of 36 months. The warrants were allocated a residual value of $194,105. The Company paid the agents 1,349 broker warrants with a fair value of $37,523. Each broker warrant will be exercisable to purchase one common share for a period of 36 months at an exercise price of CAD$90.00. Additionally, the Company also incurred cash costs in connection to filing and legal expenses in the amount of $336,600, as well as the Company issued 1,111 shares as corporate finance fee with a fair value of $72,586.

vii)
On December 6, 2023, and subsequently amended on December 29, 2023, the Company announced a non-brokered private placement, intending to sell up to 17,481 units at CAD$67.50 per unit, aiming for gross proceeds of CAD$1,180,000. Each unit comprises one common share and one purchase warrant, with each warrant allowing the holder to purchase one share at an exercise price of CAD$90.00 for 36 months. As of December 31, 2023, the Company received proceeds of $224,915 (CAD$305,000) for share subscriptions, net of share issuance costs, ahead of closing the private placement.

13.   Equity Reserves
(a)   Share-based compensation
The Company maintains an Omnibus Equity Incentive Plan (the “Incentive Plan”) which is comprised of stock options, restricted share units (“RSUs”) and deferred share units (“DSUs”). The maximum number of common shares reserved for issuance, in the aggregate, under the Incentive Plan is 10% of the aggregate number of common shares issued and outstanding to be granted to directors, officers, employees, and consultants under certain restrictions.
Unless the Board decides, or the grant agreement specifies otherwise, the stock options will vest in two years with quarterly intervals following the date of such grant. The Board shall fix the exercise price of any stock option when such stock option is granted, which shall not be less than the closing price of the common shares on the Exchange on the day prior to the date of grant (the “Market Value”). A stock option shall be exercisable during a period established by the Board, which shall commence on the date of the grant and shall terminate no later than ten (10) years after the date of grant of the award or such shorter period as the Board may determine.
With respect to RSUs, the specific provisions of the RSU plan, eligibility, vesting period, terms of the RSUs and the number of RSUs granted are to be determined by the Board of Directors at the time of the grant.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
13.   Equity Reserves (continued)
(a)   Share-based compensation (continued)
With respect to PSUs, the specific provisions of the PSU plan, eligibility, vesting period, terms of the PSUs and the number of PSUs granted are to be determined by the Board of Directors at the time of the grant.
The continuity of the number of stock options issued and outstanding are as follows:
	Number of stock options	Weighted average
Outstanding, December 31, 2022	12,566	CAD$252.90
Cancelled	(467)	193.95
Granted	2,767	85.50
Outstanding, December 31, 2023	14,866	CAD$222.30
Cancelled	(1,650)	195.75
Expired	(1,832)	558.90
Granted	60,333	36.00
Outstanding, December 31, 2024	71,717	CAD$ 58.05
As at December 31, 2024, the number of stock options outstanding and exercisable were:
	Outstanding			Exercise able
Expiry date	Number of stock options	Exercise price		Remaining contractual life (years)	Number of stock options
07-Apr-26	2,623	CAD$	225.00	1.27	2,623
10-Jun-26	222	CAD$	225.00	1.44	222
28-Jul-26	278	CAD$	247.50	1.57	278
28-Jul-26	200	CAD$	292.50	1.57	200
01-Nov-26	1,033	CAD$	207.00	1.84	1,033
14-Jan-27	222	CAD$	162.00	2.04	222
26-Apr-27	3,411	CAD$	184.50	2.32	3,411
26-May-27	222	CAD$	171.00	2.40	222
16-Aug-27	411	CAD$	130.50	2.62	411
21-Nov-27	133	CAD$	99.00	2.89	133
26-Apr-28	211	CAD$	81.00	3.32	158
16-Oct-28	2,418	CAD$	85.50	3.79	1,208
30-Dec-29	60,333	CAD$	36.00	4.99	—
December 31, 2024	71,717				10,121
During the fiscal year ended December 31, 2024, the Company recognized stock-based compensation related to stock options totaling $70,004 (December 31, 2023 — $226,360). Of this amount, $31,475 was recorded as stock-based compensation in the cost of revenue (December 31, 2023 – $nil).

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
13.   Equity Reserves (continued)
(a)   Share-based compensation (continued)
The fair value of the stock options granted were estimated using the Black-Scholes option valuation model with the following weighted average assumptions:
	December 31, 2024	December 31, 2023
Risk-free interest rate	3.04%	4.16%
Expected dividend yield	Nil	Nil
Stock price volatility	145.18%	80.98%
Expected life (in years)	5 years	5 years
Stock price	CAD$38.25	CAD$49.50
(b)   Restricted share units (“RSU”)
Restricted share units granted for the year ended December 31, 2024:
i)
On February 28, 2024, the Company granted 3,278 RSUs to employees of the Company; these RSUs shall be settled with common shares of the Company, have an exercise period that expires on February 28, 2029, and vest at 100% on February 28, 2025.

ii)
A total of 2,939 RSUs were canceled.

Restricted share units granted for the year ended December 31, 2023:
iii)
On August 19, 2024, the Company granted 677 RSUs to a consultant; these RSUs shall be settled with common shares of the Company, have an exercise period that expires on August 19, 2029, and vests as follows: 25% on November 19, 2024, 25% on February 19, 2025, 25% on May 19, 2025, 25% on August 19, 2025.

Restricted share units granted for the year ended December 31, 2023:
i)
On September 1, 2023, the Company granted 444 RSUs to a consultant of the Company; these RSUs shall be settled with common shares of the Company, are restricted until September 1, 2028, and vest 100% on September 1, 2024.

ii)
On October 16, 2023, the Company granted 7,238 RSUs to directors, officers, employees, and consultants of the Company; these RSUs shall be settled with common shares of the Company, are restricted until October 16, 2028, and vest 100% on October 16, 2024.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
13.   Equity Reserves (continued)
(b)   Restricted share units (“RSU”) (continued)
The following table summarizes the movements in outstanding RSUs:
	Number of equity settled RSUs	Grant Price
Outstanding, December 31, 2022	5,494	CAD$	226.80
Granted	7,682		76.50
Outstanding, December 31, 2023	13,176	CAD$	139.05
Granted	3,944		54.90
Cancelled	(2,939)		126.90
Exercised	(2,263)		170.55
Outstanding, December 31, 2024	11,918	CAD$	180.45
A total of 8,710 RSU’s were vested as at December 31, 2024.
The estimated fair value of the equity settled RSUs granted as of December 31, 2024, was $144,355 (December 31, 2023 — $ 435,444) and will be recognized as an expense over the vesting period of the RSUs. The fair value of the equity settled RSUs as at the grant date was determined with reference to the market value of the common shares of the Company at the grant date.
During the fiscal year ended December 31, 2024, the Company recognized stock-based compensation related to RSUs in the amount of $277,579 (December 31, 2023 — $385,869).
(c)   Share purchase warrants
The continuity of the number of share purchase warrants outstanding is as follows:
	Warrants outstanding	Exercise Price
Outstanding, December 31, 2022	104,260	CAD$	243.00
Issued	53,361		133.65
Expired	(39,800)		288.90
Outstanding, December 31, 2023	117,821	CAD$	178.20
Issued	369,570		32.85
Expired	(39,949)		216.51
Exercised	(1,333)		90.00
Outstanding, December 31, 2024	446,109	CAD$	54.90

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
13.   Equity Reserves (continued)
(c)   Share purchase warrants (continued)
The fair value of the compensation warrants was estimated using the Black-Scholes option valuation model with the following weighted average assumptions:
	December 31, 2024	December 31, 2023
Risk-free interest rate	3.07%	3.53%
Expected dividend yield	Nil	Nil
Stock price volatility	72.95%	63.89%
Expected life (in years)	2.03 years	2 years
Share price on grant date	CAD$37.35	CAD$81.00
Fair value share purchase warrants	CAD$19.35	CAD$18.00
The outstanding number of share purchase warrants is as follows:
	Outstanding
Expiry date	Number of warrants	Exercise price		Remaining contractual life (years)
13-Apr-25	7,930(a)	CAD$	135.00	0.28
09-May-25	2,564	CAD$	135.00	0.35
08-Jun-25	1,901	CAD$	135.00	0.44
05-Oct-26	39,617	CAD$	135.00	1.76
05-Oct-26	1,349	CAD$	90.00	1.76
18-Dec-26	322,940(a)	CAD$	24.75	1.96
12-Jan-27	12,116(a)(b)	CAD$	90.00	2.03
05-Feb-27	2,222(b)	CAD$	90.00	2.10
28-Feb-27	20,202	CAD$	90.00	2.16
27-Jun-27	423	CAD$	90.00	2.49
13-Aug-27	10,334(b)	CAD$	90.00	2.62
27-Oct-27	3,215	CAD$	123.75	2.82
27-Oct-27	21,296	CAD$	225.00	2.82
	446,109

(a)
Subsequent to the year ended December 31, 2024, a total of 120,395 warrants were exercised and 165,390 warrants expired without being exercised (note 23).

(b)
Subsequent to the year ended December 31, 2024, the exercise price of these warrants was amended to CAD$67.95 (note 23).

(d)   Performance Shares
On March 17, 2021, Liberty deposited into escrow, and held in escrow, Operational Performance Shares (“OPS”) and Capital Market Performance Shares (“CMPS”) for certain directors, officers, and consultants of the Company upon the Company achieving certain performance milestones. Once these

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
13.   Equity Reserves (continued)
(d)   Performance Shares (continued)
milestones were achieved the shares would be released. These performance shares included 4,444 of OPS and 19,496 of CMPS. In order to fair value these performance shares, management estimated the probability that the Company would issue the performance shares.
All CMPS have been issued in previous years upon the completion of all required milestones.
Operational Performance Shares
As at December 31, 2024, and 2023, none of the 4,444 OPS have been issued as neither of the two milestones have been met. The estimated fair value of the OPS is CAD$800,000 which had an estimated vesting period between December 2024 and December 2025. The estimated vesting period has been adjusted to December 2025 and December 2026. During the fiscal year ended December 31, 2024, the Company recorded stock-based compensation in connection to OPS in the amounts of $37,120 (December 31, 2023 — $(11,226)).
14.   Loss Per Share
Basic loss per share amount is calculated by dividing the net loss for the year by the weighted average number of common shares outstanding during the year.
	Year ended December 31,
	2024	2023
Loss attributable to common shareholders	$(8,845,163)	$(9,369,043)
Weighted average number of shares	381,350	284,812
Basic and diluted loss per share	$(23.19)	$(32.90)
The Company incurred net losses for the year ended December 31, 2024, and 2023, therefore all outstanding stock options share purchase warrants, restricted share units, and performance share units, if any, have been excluded from the calculation of diluted loss per share since the effect would be anti-dilutive.
15.   Revenue
Revenue recognized for the years ended December 31, 2024, and 2023, relates to contract revenue from the Transportation Security Administration (“TSA”) (Note 16), as well as sales of HEXWAVE units. As at December 31, 2024, the Company recorded refund liabilities of $609,264 (included in accounts payable and accrued liabilities) (2023 – $nil).

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
15.   Revenue (continued)
Deferred revenue as of December 31, 2024, was $180,000 (December 31, 2023 — $180,000).
	Year ended December 31,
Revenue	2024	2023
Battelle Contract Award	$—	$32,557
TSA Contract Award HD-AIT	200,000	1,265,000
TSA OA Development	795,000	75,000
HD-AIT Phase II A	296,944	—
HD-AIT Phase II	133,056	—
HEXWAVE units	1,013,546	120,000
Total Revenue	$2,438,546	$1,492,557
16.   Contract Awards
During the year ended December 31, 2024, the Company recognized total contract revenue of $1,425,000, recorded in revenue (December 31, 2023 — $1,372,557). Future revenue related to these contracts will be recognized as performance obligations are satisfied. It is estimated that future revenues will be recognized on the same basis according to the following timelines:
	Year ended December 31,
Contract Award Revenue Expected in Future Years	2025	2026
TSA Contract Award HD-AIT	$457,905	—
TSA OA Development	246,944	—
HD-AIT Phase II A	150,000	—
Total estimated contract revenues	$854,849	$—
(a)   Battelle HD-AIT Shoe Scanner
On May 12, 2022, the Company received a contract award for $212,697 from Battelle, Pacific Northwest Division’s Contract. The contract award is to work hand in hand with PNNL to develop the High Definition — Advanced Imaging Technology (“HD-AIT”) Retrofit Kits. On July 31, 2023, there was a contract modification decreasing the total allotment from $212,697 to $100,000. With developing the HD-AIT Retrofit Kits, the Battelle Memorial License and patent will be utilized in the HD-AIT technology development. The contract award was completed in fiscal year ended 2023 and has been closed. During the year ended December 31, 2024, as part of the contract award the Company received $nil and had a receivable of $nil (December 31, 2023, $32,558 and had a receivable of $nil, respectively).
(b)   TSA HD-AIT Upgrade
On September 30, 2022, the Company received a contract award of $1,747,905 from the Transportation Security Administration (“TSA”) for the HD-AIT Wide Band Upgrade Kit. On September 28, 2023, the contract was modified to include an additional milestone, increasing the total contract value to $1,922,905.
The contract award supports the development of millimeter-wave imaging system prototypes to enhance and upgrade the current imaging technology used in passenger security screening applications. The project is scheduled to be completed over twenty-seven months, with invoices issued upon the achievement of specified milestones according to the agreed-upon timeline.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
16.   Contract Awards (continued)
(b)   TSA HD-AIT Upgrade (continued)
As of December 31, 2024, the Company had received $200,000 and recorded a receivable of $nil (December 31, 2023 — $1,265,000 and $nil, respectively). The remaining contract balance as of December 31, 2024, was $457,905 (December 31, 2023 — $657,905).
The Company is required to submit quarterly invoices as follows:
TSA HD-AIT Upgrade	Amounts
Year 2023	$1,265,000
Year 2024
Milestone 5 A (Q1 2024) (payment received)	200,000
Year 2025
Milestone 5B (Q1 2025)	100,000
Milestone 6 (Q2 2025)	357,905
Total Contract Value	$1,922,905
(c)   TSA Open Architecture
On September 29, 2023, the Company received a contract award for $1,116,944 from TSA for the Open Architecture Development. The contract award is to develop a system-level approach that addresses TSA’s request for implementation of a Checkpoint Open Architecture for On-Person Screening (OPS) systems that enable modularity and enhances security effectiveness. The project will be performed over a period of twenty-one months, and invoices will be issued once the milestones are reached based on the agreed upon timeline. As at December 31, 2024, the Company received $795,000 and had a receivable of $nil (December 31, 2023 — $75,000 and $nil, respectively). The balance remaining on the contract as of December 31, 2024, was $246,944 (December 31, 2023 — $1,041,944). The Company is required to submit quarterly invoices as follows:
TSA Open Architecture	Amounts
Year 2023	$75,000
Year 2024
Milestone 2 (Q1 2024) (payment received)	200,000
Milestone 3 (Q2 2024) (payment received)	250,000
Milestone 4 (Q3 2024) (payment received)	170,000
Milestone 5 (Q4 2024) (payment received)	175,000
Year 2025
Milestone 6 (Q1 2025)	175,000
Milestone 7 (Q2 2025)	71,944
Total Contract Value	$1,116,944
(d)   TSA HD-AIT Phase II
On September 29, 2023, the Company received a contract award of $133,056 from the Transportation Security Administration (“TSA”) for HD-AIT Phase II. This award is a follow-on option under the existing

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
16.   Contract Awards (continued)
(d)   TSA HD-AIT Phase II (continued)
HD-AIT development program, aimed at advancing Phase II to finalize a hardware design that supports future compliance efforts.
The project was scheduled to be completed over three months, with invoices issued upon reaching agreed-upon milestones. As of December 31, 2024, the Company had received the full contract amount of $133,056 and recorded a receivable of $nil (December 31, 2023 – $nil, respectively). The remaining contract balance as of December 31, 2024, was $nil (December 31, 2023 – $133,056), as the agreement was completed on February 20, 2024.
(e)   TSA HD-AIT Phase II A
On September 5, 2024, the Company received a contract award for $446,944 from TSA for the HD-AIT Phase II A option. The contract award is a follow-on option to the current HD-AIT development program to execute phase II to drive to a final hardware design capable of supporting future compliance efforts. The project will be performed over a period of twelve months, and invoices will be issued once the milestones are reached based on the agreed upon timeline. As at December 31, 2024, the Company received $296,944 and had a receivable of $nil (December 31, 2023 – $nil, respectively). The balance remaining on the contract as of December 31, 2024, was $150,000 (December 31, 2023 – $nil).
TSA HD-AIT Phase II A	Amounts
Year 2024
Milestone 1(Q3 2024) (payment received)	$296,944
Year 2025
Milestone 2(Q2 2025)	150,000
Total Contract Value	$446,944
As of December 31, 2024, the Company recorded contract costs of $268,952, representing costs incurred for contract milestones not yet achieved (December 31, 2023, $nil). As of December 31, 2024, the Company recorded an impairment of the contract costs of $115,730 (December 31, 2023, $nil).
17.   Collaboration Agreements
Transportation Security Administration’s (“TSA”) On-Person Screening Capability Program
On October 20, 2021, the Company received a $500,000 contract award from the Transportation Security Administration (“TSA”) as part of the TSA On-Person Screening Capability Program. The award was designated for the demonstration and evaluation of the Company’s HEXWAVE technology and its expanded capabilities for screening aviation workers, aiming to enhance threat detection and throughput performance.
To access funding under this award, Liberty was required to deploy its HEXWAVE technology at specified locations to collect and share data with TSA on identified threats. This data was used to further develop algorithms to improve threat recognition with the desired probability of detection.
During the year ended December 31, 2024, the Company received $nil in connection with this award and recorded a receivable of $nil (December 31, 2023 — $272,834 and $nil, respectively). The remaining contract balance as of December 31, 2024, was $nil (December 31, 2023 – $nil), as the agreement was completed on November 30, 2023.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
18.   Related Party Transactions
Compensation of key management personnel:
Key management personnel include persons having the authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The key management personnel of the Company are the members of the Company’s executive management team and Board of Directors. Compensation provided to key management personnel is as follows:
	Year ended December 31,
	2024	2023
G&A Salaries	$620,846	$1,033,320
G&A Stock-based compensation	115,805	418,318
G&A Consulting fees(1)	96,358	97,805
	$833,009	$1,549,443

(1)
Consulting fees were paid or payable to the CFO of the Company.

As of December 31, 2024, the Company had a balance payable of $421,319 to key management personnel (December 31, 2023, — $614,547). This payable balance includes accounts payable and accrued liabilities relating to compensation to directors, officers, or their related companies, included in compensation of key management personnel. These related party balances are unsecured, non-interest bearing and have no specific terms of settlement.
During the year ended December 31, 2024, the Company paid Nicole Ridgedale Communications, a related party, $23,340 (December 31, 2023 — $59,583) for consulting services and stock-based compensation. These amounts were recorded under salaries and consulting fees within general and administrative expenses.
As of December 31, 2024, the Company had no outstanding balance owed to Nicole Ridgedale Communications (December 31, 2023 — $23,340). This related party balance was unsecured, non-interest-bearing, and had no specific terms of settlement.
During the year ended December 31, 2024, the Company received working capital loans in the amount of $82,000 (December 31, 2023 — $1,381,120) from directors, officers, or their related parties, and repaid $336,036. Of the $336,036 repaid, $264,552 was offset through private placement proceeds. As at December 31, 2024, the outstanding balance is $74,658 (note 8) (December 31, 2023 — $328,694).
19.   Financial Instruments
As at December 31, 2024, the Company’s financial instruments comprise cash, accounts receivables, accounts payable and accrued liabilities, loans payable, term loan, lease liabilities and factoring liability. The fair values of the Company’s financial instruments approximate their carrying values due to their short-term maturity or market interest rates.
Fair value of financial instruments:
Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The three levels of the fair value hierarchy are:
•
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
19.   Financial Instruments (continued)
•
Level 2 — Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly

•
Level 3 — Inputs that are not based on observable market data.

The Company’s activities expose it to financial risks of varying degrees of significance, which could affect its ability to achieve its strategic objectives for growth and shareholder returns. The principal financial risks to which the Company is exposed are credit risk, liquidity risk and currency risk. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.
(a)   Credit risk
Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations, including accounts receivable terms. The Company’s cash is held through large Canadian, international, and foreign national financial institutions. The Company’s receivables primarily consist of GST receivable due from the Canadian government and trade receivables that the Company continues to collect. These trade receivables are primarily with continuing customers and are not subject to significant credit risk. As at December 31, 2024, the Company’s trade receivables totalling $130,000 are from three customers (2023 – $nil). The Company’s maximum exposure to credit risk is limited to the carrying amount of cash and accounts receivables.
(b)   Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure. To mitigate this risk, the Company has a planning and budgeting process in place to determine the funds required to support its ongoing operations and capital expenditures. The Company ensures that sufficient funds are raised from equity offerings or debt financings to meet its operating requirements, after considering existing cash balances, expected exercise of share purchase warrants, and stock options. The Company’s ability to continue as a going concern involves significant judgements and estimates while determining forecasted cashflows and is dependent on the Company’s ability to obtain financing (note 1). As at December 31, 2024, the Company had cash of $1,153,229 (December 31, 2023 — $963) to settle current liabilities of $6,607,387 (December 31, 2023 — $5,956,941.
As at December 31, 2024, the Company had granted security interests over substantially all of the assets of Liberty Defense Technologies, Inc., its wholly owned subsidiary, in connection with multiple agreements, including the Company’s credit facilities with Parabilis and its distributor arrangement with Viken Detection Corp. (“Viken Detection”). These arrangements include multiple security interests over the same underlying assets, each of which claims to be a first-ranking security interest.
As at December 31, 2024, no intercreditor agreement or similar arrangement had been executed to establish the priority or ranking of these competing security interests. Accordingly, the relative rights of the secured parties with respect to the collateral have not been formally determined and may be subject to legal interpretation. As of that date, neither Parabilis nor Viken Detection had asserted a default nor exercised any remedies under their respective agreements in connection with this matter.
If the matter is not resolved, Parabilis and/or Viken Detection may assert their respective rights and remedies under the applicable agreements, including declaring outstanding amounts immediately due and payable and enforcing their rights against the collateral. The existence of competing security interests over the same assets may affect the priority of claims and the outcome of any enforcement proceedings.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
19.   Financial Instruments (continued)
(b)   Liquidity risk (continued)
The Company’s exposure to liquidity risk related to the competing security interests is limited to the carrying amounts to the Parabilis and Viken Detection agreements. As at December 31, 2024, the amount due to Viken is $1,160,000 (December 31, 2023 — $nil), included in Accounts Payable and Accrued Liabilities, in the Statement of Financial Position. Amounts payable to Viken were due within 120 days and bear interest at a rate of 1.5% per month on any overdue balances. As at December 31, 2024, the amount due to Parabilis is $2,905,358 (December 31, 2023 — $nil), included in Parabilis Term Loan and Factoring Liability, in the Statement of Financial Position (note 9 and 10).
(c)   Market risk
This risk refers to the potential fluctuations in the fair value or future cash flows of a financial instrument due to changes in market prices. The Company is exposed to the following significant market risks:
Interest rate risk
Interest rate risk arises from changes in market rates of interest that could adversely affect the Company. The Company currently has interest-bearing financial instruments in relation to loans and factoring liability (note 8, 9 and 10). The Company’s exposure to interest rate risk is minimal as the interest rates are at a fixed percentage on the loans payable, term loans and factoring liability.
Foreign currency risk
The Company is exposed to currency risk by having balances and transactions in currencies that are different from its functional currency. The Company operates in foreign jurisdictions, which uses the U.S. dollar. The Company does not use derivative instruments to reduce upward, and downward risk associated with foreign currency fluctuations.
Amounts US dollars
Financial assets denominated in foreign currencies	$1,370,259
Financial liabilities denominated in foreign currencies	(882,206)
Net exposure	$488,053
A 10% change in the U.S. dollar exchange rate relative to the Canadian dollar would change the Company’s comprehensive loss by $33,948.
Price risk
The Company is exposed to price risk with respect to equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market.
The Company closely monitors individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.
20.   Capital Risk Management
The Company manages common shares, stock options, performance share units, restricted share units, and share purchase warrants as capital. The Company’s objectives when managing capital are to safeguard

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
20.   Capital Risk Management (continued)
the Company’s ability to continue as a going concern in order to pursue the development of its products and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.
The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or dispose of assets, or adjust the amount of cash on hand.
In order to facilitate the management of its capital requirements, the Company prepares expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.
In order to maximize ongoing development efforts, the Company does not pay out dividends. The Company’s investment policy is to keep its cash treasury on deposit in an interest-bearing chartered bank account. Cash consists of cash on held with banks.
The Company expects its current capital resources will be sufficient to carry its operations, and product development plans for the foreseeable future. Except for the security pledged in certain short term loans and the factoring liability as outlined in Notes 8 and 9 respectively, the Company is not subject to externally imposed capital requirements.
There has been no change to the Company’s approach to capital management during the year ended December 31, 2024.
21.   Income Tax
The reconciliation of income tax provision computed at Canadian federal and provincial statutory tax rates to the reported income tax provision is:
	Year ended December 31,
	2024	2023
Loss for the year	$(8,845,163)	$(9,369,043)
Statutory tax rate	26.5%	26.5%
Expected income tax (recovery)	$(2,344,000)	$(2,483,000)
Change in statutory, foreign tax, foreign exchange rates and other	(120,000)	(505,000)
Permanent differences	318,000	403,000
Share issue cost	—	(153,000)
Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses	(591,000)	1,078,000
Change in unrecognized deductible temporary differences	2,737,000	1,660,000
Total income tax expense (recovery)	$—	$—
The significant components of the Company’s unrecognized deferred tax assets and liabilities are as follows:

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
21.   Income Tax (continued)
	Year ended December 31,
	2024	2023
Deferred tax assets (liabilities)
Property and equipment & Intangible assests	$(54,000)	—
Non-capital losses	54,000	—
Net deferred tax assets (liabilities) recognized	$—	$—
The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidation statement of financial position are as follows:
Temporary Differences	2024	Expiry Date Range	2023	Expiry Date Range
	$		$
Property and equipment & Intangible assests	4,000	No expiry date	4,000	No expiry date
Share issue costs	1,511,000	2044 to 2048	1,572,000	2043 to 2047
Right-of-Use Assets/Lease liabilty	135,000	No expiry date	121,000	No expiry date
R&D	4,481,000	No expiry date	—	No expiry date
Non-capital losses	46,225,000		41,795,000
Canada	16,205,000	2030 to 2044	14,986,000	2030 to 2043
USA	30,021,000	No expiry date	26,809,000	No expiry date
22.   Segmented Information
The Company operates through three distinct segments: Corporate, HEXWAVE and Contract. The operating segments of the Company are based on the reports which are reviewed by the chief operating decision maker (“CODM”) in making strategic resource allocation decisions. The Company considers its CODM to be its CEO, who evaluate the operations of each reportable segment.
The CODM reviews the net income (loss) of each of these segments in allocating resources and evaluating operating performance. The corporate reporting segment covers the Company’s non-allocated, general overhead expenses, such as legal, compliance, accounting, head-office staff, and other such items. This reporting segment is reviewed for cost control and budgetary considerations.
The following tables summarize the Company’s segments for the year ended December 31, 2024 and 2023:
	For the year ended December 31, 2024
	Corporate	HEXWAVE	Contract	Total
	$	$	$	$
Revenue	—	1,013,546	1,425,000	2,438,546
Cost of revenue	—	2,033,498	2,081,971	4,115,469
Net loss for the year	(2,865,188)	(2,808,452)	(3,171,523)	(8,845,163)

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
22.   Segmented Information (continued)
	For the year ended December 31, 2023
	Corporate	HEXWAVE	Contract	Total
	$	$	$	$
Revenue	—	120,000	1,372,557	1,492,557
Cost of revenue	—	1,546,040	1,163,211	2,709,251
Net loss for the year	(2,244,260)	(1,901,044)	(5,223,739)	(9,369,043)
All revenue from contract segment was earned from one customer in the United States (2023 — one customer).
For HEXWAVE sales completed during the year ended December 31, 2024, revenues from external customers attributable to Canada, the United States, Chile and the Netherlands, were $142,032 (2023 – $nil), $701,236 (2023 – $120,000), $119,900 (2023 – $nil), and $50,378 (2023 – $nil) respectively. The determination of revenues by geographic area is based on the location of the customer.
During the year ended December 31, 2024, revenues from five customers each representing 10% or more of HEXWAVETM revenues collectively accounted for approximately 94% of HEXWAVETM revenues. The breakdown of revenues from these major customers are as follows: $470,736, $142,032, $130,000, $119,900 and $100,500. During the year ended December 31, 2023, revenue from one customer made up of 100% of the Hexwave revenue.
Geographic Breakdown
As at December 31, 2024, and 2023, all non-current assets are in the United States.
All revenue from contract segment was earned from one customer in the United States (2023 — one customer).
For the year ended December 31, 2024, revenue from five customers represented 94% of the HEXWAVE revenue (2023 — one customer represented 100%).
23.   Reverse Stock Split
On March 3, 2026, the Company’s Board of Directors approved a one-for-forty-five reverse stock split of its common stock. The reverse stock split became effective as of March 13, 2026. In accordance with TSX Venture Exchange, the Consolidation was approved by shareholders of the Company at a special meeting of shareholders held on February 6, 2026. Upon the effectiveness of the reverse stock split, (i) every forty-five shares of outstanding common stock were reclassified and combined into one share of common stock and (ii) the number of shares of common stock for which each outstanding option and warrant to purchase common stock is exercisable was proportionately decreased and the exercise price of each outstanding option and warrant to purchase common stock was proportionately increased. No fractional shares were issued as a result of the reverse stock split. The total number of authorized shares of common stock and the par value per share of common stock did not change as a result of the reverse stock split. Accordingly, all share and per share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split and adjustment of the preferred share conversion ratios and exercise price of each outstanding option and warrant as if the transaction had occurred as of the beginning of the earliest period presented.

Liberty Defense Holdings, Ltd.
Notes to the Consolidated Financial Statements
(Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the years ended December 31, 2024, and 2023
24.   Subsequent Events
•
The Company received CAD$2,977,851 from the exercise of 120,317 share purchase warrants after electing, on December 31, 2024, to exercise its acceleration right for a total of 277,778 warrants granted on December 19, 2024, pursuant to a private placement. As a result, the remaining 157,461 unexercised warrants expired.

•
24,336 share purchase warrants with an original exercise price of CAD$90.00 was amended to CAD$67.95. All other terms and conditions remain unchanged (note 13 (c)).

•
On March 20, 2025, the Company closed a non-brokered private placement for gross proceeds of $3,479,351 (CAD$5,001,150). The Company issued 67,356 units (each a “Unit”) of the Company at a price of CAD$74.25 per Unit. Each Unit comprised of one common share and one-half common share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$92.25 for a period of 24 months and is subject to an accelerated expiry at the Company’s election under certain conditions. In connection with the non-brokered private placement, the Company issued 4,715 finder warrants. Each finder’s warrant will be exercisable to purchase one common share for a period of 24 months at an exercise price of CAD$74.25.

•
On April 1, 2025, the Company received CAD$5,285 from the exercise of 78 warrants. As a result, a total of 78 common shares were issued.

•
4,202 common shares have been issued pursuant to the exercise of RSUs.

•
On April 2, 2025, the Company granted 3,333 stock options to consultants. Each stock option is exercisable for one common share of the Company at an exercise price CAD$37.80 per share. These stock options vest 12.5% after three months from the grant date, and 12.5% every three months thereafter, expiring on April 2, 2030.

•
On April 13, 2025, 7,930 warrants expired.

•
On April 15, 2025, the Company granted 1,111 stock options to a consultant. Each stock option is exercisable for one common share of the Company at an exercise price CAD$26.55 per share. These stock options vest immediately as of the grant date, expiring on April 15, 2027.

Liberty Defense Holdings, Ltd.
Amended and Restated Condensed Interim Consolidated
Statements of Financial Position
(Unaudited — Expressed in U.S. dollars)
As at:	Note	September 30, 2025	December 31, 2024
		$	$
Assets
Current assets:
Cash		640,907	1,153,229
Accounts receivable, prepaids and deposits	4	2,189,400	1,664,376
Inventory	5	956,560	868,314
Contract costs	16	—	268,952
Total current assets		3,786,867	3,954,871
Non-current assets:
Property and equipment	6	825,025	759,937
Intangible assets	7	2,142,272	2,571,693
		2,967,297	3,331,630
Total assets		6,754,164	7,286,501
Liabilities
Current Liabilities
Accounts payable and accrued liabilities		4,391,772	4,155,890
Loans payable	8	—	100,907
Parabilis term-loan	9	2,642,526	983,476
Factoring and credit line liability	10	797,975	983,671
Deferred revenue	15	170,036	180,000
Lease liabilities	11	236,709	203,443
Total current liabilities		8,239,018	6,607,387
Non-current liabilities:
Non-current lease liabilities	11	345,534	505,382
Non-current Parabilis term loan	9	—	938,211
Total liabilities		8,584,552	8,050,980
Shareholders’ deficiency
Share capital	12	48,894,901	40,717,157
Equity reserves	13	6,026,365	4,872,472
Accumulated other comprehensive income (loss)		83,764	(28,896)
Deficit		(56,835,418)	(46,325,212)
Total shareholders’ deficiency		(1,830,388)	(764,479)
Total liabilities and shareholders’ deficiency		6,754,164	7,286,501
Nature of operations and going concern (note 1)
Subsequent events (note 22)
Approved on behalf of the Board of Directors:
“William Frain” Director	“Jason Burinescu” Director
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Liberty Defense Holdings, Ltd.
Amended and Restated Condensed Interim Consolidated
Statements of Loss and Comprehensive Loss
(Unaudited — Expressed in U.S. dollars, except share and per share amounts)
		For the three months ended		For the nine months ended
		September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
		$	$	$	$
Revenue
HEXWAVE revenue	15	129,049	650,000	909,407	1,447,532
Contract revenue	16	150,000	466,944	854,849	1,250,000
Total revenue		279,049	1,116,944	1,764,256	2,697,532
Cost of revenue
HEXWAVE cost of revenue		838,101	886,225	2,112,884	2,408,789
Contract cost of revenue		394,939	979,947	1,493,636	1,796,912
Total cost of revenue		1,233,040	1,866,172	3,606,520	4,205,701
Gross loss		(953,991)	(749,228)	(1,842,264)	(1,508,169)
Engineering and research and development expenses:
Product development & technology costs		79,417	(59,967)	263,754	103,429
Salaries and consulting fees	18	522,163	501,717	1,542,588	1,247,999
Stock-based compensation	13 & 18	134	28,816	15,240	82,220
Depreciation	6	57,300	58,066	189,809	208,407
Office, rent & administration, travel, and miscellaneous		9,766	51,466	47,275	102,371
General & administration expenses
Salaries and consulting fees	18	273,845	494,754	1,287,457	1,375,216
Legal and professional fees		80,693	98,209	769,076	239,513
Stock-based compensation	13 & 18	122,412	137,115	1,099,231	296,406
Office, rent & administration, travel, and miscellaneous		719,821	251,039	2,945,674	688,303
		1,865,551	1,561,215	8,160,104	4,343,864
Operating loss		(2,819,542)	(2,310,443)	(10,002,368)	(5,852,033)
Other expense:
Other income, net		(3,341)	—	(4,671)	—
Interest expense		142,966	121,055	483,898	566,266
Foreign exchange loss		8,597	1,691	28,611	11,428
		148,222	122,746	507,838	577,694
Net loss for the period		(2,967,764)	(2,433,189)	(10,510,206)	(6,429,727)
Other comprehensive loss
Items that may be reclassified subsequently to profit or (loss)
Foreign currency translation adjustment		(129,790)	(36,045)	112,660	113,547
Total comprehensive loss for the period		(3,097,554)	(2,469,234)	(10,397,546)	(6,316,180)
Weighted average number of common shares outstanding
Basic and diluted		1,459,462	365,859	1,234,756	356,379
Loss per share
Basic and diluted loss per common share	14	(2.03)	(6.65)	(8.51)	(18.04)
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Liberty Defense Holdings, Ltd.
Amended and Restated Condensed Interim Consolidated
Statements of Changes in Shareholders’ Deficiency
(Unaudited — Expressed in U.S. dollars, except share and per share amounts)
	Note	Number of common shares	Share capital	Equity reserves	Share subscriptions received in advance	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders’ deficiency
		#	$	$	$	$	$	$
Balance as at December 31, 2023		323,174	32,565,254	4,146,489	224,915	(221,071)	(37,480,049)	(764,462)
Issue of private placement, net of share issue cost	12	45,871	2,208,482	—	(224,915)	—	—	1,983,567
Residual value allocated to warrants	12	—	(562,250)	562,250	—	—	—	—
Residual value of warrants exercised	12	—	15,275	(15,275)	—	—	—	—
Restricted share units issued	12	1,474	246,934	(246,934)	—	—	—	—
Warrants exercised for cash	12	1,333	87,367	—	—	—	—	87,367
Stock-based compensation	13	—	—	396,091	—	—	—	396,091
Fair value of broker warrants allocated to share capital	13	—	(10,265)	10,265	—	—	—	—
Fair value of warrants allocated to share capital on expiry	13	—	312,816	(312,816)	—	—	—	—
Foreign currency translation adjustment		—	—	—	—	113,547	—	113,547
Loss for the period		—	—	—	—	—	(6,429,727)	(6,429,727)
Balance as at September 30, 2024		371,852	34,863,613	4,540,070	—	(107,524)	(43,909,776)	(4,613,617)
Balance as at December 31, 2024		962,919	40,717,157	4,872,472	—	(28,896)	(46,325,212)	(764,479)
Issue of private placement, net of share issue cost	12	511,800	6,120,797	—	—	—	—	6,120,797
Warrants exercised	12	120,395	2,075,555	—	—	—	—	2,075,555
Residual value allocated to warrants	12	—	(263,584)	263,584	—	—	—	—
Restricted shares units exercised	12	4,536	374,067	(374,067)	—	—	—	—
Fair value of broker warrants allocated to share capital	13	—	(129,091)	129,091	—	—	—	—
Stock-based compensation	13	—	—	1,135,285	—	—	—	1,135,285
Foreign currency translation adjustment		—	—	—	—	112,660	—	112,660
Loss for the period		—	—	—	—	—	(10,510,206)	(10,510,206)
Balance as at September 30, 2025		1,599,649	48,894,901	6,026,365	—	83,764	(56,835,418)	(1,830,388)
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Liberty Defense Holdings, Ltd.
Amended and Restated Condensed Interim Consolidated
Statements of Cash Flows
(Unaudited — Expressed in U.S. dollars)
		For the nine months ended
	Note	September 30, 2025	September 30, 2024
		$	$
Operating activities:
Loss and comprehensive loss for the period		(10,510,206)	(6,429,727)
Items not involving cash:
Lease liability interest	11	32,697	53,691
Accrued interest	9	253,856	57,075
Depreciation	6	197,214	321,665
Amortization	7	381,711	871,023
Loss on disposal of lease	11	(18,514)	29,233
Stock-based compensation	13	1,135,285	396,091
Impairment of inventory	5	233,676	143,488
Factoring fees	10	—	289,684
Credit line Parabilis interest and fees	10	304,554	15,900
Changes in non-cash working capital	17	(390,169)	1,179,059
Net cash used in operating activities		(8,379,896)	(3,072,818)
Investing activities:
Additions to intangible assets	7	—	(14,089)
Additions to property and equipment	6	(176,498)	(111,117)
Net cash used in investing activities		(176,498)	(125,206)
Financing activities:
Proceeds from issuance of units, net of share issue costs	12	6,120,797	1,983,567
Proceeds from working capital loans – related parties	8	—	82,000
Repayment of working capital loans – related parties	8	(74,658)	(220,281)
Proceeds from working capital loans	8	—	653,175
Repayments from working capital loans	8	(26,250)	(687,570)
Proceeds from Parabilis term loan	9	650,000	1,800,000
Repayments on Parabilis term loan	9	(183,017)	—
Proceeds from factoring and credit lines	10	350,000	1,551,166
Repayments on factoring and credit lines	10	(840,250)	(1,567,031)
Repayment of CEBA loan	8	—	(23,073)
Proceeds from warrants exercised	12	2,075,555	87,367
Repayment of leases liabilities	11	(140,765)	(185,081)
Net cash provided by financing activities		7,931,412	3,474,239
Effect of foreign exchange rate changes on cash		112,660	113,338
Change in cash		(512,322)	389,553
Cash, beginning of the period		1,153,229	963
Cash, end of the period		640,907	390,516
During the nine months ended September, 2025 and 2024, the Company paid $nil and $nil in income taxes, and paid $483,898 and $283,497 in interest respectively.
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
1.   Nature of operations and going concern
Liberty Defense Holdings, Ltd. (“Liberty” or the “Company”) is a publicly traded company listed on the TSX Venture Exchange (TSXV: SCAN), the Frankfurt Stock Exchange (Frankfurt: L2D), and the OTCQB (OTCQB: LDDFF). The Company was incorporated under the Business Corporations Act (Ontario) on June 8, 2012. On July 27, 2020, Liberty continued its jurisdiction of incorporation from Ontario to British Columbia and is now governed by the Business Corporations Act (British Columbia).
The Company’s registered and records office is located at 1055 West Georgia Street, Suite 1500, Royal Centre, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7, Canada. Its head office is located at 187 Ballardvale Street, Suite 110, Wilmington, Massachusetts, 01887, USA.
The Company is engaged in the development and commercialization of advanced security detection technologies. Liberty’s flagship product, HEXWAVE, utilizes millimeter wave technology and advanced 3D imaging to detect concealed threats. In addition to HEXWAVE, the Company has licensed High-Definition Advanced Imaging Technology (HD-AIT) for body and shoe scanning.
Going concern
These condensed consolidated interim financial statements have been prepared using IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The Company incurred in a total loss during the nine months ended September 30, 2025, of $10,510,206 and had cash outflows from operating activities of $8,379,896. Given the current stage of operations, the Company’s ability to continue as a going concern is contingent on its ability to obtain additional financing. While the Company has been successful in arranging financing in the past, the success of such initiatives cannot be assured. These events and conditions indicate that a material uncertainty exists that may cast significant doubt upon the Company’s ability to continue as a going concern.
These condensed consolidated interim financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and condensed interim consolidated statement of financial position classifications that would be necessary were the going concern assumption deemed to be inappropriate. These adjustments could be material.
2.   Basis of presentation
(a)   Statement of compliance
These condensed consolidated interim financial statements have been prepared in conformity with International Accounting Standard (“IAS”) 34, Interim Financial Reporting, using the same accounting policy information as detailed in the Company’s audited annual consolidated financial statements for the year ended December 31, 2024, and do not include all the information required for full annual financial statements in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). It is suggested that these financial statements be read in conjunction with the annual audited consolidated financial statements.
These amended and restated condensed consolidated interim financial statements reflect the correction of certain errors identified subsequent to the authorization for issuance of the previously filed condensed consolidated interim financial statements for the three and nine months ended September 30, 2025, which were approved by the Board of Directors on November 28, 2025. The corrections have been made in accordance with IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors, and the affected interim period balances have been restated accordingly. The corrections did not impact the Company’s

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
2.   Basis of presentation (continued)
(a)   Statement of compliance (continued)
audited annual consolidated financial statements for the year ended December 31, 2024, nor did they impact the comparative interim balances for the three and nine months ended September 30, 2024.
The Board of Directors approved these amended and restated condensed consolidated interim financial statements for issue on January 30, 2026.
(b)   Basis of measurement
These condensed consolidated interim financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at fair value. In addition, these condensed consolidated interim financial statements have been prepared using the accrual basis of accounting, except for cash flow information.
(c)   Functional and presentation currency
The functional currency of the Company is the Canadian dollar and the functional currencies of its subsidiaries are outlined in Note 2(d), and the presentation currency of these condensed consolidated interim financial statements is the U.S. dollar (“USD”); therefore, references to $ means USD and CAD$ are to Canadian dollars.
(d)   Basis of consolidation
These condensed consolidated interim financial statements include the financial statements of Liberty Defense Holdings, Ltd., and the entities controlled by the Company (its subsidiaries), as follows:
Subsidiary	Place of Incorporation	Functional Currency	Beneficial Interest
Liberty Defense Technologies, Inc. (“LDT”)	United States	USD	100%
LDH GS Amalco Corp.	Canada	CAD	100%
DrawDown Detection, Inc. (“DDD”)	Canada	CAD	100%
DrawDown Technologies, Inc. (“DDT”)	United States	CAD	100%
Control exists when the Company has power over an investee, exposure, or rights, to variable returns from its involvement with the investee and the ability to use its power over the investee to affect the amount of the Company’s returns. All intercompany balances and transactions have been eliminated upon consolidation.
(e)   Critical accounting estimates and judgments
The preparation of financial statements in conformity with IFRS, requires management to select accounting policies and make estimates and judgments that may have a significant impact on the condensed consolidated interim financial statements. Estimates are continuously evaluated and are based on management’s experience and expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
2.   Basis of presentation (continued)
(e)   Critical accounting estimates and judgments (continued)
The Company’s critical accounting judgements and estimates were presented in Note 2 of the annual audited consolidated financial statements and have been consistently applied in the preparation of these condensed consolidated interim financial statements. No new estimates and judgements were applied for the period ended September 30, 2025.
(f)   Restatement of Previously Issued Interim Financial Statements
Subsequent to the authorization for issuance of the Company’s previously issued condensed consolidated interim financial statements for the three and nine months ended September 30, 2025, management identified certain errors in those interim financial statements. Accordingly, the Company has amended and restated the condensed consolidated interim financial statements in accordance with IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors.
The errors primarily related to:
•
the recognition of certain revenue transactions;

•
the associated cost of revenue;

•
inventory valuation adjustments;

•
recognition of certain accrued liabilities and deferred revenue;

•
reclassification of certain prepaid balances;

•
adjustments related to stock -based compensation;

•
foreign currency translation adjustments.

The restatement only affects the condensed consolidated interim financial statements for the three and nine months ended September 30, 2025, and does not impact: 1) the Company’s previously issued audited consolidated financial statements for the year ended December 31, 2024; or 2) the comparative interim financial statements for the three and nine months ended September 30, 2024.
The following tables present the previously reported amounts, adjustments, and restated amounts.
Condensed consolidated interim statements of financial position	Previously reported ($)	Adjustments ($)	Restated ($)
		As at September 30, 2025
Accounts receivable, prepaids and deposits	2,294,684	(105,284)	2,189,400
Inventory	1,019,057	(62,497)	956,560
Total current assets	3,954,648	(167,781)	3,786,867
Total assets	6,921,945	(167,781)	6,754,164
Accounts payable and accrued liabilities	4,155,879	(235,893)	4,391,772
Deferred revenue	94,995	(75,041)	170,036
Total current liabilities	7,928,084	(310,934)	8,239,018
Total liabilities	8,273,618	(310,934)	8,584,552

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
2.   Basis of presentation (continued)
(f)   Restatement of Previously Issued Interim Financial Statements (continued)
Condensed consolidated interim statements of financial position	Previously reported ($)	Adjustments ($)	Restated ($)
		As at September 30, 2025
Equity reserves	6,180,146	153,781	6,026,365
Accumulated other comprehensive income (loss)	210,789	127,025	83,764
Deficit	(56,637,509)	197,909	(56,835,418)
Total shareholders’ deficiency	(1,351,673)	478,715	(1,830,388)
Total liabilities and shareholders’ deficiency	6,921,945	167,781	6,754,164
Condensed consolidated interim statements of loss and comprehensive loss	Previously reported ($)	Adjustments ($)	Restated ($)
	For the three months ended September 30, 2025
HEXWAVE revenue	224,090	95,041	129,049
Total revenue	374,090	95,041	279,049
HEXWAVE cost of revenue	539,711	(298,390)	838,101
Total cost of revenue	934,650	(298,390)	1,233,040
Gross loss	(560,560)	393,431	(953,991)
Salaries and consulting fees	400,467	126,622	273,845
Stock-based compensation	274,711	152,299	122,412
Office, rent & administration, travel, and miscellaneous	636,425	(83,396)	719,821
Operating loss	(2,621,633)	197,909	(2,819,542)
Total loss for the period	(2,769,855)	197,909	(2,967,764)
Net loss for the period	(2,769,855)	197,909	(2,967,764)
Foreign currency translation adjustment	(2,765)	127,025	(129,790)
Total comprehensive loss for the period	(2,772,620)	324,934	(3,097,554)
Loss per share
Basic and diluted loss per common share	(1.90)	0.14	(2.03)
Condensed consolidated interim statements of loss and comprehensive loss	Previously reported ($)	Adjustments ($)	Restated ($)
	For the nine months ended September 30, 2025
HEXWAVE revenue	1,004,448	95,041	909,407
Total revenue	1,859,297	95,041	1,764,256
HEXWAVE cost of revenue	1,814,494	(298,390)	2,112,884
Total cost of revenue	3,308,130	(298,390)	3,606,520
Gross loss	(1,448,833)	393,431	(1,842,264)

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
2.   Basis of presentation (continued)
(f)   Restatement of Previously Issued Interim Financial Statements (continued)
Condensed consolidated interim statements of loss and comprehensive loss	Previously reported ($)	Adjustments ($)	Restated ($)
	For the nine months ended September 30, 2025
Salaries and consulting fees	1,414,079	126,622	1,287,457
Stock-based compensation	1,251,530	152,299	1,099,231
Office, rent & administration, travel, and miscellaneous	2,862,278	(83,396)	2,945,674
Operating loss	(9,804,459)	197,909	(10,002,368)
Total loss for the period	(10,312,297)	197,909	(10,510,206)
Net loss for the period	(10,312,297)	197,909	(10,510,206)
Foreign currency translation adjustment	239,685	127,025	112,660
Total comprehensive loss for the period	(10,072,612)	324,934	(10,397,546)
Loss per share
Basic and diluted loss per common share	(8.51)	0.16	(8.51)
Condensed interim consolidated statements of cash flows	Previously reported ($)	Adjustments ($)	Restated ($)
	For the nine months ended September 30, 2025
Loss and comprehensive loss for the period	(10,312,297)	197,909	(10,510,206)
Amortization recorded in cost of revenue	429,421	47,710	381,711
Stock based compensation	1,289,066	153,781	1,135,285
Impairment of inventory	171,180	(62,496)	233,676
Changes in non-cash working capital		—	—
Amounts receivable and prepaids	(630,308)	(105,284)	(525,024)
Inventory	(321,923)	38,092	(360,015)
Accounts payable and accrued liabilities	(11)	(235,893)	235,882
Deferred revenue	(85,005)	(75,041)	(9,964)
Net cash used in operating activities	(8,421,118)	(41,222)	(8,379,896)
Additions to property and equipment	(262,301)	(85,803)	(176,498)
Net cash used in investing activities	(262,301)	(85,803)	(176,498)
Effect of foreign exchange rate changes on cash	239,684	127,024	112,660

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
3.   Material Accounting Policy Information
These condensed consolidated interim financial statements do not include all note disclosures required by IFRS for annual financial statements and, therefore, should be read in conjunction with the audited financial statements for the year ended December 31, 2024. In the opinion of management, all adjustments considered necessary for fair presentation of the Company’s financial position, results of operations and cash flows have been included. Operating results for the nine months ended September 30, 2025, are not necessarily indicative of the results that may be expected for the year ending December 31, 2025.
4.   Accounts Receivable, Prepaids and Deposits
	September 30, 2025	December 31, 2024
Accounts receivables	$878,063	$255,148
Prepaids and deposits	1,311,337	1,409,228
	$2,189,400	$1,664,376
5.   Inventory
	September 30, 2025	December 31, 2024
Raw materials	$596,475	$211,553
Work-in-progress	291,556	128,761
Finished Goods	68,529	—
Right of return on finished goods	—	528,000
	$956,560	$868,314
The Company reclassified finished goods and work-in-progress assemblies of $85,803 (December 31, 2024, $nil) to property and equipment related to the engineering prototype HEXWAVE unit. The engineering prototype HEXWAVE unit was disassembled and upgraded to be used for testing and development of enhanced algorithms.
During the period ended September 30, 2025, the Company recognized an impairment expense of $233,676 (September 30, 2024 — $143,488).
During the period ended September 30, 2025, the Company expensed $1,128,318 of inventory to cost of revenue (September 30, 2024, $1,883,015).
During the period September 30, 2025, the Company recorded $47,710 of amortization capitalized to inventory (September 30, 2024, $nil).

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
6.   Property and Equipment
	Equipment	Right of Use Asset	Prototype	Construction in Process	Total
Cost
At December 31, 2023	$222,954	$1,186,874	$843,314	$51,205	$2,304,347
Additions	25,241	—	48,185	68,183	141,609
Disposals	—	—	(116,933)	—	(116,933)
At December 31, 2024	$248,195	$1,186,874	$774,566	$119,388	$2,329,023
Additions	—	—	85,803	176,499	262,302
Disposals	—	—	—	—	—
At September 30, 2025	$248,195	$1,186,874	$860,369	$295,887	$2,591,325
Accumulated Depreciation
At December 31, 2023	$130,776	$427,563	$702,191	$—	$1,260,530
Depreciation for disposal	—	—	(87,700)		(87,700)
Depreciation for the year	58,788	189,499	148,028	—	396,315
At December 31, 2024	$189,564	$617,062	$762,519	$—	$1,569,145
Depreciation for the period	19,959	150,908	26,347	—	197,214
At September 30, 2025	$209,523	$767,970	$788,866	$—	$1,766,359
Foreign Exchange Movement
At December 31, 2024	$—	$59	$—	$—	$59
At September 30, 2025	$—	$59	$—	$—	$59
Net Book Value
At December 31, 2024	$58,631	$569,871	$12,047	$119,388	$759,937
At September 30, 2025	$38,672	$418,963	$71,503	$295,887	$825,025
During the nine months ended September 30, 2025, equipment depreciation recorded to cost of revenue was $7,404 (December 31, 2024 — $147,336).
7.   Intangible Assets
	MIT licenses	Battelle license	Intellectual property	Total
Balance, December 31, 2023	$407,117	$223,250	$2,636,436	$3,266,803
Additions	—	227,111	—	227,111
Amortization	(34,108)	(450,361)	(437,752)	(922,221)
Balance, December 31, 2024	$373,009	$—	$2,198,684	$2,571,693
Additions	—	—	—	—
Amortization	(25,581)	—	(403,840)	(429,421)
Balance, September 30, 2025	$347,428	$—	$1,794,844	$2,142,272
Intangible assets including MIT license and Battelle license, encompassing payments in connection to reimbursement of global patent filing costs and annual maintenance fees. Additionally, intellectual property

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
7.   Intangible Assets (continued)
was generated through the reverse take over (“RTO”) transaction closed during the year ended December 31, 2021, and became ready for use during the year ended December 31, 2022. The remaining useful life of the intangible assets are as follows: MIT license 10.25 years, Battelle license nil years, and intellectual property 3.25 years.
During the nine months ended September 30, 2025, $381,711 of amortization expense was allocated to cost of revenues (September 30, 2024 — $871,023).
(a)   MIT License Agreements
The Company, through its wholly owned subsidiary Liberty Defense Technologies Inc. (“LDT”), has entered into agreements with the Massachusetts Institute of Technology (“MIT”) and MIT’s Lincoln Laboratory (“MIT LL”), including an exclusive patent licence agreement between MIT and LDT dated September 10, 2018, as amended from time to time (the “Licence Agreement”), a technology transfer agreement between LDT and MIT LL, effective August 24, 2018 (the “Technology Transfer Agreement”), and a cooperative research and development agreement between LDT and MIT dated as of December 21, 2018 (“CRADA”), such agreements providing LDT with an exclusive licence for patents, design assets and MIT LL technical expertise related to active three-dimensional imaging technology that are the technology behind the HEXWAVE product.
The obligations under the Technology Transfer Agreement and the CRADA have now been completed. Liberty may consider extending the CRADA (and therefore changing its scope) if it determines that additional MIT LL technical expertise related to active three-dimensional imaging technology is required. Pursuant to the License Agreement, LDT has been granted the exclusive rights to MIT’s patent in “multistatic sparse array topology for FFT-based field imaging” (MIT Case No. l 8409L) (the “Patent”), which is being utilized in the development and application of the HEXWAVE product. The License Agreement is to be in effect until the expiration of the Patent, which is 11 years (December 2035). In granting LDT such patent rights, the Company shall pay MIT, in addition to patent filling costs, an annual fees as follows: 1) $20,000 for 2019 (paid); $50,000 for 2020 (paid); $60,000 for 2021 (paid); $100,000 for 2022 (paid); $nil for 2023, $40,000 for 2024 (payable), $200,000 for 2025 (payable), and $350,000 for 2026 and thereafter; and 2) a royalty of 5.7% of all future net sales of the Company.
During the nine months ended September 30, 2025, the Company accrued royalty payments of $34,042 (December 31, 2024, $105,993). The Company shall also be required to achieve certain milestones.
(b)   Battelle Memorial License Agreement
On March 22, 2021, the Company, through its wholly owned subsidiary DrawDown Detection, Inc. has entered into an agreement (“Battelle License Agreement”) with Battelle Memorial Institute (“Battelle”), which operates the Pacific Northwest National Laboratory (“PNNL”), to license the millimeter wave-based, High-Definition Advanced Imaging Technology (HD-AIT) body scanner and shoe scanner technologies. The agreement, as amended from time to time, provides the Company with a three-year exclusive license for certain patents which will convert to a non-exclusive license for the remaining life of the patents. The agreement also provides the Company with non-exclusive license for certain patents for life.
As consideration for the Battelle License Agreement, the Company paid $30,000 upon signing and $30,000 six months after.
Under the Battelle License Agreement, the Company shall pay a five percent royalty on net sales and a twenty-five percent royalty on all sublicensing revenues if permitted under the contract guidelines.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
7.   Intangible Assets (continued)
(b)   Battelle Memorial License Agreement (continued)
The Company is required to pay a minimum royalty amount as follows, unless the agreement is terminated:
Amounts
Year 2021 (paid)	$50,000
Year 2022 (paid)	50,000
Year 2023 (paid)	100,000
Year 2024 ($55,000 payable)	200,000
Year 2025 and each year thereafter (payable)	200,000
The Company is obligated to achieve certain milestones in the next fifteen months and reimburse Battelle for ongoing patenting expenses, as well as past patenting expenses in the total amount of $50,000, from which $50,000 has been paid.
As at September 30, 2025, the Company has a balance payable of $205,000 (December 31, 2024, $290,566).
8.   Loans Payable
(a)   Related Party Loans
During the nine months ended September 30, 2025, and the fiscal year ended December 31, 2024, the Company received working capital loans from related parties. These loans, unsecured and non-interest bearing, lack specified maturity dates. Repayments will be made as adequate financing becomes available to the Company.
Amounts
Balance, December 31, 2023	$328,694
Additions	82,000
Repayments	(336,036)
Balance, December 31, 2024	$74,658
Additions	—
Repayments	(74,658)
Balance, September 30, 2025	$—
(b)   Short Term Loans
During the year ended December 31, 2023, the Company received a secured business line of credit from American Express, subject to a general security agreement on the Company’s assets, with various draws. The interest rate on the amount withdrawn varied from 7.49% to 25.71% over a six-month term. The monthly payments fluctuated based on the amount withdrawn from the line of credit with amounts ranging from $1,782 to $10,624 per month. During the year ended December 31, 2024, the Company borrowed $11,900 (2023 — $166,210) from this line of credit. The loan matured on June 25, 2024, and was fully repaid.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
8.   Loans Payable (continued)
(b)   Short Term Loans (continued)
During the year ended December 31, 2023, the Company secured an unsecured business line of credit of $83,036 from BlueVine Capital. The credit facility had a twenty-six-week term, an interest rate of 1.10%, and required weekly payments of $3,906. The loan matured on June 5, 2024, and was fully repaid.
During the year ended December 31, 2023, the Company received a secured business line of credit with Headway Capital, subject to a general security agreement of the Company’s assets, with one draw for a period of seventeen-months with a monthly interest rate of 4.17%. During the year ended December 31, 2024, the Company borrowed $21,275 (2023 — $83,350) from this line of credit. The loan matured on January 31, 2025. During the nine months ended September 30, 2025, the Company fully repaid this loan.
During the year ended December 31, 2024, the Company obtained a secured business loan of $420,000 from Blade Funding with a 32-week term. The loan carries an annual interest rate of 11.50%, requires weekly payments of $13,125. It is scheduled to mature on January 19, 2025. During the nine months ended September 30, 2025, the Company fully repaid this loan.
On July 2, 2024, the Company received a short-term loan of $250,000 from 1087207 BC Ltd. The loan had a minimum upfront interest payment of $20,000, in which the Company received $230,000, net, and was fully repaid.
During the year ended December 31, 2024, the Company received $350,394 in non-interest-bearing short-term loans. As of September 30, 2024, the Company fully repaid these loans.
Amounts
Balance, December 31, 2023	$201,368
Additions	1,053,569
Repayments	(1,260,419)
Accrued interest	31,732
Balance, December 31, 2024	$26,250
Repayments	(26,250)
Balance, September 30, 2025	$—
9.   Parabilis Term Loan
On August 22, 2024, the Company secured a $1,800,000 business term loan from PFF, LLC (“Parabilis”). The loan has a term of 104 weeks with an annual interest rate of 17.99% and is scheduled to mature on August 15, 2026. The agreement was amended on March 15, 2025, July 15, 2025, and amended again on August 14, 2025, with additional advancements totaling $650,000 and amending the payment schedule. Repayments of principal are set to commence in October 2025 with interest only payments through September 2025. The remaining contractual repayments are equal to the carrying value of the term loan and are payable in eleven months. See Note 10(a) regarding collateral.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
9.   Parabilis Term Loan (continued)
Amounts
Balance, December 31, 2023	$—
Additions	1,800,000
Interest and fees	121,687
Balance, December 31, 2024	$1,921,687
Additions	650,000
Interest and fees	253,856
Repayments	(183,017)
Balance, September 30, 2025	$2,642,526
Current	$2,642,526
Non-current	—
10.   Factoring and Credit Line Liabilities
(a)   Parabilis Credit Line
On August 22, 2024, the Company entered into a secured revolving credit line agreement with Parabilis for up to $2,500,000. The borrowing base for the credit line is determined based on the following percentages: 90% of eligible billed receivables, 65% of eligible unbilled receivables, and 30% of eligible delivery orders. The aggregate of eligible billed and unbilled receivables, along with eligible delivery orders, establishes the Company’s borrowing capacity under the credit line.
When invoicing occurs, payments on the invoices are applied directly to the outstanding principal and interest on the credit line. The revolving credit facility had a maturity date of August 31, 2025, which was then amended on September 1, 2025, to mature on May 31, 2026, and will automatically renew for one-year periods unless the lender has notified the borrower at least 90 days in advance of the current maturity date will not renew. The facility carries an interest rate of 14.99% per annum, subject to re-evaluation on June 1, 2025. As of September 30, 2025, the interest rate has remained at 14.99% per annum.
The Parabilis term loan and credit line are secured by all tangible and intangible personal property of the Company, wherever located, whether currently owned or acquired in the future.
Amounts
Balance, December 31, 2023	$—
Additions	1,551,166
Interest and fees	74,449
Repayments	(641,944)
Balance, December 31, 2024	$983,671
Additions	350,000
Interest and fees	304,554
Repayments	(840,250)
Balance, September 30, 2025	$797,975

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
10.   Factoring and Credit Line Liabilities (continued)
(b)   Bengal Capital Factoring
On June 22, 2023, the Company engaged in a factoring arrangement with Bengal Capital, Inc. (the “Factor”). Per the agreement, the Company submits invoices or purchase orders to the Factor after credit approval, receiving 80% of the gross amount. The Factor assumes ownership of these accounts with full recourse. Furthermore, the Company is subject to a 4% monthly factoring fee based on the face value of the accounts. No collateral is used per the agreement; however, the Company is obligated to pay the balance regardless of receiving payment for advanced orders.
The factoring liability as at September 30, 2025, and December 31, 2024, is as follows:
Amounts
Balance, December 31, 2023	$1,107,347
Accrued factoring Fee	289,684
Repayments	(1,397,031)
Balance, December 31, 2024 & September 30, 2025	$—
For accounting purposes, the factored trade receivable remains recorded in trade receivables, while the financing costs are amortized over the financing period.
11.   Leases
The Company’s lease liabilities as at September 30, 2025, and December 31, 2024, are as follows:
Right of use liability
Balance, December 31, 2023	$886,585
Finance costs	69,652
Lease payments	(247,412)
Balance, December 31, 2024	$708,825
Finance costs	32,697
Lease cancelation	(18,514)
Lease payments	(140,765)
Balance, September 30, 2025	$582,243
Less current portion	236,709
Non-current lease liability	$345,534
During the nine months ended September 30, 2025, the Company was notified of the Atlanta lease being nulled due to the owners selling the building. The lease was canceled but the Company’s right to the building was retained.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
11.   Leases (continued)
Minimum lease payments are as follows:
	September 30, 2025	December 31, 2024
Maturity analysis – contractual undiscounted cash flows
One year or less	$236,707	$257,461
Two to five years	419,003	558,358
Six and thereafter	—	—
Total lease liabilities	$655,710	$815,819
Lease liabilities included in the statement of financial position	$582,243	$708,825
Current	$236,709	$203,443
Non-current	$345,534	$505,382
12.   Share Capital
On March 13, 2026, Liberty completed a share consolidation on a 45 to 1 basis, converting every 45 old common shares into 1 new common share. All common shares and per-share data presented in the Company’s interim consolidated financial statements have been retroactively adjusted to reflect this consolidation unless otherwise noted.
(a)   Common share transactions for the nine months ended September 30, 2025
i)
On January 6, 2025, the Company received $2,071,851 (CAD$2,977,851) from the exercise of 120,317 share purchase warrants after electing, on December 31, 2024, to exercise its acceleration right for a total of 277,778 warrants granted on December 19, 2024, pursuant to a private placement. As a result, the remaining 157,461 unexercised warrants expired.

ii)
On March 20, 2025, the Company closed a non-brokered private placement for gross proceeds of $3,479,351 (CAD$5,001,150). The Company issued 67,356 units (each a “Unit”) of the Company at a price of CAD$74.25 per Unit. Each Unit comprised of one common share and one-half common share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$92.25 for a period of 24 months and is subject to an accelerated expiry at the Company’s election under certain conditions. The warrants were allocated a residual value of $263,584. In connection with the non-brokered private placement, the Company issued 4,715 finder warrants. Each finder’s warrant will be exercisable to purchase one common share for a period of 24 months at an exercise price of CAD$74.25. The broker warrants were allocated a fair value of $84,183 (CAD$121,004). Additionally, the Company paid commissions and legal expenses of $420,423 (CAD$600,650).

iii)
On April 1, 2025, the Company received $3,704 (CAD$5,285) from the exercise of 78 warrants. As a result, a total of 78 common shares were issued.

iv)
On July 29, 2025, the Company closed a non-brokered private placement for gross proceeds of $3,199,767 (CAD$4,400,000). The Company issued 444,444 units (each a “Unit”) of the Company at a price of CAD$9.90 per Unit. Each Unit comprised of one common share and one common share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$15.75 for a period of 12 months and is subject

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
12.   Share Capital (continued)
(a)   Common share transactions for the nine months ended September 30, 2025 (continued)
to an accelerated expiry at the Company’s election under certain conditions. The warrants were allocated a residual value of $nil. Additionally, the Company issued 15,999 broker warrants with a fair value of $44,908 (CAD$61,753). The Company paid commissions and legal expenses of $138,087(CAD$189,781).
v)
During the nine months ended September 30, 2025, a total of 4,536 common shares were issued pursuant to the exercise of RSUs with a fair value of $374,067.

(b)   Common share transactions for the year ended December 31, 2024
i)
On January 12, 2024, the Company closed the initial tranche of a Listed Issuer Financing Exemption (LIFE) private placement of units, raising gross proceeds of $662,554 (CAD$886,000). As of December 31, 2023, the Company had received $224,915 of these proceeds. This tranche involved the issuance of 13,113 units at a price of CAD$67.50 per unit. Each unit consisted of one common share and one purchase warrant, allowing the holder to purchase an additional common share at CAD$90.00 per share within 36 months. The warrants were allocated a residual value of $154,596. Additionally, the Company issued 337 broker warrants to agents under identical terms and conditions with a fair value of $4,508. Agent commissions totaling $17,110 were paid.

ii)
Subsequently, on February 5, 2024, the Company closed the final tranche of the same non-brokered private placement, raising an additional $112,285 (CAD$150,000). This tranche involved the issuance of 2,222 units under the same terms and conditions as the initial tranche. Each unit consisted of one common share and one purchase warrant, allowing the holder to purchase an additional common share at CAD$90.00 per share within 36 months. The warrants were allocated a residual value of $37,428.

iii)
On February 26, 2024, the Company closed an investment by Viken pursuant to which Viken purchased 20,202 units of the Company at an issue price of CAD$67.50 per unit for total gross proceeds of $1,000,000 (CAD$1,363,636). Each unit comprised one common share and one purchase warrant. Each warrant entitles Viken to purchase one additional common share of the Company at an exercise price of CAD$90.00 for a period of 36 months. The warrants were allocated a residual value of $166,667. Additionally, the Company also incurred cash costs in connection to filing and legal expenses in the amount of $27,116 were also paid. These warrants contain blocker language restricting the exercise of the warrants in the event such exercise results in Viken holding more than 9.9% of the outstanding voting securities of the Company.

iv)
On March 17, 2024, a total of 4,436 finder warrants expired with an exercise price of CAD$148.50. These broker warrants had a fair value of $312,815 and the reserve value was reclassified to share capital.

v)
During the year ended December 31, 2024, a total of 2,263 common shares were issued pursuant to the exercise of RSUs with a fair value of $286,019.

vi)
During the year ended December 31, 2024, a total of 1,333 shares were issued pursuant to the exercise of 1,333 warrants, resulting in proceeds of $87,367 (CAD$120,000). Residual value in the amount of $15,275 was reversed.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
12.   Share Capital (continued)
(b)   Common share transactions for the year ended December 31, 2024 (continued)
vii)
On August 13, 2024, the Company closed the first tranche of a non-brokered private placement for gross proceeds of $508,864 (CAD$697,550). The Company issued 10,334 special warrants of the Company at a price of CAD$67.50 per Unit. Each special warrant will automatically convert into one Unit. Each Unit shall consist of one common share and one share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$90.00 within a period of 36 months. These special warrants were converted into one Unit on August 13, 2024. The warrants were allocated a residual value of $203,560. The Company paid the agents 423 broker warrants with a fair value of $5,757. Each broker warrant will be exercisable to purchase one common share for a period of 36 months at an exercise price of CAD$90.00. Additionally, the Company also incurred cash costs in connection to private placement in the amount of $30,995.

viii)
On December 18, 2024, the Company closed a non-brokered private placement for gross proceeds of $5,585,812 (CAD$8,000,000). The Company issued 555,556 units (each a “Unit”) of the Company at a price of CAD$14.40 per Unit. Each Unit comprised of one common share and one-half common share purchase warrant. Each warrant entitles the holder thereof to purchase one additional common share of the Company at a price of CAD$24.75 for a period of 24 months and are subject to an accelerated expiry at the Company’s election under certain conditions. The Company paid the agents $274,123 in finders fees and issued 27,801 finder warrants with a fair value of $382,873. Each finder’s warrant will be exercisable to purchase one common share for a period of 24 months at an exercise price of CAD$24.75. Additionally, the Company also incurred cash costs in connection to private placement in the amount of $41,687.

ix)
The Company settled a total of $363,336 (CAD$520,947) of indebtedness with a certain creditor by issuing 34,722 units valued at $927,332 and follows the same terms as the units issued on December 18, 2024, non-brokered private placement. The Company recognized a loss on extinguishment of debt totalling $563,996 (included in other expenses (2023 — $nil).

13.   Equity Reserves
(a)   Share-based compensation
The Company maintains an Omnibus Equity Incentive Plan (the “Incentive Plan”) which is comprised of stock options, restricted share units (“RSUs”) and deferred share units (“DSUs”). The maximum number of common shares reserved for issuance, in the aggregate, under the Incentive Plan is 10% of the aggregate number of common shares issued and outstanding to be granted to directors, officers, employees, and consultants under certain restrictions.
Unless the Board decides, or the grant agreement specifies otherwise, the stock options will vest in two years with quarterly intervals following the date of such grant. The Board shall fix the exercise price of any stock option when such stock option is granted, which shall not be less than the closing price of the common shares on the Exchange on the day prior to the date of grant (the “Market Value”). A stock option shall be exercisable during a period established by the Board, which shall commence on the date of the grant and shall terminate no later than ten (10) years after the date of grant of the award or such shorter period as the Board may determine.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
13.   Equity Reserves (continued)
(a)   Share-based compensation (continued)
With respect to RSUs, the specific provisions of the RSU plan, eligibility, vesting period, terms of the RSUs and the number of RSUs granted are to be determined by the Board of Directors at the time of the grant.
With respect to PSUs, the specific provisions of the PSU plan, eligibility, vesting period, terms of the PSUs and the number of PSUs granted are to be determined by the Board of Directors at the time of the grant.
The continuity of the number of stock options issued and outstanding are as follows:
	Number of stock options	Weighted average exercise
Outstanding, December 31, 2023	14,866	CAD$	222.75
Cancelled	(1,650)		195.75
Expired	(1,832)		558.90
Granted	60,333		36.00
Outstanding, December 31, 2024	71,717	CAD$	58.05
Cancelled	(10,440)		69.30
Granted	54,444		13.50
Outstanding, September 30, 2025	115,721	CAD$	35.55
As at September 30, 2025, the number of stock options outstanding and exercisable were:
	Outstanding			Exercisable
Expiry date	Number of stock options	Exercise price		Remaining contractual life (years)	Number of stock options
7-Apr-26	1,844	CAD$	225.00	0.52	1,844
28-Jul-26	278	CAD$	247.50	0.82	278
28-Jul-26	111	CAD$	292.50	0.82	111
1-Nov-26	944	CAD$	207.00	1.09	944
14-Jan-27	222	CAD$	162.00	1.29	222
15-Apr-27	1,111	CAD$	26.55	1.54	1,111
26-Apr-27	2,856	CAD$	184.50	1.57	2,856
2-Jul-27	5,556	CAD$	10.80	1.75	—
21-Nov-27	133	CAD$	99.00	2.14	133
26-Apr-28	111	CAD$	81.00	2.57	111
16-Oct-28	2,222	CAD$	85.50	3.05	2,222
30-Dec-29	52,556	CAD$	36.00	4.25	22,625
2-Apr-30	3,333	CAD$	37.80	4.51	417
30-Sep-30	44,444	CAD$	12.15	4.95	—
September 30, 2025	115,721				32,874

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
13.   Equity Reserves (continued)
(a)   Share-based compensation (continued)
During the nine months ended September 30, 2025, the Company recognized stock-based compensation related to stock options totaling $1,032,541 (September 30, 2024 — $62,442). Of this amount, $20,814 was recorded as stock-based compensation in the cost of revenue (September 30, 2024 — $17,465).
The fair value of the stock options granted were estimated using the Black-Scholes option valuation model with the following weighted average assumptions:
	September 30, 2025	December 31, 2024
Risk-free interest rate	2.50%	3.04%
Expected dividend yield	Nil	Nil
Stock price volatility	155.64%	145.18%
Expected life (in years)	4.6 years	5 years
Stock price	CAD$13.50	CAD$36.00
(b)   Restricted share units (“RSU”)
Restricted share units granted for the nine months ended September 30, 2025:
i)
During the nine months ended September 30, 2025, a total of 4,536 common shares were issued pursuant to the exercise of RSUs.

The estimated fair value of the equity settled RSUs granted as of September 30, 2025, was $6,915 (September 30, 2024 — $159,963) and will be recognized as an expense over the vesting period of the RSUs. The fair value of the equity settled RSUs as at the grant date was determined with reference to the market value of the common shares of the Company at the grant date.
Restricted share units granted for the year ended December 31, 2024:
i)
On February 28, 2024, the Company granted 3,278 RSUs to employees of the Company; these RSUs shall be settled with common shares of the Company, have an exercise period that expires on February 28, 2029, and vest at 100% on February 28, 2025.

ii)
A total 2,939 RSUs were cancelled.

The following table summarizes the movements in outstanding RSUs:
	Number of equity settled RSUs	Grant Price
Outstanding, December 31, 2023	13,176	CAD$139.05
Granted	3,944	54.90
Cancelled	(2,939)	126.90
Exercised	(2,263)	170.55
Outstanding, December 31, 2024	11,918	CAD$108.45

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
13.   Equity Reserves (continued)
(b)   Restricted share units (“RSU”) (continued)
	Number of equity settled RSUs	Grant Price
Granted	1,111	12.15
Exercised	(4,536)	118.80
Outstanding, September 30, 2025	8,493	CAD$90.00

	Outstanding			Exercisable
Expiry date	Number of restricted share units	Grant Price		Remaining contractual life (years)	Number of restricted share units
7-Apr-26	556	CAD$	261.00	0.52	556
10-Jun-26	464	CAD$	247.50	0.69	464
15-Jan-27	333	CAD$	166.50	1.29	333
26-Apr-27	222	CAD$	198.00	1.57	222
16-Oct-28	2,974	CAD$	76.50	3.05	2,974
28-Feb-29	2,833	CAD$	58.50	3.42	2,833
1-Jan-29	1,111	CAD$	12.15	3.26	—
September 30, 2025	8,493				7,382
A total of 7,383 RSU’s were vested as at September 30, 2025.
During the nine months ended September 30, 2025, the Company recognized stock-based compensation related to RSUs in the amount of $25,017 (September 30, 2024 — $234,278).
(c)   Share purchase warrants
The continuity of the number of share purchase warrants outstanding is as follows:
	Warrants outstanding	Exercise Price
Outstanding, December 31, 2023	117,822	CAD$	178.20
Issued	369,572		32.85
Expired	(39,949)		216.51
Exercised	(1,333)		90.00
Outstanding, December 31, 2024	446,112	CAD$	54.90
Issued	498,837		21.47
Expired	(169,855)		32.85
Exercised	(120,395)		24.75
Outstanding, September 30, 2025	654,699	CAD$	39.15

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
13.   Equity Reserves (continued)
(c)   Share purchase warrants (continued)
The fair value of the compensation warrants was estimated using the Black-Scholes option valuation model with the following weighted average assumptions:
	September 30, 2025	December 31, 2024
Risk-free interest rate	2.90%	3.52%
Expected dividend yield	Nil	Nil
Stock price volatility	89.00%	69.78%
Expected life (in years)	1.23 years	3 years
Share price on grant date	CAD$22.50	CAD$38.70
Fair value share purchase warrants	CAD$9.00	CAD$19.35
The outstanding number of share purchase warrants is as follows:
	Outstanding
Expiry date	Number of warrants	Exercise price		Remaining contractual life (years)
28-Jul-26	460,444	CAD$	15.75	0.82
5-Oct-26	39,617	CAD$	135.00	1.01
5-Oct-26	1,349	CAD$	90.00	1.01
18-Dec-26	45,163	CAD$	24.75	1.22
12-Jan-27	11,702	CAD$	67.95	1.28
12-Jan-27	338	CAD$	90.00	1.28
5-Feb-27	2,222	CAD$	67.95	1.35
28-Feb-27	20,202	CAD$	90.00	1.41
27-Jun-27	423	CAD$	90.00	1.74
13-Aug-27	10,334	CAD$	67.95	1.87
20-Mar-27	33,678	CAD$	92.25	1.47
20-Mar-27	4,715	CAD$	74.25	1.47
27-Oct-27	3,215	CAD$	123.75	2.07
27-Oct-27	21,296	CAD$	225.00	2.07
	654,699
During the nine months ended September 30, 2025, a total of 24,336 share purchase warrants with an original exercise price of CAD$90.00 were repriced to CAD$67.95. All other terms and conditions remained unchanged.
(d)   Performance Shares
On March 17, 2021, Liberty deposited into escrow, and held in escrow, Operational Performance Shares (“OPS”) and Capital Market Performance Shares (“CMPS”) for certain directors, officers, and consultants of the Company upon the Company achieving certain performance milestones. Once these

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
13.   Equity Reserves (continued)
(d)   Performance Shares (continued)
milestones were achieved the shares would be released. These performance shares included 4,444 of OPS and 19,496 of CMPS. In order to fair value these performance shares, management estimated the probability that the Company would issue the performance shares.
All CMPS have been issued in previous years upon the completion of all required milestones.
Operational Performance Shares
As at September 30, 2025, none of the 4,444 OPS have been issued as neither of the two milestones have been met. The estimated fair value of the OPS is CAD$800,000 which had an estimated vesting period between December 2024 and December 2025. The estimated vesting period has been adjusted to December 2025 and December 2026. During the nine months ended September 30, 2025, the Company recorded stock-based compensation in connection to OPS in the amounts of $77,727 (September 30, 2024 — $99,371).
	Number of equity settled	Weighted average price
Outstanding, December 31, 2023 and 2024	4,444	CAD$	180.00
Released from escrow	—		—
Outstanding, September 30, 2025	4,444	CAD$	180.00
14.   Loss Per Share
Basic loss per share amount is calculated by dividing the net loss for the year by the weighted average number of common shares outstanding during the year.
	Three months ended September,		Nine months ended September 30,
	2025	2024	2025	2024
Loss attributable to common shareholders	$(2,967,764)	$(2,433,189)	$(10,510,206)	$(6,429,727)
Weighted average number of shares	1,459,462	365,859	1,234,756	356,379
Basic and diluted loss per share	$(2.03)	$(6.65)	$(8.51)	$(18.04)
The Company incurred net losses for the nine months ended September 30, 2025, and 2024, therefore all outstanding stock options share purchase warrants, restricted share units, and performance share units, if any, have been excluded from the calculation of diluted loss per share since the effect would be anti-dilutive.
15.   Revenue
Revenue recognized for the nine months ended September 30, 2025, and 2024, relates to contract revenue from the Transportation Security Administration (“TSA”) (Note 16), as well as sales of HEXWAVE units.
Deferred revenue as of September 30, 2025, was $170,036 (December 31, 2024 — $180,000).

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
15.   Revenue (continued)
Deferred Revenue	Amounts
Outstanding, December 31, 2023 & 2024	180,000
Additions	124,995
Refunds	(120,000)
Recognized revenue	(14,959)
Outstanding, September 30, 2025	170,036
Revenue	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
TSA Contract Award HD-AIT	—	—	457,905	200,000
TSA OA Development	—	170,000	246,944	620,000
HD-AIT Phase II	—	—	—	133,056
HD-AIT Phase III	150,000	296,944	150,000	296,944
HEXWAVE units	129,049	650,000	861,500	1,446,032
HEXWAVE Software & Warranty	—	—	47,907	1,500
Total Revenue	$279,049	$1,116,944	$1,764,256	$2,697,532
16.   Contract Awards
During the nine months ended September 30, 2025, the Company recognized total contract revenue of $854,297, recorded in revenue (nine months ended September 30, 2024 — $1,250,000). Future revenue related to these contracts will be recognized as performance obligations are satisfied. It is estimated that future revenues will be recognized on the same basis according to the following timelines:
Contract Award Revenue Expected in Future Years	Year ended December 31,
	2025	2026
HD-AIT Phase II B	357,759	—
Total estimated contract revenues	$357,759	$—
(a)   TSA HD-AIT Upgrade
On September 30, 2022, the Company received a contract award of $1,747,905 from the Transportation Security Administration (“TSA”) for the HD-AIT Wide Band Upgrade Kit. On September 28, 2023, the contract was modified to include an additional milestone, increasing the total contract value to $1,922,905. The contract award supports the development of millimeter-wave imaging system prototypes to enhance and upgrade the current imaging technology used in passenger security screening applications.
During the period ended September 30, 2025, the Company received $457,905 and recorded a receivable of $nil (nine months ended September 30, 2024 — $200,000 and $nil, respectively). The remaining contract balance as of September 30, 2025, was $nil (December 31, 2024 — $457,905).

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
16.   Contract Awards (continued)
(a)   TSA HD-AIT Upgrade (continued)
The Company is required to submit quarterly invoices as follows:
TSA HD-AIT Upgrade	Amounts
Year 2023	$1,265,000
Year 2024	200,000
Year 2025	—
Milestone 5B (Q1 2025) (paid)	100,000
Milestone 6 (Q2 2025) (paid)	357,905
Total Contract Value	$1,922,905
(b)   TSA Open Architecture
On September 29, 2023, the Company received a contract award for $1,116,944 from TSA for the Open Architecture Development. The contract award is to develop a system-level approach that addresses TSA’s request for implementation of a Checkpoint Open Architecture for On-Person Screening (OPS) systems that enable modularity and enhances security effectiveness. The project will be performed over a period of twenty-one months, and invoices will be issued once the milestones are reached based on the agreed upon timeline. During the period ended September 30, 2025, the Company received $246,944 and had a receivable of $nil (three and nine months ended September 30, 2024 — $620,000 and $nil, respectively). The balance remaining on the contract as of September 30, 2025, was $nil (December 31, 2024 — $246,944).
TSA Open Architecture	Amounts
Year 2023	$75,000
Year 2024	795,000
Year 2025
Milestone 6 (Q1 2025) (paid)	175,000
Milestone 7 (Q2 2025) (paid)	71,944
Total Contract Value	$1,116,944
(c)   TSA HD-AIT Phase II
On September 29, 2023, the Company received a contract award of $133,056 from the Transportation Security Administration (“TSA”) for HD-AIT Phase II. This award is a follow-on option under the existing HD-AIT development program, aimed at advancing Phase II to finalize a hardware design that supports future compliance efforts. The project was scheduled to be completed over three months, with invoices issued upon reaching agreed-upon milestones. During the period ended September 30, 2025, the Company had received the full contract amount of $133,056 and recorded a receivable of $nil (three months ended September 30, 2024 — $133,056, respectively). The remaining contract balance as of September 30, 2025, was $nil (December 31, 2024 — $nil), as the agreement was completed on February 20, 2024.
(d)   TSA HD-AIT Phase II A
On September 5, 2024, the Company received a contract award for $446,944 from TSA for the HD-AIT Phase II A option. The contract award is a follow-on option to the current HD-AIT development

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
16.   Contract Awards (continued)
(d)   TSA HD-AIT Phase II A (continued)
program to execute phase II to drive to a final hardware design capable of supporting future compliance efforts. The project will be performed over a period of twelve months, and invoices will be issued once the milestones are reached based on the agreed upon timeline. During the period ended September 30, 2025, the Company received $150,000 and had a receivable of $nil (three months ended September 30, 2024 — $nil, and $296,944 respectively). The balance remaining on the contract as of September 30, 2025, was $nil (December 31, 2024 — $150,000).
TSA HD-AIT Phase II A	Amounts
Year 2024	$296,944
Year 2025
Milestone 2 (Q3 2025) (paid)	150,000
Total Contract Value	$446,944
(e)   TSA HD-AIT Phase II B
On September 29, 2025, the Company received a contract award for $357,759 from TSA for the HD-AIT Phase II B option. The contract award is a follow-on option to the current HD-AIT development program to execute phase II to drive to a final hardware design capable of supporting future compliance efforts. The project will be performed over a period of three months, and invoices will be issued once the milestones are reached based on the agreed upon timeline. As at September 30, 2025, the Company received $nil and had a receivable of $nil (three months ended September 30, 2024 — $nil, and $nil respectively). The balance remaining on the contract as of September 30, 2025, was $357,759 (December 31, 2024 — $nil).
TSA HD-AIT Phase II B	Amounts
Year 2026
Milestone 3 (Q1 2025)	$100,000
Milestone 4 (Q1 2025)	$175,000
Milestone 5 (Q1 2025)	82,759
Total Contract Value	$357,759
As of September 30, 2025, the Company recorded contract costs of $nil, representing costs incurred for contract milestones not yet achieved (December 31, 2024, $268,952). As of September 30, 2025, the Company recorded an impairment of the contract costs of $nil (December 31, 2024, $115,730).
17.   Supplemental Disclosure with Respect to Cash Flows
During the nine months ended September 30, 2025, and 2024, the Company paid $nil in income taxes in both periods, and paid interest of $483,898 and $283,497, respectively.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
17.   Supplemental Disclosure with Respect to Cash Flows (continued)
	Nine months ended September 30,
	2025	2024
Changes in non-cash working capital
Amounts receivable and prepaids	$(525,024)	$(217,729)
Inventory	(360,015)	964,272
Contract cost	268,952	—
Accounts payable and accrued liabilities	235,882	(703,454)
Deferred revenue	(9,964)	1,135,970
Net changes in non-working capital	$(390,169)	$1,179,059
Supplemental cash flow information
Fair value of compensation brokers warrants	$129,091	$10,265
Residual value allocated to warrants	263,584	426,663
Fair value of warrants allocated to share capital on expiry	—	(312,816)
Transfer of reserves on exercise of RSUs	374,067	246,518
Stock based compensation recorded in cost of revenue	20,814	—
Reclassification from reserves upon warrant exercised	—	87,367
Transfer from inventory to PP&E	85,803	—
Intangibles capitalized to inventory	47,710	—
18.   Related Party Transactions
Compensation of key management personnel:
Key management personnel include persons having the authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The key management personnel of the Company are the members of the Company’s executive management team and Board of Directors. Compensation provided to key management personnel is as follows:
	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
G&A Salaries	$385,401	$171,686	$1,061,266	$485,108
G&A Stock-based compensation	166,095	77,548	693,419	136,004
G&A Consulting fees(1)	—	24,192	—	72,788
	$551,496	$273,426	$1,754,685	$693,901

(1)
Consulting fees were paid or payable to the CFO of the Company.

As of September 30, 2025, the Company had a balance payable of $197,021 to key management personnel (December 31, 2024, — $421,319). This payable balance includes accounts payable and accrued liabilities relating to compensation to directors, officers, or their related companies, included in compensation of key management personnel. These related party balances are unsecured, non-interest bearing and have no specific terms of settlement.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
18.   Related Party Transactions (continued)
During the nine months ended September 30, 2025, the Company received working capital loans in the amount of $nil (December 31, 2024 — $82,000) from directors, officers, or their related parties, and repaid $74,658. As at September 30, 2025, the outstanding balance is $nil (Note 8(a)) (December 31, 2024 — $74,658).
19.   Financial Instruments
As at September 30, 2025, the Company’s financial instruments comprise cash, accounts receivables, accounts payable and accrued liabilities, loans payable, term loan, lease liabilities and factoring liability. The fair values of the Company’s financial instruments approximate their carrying values due to their short-term maturity or market interest rates.
Fair value of financial instruments:
Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The three levels of the fair value hierarchy are:
•
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2 — Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly

•
Level 3 — Inputs that are not based on observable market data.

The Company’s activities expose it to financial risks of varying degrees of significance, which could affect its ability to achieve its strategic objectives for growth and shareholder returns. The principal financial risks to which the Company is exposed are credit risk, liquidity risk and currency risk. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework and reviews the Company’s policies on an ongoing basis.
(a)   Credit risk
Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations, including accounts receivable terms. The Company’s cash is held through large Canadian, international, and foreign national financial institutions. The Company’s receivables primarily consist of GST receivable due from the Canadian government and trade receivables that the Company continues to collect. These trade receivables are primarily with continuing customers and are not subject to significant credit risk. As at September 30, 2025, the Company’s trade receivables totalling $773,263 are from four customers (December 31, 2024 — $130,000). The Company’s maximum exposure to credit risk is limited to the carrying amount of cash and accounts receivables.
(b)   Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure. To mitigate this risk, the Company has a planning and budgeting process in place to determine the funds required to support its ongoing operations and capital expenditures. The Company ensures that sufficient funds are raised from equity offerings or debt financings to meet its operating requirements, after considering existing cash balances, expected exercise of share purchase warrants, and stock options. The Company’s ability to continue as a going concern involves significant judgements and estimates while determining forecasted cashflows and is dependent on the Company’s ability to obtain financing (Note 1). As at September 30, 2025,

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
19.   Financial Instruments (continued)
(b)   Liquidity risk (continued)
the Company had cash of $640,907 (December 31, 2024 — $1,153,229) to settle current liabilities of $8,239,018 (December 31, 2024 — $6,607,387).
As of September 30, 2025, the Company had granted security interests over substantially all of the assets of Liberty Defense Technologies, Inc., its wholly owned subsidiary, in connection with multiple agreements, including the Company’s credit facilities with Parabilis and its distributor arrangement with Viken Detection (a commercial agreement). These arrangements include multiple security interests over the same underlying assets, each of which claim to be a first-ranking security interest.
As of September 30, 2025, no intercreditor agreement or similar arrangement had been executed to establish the priority or ranking of these competing security interests. Accordingly, the relative rights of the secured parties with respect to the collateral have not been formally determined and may be subject to legal interpretation. As of that date, neither Parabilis nor Viken Detection had asserted a default nor exercised any remedies under their respective agreements in connection with this matter.
If the matter is not resolved, Parabilis and/or Viken Detection may assert their respective rights and remedies under the applicable agreements, including declaring outstanding amounts immediately due and payable and enforcing their rights against the collateral. The existence of competing security interests over the same assets may affect the priority of claims and the outcome of any enforcement proceedings.
The Company’s exposure to liquidity risk related to the competing security interests is limited to the carrying amounts to the Parabilis and Viken Detection agreements. As at September 30, 2025, the amount due to Viken is $910,000 (December 31, 2024 — $1,160,000), included in Accounts Payable and Accrued Liabilities, in the Statement of Financial Position. Amounts payable to Viken were due within 120 days and bear interest at a rate of 1.5% per month on any overdue balances. The decrease in the balance payable primarily relates to payments made under the Viken arrangement during the period ended September 30, 2025. As at September 30, 2025, the amount due to Parabilis is $3,440,501 (December 31, 2024 — $2,905,358), included in Parabilis Term Loan and Factoring Liability, in the Statement of Financial Position. See Notes 9 and 10(a) for activity related to the Parabilis loan during the period ended September 30, 2025.
(c)   Market risk
This risk refers to the potential fluctuations in the fair value or future cash flows of a financial instrument due to changes in market prices. The Company is exposed to the following significant market risks:
Interest rate risk
Interest rate risk arises from changes in market rates of interest that could adversely affect the Company. The Company currently has interest-bearing financial instruments in relation to loans and factoring liability (Note 8, 9 and 10). The
Company’s exposure to interest rate risk is minimal as the interest rates are at a fixed percentage on the loans payable, term loans and factoring and credit line liability.
Foreign currency risk
The Company is exposed to currency risk by having balances and transactions in currencies that are different from its functional currency. The Company operates in foreign jurisdictions, which uses the U.S.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
19.   Financial Instruments (continued)
(c)   Market risk (continued)
dollar. The Company does not use derivative instruments to reduce upward, and downward risk associated with foreign currency fluctuations.
Amounts CAD dollars
Financial assets denominated in foreign currencies	$182,454
Financial liabilities denominated in foreign currencies	(643,290)
Net exposure	$(460,836)
A 10% change in the U.S. dollar exchange rate relative to the Canadian dollar would change the Company’s comprehensive loss by $(33,687).
Price risk
The Company is exposed to price risk with respect to equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings due to movements in individual equity prices or general movements in the level of the stock market.
The Company closely monitors individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.
20.   Capital Risk Management
The Company manages common shares, stock options, performance share units, restricted share units, and share purchase warrants as capital. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its products and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.
The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or dispose of assets, or adjust the amount of cash on hand.
In order to facilitate the management of its capital requirements, the Company prepares expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.
In order to maximize ongoing development efforts, the Company does not pay out dividends. The Company’s investment policy is to keep its cash treasury on deposit in an interest-bearing chartered bank account. Cash consists of cash on held with banks.
The Company expects its current capital resources will be sufficient to carry its operations, and product development plans for the foreseeable future. Except for the security pledged in certain term loans and credit lines as outlined in Notes 10(a) respectively, the Company is not subject to externally imposed capital requirements.
There has been no change to the Company’s approach to capital management during the nine months ended September 30, 2025.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
21.   Segmented Information
The Company operates through three distinct segments: Corporate, HEXWAVE and Contract. The operating segments of the Company are based on the reports which are reviewed by the chief operating decision maker (“CODM”) in making strategic resource allocation decisions. The Company considers its CODM to be its CEO, who evaluate the operations of each reportable segment.
The CODM reviews the net income (loss) of each of these segments in allocating resources and evaluating operating performance. The corporate reporting segment covers the Company’s non-allocated, general overhead expenses, such as legal, compliance, accounting, head-office staff, and other such items. This reporting segment is reviewed for cost control and budgetary considerations.
The following tables summarize the Company’s segments for the nine and three months ended September 30, 2025, and 2024:
	For the nine months ended September 30, 2025
	Corporate	HEXWAVE	Contract	Total
	$	$	$	$
Revenue	—	909,407	854,849	1,764,256
Cost of revenue	—	2,112,884	1,493,636	3,606,520
Net loss for the year	(4,338,868)	(3,021,690)	(3,149,648)	(10,510,206)
	For the three months ended September 30, 2025
	Corporate	HEXWAVE	Contract	Total
	$	$	$	$
Revenue	—	129,049	150,000	279,049
Cost of revenue	—	838,101	394,939	1,233,040
Net loss for the year	(937,181)	(1,161,222)	(869,361)	(2,967,764)
	For the nine months ended September 30, 2024
	Corporate	HEXWAVE	Contract	Total
	$	$	$	$
Revenue	—	1,447,532	1,250,000	2,697,532
Cost of revenue	—	2,408,789	1,796,912	4,205,701
Net loss for the year	(1,696,754)	(1,987,849)	(2,745,124)	(6,429,727)
	For the three months ended September 30, 2024
	Corporate	HEXWAVE	Contract	Total
	$	$	$	$
Revenue	—	650,000	466,944	1,116,944
Cost of revenue	—	886,225	979,947	1,866,172
Net loss for the year	(488,065)	(816,952)	(1,128,172)	(2,433,189)
Geographic Breakdown
As at September 30, 2025, and December 31, 2024, all non-current assets are in the United States.
All revenue from contract segment was earned from one customer in the United States (2024 — one customer).

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
21.   Segmented Information (continued)
For the period ended September 30, 2025, revenues from the HEXWAVE segment attributable to the Company’s country of domicile, Canada, were approximately $nil, (September 30, 2024, $142,032). Revenues attributable to customers in the United States totaled approximately $909,407 (2024 — $1,305,000). Revenues from all other foreign countries in aggregate totaled $nil (2024 — $nil). The determination of revenues by geographic area is based on the location of the customer.
For the period ended September 30, 2025, the Company reported HEXWAVE revenues from major customers over 10% of its total HEXWAVE revenues as follows: $390,000 (2024 — $65,000), $238,000 (2024 — $nil), $109,959 (2024 — $nil), $108,500 (2024 — $nil), $nil (2024 — $1,080,000) and $nil (2024 — $142,032).
22.   Reverse Stock Split
On March 3, 2026, the Company’s Board of Directors approved a one-for-forty-five reverse stock split of its common stock. The reverse stock split became effective as of March 13, 2026. In accordance with TSX Venture Exchange, the Consolidation was approved by shareholders of the Company at a special meeting of shareholders held on February 6, 2026. Upon the effectiveness of the reverse stock split, (i) every forty-five shares of outstanding common stock were reclassified and combined into one share of common stock and (ii) the number of shares of common stock for which each outstanding option and warrant to purchase common stock is exercisable was proportionately decreased and the exercise price of each outstanding option and warrant to purchase common stock was proportionately increased. No fractional shares were issued as a result of the reverse stock split. The total number of authorized shares of common stock and the par value per share of common stock did not change as a result of the reverse stock split. Accordingly, all share and per share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split and adjustment of the preferred share conversion ratios and exercise price of each outstanding option and warrant as if the transaction had occurred as of the beginning of the earliest period presented.
23.   Subsequent Events
•
Subsequent to September 30, 2025, an aggregate of 120,323 common shares were issued pursuant to the exercise of 120,323 warrants, for gross proceeds of CAD$1,895,093. In addition, on December 8, 2025, the Company issued 222 common shares pursuant to the vesting and settlement of 222 RSUs.

•
On December 31, 2025, the Company closed the first tranche of a non-brokered private placement for gross proceeds of CAD$1,747,168, through the issuance of 176,481 units at a price of CAD$9.90 per unit. Each unit comprised one common share and one common share purchase warrant, with each warrant entitling the holder to acquire one additional common share at an exercise price of CAD$13.50 per share, exercisable from March 2, 2026, to December 31, 2027. The Company issued an aggregate of 7,915 broker warrants to agents under terms and conditions substantially identical to those of the unit warrant.

Subsequently, on January 15, 2026, the Company closed the second and final tranche of the same non-brokered private placement for additional gross proceeds of CAD$867,506, through the issuance of 87,627 units at a price of CAD$9.90 per unit. Each unit comprised one common share and one common share purchase warrant, with each warrant entitling the holder to acquire one additional common share at an exercise price of CAD$13.50 per share, exercisable from March 17, 2026, to January 15, 2028.

Liberty Defense Holdings, Ltd.
Notes to the Amended and Restated Condensed
Consolidated Interim Financial Statements
(Unaudited — Expressed in U.S. dollars, unless otherwise stated and per share amounts)
For the three and nine months ended September 30, 2025, and 2024
23.   Subsequent Events (continued)
In connection with the private placement, the Company issued an aggregate of 5,045 broker warrants to agents under terms and conditions substantially identical to those of the unit warrant.
•
On December 12, 2025, the Company granted 7,149 RSUs to a consultant. The RSUs vest in full on December 12, 2026, and expire on December 12, 2029, if not settled prior to that date.

•
A total of 4,889 stock options were cancelled.

3,673,638 Common Shares
Pre-Funded Warrants to Purchase 770,807 Common Shares
LIBERTY DEFENSE HOLDINGS, LTD.

PROSPECTUS

Benchmark, a StoneX Company
April 21, 2026
Through and including May 16, 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.